As filed with the Securities and Exchange Commission on August 29, 2008
Registration No. 333- 150864

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Patriot Risk Management, Inc.
(Exact name of registrant as specified in its charter)

Delaware	6331	73-1665495
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
401 East Las Olas Boulevard, Suite 1540
Fort Lauderdale, Florida 33301
(954) 670-2900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven M. Mariano
Chairman, President and Chief Executive Officer
401 East Las Olas Boulevard, Suite 1540
Fort Lauderdale, Florida 33301
(954) 670-2900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Brett Pritchard	John J. Sabl
Christopher A. Pesch	Beth Flaming
Locke Lord Bissell & Liddell LLP	Sidley Austin LLP
111 South Wacker Drive	One South Dearborn Street
Chicago, Illinois 60606	Chicago, Illinois 60603
(312) 443-0700	(312) 853-7000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum Aggregate
Securities to be Registered	Offering Price (1)(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	$149,500,000	$5,875.35(3)

(1)	Includes amount attributable to shares of common stock issuable upon the exercise of the underwriters’ over-allotment option.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(3)	Of such fee, $4,519.50 was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 29, 2008
PRELIMINARY PROSPECTUS
Shares
Common Stock

     We are offering       shares of our common stock in this firm commitment underwritten public offering. This is our initial public offering. We anticipate that the initial public offering price of our common stock will be between $      and $      per share.
     Prior to this offering, there has been no public market for our common stock, and our common stock is not currently listed on any national exchange or market system. We have applied to have shares of our common stock approved for listing on the Nasdaq Global Market under the symbol “PRMI.”
     Investing in our common stock involves risks. See “Risk Factors” beginning on page 14 of this prospectus to read about the risks you should consider before buying our common stock.

	Per Share	Total
Price to public	$	$
Discounts and commissions to underwriters(1)	$	$
Net proceeds (before expenses) to us	$	$

(1)	No discounts will be paid to underwriters with respect to shares purchased by our directors, officers and employees or persons having business relationships with us in the directed share program. See “Underwriting” on page 177 of this prospectus for a description of the underwriters’ compensation.

     We have granted the underwriters the right to purchase up to       additional shares of our common stock at the public offering price, less the underwriting discounts, solely to cover over-allotments, if any. The underwriters can exercise this right at any time within 30 days after the date of our underwriting agreement with them.
     Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     The underwriters expect to deliver the shares of our common stock to purchasers against payment on or about       , 2008.

Friedman Billings Ramsey
The date of this prospectus is      , 2008.

i

CERTAIN IMPORTANT INFORMATION
     For your convenience we have included below definitions of terms used in this prospectus that are specific to the business of Patriot.
     In this prospectus:
•	references to “Patriot,” “our company,” “we,” “us” or “our” refer to Patriot Risk Management, Inc. and its direct and indirect wholly-owned subsidiaries, including Guarantee Insurance Group, Inc., Guarantee Insurance Company, PRS Group, Inc. and its subsidiaries, SunCoast Capital, Inc. and SunCoast Premium Finance, Inc., unless the context suggests otherwise;

•	references to “Patriot Risk Management” refer solely to Patriot Risk Management, Inc., unless the context suggests otherwise;

•	references to “Guarantee Insurance” refer solely to Guarantee Insurance Company, our wholly-owned insurance company;

•	references to “PRS Group” refer solely to PRS Group, Inc., our wholly-owned subsidiary, and references to “PRS” refer collectively to PRS Group and its direct and indirect wholly-owned subsidiaries, including Patriot Risk Services, Inc., Patriot Re International, Inc., Patriot Risk Management of Florida, Inc. and Patriot Insurance Management Company, Inc., unless the context suggests otherwise;

•	references to “Guarantee Fire & Casualty” and “Madison” refer solely to Madison Insurance Company, a shell property and casualty insurance company domiciled in Georgia that is not currently writing new business and that we plan to acquire upon completion of this offering and rename as Guarantee Fire & Casualty Insurance Company;

•	references to “traditional business” refer to guaranteed cost workers’ compensation insurance policies written by Guarantee Insurance in which Guarantee Insurance bears substantially all of the underwriting risk, subject to reinsurance arrangements. Workers’ compensation insurance is a system established under state and federal laws under which employers provide insurance for benefit payments to their employees for work-related injuries, deaths and diseases, regardless of fault, in exchange for mandatory relinquishment of the employee’s right to sue his or her employer for the tort of negligence;

•	references to “alternative market business” refer to arrangements in which workers’ compensation insurance policies are written by Guarantee Insurance and the policyholder or another party bears a substantial portion of the underwriting risk, primarily through the reinsurance of the risk by a segregated portfolio captive. This business also includes other arrangements through which we share underwriting risk with our policyholders, such as pursuant to a high deductible policy or a retrospectively rated policy; and

•	“segregated portfolio captive” refers to a captive reinsurance company that operates as a single legal entity with segregated pools of assets, or segregated portfolio cells. The pool of assets and associated liabilities of each segregated portfolio cell within a segregated portfolio captive are solely for the benefit of the segregated portfolio cell participants, and the pool of assets of one segregated portfolio cell is statutorily protected from the creditors of the others.
     Unless otherwise stated, in this prospectus:

ii

•	all amounts assume no exercise of the underwriters’ over-allotment option;

•	all share amounts and share prices contained in this prospectus will be adjusted to reflect a stock split that we expect to effect prior to the completion of this offering; and

•	all share numbers assume the conversion of our Series B common stock, par value $.001 per share, into shares of our common stock on a one-for-one basis upon completion of this offering.
     In February 2008, we changed the names of several of our companies. Prior to February 2008, Patriot Risk Management was named SunCoast Holdings, Inc.; Guarantee Insurance Group, Inc. was named Brandywine Insurance Holdings, Inc.; and PRS Group, Inc. was named Patriot Risk Management, Inc.
     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

iii

PROSPECTUS SUMMARY
     This summary highlights information contained elsewhere in this prospectus. Before making a decision to purchase our common stock, you should read the entire prospectus carefully, including the “Risk Factors” and “Forward-Looking Statements” sections and our consolidated financial statements and the notes to those financial statements. Except as otherwise noted, all information in this prospectus assumes that all of the            shares of common stock offered hereby will be sold, but that the underwriters will not exercise their over-allotment option.
Overview
     We are a workers’ compensation risk management company that provides alternative market and traditional workers’ compensation products and services. Our business model has two components:
•	in our insurance segment, we generate underwriting and investment income by providing alternative market risk transfer solutions and traditional workers’ compensation insurance; and

•	in our insurance services segment, we generate fee income by providing nurse case management, cost containment and captive management services.
     We provide risk management products and services to employers in Florida, where we write a majority of our business, 18 other states and the District of Columbia. We believe that our specialty product knowledge, our low expense ratio and our hybrid business model allow us to achieve attractive returns through a range of industry pricing cycles and provide a substantial competitive advantage in areas that are underserved by competitors, particularly in the alternative market. Although we currently focus our business in the Midwest and Southeast, we believe that there are opportunities for us to market our products and services, including in particular our alternative market program, in other areas of the United States.
Our Products
     Through our subsidiary Guarantee Insurance Company, or Guarantee Insurance, we provide workers’ compensation alternative market risk transfer solutions and traditional workers’ compensation insurance. Alternative market risk transfer refers to workers’ compensation policies or arrangements where the policyholder or another party bears a substantial portion of the underwriting risk. For example, the policyholder or another party may bear a substantial portion of the underwriting risk through the reinsurance of the risk by a segregated portfolio captive that is controlled by the policyholder or another party. A segregated portfolio captive refers to a captive reinsurance company that operates as a single legal entity with segregated pools of assets, or segregated portfolio cells, the assets and associated liabilities of which are solely for the benefit of the segregated portfolio cell participants. Through our segregated portfolio captive arrangements, we generally retain between 10% and 50% of the underwriting risk and earn a ceding commission from the captive, which is payment to Guarantee Insurance by the captive of a commission as compensation for providing underwriting, policy and claims administration, captive management and investment portfolio management services.
     Our alternative market business also includes other arrangements through which we share underwriting risk with our policyholders such as high deductible policies or policies for which the final premium is based on the insured’s actual loss experience during the policy term, which are referred to as retrospectively rated policies. Unlike our traditional workers’ compensation policies, these arrangements align our interests with those of the policyholders or other parties participating in the risk-sharing arrangements, allowing them to share in the underwriting profit or loss. We typically write this alternative market business for:

•	larger and medium-sized employers such as hospitality companies, construction companies, professional employer organizations, industrial companies and car dealerships;

•	low to medium hazard classes and some higher hazard classes; and

•	accounts with annual premiums ranging from $200,000 to $3 million.
     In our traditional workers’ compensation insurance business, we write workers’ compensation insurance policies under which Guarantee Insurance bears substantially all of the underwriting risk, subject to reinsurance arrangements. We manage that risk through the use of quota share and excess of loss reinsurance. Quota share reinsurance is a form of proportional reinsurance in which the reinsurer assumes an agreed upon percentage of each risk being insured and shares all premiums and losses with us in that proportion. Excess of loss reinsurance covers all or a specified portion of losses on underlying insurance policies in excess of a specified amount, or retention. We typically write our traditional business policies for:
•	small to medium-sized employers such as restaurants, retail and wholesale stores and artisan contractors;

•	low to medium hazard classes; and

•	accounts with annual premiums below $250,000.
     Through our subsidiary PRS Group, Inc. and its subsidiaries, which collectively we refer to as PRS, we earn claim, cost containment and insurance services fee income by providing a range of services almost exclusively to Guarantee Insurance, for its benefit and for the benefit of the segregated portfolio captives and for the benefit of National Indemnity Company, a subsidiary of Berkshire Hathaway rated “A++” (Superior) by A.M. Best Company, and effective July 1, 2008, Swiss Reinsurance America Corporation, a reinsurance company rated “A+” (Superior) by A.M. Best, both of which provide us with quota share reinsurance in most of the states in which we write our traditional business. When we refer to our quota share reinsurer, we are referring to National Indemnity for periods prior to July 1, 2008 and, collectively, to National Indemnity and Swiss Reinsurance America for periods on and after July 1, 2008. Upon completion of this offering, we plan to reduce or eliminate our quota share reinsurance on our traditional business. Claim and cost containment services refer to nurse case management and bill review and repricing services. Insurance services refers to captive management services and other premium-based services.
     Our unconsolidated insurance services segment income includes all claim, cost containment and insurance services fee income earned by PRS. However, the fees earned by PRS from Guarantee Insurance that are attributable to the portion of the insurance risk that Guarantee Insurance retains are eliminated upon consolidation. Therefore, our consolidated insurance services income consists of the fees earned by PRS that are attributable to the portion of the insurance risk assumed by the segregated portfolio captives and our quota share reinsurer, which represent the fees paid by the segregated portfolio captives and our quota share reinsurer for services performed on their behalf and for which Guarantee Insurance is reimbursed through a ceding commission. For financial reporting purposes, we treat ceding commissions as a reduction in net policy acquisition and underwriting expenses. The principal services provided by PRS include:
•	nurse case management services;

•	cost containment services for workers’ compensation claims; and

•	captive management services.
     Because our consolidated insurance services income is generated principally from the services we provide to Guarantee Insurance for the benefit of the segregated portfolio captives and our quota share reinsurer, our consolidated insurance services income is currently almost wholly dependent on Guarantee Insurance’s premium and risk retention levels. However, we expect our claim, cost containment and insurance services business will become less dependent over time on Guarantee Insurance’s premium and risk retention levels as we seek to expand our general agency appointments and obtain new third-party fee-for-service contracts.

Our Competitive Strengths
     We believe we have the following competitive strengths:
•	Exclusive Focus on Workers’ Compensation Insurance and Related Services. Our operations are focused exclusively on providing alternative market risk management solutions and traditional workers’ compensation insurance and related services. We believe this focus allows us to provide superior products and services to our customers relative to traditional multi-line carriers. For example, we believe that certain of our multi-line competitors that offer workers’ compensation coverage as part of a package policy that includes commercial property coverage tend to compete less for Florida workers’ compensation business because of property-related loss experience.

•	Hybrid Business Model. In addition to the income we earn from our risk bearing insurance business, we earn consolidated fee income for claim, cost containment and insurance services, including nurse case management, cost containment and captive management services, which we currently provide for the benefit of the segregated portfolio captives and our quota share reinsurer. Because our claim and cost containment service income is principally related to workers’ compensation claim frequency and medical costs, the operating results of our insurance services segment are not materially dependent on fluctuations or trends in prevailing workers’ compensation insurance premium rates. We believe that by changing the emphasis we place on our premium-based risk-bearing business relative to our claim and cost containment services business, we will be better able to achieve attractive returns and growth through a range of market cycles than if we only offered premium-based risk-bearing products and insurance services that are materially dependent on prevailing workers’ compensation insurance premium rates.

•	Enhanced Traditional Business Product Offerings. In our traditional business, we offer “pay-as-you-go” plans, generally to small employers, in which we partner with payroll service companies and our independent agents and their small employer clients to collect premiums and payroll information on a monthly or bi-weekly basis. This program provides us with current payroll data and gives employers a way in which to purchase workers’ compensation insurance without having to make an upfront premium deposit payment, easing their cash flow and enabling employers to remit their premiums to us through their payroll service provider in an automated fashion. We believe that “pay-as-you-go” plans for small employers provide us with the opportunity to earn more favorable underwriting margins due to several factors:
▪	favorable cash flows afforded under this plan can be more important to smaller employers than a price differential;

▪	smaller employers are generally less able to obtain premium rate credits and discounts; and

▪	the premium remittance mechanism results in a more streamlined renewal process and a lower frequency of business being re-marketed at renewal, leading to more favorable retention rates.
•	Enhanced Alternative Market Product Offering. Although other insurers generally only offer alternative market products to large corporate customers, we offer such products to medium-sized employers as well as larger companies, enabling them to share in their own claims experience and be rewarded for favorable loss experience. We believe that primarily as a result of our efforts to deliver an alternative market workers’ compensation solution to medium-sized employers as well as larger companies, and in response to our “pay-as-you-go” traditional business offering, our gross premiums written on alternative market, traditional business and assumed business grew by 38%, 31% and 54% in 2007, 2006 and 2005, respectively. Our gross premiums written grew by 29% for the six months ended June 30, 2008 compared to the same period of 2007.

•	Specialized Underwriting Expertise. We select and price our alternative market and traditional policies based on the specific risk associated with each potential policyholder rather than solely on the policyholder’s industry class. We utilize state-specific actuarial models on accounts with annual premiums over $100,000. Our field underwriters are experienced underwriting workers’ compensation insurance in their respective geographic areas. In our alternative market business, we seek to align our interests with those of our policyholders or other parties participating in the risk-sharing arrangements by having them share in the underwriting profits and losses. We believe that we can compete effectively for traditional and alternative market insurance business based on our specialized underwriting focus and our accessibility to our clients. We generally compete on these attributes more so than on price, which is generally not a differentiating factor in the states in which we write most of our business. For the six months ended June 30, 2008 and the year ended December 31, 2007, we achieved a net loss ratio of 59.5% and 61.7%, respectively. Our net loss ratio is the ratio between losses and loss adjustment expenses incurred and net premiums earned, and is a measure of the effectiveness of our underwriting efforts.

•	Proactive Claims Management and Sound Reserving Practices. Guarantee Insurance began writing business under the Patriot umbrella in the second quarter of 2004. As our business has grown, we have demonstrated success in (1) estimating our total liabilities for losses, (2) establishing and maintaining adequate case reserves and (3) rapidly closing claims. We provide our customers with an active claims management program. Our claims department employees average more than 15 years of workers’ compensation insurance industry experience, and members of our claims management team average 25 years of workers’ compensation experience. Our case management professionals have extensive training and expertise in assisting injured workers to return to work quickly. As of December 31, 2007, approximately 1%, 2%, 5% and 27% of total reported claims for accident years 2004, 2005, 2006 and 2007, respectively, remained open. Final net paid losses and loss adjustment expenses associated with these claims were approximately 17% less than the initial reserves established for them.

•	Strong Distribution Relationships. We maintain relationships with our network of more than 300 independent, non-exclusive agencies in 15 states by emphasizing personal interaction, offering superior services and maintaining an exclusive focus on workers’ compensation insurance. Our experienced underwriters work closely with our independent agents to market our products and serve the needs of prospective policyholders.

•	Proven Leadership and Experienced Management. The members of our senior management team average over 19 years of insurance industry experience, and over 15 years of workers’ compensation insurance experience. Their authority and areas of responsibility are consistent with their functional and state-specific experience.

Our Strategy
     We believe that the net proceeds from this offering will provide us with the additional capital necessary to increase the amount of insurance that we plan to write and the flexibility to retain more of our existing book of business. We plan to continue pursuing profitable growth and favorable returns on equity and believe that our competitive strengths will help us achieve our goal of delivering superior returns to our investors. Our strategy to achieve these goals is:
•	Expand in Our Existing Markets. In all of the states in which we operate, we believe that a significant portion of total workers’ compensation insurance premium is written by numerous companies that individually have a small market share. We believe that our market share in each of the states in which we currently write business does not exceed 2%. We plan to continue to take advantage of our competitive position to expand in our existing markets. We believe that the strength of our risk selection, claims management, nurse case management and cost containment services positions us to profitably increase our market share in our existing markets.

•	Expand into Additional Markets. We are licensed to write workers’ compensation insurance in 25 states and the District of Columbia, and we also hold 4 inactive licenses. For the six months ended June 30, 2008, we wrote traditional and alternative market business in 20 jurisdictions, principally in those jurisdictions that we believe provide the greatest opportunity for near-term profitable growth. For the six months ended June 30, 2008, approximately 80% of our traditional and alternative market business was written in Florida, Missouri, New Jersey, Indiana and Arkansas. We wrote approximately 55% of our direct premiums written in Florida for the six months ended June 30, 2008. With the additional capital from this offering and a favorable A.M. Best rating we hope to obtain upon completion of this offering, we plan to expand our business to other states where we believe we can profitably write business. To do this, we plan to leverage our talented pool of personnel that have prior expertise operating in states in which we do not currently operate.

•	Expand Claim, Cost Containment and Insurance Services Business. We plan to continue to generate fee income through our insurance services segment by offering nurse case management, cost containment and captive management services to the segregated portfolio captives. We plan to offer these claim, cost containment and insurance services, together with reinsurance intermediary, claims administration and general agency services, to other regional and national insurance companies and self-insured employers. We also plan to increase the amount of fee income we earn by expanding both organically and through strategic acquisitions of claim administrators, general agencies, or preferred provider network organizations. Taking advantage of our hybrid business model, we plan to identify and acquire claim, cost containment and insurance services operations that will create synergies with our traditional and alternative market insurance operations.

•	Obtain a Favorable Rating from A.M. Best. We have expanded our business profitability without an A.M. Best rating, and we believe that we can continue to do so with the net proceeds from this offering. However, we are seeking, and believe that we are well positioned to obtain, a favorable rating from A.M. Best upon completion of this offering. We believe that a favorable rating from A.M. Best would increase our ability to market to large employers and create new opportunities for our products and services in rating sensitive markets. A.M. Best’s ratings reflect its opinion of an insurance company’s operation, performance and ability to meet its obligations to policyholders and are not intended for the protection of investors.

•	Leverage Existing Infrastructure. We service our policyholders and customers through our regional offices in three states, each of which we believe has been staffed to accommodate a certain level of premium growth. We plan to realize economies of scale in our workforce and leverage other scalable infrastructure costs, which will lower our expense ratio as we increase gross premiums written.
Our Challenges and Risks
     Our company and our business are subject to numerous risks as more fully described in the section of this prospectus entitled “Risk Factors.” As part of your evaluation of our business, you should consider the challenges and risks we face in implementing our business strategies, including the following:
•	Adequacy of Loss Reserves. Our loss reserves are based upon estimates that are uncertain. These estimates may be inadequate to cover our actual losses, in which case we would need to increase our reserves and suffer a decrease in our net income. In addition, Guarantee Insurance has legacy asbestos and environmental claims arising out of the sale of general liability insurance and participation in reinsurance pools prior to 1984. There are significant additional uncertainties in estimating the amount of potential losses from asbestos and environmental claims. As a result, it is more difficult to estimate what the ultimate loss costs will be for these claims than for other types of claims.

•	Pricing Our Premiums. We underwrite and price our insurance policies at their inception before all of the underlying costs are known. If we price our premiums too low, we will have insufficient income to cover our losses and expenses. In addition, we do business in four administered pricing states where insurance rates are set by the state insurance regulatory authorities and are adjusted periodically. There can be no assurance that state-mandated insurance rates in administered pricing states will enable us to generate appropriate underwriting margins. For the six months ended June 30, 2008 and the year ended December 31, 2007, we wrote approximately 70% and 74% of our direct premiums written, respectively, in these four states.

•	Geographic Concentration. Our business is concentrated in Florida and a few other states. Our financial performance is tied to the business, economic and regulatory conditions in these states. If the environment in these states worsens, there could be an adverse effect on our business, financial condition and results of operations.

•	Cyclical Nature of the Workers’ Compensation Industry. The workers’ compensation insurance industry has historically fluctuated with periods of low premium rates and excess underwriting capacity resulting from increased competition followed by periods of high premium rates and shortages of underwriting capacity resulting from decreased competition. This cyclicality is beyond our control and may adversely affect our overall financial performance.

•	Limited operating history. We commenced operations in 2004 after acquiring Guarantee Insurance, and we formed PRS in 2005. An investor in our common stock should consider that, as a relatively new company, we have a limited operating history on which you can evaluate our performance and base an estimate of our future earning prospects. Accordingly, our future results of operations or financial condition may vary significantly from expectations.

Our Organization
     Patriot Risk Management, Inc. was incorporated in Delaware in April 2003 by Steven M. Mariano, our Chairman, President and Chief Executive Officer. In September 2003, Patriot’s wholly-owned subsidiary, Guarantee Insurance Group, Inc., acquired Guarantee Insurance Company, a shell property and casualty insurance company that was not writing new business at the time we acquired it. At that time, Guarantee Insurance had approximately $3.2 million in loss and loss adjustment expense reserves relating to commercial general liability claims that had been in run-off since 1983, and was licensed to write insurance business in 41 states and the District of Columbia. Guarantee Insurance is domiciled in Florida and began writing business as part of the Patriot family in the second quarter of 2004. Guarantee Insurance is currently licensed to write workers’ compensation insurance in 25 states and the District of Columbia, and also holds 4 inactive licenses.
     In 2005, we formed PRS Group, Inc. as a wholly-owned subsidiary of Patriot Risk Management, and incorporated Patriot Risk Services, Inc. and Patriot Re International, Inc. as wholly-owned subsidiaries of PRS Group. PRS provides nurse case management, cost containment and captive management services for the benefit of Guarantee Insurance, the segregated portfolio captives and our quota share reinsurer. Patriot Risk Services is currently licensed as an insurance agent or producer in 18 jurisdictions. Patriot Insurance Management is currently licensed as an insurance agent or producer in 23 jurisdictions, and Patriot Re International is licensed as a reinsurance intermediary broker in 2 jurisdictions.
Recent Developments
     On March 4, 2008, we entered into a stock purchase agreement with The SunTrust Bank Holding Company to acquire Madison Insurance Company, a shell property and casualty insurance company domiciled in Georgia that was not writing new business. Madison is licensed to write workers’ compensation insurance in Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia. Guarantee Insurance is licensed in each of these jurisdictions except for Maryland. We plan to acquire Madison concurrently with the closing of this offering, and to rename Madison as Guarantee Fire & Casualty Insurance Company after we acquire it. Beginning in May 2008, we are required to make a payment of $50,000 per month to SunTrust for each month until the purchase is completed. SunTrust has the right to terminate the agreement if closing does not occur on or before October 15, 2008.
     We intend to contribute a substantial portion of the net proceeds of this offering to Guarantee Insurance and Guarantee Fire & Casualty (after we acquire it) in order to support their premium writings.
     We believe that the acquisition of Guarantee Fire & Casualty will allow us to:
•	obtain licenses to write business in additional states; and

•	offer, in certain states, separate rating plans from those offered through Guarantee Insurance, thus allowing us and our producers additional rating flexibility to write a broader range of risks than might be possible under the rating plans of Guarantee Insurance alone.
     In February 2008, we changed the names of several of our companies. Prior to February 2008, Patriot Risk Management was named SunCoast Holdings, Inc.; Guarantee Insurance Group, Inc. was named Brandywine Insurance Holdings, Inc.; and PRS Group, Inc. was named Patriot Risk Management, Inc.

     Our current corporate structure is as follows:

[1]	We plan to acquire Guarantee Fire & Casualty upon completion of this offering.

     Patriot Risk Management, Inc. is an insurance holding company that was incorporated in Delaware in 2003. Our principal subsidiaries are Guarantee Insurance Company and Patriot Risk Services, Inc. Our executive offices are located at 401 East Las Olas Boulevard, Suite 1540, Fort Lauderdale, Florida 33301, and our telephone number at that location is (954) 670-2900.

The Offering

Shares of common stock offered by us	shares

Over-allotment shares of common stock offered by us	shares

Shares of common stock to be outstanding after the offering	shares

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $ million, which is based on an assumed public offering price of $ per share, which is the mid-point of the price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and our estimated offering expenses. We estimate that our net proceeds will be approximately $ if the underwriters exercise their over-allotment option in full. We intend to contribute approximately $ million to Guarantee Insurance and Guarantee Fire & Casualty (after we acquire it) to support their premium writings. We intend to use approximately $ million of the net proceeds of this offering to pay the purchase price to acquire Guarantee Fire & Casualty upon completion of this offering. In addition, we plan to use approximately $ million of the net proceeds from this offering to pay off the entire remaining balance of our loans with Aleritas Capital Corporation (formerly Brooke Credit Corporation) on or before March 31, 2009 and approximately $1.5 million of the net proceeds to pay off a loan from Mr. Mariano, our Chairman, President and Chief Executive Officer. We expect that the remaining $ million will be used to make additional capital contributions to our insurance company subsidiaries as necessary to support our anticipated growth and general corporate purposes and to fund other holding company operations, including potential acquisitions although we have no current understandings or agreements regarding any such acquisitions (other than Guarantee Fire & Casualty).

Dividend policy	Our board of directors currently intends to authorize the payment of a quarterly cash dividend of $0.025 per share of common stock to our stockholders of record beginning in the fourth quarter of 2008.

Proposed Nasdaq Global Market symbol	“PRMI”
     The number of shares of common stock shown to be outstanding upon completion of the offering excludes:
•	up to shares of common stock that may be issued pursuant to the underwriters’ over-allotment option;

•	168,500 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2008;

•	shares of common stock that may be issued pursuant to stock options we intend to grant to our executive officers and other employees upon completion of this offering, at an exercise price equal to the initial public offering price; and

•	additional shares of common stock available for future issuance under our 2008 Stock Incentive Plan.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
     The following income statement data for the six months ended June 30, 2008 and 2007 and balance sheet data as of June 30, 2008 were derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The income statement data for the years ended December 31, 2007, 2006 and 2005 were derived from our audited consolidated financial statements included elsewhere in this prospectus. The income statement data for the year ended December 31, 2004 and balance sheet data as of December 31, 2005 and 2004 were derived from our audited consolidated financial statements that are not included in this prospectus. The income statement data for the year ended December 31, 2003 were derived from our unaudited consolidated financial statements that are not included in this prospectus. These historical results are not necessarily indicative of results to be expected in any future period. You should read the following summary financial information together with the other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere.

	Six Months Ended
	June 30,		Years Ended December 31,
	2008	2007	2007		2006		2005	2004(1)		2003)(2)

In thousands, except per share data

Income Statement Data
Gross premiums written	$69,732	$54,029	$85,810		$62,372		$47,576	$30,911		$—
Ceded premiums written	40,438	37,331	54,849		42,986		23,617	22,702		—

Net premiums written	29,294	16,698	30,961		19,386		23,959	8,209		—

Revenues
Net premiums earned	20,104	9,988	24,613		21,053		21,336	2,948		—
Insurance services income	3,008	3,058	7,027		7,175		4,369	6,429		5,952
Net investment income	980	537	1,326		1,321		1,077	233		94
Net realized gains (losses) on investments	56	(8)	(5)		(1,346)		(2,298)	(4,632)		126

Total revenues	24,148	13,575	32,961		28,203		24,484	4,978)		6,172

Expenses
Net losses and loss adjustment expense	11,956	5,991	15,182		17,839		12,022	2,616		—
Net policy acquisition and underwriting expenses	5,495	2,392	6,023		3,834		3,168	2,016		—
Other operating expenses	4,233	4,062	8,519		9,704		6,378	4,989		7,760
Interest expense	725	568	1,290		1,109		1,129	555		148

Total expenses	22,409	13,013	31,014		32,486		22,697	10,176		7,908

Other income	219	—	—		796	(3)	—	110		—
Gain on early extinguishment of debt	—	—	—		6,586	(3)	—	—		—

Income (loss) before income taxes	1,958	562	1,947		3,099		1,787	(5,088)		(1,736)
Income tax expense (benefit)	250	(899)	(432)		1,489		687	(751)		—

Net income (loss)	$1,708	$1,461	$2,379		$1,610		$1,100	$(4,337)		$(1,736)

Earnings Per Share
Basic	$1.25	$1.12	$1.77		$1.16		$.88	NM	(4)	NM	(4)
Diluted	1.25	1.11	1.76		1.15		.87	NM	(4)	NM	(4)

Weighted Average Number of Shares Used in the Determination of:
Basic	1,361	1,310	1,342		1,392		1,251	NM	(4)	NM	(4)
Diluted	1,370	1,319	1,351		1,398		1,258	NM	(4)	NM	(4)

Return on average equity (5)	55.7%	82.0%	58.5%		107.0%		NM (4)	NM	(4)	NM	(4)

Selected Insurance Ratios (6)
Net loss ratio	59.5%	60.0%	61.7	%(7)	84.7	%(7)	56.3%	NM	(4)	NM	(4)
Net expense ratio	27.3	23.9	24.5		18.2		14.8	NM	(4)	NM	(4)

Net combined ratio	86.8%	83.9%	86.2%		102.9%		71.1%	NM	(4)	NM	(4)

		As
	June 30,	Adjusted (8)
	2008	(Unaudited)

In thousands

Balance Sheet Data
Cash and cash equivalents	$4,538	$
Investments	54,199
Amounts recoverable from reinsurers	43,670
Premiums receivable	60,594
Prepaid reinsurance premiums	31,341
Other assets	17,543

Total assets	$211,885	$

Reserves for losses and loss adjustment expenses	$72,687	$
Unearned and advanced premium reserves	54,624
Reinsurance funds withheld and balances payable	45,559
Debt	17,689
Other liabilities	14,501

Total liabilities	205,060

Stockholders’ equity	6,825

Total liabilities and stockholders’ equity	$211,885	$

(1)	We began our current workers’ compensation business operations in 2004. The income statement data reflects the results of our insurance services operations for the full year and the results of our insurance operations for the last two quarters of 2004.

(2)	The income statement data for 2003 reflects the results of our insurance services operations. The balance sheet at December 31, 2003 reflects the financial position associated with Guarantee Insurance’s legacy commercial general liability business, which Guarantee Insurance ceased writing in 1983, together with our insurance services operations.

(3)	In 2006, we entered into a settlement and termination agreement with the former owner of Guarantee Insurance that allowed for an early extinguishment of debt in the amount of $8.8 million in exchange for $2.2 million in cash and release of the indemnification agreement previously entered into by the parties. As a result, we recognized a gain on the early extinguishment of debt on a pre-tax basis of $6.6 million. We also recognized other income in connection with the forgiveness of accrued interest associated with the early extinguishment of debt on a pre-tax basis of $796,000.

(4)	Not meaningful.

(5)	Return on average equity is calculated by dividing net income, annualized in the case of periods less than one year, by average stockholders’ equity as of the beginning and end of the period.

(6)	The net loss ratio is calculated by dividing net losses and loss adjustment expenses by net earned premiums. The net expense ratio is calculated by dividing net policy acquisition and underwriting expenses (which are comprised of gross policy acquisition costs and other gross expenses incurred in our insurance operations, net of ceding commissions earned from our reinsurers) by net earned premiums. The net combined ratio is the sum of the net loss ratio and the net expense ratio.

(7)	On an accident year basis, our net loss ratios for 2007 and 2006 were 75.7% and 72.8%, respectively. An accident year loss ratio is calculated by dividing net loss and loss adjustment expenses for insured events occurring during a particular year, regardless of when reported, by net earned premiums for that year. See “Business—Reconciliation of Reserves for Losses and Loss Adjustment Expenses.”

(8)	The As Adjusted balance sheet data as of June 30, 2008 reflects the issuance of shares of our common stock at the assumed initial public offering price of $ per share, which is the mid-point of the price range set forth on the cover page of this prospectus, and the application of the estimated net proceeds therefrom after deducting estimated underwriting discounts and commissions and our estimated offering expenses.

RISK FACTORS
     An investment in our common stock involves a number of risks. Before making a decision to purchase our common stock, you should carefully consider the following information about these risks, together with the other information contained in this prospectus. Many factors, including the risks described below, could result in a significant or material adverse effect on our business, financial condition and results of operations. If this were to happen, the price of our shares could decline significantly and you could lose all or part of your investment.
Risks Related to Our Business
     Our business, financial condition and results of operations may be adversely affected if our actual losses and loss adjustment expenses exceed our estimated loss and loss adjustment expense reserves.
     We maintain reserves for estimated losses and loss adjustment expenses. Loss and loss adjustment expense reserves represent an estimate of amounts needed to pay and administer claims with respect to insured events that have occurred, including events that have occurred but have not yet been reported to us. Such reserves are estimates and are therefore inherently uncertain. Judgment is required to determine the degree to which historical payment and claim settlement patterns should be considered in establishing loss and loss adjustment expense reserves. The interpretation of historical data can be impacted by external forces, such as legislative changes, economic fluctuations and legal trends.
     Our net reserves for losses and loss adjustment expenses at December 31, 2006, 2005 and 2004 were $24.8 million, $17.4 million and $11.8 million, respectively. At December 31, 2007, our re-estimated reserves for those three years were $21.4 million, $16.9 million and $11.0 million, respectively. Accordingly, at December 31, 2007 our reserves for the years ending December 31, 2006, 2005 and 2004 showed a net cumulative redundancy in the amount of $3.5 million, $498,000 and $827,000, respectively. However, our historical claims data is limited and not fully developed, and, accordingly, we currently rely principally on industry data in establishing our reserves. Key assumptions that we utilize to estimate our reserves include industry frequency and severity trends and health care cost and utilization patterns. There can be no assurance that our reserves will continue to be adequate. If there are unfavorable changes in our assumptions, our reserves may need to be increased.
     It is difficult to estimate reserves for workers’ compensation claims, because workers’ compensation claims are often paid over a long period of time, and there are no policy limits on liability for claim amounts. Accordingly, our reserves may prove to be inadequate to cover our actual losses. We review our reserves each quarter. We may adjust our loss reserves based on the results of these reviews, and these adjustments could be significant. If we change our estimates, these changes would result in adjustments to our reserves and our losses and loss adjustment expenses incurred in the period in which the estimates are changed. If the estimate is increased, our pre-tax income for the period in which we make the change will decrease by a corresponding amount.
     We plan to reduce or eliminate our quota share reinsurance on our traditional business upon the completion of this offering. We have the option of terminating our current quota share reinsurance coverage upon 15 days’ notice to our quota share reinsurer. An increase in our retention on traditional business will increase the impact on our operating results of differences between estimated reserves for losses and loss adjustment expenses and ultimate amounts paid.
     Additionally, Guarantee Insurance has certain exposures related to legacy commercial general liability claims, including asbestos and environmental liability claims, and there can be no assurance that our loss and loss adjustment expense reserves for these claims are adequate. See “— Guarantee Insurance has legacy commercial general liability claims, including asbestos and environmental liability claims.”

     If we do not properly price our insurance policies, our business, financial condition and results of operations will be adversely affected; we do not set prices for our policies in Florida, New York, Indiana or New Jersey.
     If our premium rates are too low, our results of operations and our profitability will be adversely affected, and if our premium rates are too high, our competitiveness may be reduced and we may generate lower revenues.
     In general, the premium rates for our insurance policies are established by us (in states other than administered pricing states, as discussed below) when coverage is initiated and, therefore, before all of the underlying costs are known. Like other workers’ compensation insurance companies, we rely on estimates and assumptions in setting our premium rates. Establishing adequate rates is necessary to generate sufficient revenue, together with investment income, to operate profitably. If we fail to accurately assess the risks that we assume, we may fail to charge adequate premium rates. For example, when underwriting coverage on a new policy, we estimate future claims expense based, in part, on prior claims information provided by the policyholder’s previous insurance carriers. If this prior claims information is not accurate or not indicative of future claims experience, we may underprice our policy by using claims estimates that are too low. As a result, our actual costs for providing insurance coverage to our policyholders may be significantly higher than our premiums. In order to set premium rates accurately, we must:
•	collect and properly analyze a substantial volume of data;

•	develop, test and apply appropriate rating formulae;

•	closely monitor and timely recognize changes in trends; and

•	make assumptions regarding both the frequency and severity of losses with reasonable accuracy.
     We must also price our insurance policies appropriately for each jurisdiction. The assumptions we make regarding our premium rates in states in which we currently write policies may not be appropriate for new geographic markets into which we may expand. Our ability to establish appropriate premium rates in new markets is subject to a number of risks and uncertainties, principally:
•	insufficient reliable data;

•	incorrect or incomplete analysis of available data;

•	uncertainties generally inherent in estimates and assumptions, especially in markets in which we have less experience;

•	our inability to implement appropriate rating formulae or other pricing methodologies;

•	regulatory constraints on rate increases;

•	costs of ongoing medical treatment;

•	our inability to accurately estimate retention, investment yields and the duration of our liability for losses and loss adjustment expenses; and

•	unanticipated court decisions, legislation or regulatory action.
     For the six months ended June 30, 2008 and the year ended December 31, 2007, we wrote approximately 70% and 74% of our direct premiums written, respectively, in four administered pricing states

- Florida, New York, Indiana and New Jersey. In administered pricing states, insurance rates are set by the state insurance regulators and are adjusted periodically. Rate competition generally is not permitted in these states. Therefore, rather than setting rates for the policies, our underwriting efforts in these states for our traditional business relate primarily to the selection of the policies we choose to write at the premium rates that have been set. In October 2007, the National Council on Compensation Insurance, or NCCI, submitted an amended filing calling for a Florida statewide rate decrease of 18.4%, which was approved by the Florida Office of Insurance Regulation, or Florida OIR, on October 31, 2007 to be effective January 1, 2008. In October 2006, the Florida OIR approved an average statewide rate decrease of 15.7%, effective January 1, 2007. If a state insurance regulator lowers premium rates, we will be less profitable, and we may choose not to write policies in that state. Generally, we have the ability to offer different kinds of policies in administered pricing states, including retrospectively rated policies and dividend policies, for which an insured can receive a return of a portion of the premium paid if the insured’s claims experience is favorable. However, there can be no assurance that state mandated insurance rates in administered pricing states will enable us to generate appropriate underwriting margins. Furthermore, there can be no assurance that alternative kinds of policies in administered pricing states will continue to be permitted or will enable us to generate appropriate underwriting margins.
     Our geographic concentration ties our performance to business, economic and regulatory conditions in Florida and certain other states.
     We currently write insurance in 19 states and the District of Columbia. For the six months ended June 30, 2008 and the year ended December 31, 2007, approximately 55% and 59% of our total direct premiums written, respectively, were concentrated in Florida.
     For the six months ended June 30, 2008, approximately 32% of our traditional business direct premiums written were concentrated in Florida, and approximately 14%, 11%, 9% and 8% were concentrated in Missouri, New Jersey, Indiana and Arkansas, respectively. No other state accounted for more than 5% of our traditional business direct premiums written for the six months ended June 30, 2008. For the year ended December 31, 2007, approximately 41% of our traditional business direct premiums written were concentrated in Florida, and approximately 17%, 12% and 11% were concentrated in Missouri, Indiana and Arkansas, respectively. No other state accounted for more than 5% of our traditional business direct premiums written for the year ended December 31, 2007.
     For the six months ended June 30, 2008 approximately 82% of our alternative market business direct premiums written were concentrated in Florida. No other state accounted for more than 5% of our alternative market business direct premiums written for the six months ended June 30, 2008. For the year ended December 31, 2007, approximately 84% of our alternative market business direct premiums written were concentrated in Florida. No other state accounted for more than 5% of our alternative market business direct premiums written for the year ended December 31, 2007.
     Unfavorable business, economic or regulatory conditions in the states where we conduct the majority of our traditional and alternative market business could have a significant adverse impact on our business, financial condition and results of operations. In Florida, the state in which we write the most premium, and also in Indiana, New York and New Jersey, insurance regulators establish the premium rates we charge. In these states, insurance regulators may set rates below those that we require to maintain profitability.
     Because our business is concentrated in Florida and certain other states, we may be exposed to economic and regulatory risks that are greater than the risks we would face if our business were spread more evenly by state. Our workers’ compensation insurance business is affected by the economic health of the states in which we operate. Premium growth is dependent upon payroll growth, which, in turn, is affected by economic conditions. Furthermore, losses and loss adjustment expenses can increase in weak economic conditions because it is more difficult to return injured workers to work when employers are otherwise reducing payrolls. Florida is exposed to severe natural perils, such as hurricanes. If Florida were to experience a natural peril of the magnitude of Hurricane Katrina or other catastrophic event, the result could be a disruption of the entire local economy and the loss of jobs, which could have a material adverse effect on our business, financial condition and results of operations. We could also be adversely affected by any material change in Florida law or regulation or any Florida court decision affecting workers’ compensation carriers generally. Unfavorable changes in economic conditions affecting the states in which we write business could adversely affect our business, financial condition and results of operations.
     The workers’ compensation insurance industry is cyclical in nature, which may affect our overall financial performance.
     Historically, the workers’ compensation insurance market has undergone cyclical periods of price competition and excess underwriting capacity (known as a soft market), followed by periods of high premium rates and shortages of underwriting capacity (known as a hard market). Although an individual insurance company’s financial performance is dependent on its own specific business characteristics, the profitability of most workers’ compensation insurance companies tends to follow this cyclical market pattern. Beginning in 2000 and accelerating in 2001, the workers’ compensation insurance industry experienced a hardening market, featuring increasing premium rates and more conservative risk selection. We believe these trends slowed beginning in 2004. We also believe that the current workers’ compensation insurance market has been transitioning to a more competitive market environment in which underwriting capacity and price competition may increase. Additional underwriting capacity, and the resulting increased competition for premium, is the result of insurance companies expanding the types or amounts of business they write, or of companies seeking to maintain or increase market share at the expense of underwriting discipline. In our traditional workers’ compensation business, we experienced increased price competition in 2007 and 2008 in certain markets, and these cyclical patterns, the actions of our competitors and general economic factors could cause our revenues and net income to fluctuate, which may cause the price of our common stock to be volatile. Because this cyclicality is due in large part to the actions of our competitors and general economic factors beyond our control, we cannot predict with certainty the timing or duration of changes in the market cycle.
     Because we have a limited operating history, our future operating results and financial condition are more likely to vary from expectations.
     We commenced operations in 2004 after acquiring Guarantee Insurance, and we formed PRS in 2005. An investor in our common stock should consider that, as a relatively new company, we have a limited operating history on which you can evaluate our performance and base an estimate of our future earning prospects. In addition, our business plan contemplates that we will expand into new geographic areas. We cannot assure you that we will obtain the regulatory approvals necessary for us to conduct our business as planned or that any approval granted will not be subject to conditions that restrict our operations. In addition, we cannot assure you that we will be able to raise the funds necessary to capitalize our subsidiaries in order to further grow our business. Accordingly, our future results of operations or financial condition may vary significantly from expectations.
     Our insurance services fee income and insurance services net income is almost wholly dependent on Guarantee Insurance’s premium levels.
     Because our insurance services fee income and insurance services net income is generated from Guarantee Insurance, the segregated portfolio captives and our quota share reinsurer, it is currently almost wholly dependent on Guarantee Insurance’s premium levels. If Guarantee Insurance premium levels decrease, we would experience a corresponding decrease in insurance services fee income and insurance services net income. There can be no assurance that Guarantee Insurance premium levels will not decrease
     Our consolidated insurance services fee income is dependent on Guarantee Insurance’s risk retention levels.

     Because insurance services fee income earned by PRS from Guarantee Insurance attributable to the portion of the insurance risk that Guarantee Insurance retains is eliminated upon consolidation, our consolidated insurance services income is currently dependent on Guarantee Insurance’s risk retention levels. If Guarantee Insurance increases its risk retention levels, our consolidated insurance services fee income will decrease, in which case we would also experience a corresponding decrease in our consolidated losses and loss adjustment expenses and net policy acquisition and underwriting expenses. Guarantee Insurance’s risk retention levels, measured by the ratio of net premiums earned to gross premiums earned, were approximately 47% and 31% for the six months ended June 30, 2008 and 2007, respectively, and 33%, 35% and 38% for the years ended December 31, 2007, 2006 and 2005, respectively. There can be no assurance that we will maintain these risk levels. We plan to reduce or eliminate our quota share reinsurance with our quota share reinsurer upon completion of the offering, which would result in an increase in our risk retention levels. We have the option of terminating our current quota share reinsurance coverage upon 15 days’ notice to our quota share reinsurer.
     We need to obtain additional licenses to allow us to provide insurance services to third parties
     As part of our business plan, we expect to expand our fee-generating insurance services by offering reinsurance intermediary, claims administration and general agency services to other regional and national insurance companies and self-insured employers and through strategic acquisitions of claim administrators, general agencies or preferred provider network organizations. In order to expand these services, we will need to obtain additional licenses to allow us to provide these services to third parties. We have recently obtained two general agency property and casualty licenses in Florida. We will need additional licenses to expand these services in other states. However, there can be no assurance that we will be successful in expanding these fee-generating services or obtaining the necessary licenses. Our failure to expand these services would have a material adverse effect on our business plan.
     Guarantee Insurance has legacy commercial general liability claims, including asbestos and environmental liability claims.
     Guarantee Insurance has legacy commercial general liability claims, including asbestos and environmental liability claims, arising out of the sale of general liability insurance and participations in reinsurance assumed through underwriting management organizations, commonly referred to as pools. Guarantee Insurance ceased offering direct liability coverage in 1983 and ceased participations in reinsurance pools after 1982. In addition to the general uncertainties encountered in estimating workers’ compensation loss and loss adjustment expense reserves described above, there are significant additional uncertainties in estimating the amount of our potential losses from asbestos and environmental claims. Generally, reserves for asbestos and environmental claims cannot be estimated with traditional loss reserving techniques that rely on historical accident year development factors due to the uncertainties surrounding asbestos and environmental liability claims. Among the uncertainties impacting the estimation of such losses are:
•	potentially long waiting periods between exposure and emergence of any bodily injury or property damage;

•	difficulty in identifying sources of environmental or asbestos contamination;

•	difficulty in properly allocating responsibility and liability for environmental or asbestos damage;

•	changes in underlying laws and judicial interpretation of those laws;

•	potential for an environmental or asbestos claim to involve many insurance providers over many policy periods;

•	long reporting delays from insureds to insurance companies;

•	historical data concerning asbestos and environmental losses being more limited than historical information on other types of claims;

•	questions concerning interpretation and application of insurance coverage; and

•	uncertainty regarding the number and identity of insureds with potential asbestos or environmental exposure.
     These factors generally render traditional actuarial methods less effective at estimating reserves for asbestos and environmental losses than reserves on other types of losses. As of June 30, 2008, we had established gross reserves in the amount of $6.8 million and net reserves, net of reinsurance recoverable on unpaid losses and loss adjustment expenses, of $3.1 million for legacy asbestos and environmental claims, which include 29 direct claims and our participation in two reinsurance pools and our estimate for the impact of unreported claims. Our liability for the pooled claims is based on our percentage of participation in the pool. We review quarterly our loss and loss adjustment expense reserves for our asbestos and environmental claims based on historical experience, current developments and actuarial reports for the pools, and this review entails a detailed analysis of our direct and assumed exposure. In addition, as of June 30, 2008, we had established gross reserves in the amount of $4.2 million and net reserves, net of reinsurance recoverable on unpaid losses and loss adjustment expenses, of $2.0 million for legacy commercial general liability claims. For the six months ended June 30, 2008, incurred losses and loss adjustment expenses associated with adverse development of reserves for legacy claims were approximately $700,000. For the year ended December 31, 2007, we recognized a reduction of incurred losses and loss adjustment expenses attributable to favorable development of reserves for legacy claims of approximately $1.3 million. For the years ended December 31, 2006 and 2005, incurred losses and loss adjustment expenses associated with adverse development of reserves for legacy asbestos and environmental and commercial general liability claims were $516,000 and $421,000, respectively.
     We plan to continue to monitor industry trends and our own experience in order to determine the adequacy of our environmental and asbestos reserves. However, there can be no assurance that the reserves we have established are adequate. In addition, we are reviewing whether to adopt the survival ratio reserve methodology for our asbestos and environmental liability exposures, an asbestos and environmental exposure reserving methodology commonly utilized by our publicly held insurance company peers. If we had adopted the survival ratio reserve methodology as of June 30, 2008, our net reserve for asbestos and environmental liability exposures would have been approximately $4.9 million, representing an increase in net losses and net loss adjustment expenses of approximately $1.8 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Outlook — Reserving Methodology for Legacy Asbestos and Environmental Exposures and Unallocated Loss Adjustment Expenses.”
     If we cannot sustain our relationships with independent agencies, we may be unable to operate profitably.
     We market and sell our insurance products and services primarily through direct contracts with more than 300 independent, non-exclusive agencies. Our products are marketed by independent wholesale and retail agencies, some of which account for a large portion of our revenues. Other insurance companies compete with us for the services and allegiance of these agents. These agents may choose to direct business to our competitors, or may direct less desirable business to us. Our business relationships are generally governed by agreements with agents that may be terminated on short notice. For the year ended December 31, 2007, approximately 16% of our total direct premiums written were derived from various offices of Insurance Office of America, and approximately 15% of our total direct premiums written were derived from the agent whose single account with us is Progressive Employer Services, Inc., our largest policyholder. For such period, no other agent accounted for more than 4% of our direct premiums written. As a result, our continued profitability depends, in part, on the marketing efforts of our independent agencies and on our ability to offer workers’ compensation insurance that meet the requirements and preferences of our independent agencies and their customers. A significant decrease in business from, or the entire loss of, our largest agent or several of our other large agents, would have a material adverse effect on our business, financial condition and results of operations.
     Our largest customer is controlled by one of our stockholders, and the loss of this customer could adversely affect us.
     For the year ended December 31, 2007, approximately 15% of our direct premiums written were attributable to one customer, Progressive Employer Services, Inc., or Progressive. This customer is controlled by Steven Herrig, who controls our second largest stockholder, Westwind Holding Company, LLC. Upon completion of this offering, we expect that Westwind will beneficially own approximately      % of our common stock. There can be no assurance that we will continue to do business with Progressive at the same level as in the past, or at all. If Westwind were to cease to be a significant stockholder of ours or cease to control Progressive, or if for any other reason we and Progressive were to reduce or terminate our business relationship, there could be a material adverse effect on our business, financial condition and results of operations.
     If we do not obtain reinsurance from traditional reinsurers or segregated portfolio captives on favorable terms, our business, financial condition and results of operations could be adversely affected.
     We purchase reinsurance to manage our risk and exposure to losses. Reinsurance is an arrangement in which an insurance company, called the ceding company, transfers insurance risk by sharing premiums with another insurance company, called the reinsurer. In return, the reinsurer assumes insurance risk from the ceding company. We currently participate in quota share and excess of loss reinsurance arrangements, which were renewed on July 1, 2008, subject to the receipt of executed binders. Under our current quota share reinsurance with National Indemnity Company, a subsidiary of Berkshire Hathaway, Inc., and Swiss Reinsurance America Corporation, Guarantee Insurance cedes 50% of all net retained liabilities arising from all traditional business premiums written, excluding premiums written in South Carolina, Georgia, and Indiana as stipulated by National Indemnity Company based, we believe, on its prior experience reinsuring workers’ compensation risks in these states. This quota share reinsurance covers all losses up to $500,000 per occurrence, subject to various restrictions and exclusions. We do not have any other quota share reinsurance arrangements for our traditional business. We plan to reduce or eliminate our quota share reinsurance with our quota share reinsurer upon completion of the offering. We have the option of terminating our current quota share reinsurance coverage upon 15 days’ notice to our quota share reinsurer.
     The excess of loss reinsurance for both our traditional and alternative market business under our 2008/2009 reinsurance program covers, subject to certain restrictions and exclusions, losses that exceed $1.0 million per occurrence up to $9.0 million per occurrence, with coverage of up to an additional $10.0 million per occurrence for certain losses involving injuries to several employees. However, effective July 1, 2008, the first layer of this excess of loss reinsurance for our traditional business ($4.0 million excess of a $1.0 million retention) is subject to an annual deductible of $1.0 million such that this reinsurance only applies to losses in excess of $1.0 million per occurrence during the period July 1, 2008 to June 30, 2009 to the extent that such losses exceed $1.0 million in the aggregate. Since Guarantee Insurance’s quota share reinsurance is included within its retention for purposes of its excess of loss reinsurance, its effective retention for a $1.0 million claim arising out of its traditional business covered by quota share reinsurance would be $750,000, subject to an additional aggregate $1.0 million annual deductible under the excess of loss coverage for its traditional business written or renewed on or after July 1, 2008. See “Business—Reinsurance.”
     The availability, amount and cost of reinsurance are subject to market conditions and our experience with insured losses. There can be no assurance that our reinsurance agreements can be renewed or replaced prior to expiration upon terms as satisfactory to us as those currently in effect. If we are unable to renew or replace either our quota share reinsurance agreement or any of our excess of loss reinsurance agreements, our net liability on individual risks would increase, we would have greater exposure to catastrophic losses, our underwriting results would be subject to greater variability, and our underwriting capacity would be reduced. In addition, it is possible that with the increased surplus in Guarantee Insurance as a result of this offering, we may elect to reduce or eliminate the amount of quota share reinsurance that we currently cede to our quota share reinsurer. If we do so, we will have greater exposure to catastrophic and other losses and our underwriting results will be subject to greater variability. Any reduction or other changes in our reinsurance arrangements could materially adversely affect our business, financial condition and results of operations.
     We reinsure on a quota share basis a substantial portion of our underwriting risk on our alternative market business to segregated portfolio captives in which our policyholders or other parties have an economic interest. Generally, we cede between 50% and 90% of the premium and losses under such an alternative market policy to a segregated portfolio captive and the captive reinsures between 50% and 90% of all losses under the policy up to $1 million per occurrence, subject to various restrictions and exclusions, including an aggregate limit on the captive’s reinsurance obligations. For the six months ended June 30, 2008, we ceded approximately 86% of our segregated portfolio captive alternative market gross premiums written under quota share reinsurance agreements with the segregated portfolio captives. For the years ended December 31, 2007, 2006 and 2005, we ceded 82%, 87% and 78% of our segregated portfolio captive alternative market gross premiums written under quota share reinsurance agreements with the segregated portfolio captives, respectively. On our segregated portfolio captive alternative market business, any losses in excess of the aggregate limit are borne by Guarantee Insurance. If we set this aggregate limit too low with the result that a substantial amount of losses are borne by Guarantee Insurance, our business, financial condition and results of operations would be adversely affected.
     If we are not able to recover amounts due from our reinsurers, our business, financial condition and results of operations would be adversely affected.
     Reinsurance does not discharge our obligations under the insurance policies we write. We remain liable to our policyholders even if we are unable to make recoveries that we believe we are entitled to receive under our reinsurance contracts. As a result, we are subject to credit risk with respect to our reinsurers. Losses are recovered from our reinsurers as claims are paid. With respect to long-term workers’ compensation claims, the creditworthiness of our reinsurers may change before we recover amounts to which we are entitled. If a reinsurer is unable to meet any of its obligations to us, we would be responsible for all claims and claim settlement expenses for which we would have otherwise received payment from the reinsurer.
     As of June 30, 2008, we had $43.7 million of gross exposures to reinsurers, comprised of reinsurance recoverables on paid and unpaid losses and loss adjustment expenses. Furthermore, as of June 30, 2008, we had $22.9 million of net exposure to reinsurers — $15.4 million from reinsurers licensed in Florida, which we refer to as authorized reinsurers, and $7.5 million from reinsurers not licensed in Florida, which we refer to as unauthorized reinsurers. If we are unable to collect amounts recoverable from our reinsurers, our business, financial condition and results of operations would be adversely affected.
     Because we are subject to extensive state regulation, legislative changes may adversely impact our business.
     We are subject to extensive regulation by the Florida OIR, and the insurance regulatory agencies of other states in which we are licensed and, to a lesser extent, federal regulation. We will also be subject to extensive regulation by the Georgia Department of Insurance upon our acquisition of Guarantee Fire & Casualty, which we expect to complete following the completion of this offering. State agencies have broad regulatory powers designed primarily to protect policyholders and their employees, and not our stockholders. Regulations vary from state to state, but typically address:
•	standards of solvency, including risk-based capital measurements;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on the terms of the insurance policies we offer;

•	restrictions on the way our premium rates are established and the premium rates we may charge;

•	procedures for adjusting claims, which can affect the ultimate amount for which a claim is settled;

•	standards for appointing general agencies;

•	limitations on transactions with affiliates;

•	restrictions on mergers and acquisitions;

•	medical privacy standards;

•	restrictions on the ability of our insurance company subsidiaries to pay dividends to Patriot;

•	establishment of reserves for unearned premiums, losses and other purposes;

•	licensing requirements and approvals that affect our ability to do business;

•	certain required methods of accounting; and

•	potential assessments for state guaranty funds, second injury funds and other mandatory pooling arrangements.
     We may be unable to comply fully with the wide variety of applicable laws and regulations that are frequently undergoing revision. In addition, we follow practices based on our interpretations of laws and regulations that we believe are generally followed by our industry. These practices may be different from interpretations of insurance regulatory agencies. As a result, insurance regulatory agencies could preclude us from conducting some or all of our activities or otherwise penalize or fine us. Moreover, in order to enforce applicable laws and regulations or to protect policyholders, insurance regulatory agencies have relatively broad discretion to impose a variety of sanctions, including examinations, corrective orders, suspension, revocation or denial of licenses and the takeover of insurance companies. As a result, if we fail to comply with applicable laws or regulations, insurance regulatory agencies could preclude us from conducting some or all of our activities or otherwise penalize us. The extensive regulation of our business may increase the cost of our insurance and may limit our ability to obtain premium rate increases or to take other actions to increase our profitability. For example, as a result of a financial examination by the Florida OIR in 2006 for the year ended December 31, 2004, Guarantee Insurance was fined $40,000 for various violations including failure to maintain a minimum statutory policyholders’ surplus.
     Guarantee Insurance is subject to periodic examinations by state insurance departments in the states in which it is licensed. In March 2008, the Florida OIR completed its financial examination of Guarantee Insurance as of and for the year ended December 31, 2006. In its examination report, the Florida OIR made a number of findings relating to Guarantee Insurance’s failure to comply with corrective comments made in earlier examination reports by the Florida OIR as of the year ended December 31, 2004 and by the South Carolina Department of Insurance as of the year ended December 31, 2005. The Florida OIR also made a number of proposed adjustments to the statutory financial statements of Guarantee Insurance for the year ended December 31, 2006, attributable to, among other things, corrections of a series of accounting errors and an upward adjustment in Guarantee Insurance’s reserves for unpaid losses and loss adjustment expenses.

These proposed adjustments, which resulted in a $119,000 net decrease in Guarantee Insurance’s reported policyholders surplus, did not cause Guarantee Insurance to be in violation of a consent order issued by the Florida OIR in 2006 in connection with the redomestication of Guarantee Insurance from South Carolina to Florida that requires Guarantee Insurance to maintain a minimum statutory policyholders surplus of the greater of $9.0 million or 10% of total liabilities excluding taxes, expenses and other obligations due or accrued, and Guarantee Insurance was not required to file an amended 2006 annual statement with the Florida OIR reflecting these adjustments.
     In connection with the Florida OIR examination report for the year ended December 31, 2006, the Florida OIR issued a consent order requiring Guarantee Insurance to pay a penalty of $50,000, pay $25,000 to cover administrative costs and undergo an examination prior to June 1, 2008 to verify that it has addressed all of the matters raised in the examination report. In addition, the consent order requires Guarantee Insurance to hold annual shareholder meetings, maintain complete and accurate minutes of all stockholder and board of director meetings, implement additional controls and review procedures for its reinsurance accounting, perform accurate and timely reconciliations for certain accounts, establish additional procedures in accordance with Florida OIR information technology specialist recommendations, correctly report all annual statement amounts, continue to maintain adequate loss and loss adjustment reserves and continue to maintain a minimum statutory policyholders surplus of the greater of $9.0 million or 10% of total liabilities excluding taxes, expenses and other obligations due or accrued. The consent order required Guarantee Insurance to provide documentation of compliance with these requirements. The Florida OIR has hired a consultant to perform a follow-on examination to assess our compliance with these requirements. Guarantee Insurance believes that it has addressed all of the matters raised in the examination report and has provided the required documentation.
     State laws require insurance companies to maintain minimum surplus balances and place limits on the amount of insurance a company may write based on the amount of that company’s surplus. These limitations may restrict the rate at which our insurance operations can grow.
     State laws also require insurance companies to establish reserves for payments of policyholder liabilities and impose restrictions on the kinds of assets in which insurance companies may invest. These restrictions may require us to invest in assets more conservatively than we would if we were not subject to state law restrictions and may prevent us from obtaining as high a return on our assets as we might otherwise be able to realize.
     State regulation of insurance company financial transactions and financial condition are based on statutory accounting principles, or SAP. State insurance regulators closely monitor the financial condition of insurance companies reflected in SAP financial statements and can impose significant operating restrictions on an insurance company that becomes financially impaired. Regulators generally have the power to impose restrictions or conditions on the following kinds of activities of a financially impaired insurance company: transfer or disposition of assets, withdrawal of funds from bank accounts, extension of credit or advancement of loans and investment of funds.
     Many states have laws and regulations that limit an insurer’s ability to withdraw from a particular market. For example, states may limit an insurer’s ability to cancel or not renew policies. Furthermore, certain states prohibit an insurer from withdrawing from one or more lines of business in the state, except pursuant to a plan that is approved by the state insurance department. The state insurance department may disapprove a plan that may lead to market disruption. Laws and regulations that limit cancellation and non-renewal and that subject program withdrawals to prior approval requirements may restrict our ability to exit unprofitable markets.
     Licensing laws and regulations vary from state to state. In all states, the applicable licensing laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally such authorities are vested with relatively broad and general discretion as to the granting, renewing and revoking of licenses and approvals. Licenses may be denied or revoked for various reasons, including the violation of regulations and conviction of crimes. Possible sanctions which may be imposed by regulatory authorities include the suspension of individual employees, limitations on engaging in a particular business for specified periods of time, revocation of licenses, censures, redress to clients and fines.
     In some instances, we follow practices based on interpretations of laws and regulations generally followed by the industry, which may prove to be different from the interpretations of regulatory authorities.
     We currently are not rated by A.M. Best or any other insurance rating agency, and if we do not receive a favorable rating from A.M. Best after the offering, or if we do obtain such a rating and then fail to maintain it, our business, financial condition and results of operations may be adversely affected.
     Rating agencies rate insurance companies based on their financial strength and their ability to pay claims, factors that are relevant to agents and policyholders. We have never been rated by any nationally recognized, independent rating agency. The ratings assigned by nationally recognized, independent rating agencies, particularly A.M. Best, may become material to our ability to maintain and expand our business. Ratings from A.M. Best and other rating agencies are used by some insurance buyers, agents and brokers as an indicator of financial strength and security.
     A.M. Best ratings tend to be more important to our alternative market customers than our traditional business customers. A favorable A.M. Best rating would increase our ability to sell our alternative market products to larger employers. We believe that a favorable rating would also open significant new markets for our products and services. Our failure to obtain or maintain a favorable rating may have a material adverse affect on our business plan.
     We expect to apply to A.M. Best for a rating as soon as practicable. We may not be given a favorable rating or if we are given a favorable rating such rating may be downgraded, which may adversely affect our ability to obtain business and may adversely affect the price we can charge for the insurance policies we write. The ratings of A.M. Best are subject to periodic review using, among other things, proprietary capital adequacy models, and are subject to revision or withdrawal at any time. Other companies in our industry that have been rated and have had their rating downgraded have experienced negative effects. A.M. Best ratings are directed toward the concerns of policyholders and insurance agencies and are not intended for the protection of investors or as a recommendation to buy, hold or sell securities. Although we are not currently rated by A.M. Best, if we obtain an A.M. Best rating after the offering, our competitive position relative to other companies will be determined in part by our A.M. Best rating.
     We are more vulnerable to negative developments in the workers’ compensation insurance industry than other insurance companies that offer other kinds of insurance.
     We only write workers’ compensation insurance. Although we plan to provide services to other types of insurers through PRS, we have no current plans to focus our efforts on offering other types of insurance. As a result, negative developments in the economic, competitive or regulatory conditions affecting the workers’ compensation insurance industry could have a material adverse effect on our business, financial condition and results of operations. Negative developments in the workers’ compensation insurance industry could have a greater effect on us than on more diversified insurance companies that also sell other types of insurance.
     Acquisitions could result in operating difficulties, dilution and other harmful consequences.
     Our experience acquiring companies has been limited to our acquisition of Guarantee Insurance and our pending acquisition of Madison. We have evaluated, and expect to continue to evaluate, a wide array of potential strategic transactions. From time to time, we may engage in discussions regarding potential acquisitions. The costs and benefits of future acquisitions are uncertain. Any of these transactions could be material to our business, financial condition and results of operations. In addition, the process of integrating the operations of an acquired company may create unforeseen operating difficulties and expenditures and is risky. The areas where we may face risks include:
•	the need to implement or remediate controls, procedures and policies appropriate for a larger public company at companies that prior to the acquisition lacked these controls, procedures and policies;

•	diversion of management time and focus from operating our business to acquisition integration challenges;

•	cultural challenges associated with integrating employees from the acquired company into our organization;

•	retaining employees from the businesses we acquire; and

•	the need to integrate each company’s accounting, management information, human resource and other administrative systems to permit effective management.
     We operate in a highly competitive industry, and others may have greater financial resources to compete effectively.
     The market for workers’ compensation insurance products is highly competitive. Competition in our business is based on many factors, including pricing (either through premiums charged or policyholder dividends), services provided, underwriting practices, financial ratings assigned by independent rating agencies, capitalization levels, quality of care management services, speed of claims payments, reputation, perceived financial strength, effective loss prevention, ability to reduce claims expenses and general experience. In some cases, our competitors offer lower priced products than we do. If our competitors offer more competitive premiums, dividends, payment plans, services or commissions to independent agencies, we could lose market share or have to reduce our premium rates in order to maintain market share, which would adversely affect our profitability. Our competitors include insurance companies, professional employer organizations, third-party administrators, self-insurance funds and state insurance pools. Many of our existing and potential competitors are significantly larger and possess considerably greater financial, marketing, management and other resources than we do. Consequently, they can offer a broader range of products, provide their services nationwide and capitalize on lower expenses to offer more competitive pricing.
     Our main competitors in the principal states in which we operate vary from state to state but are usually those companies that offer a full range of services in underwriting, loss prevention and claims, including Zenith National Insurance Corporation, St. Paul Travelers, The Hartford Financial Services Group, Inc. and Liberty Mutual Insurance Company. In Florida, which represented approximately 55% and 59% of our total direct written premium for the six months ended June 30, 2008 and the year ended December 31, 2007, respectively, our principal competitors are Summit Holdings Southeast, Inc., a division of Liberty Mutual Insurance Company, AmCOMP, Inc., Zenith Insurance Company, and American International Group, Inc. In the other Southeast states, which represented approximately 16% and 9% of our total direct written premium for the six months ended June 30, 2008 and the year ended December 31, 2007, respectively, CNA Financial Corporation, The Travelers Companies, Inc., American International Group, Inc., Liberty Mutual Insurance Company and other national and regional carriers are very competitive. In the Midwest, which represented approximately 13% and 19% of our total direct written premium for the six months ended June 30, 2008 and the year ended December 31, 2007, respectively, our principal competitors are Accident Fund Insurance Company of America, Liberty Mutual Insurance Company, American International Group, Inc. and numerous other smaller regional carriers.
     State insurance regulations require maintenance of minimum levels of surplus and of ratios of net premiums written to surplus. Accordingly, competitors with more surplus than we possess have the potential to expand in our markets more quickly and to a greater extent than we can. Additionally, greater financial resources permit a carrier to gain market share through more competitive pricing, even if that pricing results in reduced underwriting margins or an underwriting loss. Many of our competitors are multi-line carriers that can price the workers’ compensation insurance that they offer at a loss in order to obtain other lines of business at a profit. If we are unable to compete effectively, our business, financial condition and results of operations could be materially adversely affected.
     In the alternative market, our principal competitors are Liberty Mutual Insurance Company, American International Group, Inc. and Hartford Insurance Company, as well as smaller regional carriers, although we believe that these companies generally target customers with annual premiums of at least $5 million, whereas our target market generally is customers with annual premiums of $3 million or less.
     PRS’s principal competitors in the managed care market are CorVel Corporation, GENEX Services, Inc. and various other smaller managed care providers. In the wholesale brokerage market, PRS has no principal competitors, but competes with numerous national wholesale brokers.
     An inability to effectively manage the growth of our operations could make it difficult for us to compete and affect our ability to operate profitably.
     Our continuing growth strategy includes expanding in our existing markets, opportunistically acquiring books of business, other insurance companies or insurance services companies, entering new geographic markets and further developing our agency relationships. Our growth strategy is subject to various risks, including risks associated with our ability to:
•	identify profitable new geographic markets for entry;

•	attract and retain qualified personnel for expanded operations;

•	identify potential acquisition targets and successfully acquire them;

•	expand existing and develop new agency relationships;

•	identify, recruit and integrate new independent agencies; and

•	augment our internal monitoring and control systems as we expand our business.
     The effects of emerging claim and coverage issues on our business are uncertain.
     As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until after we have issued insurance policies that are affected by the changes. As a result, the full extent of our liability under an insurance policy may not be known until many years after the policy is issued. For example, medical costs associated with permanent and partial disabilities may increase more rapidly or be higher than we currently expect. Changes of this nature may expose us to higher claims than we anticipated when we wrote the underlying policy. As of December 31, 2007, approximately 1%, 2% 5% and 27% of claims reported in accident years 2004, 2005, 2006 and 2007, respectively, remained open.
     As more fully described under “Business—Legal Proceedings,” we are involved in certain litigation matters. Litigation is subject to inherent uncertainties, and if there were an outcome unfavorable to us, our business, financial condition and results of operations could be materially adversely affected.

     If we are unable to realize our investment objectives, our business, financial condition and results of operations may be adversely affected.
     Investment income is an important component of our net income. As of June 30, 2008, our investment portfolio, including cash and cash equivalents, had a carrying value of $58.7 million. For the six months ended June 30, 2008 and 2007, we had net investment income of $980,000 and $537,000, respectively. For each of the years ended December 31, 2007 and 2006, we had net investment income of approximately $1.3 million. Our investment portfolio is managed by an independent asset manager pursuant to investment guidelines approved by our board of directors. Although these guidelines stress diversification and capital preservation, our investments are subject to a variety of risks, including risks related to general economic conditions, interest rate fluctuations and market volatility. For example, in 2007 credit markets were significantly impacted by sub-prime mortgage losses, increased mortgage defaults and worldwide market dislocations. General economic conditions may be adversely affected by a variety of factors, including U.S. involvement in hostilities with other countries, large-scale acts of terrorism and the threat of hostilities or terrorist acts.
     In addition, our investment portfolio includes asset-backed and mortgage-backed securities. As of June 30, 2008, asset-backed and mortgage-backed securities constituted approximately 28% of our invested assets, including cash and cash equivalents. As with other fixed income investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Changes in interest rates could have an adverse effect on the value of our investment portfolio and future investment income. For example, changes in interest rates can expose us to prepayment risks on asset-backed and mortgage-backed securities included in our investment portfolio. When interest rates fall, asset-backed and mortgage-backed securities are prepaid more quickly than expected and the holder must reinvest the proceeds at lower interest rates. In periods of increasing interest rates, asset-backed and mortgage-backed securities are prepaid more slowly, which may require us to receive interest payments that are below the interest rates then prevailing for longer than expected.
     We also seek to manage our investment portfolio such that the security maturities provide adequate liquidity relative to our expected claims payout pattern. However, the duration of our insurance liabilities may differ from our expectations. If we need to liquidate invested assets prematurely in order to satisfy our claim obligations and the fair value of such assets is below our original cost, we may recognize realized losses on investments, which could have a material adverse effect on our business, financial condition and results of operations.
     Additionally, our fixed maturity securities were reclassified as available for sale at December 31, 2007, and, accordingly, are now carried at market value. Decreases in the value of our fixed securities may have a material adverse affect on our business, financial condition and results of operations.
     These and other factors affect the capital markets and, consequently, the value of our investment portfolio and our investment income. Any significant decline in our investment income would adversely affect our revenues and net income and, as a result, decrease our stockholders’ equity and decrease our surplus.
     Our business is dependent on the efforts of our senior management and other key employees because of their industry expertise, knowledge of our markets and relationships with the independent agencies that sell our insurance.
     We believe our success will depend in substantial part upon our ability to attract and retain qualified executive officers, experienced underwriting talent and other skilled employees who are knowledgeable about our business. We rely substantially upon the services of our executive management team and other key employees. Although we are not aware of any planned departures or retirements, if we were to lose the services of members of our senior management team, our business, financial condition and results of operations could be adversely affected. We have entered into employment agreements with our executive officers. We do not currently maintain key man life insurance policies with respect to our employees.
     Our status as an insurance holding company with no direct operations could adversely affect our ability to pay dividends in the future.
     Patriot is a holding company that transacts business through its operating subsidiaries. Patriot’s primary assets are the capital stock of these operating subsidiaries. Thus, the ability of Patriot to pay dividends to our stockholders depends upon the surplus and earnings of our subsidiaries and their ability to pay dividends to Patriot. Payment of dividends by our insurance subsidiary is restricted by state insurance laws, including laws establishing minimum solvency and liquidity thresholds, and could be subject to contractual restrictions in the future, including those imposed by indebtedness we may incur in the future. See “Business—Regulation—Dividend Limitations.” As a result, Patriot may not be able to receive dividends from its insurance subsidiaries or may not receive dividends in amounts necessary to pay dividends on our capital stock.
     We expect that the projected cash flows from dividends from our insurance and insurance services operating companies, and cash flows from intercompany agreements with our insurance and insurance services companies, will provide Patriot with sufficient liquidity to pay dividends to our stockholders if and when declared by the board of directors. PRS is not statutorily restricted from paying dividends to us, although our credit facility with Aleritas Capital Corporation prohibits us and our operating subsidiaries from paying any dividends on our and their respective capital stock without the consent of Aleritas Capital Corporation. We intend to pay off the entire remaining balance of our loan from Aleritas Capital Corporation with a portion of the proceeds of this offering on or before March 31, 2009. However, absent obtaining a waiver from Aleritas, we will be unable to pay a dividend until the Aleritas loan is repaid in full. In addition, future debt agreements may contain certain prohibitions or limitations on the payment of dividends. Because Guarantee Insurance is regulated by the Florida OIR, and Guarantee Fire & Casualty is, and after we acquire it will be, regulated by the Georgia Department of Insurance, Guarantee Insurance and Guarantee Fire & Casualty are, and will be, subject to significant regulatory restrictions limiting their ability to declare and pay dividends.
     At the time we acquired Guarantee Insurance, it had a large statutory accumulated deficit. See Note 16 to our audited consolidated financial statements as of December 31, 2007 and for the year then ended, which financial statements are included elsewhere in this prospectus (our “Consolidated Financial Statements”). As of June 30, 2008, Guarantee Insurance’s statutory accumulated deficit was $96.8 million. Under Florida law, insurance companies may only pay dividends out of available and accumulated surplus funds derived from realized net operating profits on their business and net realized capital gains, except under limited circumstances with the prior approval of the Florida OIR. Moreover, pursuant to a consent order issued by the Florida OIR on December 29, 2006 in connection with the redomestication of Guarantee Insurance from South Carolina to Florida, Guarantee Insurance is prohibited from paying dividends, without approval of the Florida OIR, until December 29, 2009. Therefore, it is unlikely that Guarantee Insurance will be able to pay dividends for the foreseeable future without prior approval of the Florida OIR.
     Over time, we plan to write more than 50% of our business through Guarantee Fire & Casualty after we acquire it upon completion of this offering. The Georgia Insurance Department will need to approve any dividend that may be paid by Guarantee Fire & Casualty that, together with all other dividends paid by Guarantee Fire & Casualty during the preceding twelve months, exceeds the greater of 10 percent of Guarantee Fire & Casualty’s prior year end surplus or the net income from the prior year, not including realized capital gains. Accordingly, there can be no assurance whether or to what extent Guarantee Fire & Casualty will be able to pay dividends to Patriot in the future.

     Additional capital that we may require in the future may not be available to us or may be available to us only on unfavorable terms.
     Our future capital requirements will depend on many factors, including state regulatory requirements, the financial stability of our reinsurers, future acquisitions and our ability to write new business and establish premium rates sufficient to cover our estimated claims. We may need to raise additional capital or curtail our growth if the portion of our net proceeds of this offering to be contributed to the capital of our insurance subsidiaries is insufficient to support future operating requirements or cover claims.
     If we need to raise additional capital, equity or debt financing may not be available to us or may be available only on terms that are not favorable to us. In the case of equity financings, dilution to our stockholders could result and the securities sold may have rights, preferences and privileges senior to the common stock sold in this offering. In addition, under certain circumstances, we may sell our common stock, or securities convertible or exchangeable into shares of our common stock, at a price per share less than the market value of our common stock. In the case of debt financings, we may be subject to unfavorable interest rates and covenants that restrict our ability to operate our business freely. We may need to finance our expansion or future acquisitions with borrowings under one or more financing facilities. As of the date of this prospectus, we do not have any commitment for any such facility. If we cannot obtain financing on commercially reasonable terms, we may be required to modify our expansion plans, delay acquisitions or incur higher than anticipated financing costs, any of which could have an adverse impact on the execution of our growth strategy and business. If we cannot obtain adequate capital on favorable terms or at all, we may be unable to support future growth or operating requirements, and, as a result, our business, financial condition and results of operations could be adversely affected.
     Assessments for state guaranty funds and second injury funds and other mandatory pooling arrangements may reduce our profitability.
     Most states require insurance companies licensed to do business in their state to participate in guaranty funds, which require the insurance companies to bear a portion of the unfunded obligations of impaired, insolvent or failed insurance companies. These obligations are funded by assessments, which are expected to continue in the future. State guaranty associations levy assessments, up to prescribed limits, on all member insurance companies in the state based on their proportionate share of premiums written in the lines of business in which the impaired, insolvent or failed insurance companies are engaged. See “Business—Regulation.” Accordingly, the assessments levied on us may increase as we increase our premiums written. Some states also have laws that establish second injury funds to reimburse insurers and employers for claims paid to injured employees for aggravation of prior conditions or injuries. These funds are supported by assessments based on premiums or paid losses. For the years ended December 31, 2007 and 2006, gross expenses incurred in connection with assessments for state guaranty funds and second injury funds were $3.4 million and $2.6 million, respectively. Our alternative market customers reimburse us for their pro rata share of any such amounts that we are assessed with respect to premiums written for such customers. In addition, as a condition to conducting business in some states, insurance companies are required to participate in residual market programs to provide insurance to those employers who cannot procure coverage from an insurance carrier on a negotiated basis. Insurance companies generally can fulfill their residual market obligations by, among other things, participating in a reinsurance pool where the results of all policies provided through the pool are shared by the participating insurance companies. Although we price our insurance to account for obligations we may have under these pooling arrangements, we may not be successful in estimating our liability for these obligations. It is possible that losses from our participation in these pools may exceed the premiums we receive from the pools. Accordingly, mandatory pooling arrangements may cause a decrease in our profits. We currently participate in the NCCI national workers’ compensation insurance pool. Net underwriting losses associated with this mandatory pooling arrangement for the years ended December 31, 2007 and 2006 were approximately $159,000 and $138,000, respectively. As we write policies in new states that have mandatory pooling arrangements, we will be required to participate in additional pooling arrangements. Furthermore, the impairment, insolvency or failure of other insurance companies in these pooling arrangements would likely increase our liability under these pooling arrangements. The effect of assessments or changes in assessments could reduce our profitability in any given period or limit our ability to grow our business.
     The outcome of recent insurance industry investigations and regulatory proposals could adversely affect our business, financial condition and results of operations and cause the price of our common stock to be volatile.
     The United States insurance industry has in recent years become the focus of investigations and increased scrutiny by regulatory and law enforcement authorities, as well as class action attorneys and the general public, relating to allegations of improper special payments, price-fixing, bid-rigging, improper accounting practices and other alleged misconduct, including payments made by insurers to brokers and the practices surrounding the placement of insurance business. Formal and informal inquiries have been made of a large segment of the industry, and a number of companies in the insurance industry have received or may receive subpoenas, requests for information from regulatory agencies or other inquiries relating to these and similar matters. For example, on September 28, 2007, we received a Subpoena from the New Jersey Office of the Insurance Fraud Prosecutor regarding insurance policies issued to one of our policyholders. We have responded to the subpoena and expect no further action. These efforts have resulted and are expected to result in both enforcement actions and proposals for new state and federal regulation. Some states have adopted new disclosure requirements in connection with the placement of insurance business. It is difficult to predict the outcome of these investigations, whether they will expand into other areas not yet contemplated, whether activities and practices currently thought to be lawful will be characterized as unlawful, what form any additional laws or regulations will have when finally adopted and the impact, if any, of increased regulatory and law enforcement action and litigation on our business, financial condition and results of operations.
     Recently, as a result of complaints related to claims handling practices by insurers in the wake of the 2005 hurricanes that struck the Gulf Coast states, Congress has examined a possible repeal of the McCarran-Ferguson Act, which exempts the insurance industry from federal anti-trust laws. We cannot assure you that the McCarran-Ferguson Act will not be repealed, or that any such repeal, if enacted, would not have a material adverse effect on our business, financial condition and results of operations.
     We may have exposure to losses from terrorism for which we are required by law to provide coverage.
     When writing workers’ compensation insurance policies, we are required by law to provide workers’ compensation benefits for losses arising from acts of terrorism. The impact of any terrorist act is unpredictable, and the ultimate impact on our business would depend upon the nature, extent, location and timing of such an act as well as the availability of any reinsurance that we purchase for terrorism losses and of any assistance for the payment of such losses provided by the Federal government pursuant to the Terrorism Risk Insurance Act of 2002, or TRIA.
     TRIA provides coassistance to commercial property and casualty insurers for payment of losses from an act of terrorism which is declared by the U.S. Secretary of Treasury to be a “certified act of terrorism.” Assistance under the TRIA program is subject to other limitations and restrictions. Such assistance is only available for losses from a certified act of terrorism if aggregate insurance industry losses from the act exceed $100 million. As originally enacted, TRIA only applied to acts of terrorism committed on behalf of foreign persons or interests. However, recent legislation extending the program through December 31, 2014 removed this restriction so that TRIA now applies to both domestic and foreign terrorism occurring in the U.S. Under the TRIA program, the federal government covers 85% of the losses from covered certified acts of terrorism in excess of a deductible amount. This deductible is calculated as 20% of an affiliated insurance group’s prior year premiums on commercial lines policies (with certain exceptions, such as commercial auto insurance policies) covering risks in the United States. We estimate that our deductible would be approximately $20 million for 2007. Because TRIA does not cover 100% of our exposure to terrorism losses and there are substantial limitations and restrictions on the protection against terrorism losses provided to us by our reinsurance, the risk of severe losses to us from acts of terrorism remains. Accordingly, events constituting acts of terrorism may not be covered by, or may exceed the capacity of, our reinsurance and TRIA protections and could adversely affect our business, financial condition and results of operations.
     The federal terrorism risk assistance provided by TRIA will expire at the end of 2014, and it is not currently clear whether that assistance will be renewed. Any renewal may be on substantially less favorable terms.
Risks Related to Our Common Stock and This Offering
     There has been no prior public market for our common stock, and, therefore, you cannot be certain that an active trading market or a specific share price will be established.
     Currently, there is no public trading market for our common stock, and it is possible that an active trading market will not develop upon completion of this offering or that the market price of our common stock will decline below the initial public offering price. We have applied to have our shares of common stock approved for listing on the Nasdaq Global Market under the symbol “PRMI.” The initial public offering price per share will be determined by negotiation among us and the underwriters and may not be indicative of the market price of our common stock after completion of this offering.
     The trading price of our common stock may decline after this offering.
     The trading price of our common stock may decline after this offering for many reasons, some of which are beyond our control, including, among others:
•	our results of operations;

•	changes in expectations as to our future results of operations, including financial estimates and projections by securities analysts and investors;

•	results of operations that vary from those expected by securities analysts and investors;

•	developments in the healthcare or insurance industries;

•	changes in laws and regulations;

•	announcements of claims against us by third parties;

•	future sales of our common stock;

•	rising levels of claims costs, including medical and prescription drug costs, that we cannot anticipate at the time we establish our premium rates;

•	fluctuations in interest rates, inflationary pressures and other changes in the investment environment that affect returns on invested assets;

•	changes in the frequency or severity of claims;

•	the financial stability of our reinsurers and changes in the level of reinsurance capacity and our capital and surplus;

•	new types of claims and new or changing judicial interpretations relating to the scope of liabilities of insurance companies;

•	volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes or terrorist attacks; and

•	price competition.
     In addition, the stock market in general has experienced significant volatility that often has been unrelated to the operating performance of companies whose shares are traded. These market fluctuations could adversely affect the trading price of our common stock, regardless of our actual operating performance. As a result, the trading price of our common stock may be less than the initial public offering price, and you may not be able to sell your shares at or above the price you pay to purchase them.
     Public investors will suffer immediate and substantial dilution as a result of this offering.
     The initial public offering price per share is significantly higher than our net tangible book value per share of our common stock. Accordingly, if you purchase shares in this offering, you will suffer immediate and substantial dilution of your investment. Based upon the issuance and sale of       shares of our common stock at an assumed initial offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will incur immediate dilution of approximately $      in the net tangible book value per share if you purchase common stock in this offering. See “Dilution.” In addition, if you purchase shares in this offering, you will:
•	pay a price per share that substantially exceeds the book value of our assets after subtracting liabilities; and
•	contribute % of the total amount invested to date to fund our company based on an assumed initial offering price to the public of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, but will own only % of the shares of common stock outstanding after completion of this offering.
     Future sales of our common stock may affect the trading price of our common stock and the future exercise of options may lower the price of our common stock.
     We cannot predict what effect, if any, future sales of our common stock, or the availability of shares for future sale, will have on the trading price of our common stock. Sales of a substantial number of shares of our common stock in the public market after completion of this offering, or the perception that such sales could occur, may adversely affect the trading price of our common stock and may make it more difficult for you to sell your shares at a time and price that you determine appropriate. See “Shares Eligible for Future Sale” for further information regarding circumstances under which additional shares of our common stock may be sold. Upon completion of this offering, there will be       shares of our common stock outstanding. Moreover, 168,500 additional shares of our common stock are issuable upon the exercise of options granted under our equity compensation plans and       shares will be issuable upon the exercise of outstanding options that we intend to grant to our executive officers and other employees upon the completion of this offering, at an exercise price equal to the initial public offering price. Following completion of this offering, we intend to register all 168,500 of these shares and also the       shares reserved for issuance under the 2008 Stock Option Plan. See “Description of Capital Stock” and “Executive Compensation.” We and our current directors, executive officers and stockholders have entered into 180-day lock-up agreements as described in “Shares Eligible for Future Sale—Lock-Up Agreements.” An aggregate of       shares of our common stock will be subject to these lock-up agreements upon completion of this offering.

     Being a public company will increase our expenses and administrative workload and will expose us to risks relating to evaluation of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.
     As a public company, we will need to comply with additional laws and regulations, including the Sarbanes-Oxley Act of 2002 and related rules of the Securities and Exchange Commission, or the SEC, and requirements of the Nasdaq Stock Market. We were not required to comply with these laws and requirements as a private company. Complying with these laws and regulations will require the time and attention of our board of directors and management and will increase our expenses. Among other things, we will need to: design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board; prepare and distribute periodic reports in compliance with our obligations under the federal securities laws; establish new internal policies, principally those relating to disclosure controls and procedures and corporate governance; institute a more comprehensive compliance function; and involve to a greater degree our outside legal counsel and accountants in the above activities. We anticipate that our annual expenses in complying with these requirements will be approximately $500,000 to $1,500,000.
     In addition, we also expect that being a public company will make it more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our board of directors, particularly directors willing to serve on our audit committee.
     We are in the process of evaluating our internal control systems to allow management to report on, and our independent auditors to assess, our internal controls over financial reporting. We plan to perform the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We are required to comply with Section 404 by no later than December 31, 2009. However, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated.
     As a public company, we will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that materially affect, or are reasonably likely to materially affect, internal controls over financial reporting. A “control deficiency” exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A “material weakness” is a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory agencies such as the SEC. In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our financial statements and the trading price of our common stock may decline. If we fail to remediate any material weakness, our financial statements may be inaccurate, our access to the capital markets may be restricted and the trading price of our common stock may decline.
     Our independent registered public accounting firm has in the past identified certain deficiencies in internal controls that it considered to be control deficiencies and material weaknesses. If we fail to remediate these internal control deficiencies and material weaknesses and maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results.

     During their audit of our financial statements for the year ended December 31, 2006, BDO Seidman, LLP, our independent registered public accounting firm (independent auditors), identified certain deficiencies in internal controls that they considered to be control deficiencies and material weaknesses. Specifically, our independent auditors identified material weaknesses relating to: (1) a lack of independent reconciliation regarding the schedule of premiums receivable, and (2) problems regarding the files maintained for reinsurance agreements, making it difficult to determine which agreement was in force and which versions of the various agreements are in force.
     In response, we initiated corrective actions to remediate these control deficiencies and material weaknesses, including the implementation of timely account reconciliations, formal purchasing policies, accurate premium tax accruals, the appropriate segregation of accounting duties, a formal impairment analysis for intangible assets, proper accounting for equity-based compensation in accordance with SFAS No. 123(R) and enhanced reinsurance documentation and risk transfer analysis. Our independent auditors did not identify any material weaknesses during their audit of our 2007 financial statements. However, it is possible that we or our independent auditors may identify additional significant deficiencies or material weaknesses in our internal control over financial reporting in the future. Any failure or difficulties in implementing and maintaining these controls could cause us to fail to meet the periodic reporting obligations that we will become subject to after this offering or result in material misstatements in our financial statements. The existence of a material weakness could result in errors to our financial statements requiring a restatement of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which could lead to a decline in our stock price.
     Due to the concentration of our capital stock ownership with our founder, Chairman, President and Chief Executive Officer, Steven M. Mariano, he may be able to influence stockholder decisions, which may conflict with your interests as a stockholder.
     Immediately upon completion of this offering, Steven M. Mariano, our founder, Chairman, President and Chief Executive Officer, directly and through trusts that he controls, will beneficially own shares representing approximately       % of the voting power of our common stock. As a result of his ownership position, Mr. Mariano may have the ability to significantly influence matters requiring stockholder approval, including, without limitation, the election or removal of directors, mergers, acquisitions, changes of control of our company and sales of all or substantially all of our assets. Your interests as a stockholder may conflict with his interests, and the trading price of shares of our common stock could be adversely affected.
     Provisions in our executive officers’ employment agreements and provisions in our certificate of incorporation and bylaws and under the laws of the State of Delaware and the State of Florida could impede an attempt to replace or remove our directors or otherwise effect a change of control of Patriot Risk Management, which could diminish the price of our common stock.
     We have entered into employment agreements with our executive officers. These agreements provide for substantial payments upon a change in control. These payments may deter any transaction that would result in a change in control. See “Executive Compensation—Employment Agreements.”
     Our charter and bylaws contain provisions that may entrench directors and make it more difficult for stockholders to replace directors even if the stockholders consider it beneficial to do so. In particular, stockholders are required to provide us with advance notice of stockholder nominations and proposals to be brought before any general meeting of stockholders, which could discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal. In addition, our charter eliminates our stockholders’ ability to act without a meeting other than by unanimous written consent.
     These provisions could delay or prevent a change of control that a stockholder might consider favorable. For example, these provisions may prevent a stockholder from receiving the benefit from any premium over the market price of our common stock offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may materially adversely affect the prevailing market price of our common stock if they are viewed as discouraging changes in management and takeover attempts in the future.
     Further, our amended and restated certificate of incorporation and our amended and restated bylaws provide that the number of directors shall be fixed from time to time by our board of directors, provided that the board shall consist of at least three and no more than thirteen members. Our board of directors is divided into three classes with the number of directors in each class being as nearly equal as possible. Each director serves a three-year term. The classification and term of office for each of our directors is noted in the table listing our directors and executive officers under “—Directors and Executive Officers.” These provisions make it more difficult for stockholders to replace directors, which may materially adversely affect the prevailing market price of our common stock if they are viewed as discouraging changes in management and takeover attempts in the future.
     In addition, Section 203 of the Delaware General Corporation Law may limit the ability of an “interested stockholder” to engage in business combinations with us. An interested stockholder is defined to include persons owning 15% or more of any class of our outstanding voting stock. See “Description of Capital Stock—Anti-Takeover Effects of Delaware Law” and “Our Certificate of Incorporation and Bylaws.”
     Florida insurance law prohibits any person from acquiring 5% or more of our outstanding voting securities or those of any of our insurance subsidiaries without the prior approval of the Florida OIR. However, a party may acquire less than 10% of our voting securities without prior approval if the party files a disclaimer of affiliation and control. Any person wishing to acquire control of us or of any substantial portion of our outstanding shares would first be required to obtain the approval of the Florida OIR or file such a disclaimer. In addition, any transaction that would constitute a change of control of Guarantee Insurance, including a change of control of Patriot, may require pre-notification in other states in which Guarantee Insurance operates. Upon our acquisition of Guarantee Fire & Casualty, we will also be subject to Georgia insurance law. Georgia insurance law would prohibit any person from acquiring 10% or more of our outstanding voting securities or those of any of our insurance subsidiaries without the prior approval of the Georgia Department of Insurance. Obtaining these approvals may result in the material delay or, or may deter, any such transaction.

FORWARD-LOOKING STATEMENTS
     Some of the statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and elsewhere in this prospectus may include forward-looking statements. These statements reflect the current views of our senior management with respect to future events and our financial performance. These statements include forward-looking statements with respect to our business and the insurance industry in general. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.
     Forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, the following:
•	greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data;

•	increased competition on the basis of coverage availability, claims management, loss control services, payment terms, premium rates, policy terms, types of insurance offered, overall financial strength, financial ratings and reputation;

•	regulatory risks, including further rate decreases in Florida and other states where we write business;

•	the cyclical nature of the workers’ compensation insurance industry;

•	negative developments in the workers’ compensation insurance industry;

•	decreased level of business activity of our policyholders;

•	decreased demand for our insurance;

•	adverse developments regarding our legacy asbestos and environmental claims arising from policies written or assumed prior to 1983;

•	changes in the availability, cost or quality of reinsurance and the failure of our reinsurers to pay claims in a timely manner or at all;

•	changes in regulations or laws applicable to us, our policyholders or the agencies that sell our insurance;

•	changes in rating agency policies or practices;

•	changes in legal theories of liability under our insurance policies;

•	developments in capital markets that adversely affect the performance of our investments;

•	loss of the services of any of our senior management or other key employees;

•	the effects of U.S. involvement in hostilities with other countries and large-scale acts of terrorism, or the threat of hostilities or terrorist acts; and

•	changes in general economic conditions, including inflation and other factors.

     The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus, including in particular the risks described under “Risk Factors beginning on page 14 of this prospectus. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Any forward-looking statements you read in this prospectus reflect our views as of the date of this prospectus with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. Before making a decision to purchase our common stock, you should carefully consider all of the factors identified in this prospectus that could cause actual results to differ.

USE OF PROCEEDS
     We estimate that our net proceeds from this offering will be approximately $        million, based on an assumed initial public offering price of $        per share, which is the mid-point of the price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and our estimated offering expenses. We estimate that our net proceeds will be approximately $        if the underwriters exercise their over-allotment option in full.
     We intend to contribute approximately $        million to Guarantee Insurance and, after we acquire it, Guarantee Fire & Casualty, to support their premium writings. We intend to use approximately $        million of the net proceeds of this offering to pay the purchase price to acquire Guarantee Fire & Casualty upon completion of this offering.
     We expect that the remaining $        million will be used to make additional capital contributions to our insurance company subsidiaries as necessary to support our anticipated growth and general corporate purposes and to fund other holding company operations, including potential acquisitions although we have no current understandings or agreements regarding any such acquisitions (other than Guarantee Fire & Casualty).
     In addition, we plan to use approximately $        million of the net proceeds from this offering to pay off the entire remaining balance of our credit facility with Aleritas Capital Corporation on or before March 31, 2009 and approximately $ 1.5 million of the net proceeds from the offering to pay off a loan from Mr. Mariano, our Chairman, President and Chief Executive Officer. Our credit facility with Aleritas Capital Corporation originally consisted of a loan in the principal amount of $8.7 million with an interest rate of prime plus 4.5% and a guaranty fee of 4.0%. In September 2007, we borrowed an additional $5.7 million in principal from the same lender under the same interest rate and guaranty fee terms. The net proceeds of the additional loan totaled approximately $4.9 million and were used to provide $3.0 million of additional surplus to Guarantee Insurance and to pay federal income taxes. The loans under the credit facility mature on April 15, 2016. The loan from Mr. Mariano has a principal amount of $1.5 million with an interest rate of prime plus 3.0%, a loan origination and guaranty fee of 4% and is due on December 26, 2008. The net proceeds of this loan totaled $1.3 million and were contributed to the surplus of Guarantee Insurance to support its premium writings. See “Certain Relationships and Related Transactions”
     Pending the use of the net proceeds of this offering as discussed above, we may invest some of the proceeds in certain short-term high-grade instruments.
DIVIDEND POLICY
     Our board of directors currently intends to authorize the payment of a quarterly cash dividend of $0.025 per share of common stock to our stockholders of record beginning in the fourth quarter of 2008. Any determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will be dependent on our earnings, financial condition, operating results, capital requirements, any contractual, regulatory or other restrictions on the payment of dividends by our subsidiaries to Patriot, and other factors that our board of directors deems relevant.
     Patriot is a holding company and has no direct operations. Our ability to pay dividends in the future depends on the ability of our operating subsidiaries to pay dividends to us. PRS is not statutorily restricted from paying dividends to us, although our credit facility with Aleritas Capital Corporation prohibits us and our operating subsidiaries from paying any dividends on our and their respective capital stock without the consent of Aleritas Capital Corporation. We intend to pay off the entire remaining balance of our loan from Aleritas Capital Corporation with a portion of the proceeds of this offering on or before March 31, 2009. However, future debt agreements may contain certain prohibitions or limitations on the payment of dividends. Because Guarantee Insurance is regulated by the Florida OIR, and Guarantee Fire & Casualty is, and after we acquire it will continue to be, regulated by the Georgia Department of Insurance, Guarantee Insurance is, and Guarantee Fire & Casualty

will be, subject to significant regulatory restrictions limiting their ability to declare and pay dividends. In accordance with the terms of Guarantee Insurance’s redomestication to Florida which occurred on December 29, 2006, any and all dividends which may be paid by Guarantee Insurance prior to December 29, 2009 must be pre-approved by the Florida OIR.
     At the time we acquired Guarantee Insurance, it had a large statutory accumulated deficit. As of June 30, 2008, Guarantee Insurance’s statutory accumulated deficit was $96.8 million. Under Florida law, insurance companies may only pay dividends out of available and accumulated surplus funds which are derived from realized net operating profits on their business and net realized capital gains, except under certain limited circumstances with the approval of the Florida OIR. Consequently, for the foreseeable future no dividends may be paid by Guarantee Insurance except with the prior approval of the Florida OIR.
     We plan to write most of our business through Guarantee Fire & Casualty after we acquire it upon completion of this offering. The Georgia Insurance Department must approve any dividend that may be paid by Guarantee Fire & Casualty after we acquire it, that, together with all other dividends paid by Guarantee Fire & Casualty during the preceding twelve months, exceeds the greater of 10% of Guarantee Fire & Casualty’s prior year end surplus or the net income from the prior year, not including realized capital gains.
     For additional information regarding restrictions on the payment of dividends by us and our insurance company subsidiaries, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Business—Regulation—Dividend Limitations.”

CAPITALIZATION
     The table below sets forth our consolidated capitalization as of June 30, 2008 on an actual basis and on an as adjusted basis giving effect to the sale of       shares of common stock in this offering at an assumed initial public offering price of $      per share, which is the mid-point of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and our estimated offering expenses and assuming that the underwriters do not exercise their over-allotment option.
     You should read this table in conjunction with the “Use of Proceeds, “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus and our financial statements and related notes included in the back of this prospectus.

	As of June 30, 2008
	Actual	As Adjusted
	(Unaudited)
	(in thousands)
Debt Outstanding

Notes payable	$14,504	$
Surplus notes	1,187
Subordinated debentures	1,658

Total debt outstanding	17,349

Stockholders’ equity
Series A common stock, par value $.001 per share, 3,000,000 shares authorized, 561, 289 shares issued and outstanding, actual; no shares authorized or issued and outstanding, as adjusted(1)	1
Series B common stock, par value $.001 per share, 800,000 shares authorized, 800,000 shares issued and outstanding, actual; 4,000,000 shares authorized, no shares issued and outstanding, as adjusted (2)	1
Common stock, par value $.001 per share, no shares authorized or issued and outstanding, actual; 40,000,000 shares authorized; shares issued and outstanding, as adjusted(1)	—
Additional paid-in capital	5,509
Retained earnings	1,904
Accumulated other comprehensive loss, net of deferred income tax benefit	(590)

Total stockholders’ equity	6,825

Total capitalization	$24,174

(1)	On August 27, 2008, we amended our certificate of incorporation to authorize 40,000,000 shares of common stock, par value $.001 per share, at which time all outstanding shares of Series A common stock were reclassified as shares of common stock on a one-for-one basis.

(2)	At the closing of this offering, all outstanding shares of Series B common stock will be converted into shares of common stock on a one-for-one basis.

     The number of shares of common stock shown to be outstanding after this offering excludes:

•	up to shares of common stock that may be issued pursuant to the underwriters’ over-allotment option;

•	168,500 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2008;

•	shares of common stock that may be issued pursuant to stock options we intend to grant to our executive officers and other employees upon completion of this offering, at an exercise price equal to the initial public offering price; and

•	additional shares available for future issuance under our 2008 Stock Incentive Plan.

DILUTION
     As of June 30, 2008, our net tangible book value was $5.5 million, or $4.07 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities divided by the number of shares of our common stock outstanding. After giving effect to the issuance of       shares of our common stock at the assumed initial public offering price of $       per share, which is the mid-point of the price range set forth on the cover page of this prospectus, and the application of the estimated net proceeds therefrom, and after deducting estimated underwriting discounts and commissions and our estimated offering expenses, our net tangible book value as of June 30, 2008 would have been approximately $      million, or $      per share of common stock. This amount represents an immediate increase in net tangible book value of $      per share to our existing stockholders and an immediate dilution of $      per share from the assumed initial public offering price of $      per share issued to new investors purchasing shares in this offering. The table below illustrates the dilution on a per share basis:

Assumed initial public offering price per share		$
Net tangible book value per share as of June 30, 2008	$
Increase in net tangible book value per share attributable to this offering

Net tangible book value per share after this offering

Dilution per share to new investors in this offering		$

     The table below sets forth, as of June 30, 2008, the number of shares of our common stock issued, the total consideration paid and the average price per share paid by our existing stockholders and our new investors in this offering, after giving effect to the issuance of      shares of common stock in this offering at the assumed initial public offering price of $      per share, before deducting underwriting discounts and commissions and our estimated offering expenses of $      per share.

								Average
	Shares Issued			Total Consideration				Price
	Number	Percent		Amount		Percent		Per Share
Existing stockholders	1,362,289		%		$5,371,899		%	$3.94
New investors				$

Total		100.0%		$		100.0%

     This table does not give effect to:
•	up to shares of common stock that may be issued pursuant to the underwriters’ over-allotment option;

•	168,500 shares of common stock issuable upon the exercise of options outstanding as of June 20, 2008;

•	shares of common stock that may be issued pursuant to stock options we intend to grant to our executive officers and other employees upon completion of this offering, at an exercise price equal to the initial public offering price; and

•	additional shares available for future issuance under our 2008 Stock Incentive Plan.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
     The following income statement data for the six months ended June 30, 2008 and 2007 and balance sheet data as of June 30, 2008 were derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The income statement data for the years ended December 31, 2007, 2006 and 2005 and balance sheet data as of December 31, 2007 and 2006 were derived from our audited consolidated financial statements included elsewhere in this prospectus. The income statement data for the year ended December 31, 2004 and balance sheet data as of December 31, 2005 and 2004 were derived from our audited consolidated financial statements that are not included in this prospectus. The income statement data for the year ended December 31, 2003 and the balance sheet data as of December 31, 2003 were derived from our unaudited consolidated financial statements that are not included in this prospectus. These historical results are not necessarily indicative of results to be expected in any future period. You should read the following selected financial information together with the other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.

	Six Months Ended
	June 30,		Years Ended December 31,
	2008	2007	2007		2006		2005	2004(1)		2003(2)

In thousands, except per share data

Income Statement Data
Gross premiums written	$69,732	$54,029	$85,810		$62,372		$47,576	$30,911		$—
Ceded premiums written	40,438	37,331	54,849		42,986		23,617	22,702		—

Net premiums written	29,294	16,698	30,961		19,386		23,959	8,209		—

Revenues
Net premiums earned	20,104	9,988	24,613		21,053		21,336	2,948		—
Insurance services income	3,008	3,058	7,027		7,175		4,369	6,429		5,952
Net investment income	980	537	1,326		1,321		1,077	233		94
Net realized losses on investments	56	(8)	(5)		(1,346)		(2,298)	(4,632)		126

Total revenues	24,148	13,575	32,961		28,203		24,484	4,978)		6,172

Expenses
Net losses and loss adjustment expense	11,956	5,991	15,182		17,839		12,022	2,616		—
Net policy acquisition and underwriting expenses	5,495	2,392	6,023		3,834		3,168	2,016		—
Other operating expenses	4,233	4,062	8,519		9,704		6,378	4,989		7,760
Interest expense	725	568	1,290		1,109		1,129	555		148

Total expenses	22,409	13,013	31,014		32,486		22,697	10,176		7,908

Other income	219	—	—		796	(3)	—	110		—
Gain on early extinguishment of debt	—	—	—		6,586	(3)	—	—		—

Income (loss) before income taxes	1,958	562	1,947		3,099		1,787	(5,088)		(1,736)
Income tax expense (benefit)	250	(899)	(432)		1,489		687	(751)		—

Net income (loss)	$1,708	$1,461	$2,379		$1,610		$1,100	$(4,337)		$(1,736)

Earnings Per Share
Basic	$1.25	$1.12	$1.77		$1.16		$.88	NM	(4)	NM	(4)
Diluted	1.25	1.11	1.76		1.15		.87	NM	(4)	NM	(4)

Weighted Average Number of Shares Used in the Determination of:
Basic	1,361	1,310	1,342		1,392		1,251	NM	(4)	NM	(4)
Diluted	1,370	1,319	1,351		1,398		1,258	NM	(4)	NM	(4)

Return on average equity (5)	55.7%	82.0%	58.5%		107.0%		NM (4)	NM	(4)	NM	(4)

Selected Insurance Ratios (6)
Net loss ratio	59.5%	60.0%	61.7	%(7)	84.7	%(7)	56.3%	NM	(4)	NM	(4)
Net expense ratio	27.3	23.9	24.5		18.2		14.8	NM	(4)	NM	(4)

Net combined ratio	86.8%	83.9%	86.2%		102.9%		71.1%	NM	(4)	NM	(4)

	June 30,	December 31,
	2008	2007	2006	2005	2004(1)	2003(2)

In thousands

Balance Sheet Data
Cash and cash equivalents	$4,538	$4,943	$17,841	$20,420	$3,965	$2,276
Investments	54,199	56,816	32,543	20,955	16,446	17,577
Amounts recoverable from reinsurers	43,670	47,519	41,531	22,955	10,978	8,265
Premiums receivable	60,594	36,748	19,450	21,943	19,244	—
Prepaid reinsurance premiums	31,341	14,963	7,466	4,402	14,925	—
Other assets	17,543	14,248	11,838	9,563	8,957	5,352

Total assets	$211,885	$175,237	$130,669	$100,328	$74,515	$33,470

Reserves for losses and loss adjustment expenses	$72,687	$69,881	$65,953	$39,478	$19,885	$13,676
Unearned and advanced premium reserves	54,624	29,160	15,643	13,214	20,185	—
Reinsurance funds withheld and balances payable	45,559	44,073	26,787	25,195	15,697	2,685
Debt	17,689	16,907	11,741	11,995	10,379	8,934
Other liabilities	14,501	9,780	7,851	10,040	8,324	6,558

Total liabilities	205,060	169,801	127,975	99,922	74,470	31,853

Stockholders’ equity	6,825	5,436	2,694	316	45	1,617

Total liabilities and stockholders’ equity	$211,885	$175,237	$130,669	$100,238	$74,515	$33,470

(1)	We began our current workers’ compensation business operations in 2004. The income statement data reflects the results of our insurance services operations for the full year and the results of our insurance operations for the last two quarters of 2004.

(2)	The income statement data for 2003 reflects the results of our insurance services operations. The balance sheet at December 31, 2003 reflects the financial position associated with Guarantee Insurance’s legacy commercial general liability business, which Guarantee Insurance ceased writing in 1983, together with our insurance services operations.

(3)	In 2006, we entered into a settlement and termination agreement with the former owner of Guarantee Insurance that allowed for an early extinguishment of debt in the amount of $8.8 million in exchange for $2.2 million in cash and release of the indemnification agreement previously entered into by the parties. As a result, we recognized a gain on the early extinguishment of debt on a pre-tax basis of $6.6 million. We also recognized other income in connection with the forgiveness of accrued interest associated with the early extinguishment of debt on a pre-tax basis of $796,000.

(4)	Not meaningful.

(5)	Return on average equity is calculated by dividing net income, annualized in the case of periods less than one year, by average stockholders’ equity as of the beginning and end of the period.

(6)	The net loss ratio is calculated by dividing net losses and loss adjustment expenses by net earned premiums. The net expense ratio is calculated by dividing net policy acquisition and underwriting expenses (which are comprised of gross policy acquisition costs and other gross expenses incurred in our insurance operations, net of ceding commissions earned from our reinsurers) by net earned premiums. The net combined ratio is the sum of the net loss ratio and the net expense ratio.

(7)	On an accident year basis, our net loss ratios for 2007 and 2006 were 75.7% and 72.8%, respectively. An accident year loss ratio is calculated by dividing net loss and loss adjustment expenses for insured events occurring during a particular year, regardless of when reported, by net earned premiums for that year. See “Business—Reconciliation of Reserves for Losses and Loss Adjustment Expenses.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus. This discussion includes forward-looking statements that are subject to risks, uncertainties and other factors described under the captions “Risk Factors” and “Forward Looking Statements.” These factors could cause our actual results in 2008 and beyond to differ materially from those expressed in, or implied by, those forward-looking statements.
Overview
     Patriot Risk Management, Inc. is a workers’ compensation risk management company that provides alternative market and traditional workers’ compensation products and services. Our business model has two components: insurance and insurance services. In our insurance segment, we generate underwriting and investment income by providing alternative market risk transfer solutions and traditional workers’ compensation insurance. In our insurance services segment, we generate fee income by providing nurse case management, cost containment and captive management services to Guarantee Insurance for its benefit and for the benefit of the segregated portfolio captives and for the benefit of our quota share reinsurers, National Indemnity Company, a subsidiary of Berkshire Hathaway rated “A++” (Superior) by A.M. Best Company, and effective July 1, 2008, Swiss Reinsurance America Corporation, a reinsurance company rated “A+” (Superior) by A.M. Best. Both companies provide us with quota share reinsurance in most of the states in which we write our traditional business. When we refer to our quota share reinsurer, we are referring to National Indemnity for periods prior to July 1, 2008 and, collectively, to National Indemnity and Swiss Reinsurance America for periods on and after July 1, 2008. We plan to offer these fee-generating insurance services, together with reinsurance intermediary, claims administration and general agency services, to other regional and national insurance companies and self-insured employers. We also plan to increase the amount of fee income we earn by expanding both organically and through strategic acquisitions of claim administrators, general agencies, or preferred provider network organizations.
     We currently write insurance in 19 states and the District of Columbia. For the six months ended June 30, 2008 and the year ended December 31, 2007, approximately 55% and 59% of our total direct premiums written, respectively, were concentrated in Florida.
     For the six months ended June 30, 2008, approximately 32% of our traditional business direct premiums written were concentrated in Florida, and approximately 14%, 11%, 9% and 8% were concentrated in Missouri, New Jersey, Indiana and Arkansas, respectively. No other state accounted for more than 5% of our traditional business direct premiums written for the six months ended June 30, 2008. For the year ended December 31, 2007, approximately 41% of our traditional business direct premiums written were concentrated in Florida, and approximately 17%, 12% and 11% were concentrated in Missouri, Indiana and Arkansas, respectively. No other state accounted for more than 5% of our traditional business direct premiums written for the year ended December 31, 2007.
     For the six months ended June 30, 2008 approximately 82% of our alternative market business direct premiums written were concentrated in Florida. No other state accounted for more than 5% of our alternative market business direct premiums written for the six months ended June 30, 2008. For the year ended December 31, 2007, approximately 84% of our alternative market business direct premiums written were concentrated in Florida. No other state accounted for more than 5% of our alternative market business direct premiums written for the year ended December 31, 2007.
     Invested assets and associated investment income are an important part of our business. We hold invested assets associated with the statutory surplus we maintain for the benefit of our policyholders. Additionally, because a period of time elapses between our receipt of premiums and the ultimate settlement of claims, we hold invested assets associated with our reserves for losses and loss adjustment expenses which we believe will be paid at a future date. Generally, the period of time that elapses from the receipt of premium to the ultimate settlement of claims for workers’ compensation insurance is longer than many other property and casualty insurance products. Accordingly, we are generally able to generate more investment income on our loss and loss adjustment expense reserves than insurance companies operating in many other lines of business. From December 31, 2004 to June 30, 2008, our investment portfolio, including cash and cash equivalents, increased from $20.4 million to $58.7 million.
     We utilize quota share and excess of loss reinsurance to maintain what we believe are appropriate leverage ratios and reduce our exposure to losses and loss adjustment expenses. Quota share reinsurance is a form of proportional reinsurance in which the reinsurer assumes an agreed upon percentage of each risk being insured and shares all premiums and losses with us in that proportion. Excess of loss reinsurance covers all or a specified portion of losses on underlying insurance policies in excess of a specified amount, or retention. The cost and limits of the reinsurance coverage we purchase vary from year to year based upon the availability of reinsurance at acceptable prices and our desired level of retention. Retention refers to the amount of risk that we retain for our own account. See “Business-Reserves.”
     Effective July 1, 2008 and subject to the receipt of executed binders, we renewed the quota share reinsurance for our traditional workers’ compensation business with National Indemnity Company, a subsidiary of Berkshire Hathaway rated “A++” (Superior) by A.M. Best, and Swiss Reinsurance America, a reinsurance company rated “A+” (Superior) by A.M. Best. Quota share reinsurance is proportional in nature. The assuming company shares proportionally in the premiums and losses and loss adjustment expenses of the ceding company. Our current quota share reinsurance applies to losses occurring under our traditional policies during the period from July 1, 2008 through December 31, 2008 (excluding certain states). Under the terms of this reinsurance, Guarantee Insurance cedes 50% of premiums and associated losses and loss adjustment expenses on traditional workers’ compensation business in all states other than South Carolina, Georgia, and Indiana, where we retain 100% of the risk, because our quota share reinsurer excludes these states based, we believe, on its prior experience reinsuring workers’ compensation risks in these states. National Indemnity has a 75% share of this reinsurance, and Swiss Reinsurance America has the remaining 25% share. This reinsurance covers a 50% share of all losses and loss adjustment expenses up to $500,000 per occurrence, subject to various restrictions and exclusions. Guarantee Insurance earns a commission on the ceded premium as compensation for placing the business with the reinsurer and to cover Guarantee Insurance’s policy acquisition costs, which is referred to as a ceding commission. As with any reinsurance arrangement, the ultimate liability for the payment of losses and loss adjustment expenses resides with Guarantee Insurance, as the ceding company. Upon completion of this offering, we plan to reduce or eliminate our quota share reinsurance on our traditional business.
     In addition to quota share reinsurance, we maintain excess of loss reinsurance for our traditional workers’ compensation coverage with third-party reinsurers. We renewed this excess of loss reinsurance on July 1, 2008, subject to the receipt of executed binders. Our excess of loss reinsurance agreements cover losses per occurrence in excess of the retention level and up to the limit of the reinsurance coverage. Our reinsurers provide various layers of coverage up to a specified amount. As consideration for this coverage, we pay excess of loss reinsurers a percentage of our direct premiums, subject to certain annual minimum reinsurance premium requirements. Our current retention for traditional workers’ compensation business is $1.0 million per occurrence, subject to an additional aggregate $1.0 million annual deductible under the excess of loss coverage for its traditional business written or renewed on or after July 1, 2008. Accordingly, for business subject to our quota share reinsurance agreement, subject to the deductible, our effective retention for a $1 million claim is $750,000: 50% of the first $500,000 and 100% of the next $500,000. Upon completion of this offering, we plan to reduce or eliminate our quota share reinsurance on our traditional business. We have the option of terminating our current quota share reinsurance coverage upon 15 days’ notice to our quota share reinsurer. Our first, second and third layers of excess of loss reinsurance provide $4.0 million of coverage per occurrence in excess of our $1.0 million retention, $5.0 million of coverage per occurrence in excess of $5.0 million and $10.0 million of coverage per occurrence in excess of $10.0 million, respectively. However, effective July 1, 2008, the first layer of this excess of loss reinsurance for our traditional business ($4.0 million excess of a $1.0 million retention) is subject to an annual deductible of $1.0 million such that this reinsurance only applies to losses in excess of $1.0 million per occurrence during the period July 1, 2008 to June 30, 2009 to the extent that such losses exceed $1.0 million in the aggregate. See “Business — Reinsurance.”
     With our captive insurance plan, we write a workers’ compensation policy for the employer and facilitate the establishment of a segregated portfolio cell within a segregated portfolio captive by coordinating the necessary interactions among the party controlling the cell, the insurance agency, the segregated portfolio captive, its manager and insurance regulators in the jurisdiction where the captive is domiciled. Segregated portfolio cells may be controlled by policyholders, parties related to policyholders, insurance agencies or others. Once the segregated portfolio cell is established, Guarantee Insurance enters into a reinsurance agreement with the segregated portfolio captive acting on behalf of the segregated portfolio cell. For a segregated portfolio cell that is controlled by a policyholder, Guarantee Insurance generally cedes on a quota share basis to the segregated portfolio captive 90% of the risk on the workers’ compensation policy up to a level specified in the reinsurance agreement, and retains 10% of the risk. For a segregated portfolio cell that is controlled by an insurance agency, Guarantee Insurance generally cedes on a quota share basis to the segregated portfolio captive 50% of the risk on policies produced by the agency up to a level specified in the reinsurance agreement, and retains 50% of the risk. Any amount of losses in excess of $1.0 million per occurrence is not covered by this reinsurance agreement. If aggregate covered losses exceed the level specified in the reinsurance agreement, the segregated portfolio captive reinsures the entire amount of the excess losses up to the aggregate liability limit specified in the agreement. If the aggregate losses for the segregated portfolio cell exceed the aggregate liability limit, Guarantee Insurance retains 100% of those excess losses, except to the extent that any loss exceeds $1.0 million per occurrence, in which case the amount of such loss in excess of $1.0 million is reinsured under Guarantee Insurance’s excess of loss reinsurance program. See “Business—Reinsurance — Alternative Market Business.”
     The workers’ compensation insurance industry is cyclical in nature and influenced by many factors, including price competition, medical cost increases, natural and man-made disasters, changes in interest rates, changes in state laws and regulations and general economic conditions. A hard market cycle in our industry is characterized by decreased competition that results in higher premium rates, more restrictive policy coverage terms and lower commissions paid to agencies. In contrast, a soft market cycle is characterized by increased competition that results in lower premium rates, expanded policy coverage terms and higher commissions paid to agencies. We believe that the current workers’ compensation insurance market has been transitioning to an environment in which underwriting capacity and price competition have increased. In our traditional workers’ compensation business, we experienced increased price competition in 2007 and 2008 in certain markets.
     For the six months ended June 30, 2008 and the year ended December 31, 2007, we wrote approximately 70% and 74%, respectively, of our direct premiums written in four administered pricing states — Florida, New York, Indiana and New Jersey. In administered pricing states, insurance rates are set by the state insurance regulators and are adjusted periodically. Rate competition generally is not permitted in these states. The Florida OIR approved statewide rate decreases of 18.4% and 15.7%, effective January 1, 2008 and January 1, 2007, respectively. If a state insurance regulator lowers premium rates, we will be less profitable. We have responded to these rate decreases by expanding our alternative market business in Florida, strengthening our collateral on that business where appropriate, and increasing consent-to-rate (a limited program under which the Florida OIR allows insurers to charge a rate that exceeds the state-established rate when deemed necessary by the insurer) on renewal policies on Florida traditional business. In addition, we have the ability to offer different kinds of policies in administered pricing states, including retrospectively rated policies and dividend policies, for which an insured can receive a return of a portion of the premium paid if the insured’s claims experience is favorable. We expect an increase in Florida experience modifications, which permit us to increase the premiums we charge based on a policyholder’s loss history. We anticipate that our ability to adjust to these market changes will create opportunities for us as our competitors with higher expense ratios find the Florida market less desirable.
     The cyclical nature of the industry, the actions of our competitors, state insurance regulation and general economic factors could cause our revenues and net income to fluctuate. Our strategy across market cycles is to maintain premium rates, deploy capital judiciously, manage our expenses and focus on underserved sectors within our target markets that we believe will provide opportunities for favorable underwriting margins.
     In September 2003, Patriot’s wholly-owned subsidiary, Guarantee Insurance Group, Inc., acquired Guarantee Insurance Company, a shell property and casualty insurance company that was not then writing new business, for a purchase price of approximately $9.5 million, in the form of $750,000 in cash and a note in the amount of approximately $8.8 million. At that time, Guarantee Insurance had a number of commercial general liability claims, including asbestos and environmental claims, that had been in run-off since 1983. The former owner of Guarantee Insurance agreed to indemnify Patriot for certain losses in excess of reserves arising from these claims up to the amount of the original purchase price. On March 30, 2006, Patriot entered into a settlement and termination agreement with the seller where the note issued as part of the purchase price was released in exchange for a cash payment of $2.2 million and the release of the seller’s agreement to indemnify Patriot for losses in excess of reserves. In 2006, we recognized a pre-tax $6.6 million gain on early extinguishment of debt in connection with this settlement and termination agreement. As of June 30, 2008, we held net reserves in the amount of approximately $5.0 million for losses attributable to the legacy claims.
Principal Revenue and Expense Items
     Our revenues consist primarily of the following:
     Premiums Earned
     Premiums earned represent the earned portion of our net premiums written. Net premiums written are equal to gross premiums written less premiums ceded to reinsurers. Gross premiums written include the estimated annual direct premiums written from each insurance policy we write or renew during the reporting period based on the policy effective date or the date the policy is bound, whichever is later, as well as premiums assumed from mandatory pooling arrangements.
     Premiums are earned on a daily pro rata basis over the term of the policy. At the end of each reporting period, premiums written that are not yet earned are classified as unearned premiums and are earned in subsequent periods over the remaining term of the policy. Our insurance policies typically have a term of one year. Thus, for a one-year policy written on July 1, 2007 for an employer with constant payroll during the term of the policy, we would earn half of the premiums in 2007 and the other half in 2008.
     Many of our policies renew on January 1 of each year. As a result, we experience some seasonality in our net premiums written in that generally we write more new and renewal policies during the first quarter. The actual premium we earn on a policy is based on the actual payroll during the term of the policy. We conduct premium audits on our traditional business and alternative market policyholders annually upon the expiration of each policy, including when the policy is renewed. The purpose of these audits is to verify that policyholders have accurately reported their payroll expenses and employee job classifications, and therefore have paid us the premium required under the terms of their policies. In addition to annual audits, we selectively perform interim audits on certain classes of business if significant or unusual claims are filed or if the monthly reports submitted by a policyholder reflect a payroll pattern or any aberrations that cause underwriting, safety or fraud concerns.
     Insurance Services Income
     Insurance services income is a key component of our hybrid business model. Insurance services income is currently generated almost exclusively from nurse case management, cost containment and captive management services, which we provide to Guarantee Insurance, for its benefit and for the benefit of the segregated portfolio captives and our quota share reinsurer. Our unconsolidated insurance services segment income includes all insurance services fee income earned by PRS Group, Inc. and its subsidiaries, which we collectively refer to as PRS. However, the fees earned by PRS from Guarantee Insurance that are attributable to the portion of the insurance risk that Guarantee Insurance retains are eliminated upon consolidation. Therefore, our consolidated insurance services income consists of the fees earned by PRS that are attributable to the portion of the insurance risk assumed by the segregated portfolio captives and our quota share reinsurer, which represent the pass through of fees paid by our quota share reinsurer and the segregated portfolio captives for services performed on their behalf and for which Guarantee Insurance is reimbursed through a ceding commission. For financial reporting purposes, we treat ceding commissions as a reduction in net policy acquisition and underwriting expenses.
     The fees earned by PRS that are attributable to the portion of the insurance risk assumed by the segregated portfolio captives and our quota share reinsurer represent consideration for the fair value of these insurance services. The fair value of nurse case management services is based on a monthly charge per claimant. The fair value of cost containment services is based on a percentage of claim savings. The fair value of captive management services is based on a percentage of earned premium attributable to segregated portfolio captives serviced by PRS. Although consolidated insurance services income is currently almost wholly dependent on Guarantee Insurance’s premium and risk retention levels, we plan to offer these fee-generating insurance services, together with reinsurance intermediary, claims administration and general agency services, to other regional and national insurance companies and self-insured employers. We also plan to increase the amount of fee income we earn by expanding both organically and through strategic acquisitions of claim administrators, general agencies, or preferred provider network organizations.
     Through PRS, we intend to continue to generate insurance services income from nurse case management, cost containment and captive management services performed for the benefit of the segregated portfolio captives and our quota share reinsurer. The captive management services that historically had been performed by PRS included general agency services and captive administration services. As consideration for providing general agency services for alternative market business, Guarantee Insurance paid PRS general agency commission compensation, a portion of which was retained by PRS and a portion of which was paid by PRS as commission compensation to the producing agents. Effective January 1, 2008, Guarantee Insurance began working directly with agents to market segregated portfolio captive insurance solutions and paying commissions directly to the producing agents. As a result, PRS ceased earning general agency commissions from Guarantee Insurance and ceased paying commissions to the producing agents. However, we plan to continue to provide captive administrative services through PRS to segregated portfolio captives.
     Net Investment Income and Net Realized Gains and Losses on Investments
     Our net investment income includes interest and dividends earned on our invested assets, net of investment expenses. In 2007, we acquired tax exempt municipal debt securities, which are classified as available-for-sale, to help increase the after-tax contribution of net investment income. Tax exempt securities typically have an adverse effect on net investment income and pre-tax investment portfolio yields, which effect is generally offset by a reduction in aggregate effective federal income tax rates.
     We assess the performance of our investment portfolio using a standard tax equivalent yield metric. Investment income that is tax-exempt is grossed up by our marginal federal tax rate of 34% to express yield on tax-exempt securities on the same basis as taxable securities. Net realized gains and losses on our investments are reported separately from our net investment income. Net realized gains occur when our investment securities are sold for more than their costs or amortized costs, as applicable. Net realized losses occur when our investment securities are sold for less than their costs or amortized costs, as applicable, or are written down as a result of an other-than-temporary impairment.
     Our expenses consist primarily of the following:
     Losses and Loss Adjustment Expenses Incurred
     Losses and loss adjustment expenses incurred represents our largest expense item. Losses and loss adjustment expenses are comprised of paid losses and loss adjustment expenses, estimates of future claim payments on claims reported in the period, changes in those estimates from prior reporting periods and costs associated with investigating, defending and servicing reported claims. These expenses fluctuate based on the amount and types of risks we insure. We record losses and loss adjustment expenses related to estimates of future claim payments based on case-by-case valuations and statistical analyses. We seek to establish reserves at the most likely ultimate exposure based on our historical claims experience. More serious claims typically take several years to close, and we revise our estimates as we receive additional information about the condition of injured employees and as industry conditions change. Our ability to estimate losses and loss adjustment expenses accurately at the time we price our insurance policies is a critical factor in our profitability.
     Net Policy Acquisition and Underwriting Expenses
     Net policy acquisition and underwriting expenses represent the costs we incur in connection with our insurance operations, principally costs to acquire, underwrite and administer the traditional and alternative market workers’ compensation insurance policies we issue. These expenses include commissions, salaries and benefits related to insurance operations, state and local premium taxes and fees and other operating costs, partially offset by ceding commissions we earn from reinsurers under our reinsurance program.
     Other Operating Expenses
     Other operating costs represent the costs we incur other than those associated with our insurance operations, principally costs incurred in connection with our insurance services operations and holding company expenses. These expenses include (i) the cost of providing nurse case management services, (ii) preferred provider network costs for access to discounted health care services to reduce the losses and loss adjustment expenses incurred by the segregated portfolio captives operated by our alternative market policyholders or other parties and incurred by our quota share reinsurer, and (iii) commissions to brokers and agents for the acquisition of alternative market business.
     Interest Expense
     Interest expense represents amounts we incur on our outstanding indebtedness based on the applicable interest rates during the relevant periods.
     Income Tax Expense
     Income tax expense represents both current and deferred federal income taxes incurred.
Measurement of Results
     We use various measures to analyze the growth and profitability of business operations. For our insurance business, we measure growth in terms of gross and net premiums written, and we measure underwriting profitability by examining our net loss, net expense and combined ratios. A combined ratio is the sum of the net loss ratio and the net underwriting expense ratio, each calculated as described below. We also measure our gross and net premiums written to surplus ratios to measure the adequacy of capital in relation to premiums written. For insurance services, we measure growth in terms of fee income produced from insurance services. We analyze profitability by evaluating income before taxes. On a consolidated basis, we measure profitability in terms of net income and return on average equity.
     Premiums written. Gross premiums written represent the estimated gross premiums for the duration of the policy, recognized at the inception of the policy. We use gross premiums written to measure our sales of insurance products. Gross premiums written also correlates to our ability to generate net premiums earned and, with respect to the premiums we cede to the segregated portfolio captives and our quota share reinsurer, ceding commissions and insurance services income.
     Loss ratio. We use accident year and calendar year loss ratios to measure our underwriting profitability. An accident year loss ratio measures losses and loss adjustment expenses for insured events occurring in a particular year, regardless of when they are reported, as a percentage of premium earned during that year. A calendar year loss ratio measures losses and loss adjustment expense for insured events occurring during a particular year and the change in loss reserves from prior accident years as a percentage of premiums earned during that year. The net loss ratio is calculated by dividing net losses and loss adjustment expenses by net earned premiums. The net loss ratio measures claims experience, net of the effects of reinsurance, and therefore is a measure of the effectiveness of our underwriting efforts. We report our net loss ratio on a calendar year basis.
     Net expense ratio. The net expense ratio is calculated by dividing net policy acquisition and underwriting expenses (which are comprised of gross policy acquisition costs and other gross expenses incurred in our insurance operations, net of ceding commissions earned from our reinsurers) by net earned premiums. The expense ratio measures our operational efficiency in producing, underwriting and administering our insurance business. The gross expense ratio is calculated before the effect of ceded reinsurance. We calculate our expense ratio on a net basis (after the effect of ceded reinsurance and related ceding commission income) to measure the effects on our consolidated income before income taxes. Ceding commission revenue reduces our gross underwriting expenses in our insurance operations.
     Combined ratio. We use the combined ratio to measure our underwriting profitability. The combined ratio is the sum of the net loss ratio and the net expense ratio.
     Net income and return on average equity. We use net income to measure our profits and return on average equity to measure our effectiveness in utilizing our stockholders’ equity to generate net income on a consolidated basis. In determining return on average equity for a given period, net income is divided by the average of stockholders’ equity at the beginning and end of that period, and annualized in the case of periods less than one year.
Outlook
     Set forth below are certain of our objectives with respect to our business. We caution you that these objectives may not materialize and are not indicative of the actual results that we will achieve. Many factors and future developments may cause our actual results to differ materially and significantly from the information set forth below. See “Risk Factors” and “Forward-Looking Statements.”
     Return on Average Equity
     One of the key financial measures that we use to evaluate our operating performance is return on average equity. We calculate return on average equity for a given year by dividing net income by the average of stockholders’ equity for that year. Our return on average equity was 58.5% and 107.0% for the years ended December 31, 2007 and 2006, respectively. With the increased capitalization as a result of this offering, we expect our return on average equity to decrease. Our overall financial objective is to produce a return on average equity of 10% to 15% in the near term and 15% to 20% over the longer term. To help achieve our longer term return on average equity objective, we may consider funding our operations, in part, with borrowings or other non-equity sources of capital in the future.
     Underwriting Ratios
     In the near term, we target a combined ratio from our insurance operations of 92% to 98%, comprised of a targeted net loss ratio of 62% to 68% and a targeted net expense ratio of 28% to 32%. Over the longer term, we target a combined ratio from our insurance operations of 90% to 95%, comprised of a targeted net loss ratio of 62% to 68% and a targeted net expense ratio of 25% to 30%. We expect our net expense ratio to decline over time as we realize economies of scale. Our combined ratio from our insurance operations was 86.2% for the year ended December 31, 2007 and 89.6% from the inception of our workers’ compensation business in 2004 through December 31, 2007.

     Reinsurance
     We expect that the net proceeds of this offering will provide us with the flexibility to retain more of our traditional workers’ compensation business. We plan to increase our retention by reducing or eliminating the amount of premiums that we currently cede to our quota share reinsurer. We intend to maintain our current retention rates (generally between 10% and 50%) on the alternative market business that we cede to the segregated portfolio captives.
     Current Indebtedness
     We plan to use a portion of the net proceeds from this offering to pay off the entire remaining balance of our credit facility with Aleritas Capital Corporation and our promissory note payable to Mr. Mariano, our Chairman and Chief Executive Officer. At June 30, 2008, the remaining principal balance of the loans from Aleritas Capital Corporation and Mr. Mariano totaled $13.0 million and $1.5 million, respectively. The credit agreement and amendments on the Aleritas Capital Corporation loan provide for a prepayment premium equal to 6% if prepayment is made on or before March 29, 2009. There is no prepayment premium if prepayment is made after March 30, 2009. Upon repayment of these loans, we expect to write off the unamortized balance of capital loan costs. Unamortized loan costs associated with the loans from Aleritas Capital Corporation and Mr. Mariano were approximately $1.5 million and $126,000, respectively, at June 30, 2008.
     Insurance Operating Leverage and Future Indebtedness
     In the near term, we plan to target a net leverage ratio, as measured by net premiums earned to consolidated average capital of between 0.8 to 1 and 1.0 to 1. In the longer term, we plan to target a net leverage ratio of between 1.4 to 1 and 1.8 to 1. Consolidated average capital is comprised of consolidated average stockholders’ equity and consolidated average debt. We intend to utilize debt, as appropriate, to maintain our targeted net leverage ratio. We intend to target a debt to capital ratio of between 25% to 35% over the longer term, and we target an effective interest rate on our debt to range from 5.0% to 8.0%. We expect actual leverage ratios in the near term to be lower than target because we do not expect to be able to immediately fully deploy the proceeds of this offering. Furthermore, actual leverage ratios over the longer term may vary from targets due to factors that affect our ratings with various organizations and capital adequacy requirements imposed by insurance regulatory authorities. These factors include but are not limited to the amount of our statutory surplus and stockholders’ equity, premium growth, quality and terms of reinsurance and line of business mix.
     Investments
     We expect most of our investment portfolio to continue to principally consist of high quality fixed income securities. We plan to continue to pursue competitive investment returns while maintaining a diversified portfolio of securities with a primary emphasis on the preservation of principal through high credit quality issuers with limited exposure to any one issuer. We expect our investment income to increase as our invested assets grow. Our tax-adjusted yield on our investment portfolio, excluding cash and cash equivalents, as of June 30, 2008 was 4.97%. Depending in part on the general level of interest rates, we expect to target a tax-adjusted yield on our investment portfolio in the range of 4.75% to 5.50% over both the near term and longer term. In the near term, we expect to target a ratio of invested assets to average equity of between 1.2 to 1 and 1.4 to 1. In the longer term, principally due to anticipated growth of our investment portfolio derived from our anticipated growth of net reserves for losses and loss adjustment expenses, we expect to target a ratio of invested assets to average equity of between 1.5 to 1 and 2.0 to 1.
     Insurance Services
     Because our consolidated insurance services fee income is currently generated almost entirely from the segregated portfolio captives and our quota share reinsurer, it is currently almost wholly dependent on

Guarantee Insurance’s premium and risk retention levels. Through PRS, we intend to continue to generate insurance services income from nurse case management, cost containment and captive management services performed for the benefit of the segregated portfolio captives and our quota share reinsurer. The captive management services that historically had been performed by PRS included general agency services and captive administration services. As consideration for providing general agency services for alternative market business, Guarantee Insurance paid PRS general agency commission compensation, a portion of which was retained by PRS and a portion of which was paid by PRS as commission compensation to the producing agents. Effective January 1, 2008, Guarantee Insurance began working directly with agents to market segregated portfolio captive insurance solutions and paying commissions directly to the producing agents. As a result, PRS ceased earning general agency commissions from Guarantee Insurance and ceased paying commissions to the producing agents. However, we plan to continue to provide captive administrative services through PRS to segregated portfolio captives.
     We plan to offer these fee-generating insurance services, together with reinsurance intermediary, claims administration and general agency services, to other regional and national insurance companies and self-insured employers in the future. We also plan to increase the amount of fee income we earn by expanding both organically and through strategic acquisitions of claim administrators, general agencies, or preferred provider network organizations. In order to achieve our return on average equity objectives, we target unconsolidated insurance services revenues to increase by between 20% and 30% per year. In the near term, we target insurance services pre-tax net income to increase in proportion to the increase in targeted unconsolidated insurance services revenues. In the longer term, we target insurance services pre-tax net income to increase at a slightly higher rate than unconsolidated insurance services revenues due to economies of scale. Our unconsolidated insurance services revenues increased by 11% in 2007 and 56% in 2006. Our unconsolidated insurance services pre-tax net income increased by 12% in 2007 and 60% in 2006.
     Reserving Methodology for Legacy Asbestos and Environmental Exposures and Unallocated Loss Adjustment Expenses
     When we acquired Guarantee Insurance in 2003, it had certain asbestos and environmental liability exposures arising out of the sale of general liability insurance and participations in reinsurance assumed through underwriting management organizations, commonly referred to as pools. Generally, reserves for asbestos and environmental claims cannot be estimated with traditional loss reserving techniques that rely on historical accident year development factors due to the uncertainties surrounding asbestos and environmental liability claims. As of June 30, 2008, we had established reserves, net of reinsurance recoverables on unpaid losses, of $3.1 million attributable to asbestos and environmental exposures. These reserves are attributable to 29 direct claims, our share of pool claims and our estimate of the impact of unreported claims. Our reserves for direct asbestos and environmental liability claims are based on a detailed review of each case. Our reserves for pooled asbestos and environmental liability exposures are based on our share of aggregate reserves established by pool administrators through their consultation with independent actuarial consultants.
     We believe that our reserve methodology results in net reserves for asbestos and environmental claims that are adequate to cover the ultimate cost of losses and loss adjustment expenses thereon. However, we believe that adopting the survival ratio reserve methodology for asbestos and environmental liability exposures would make our reserve methodology for these exposures generally consistent with our publicly held insurance company peers. Accordingly, we are evaluating the possibility of adopting this methodology. Under the survival ratio reserve methodology, our net reserve for asbestos and environmental liability exposures would be approximately 15 times our average net paid asbestos and environmental liability claims for the three most recent years. If we had adopted the survival ratio reserve methodology as of June 30, 2008, our net reserve for asbestos and environmental liability exposures would be approximately $4.9 million, representing an increase in net losses and loss adjustment expenses of approximately $1.8 million.
     Adjusting and other expense reserves represent claim-related expenses that do not arise from and cannot be assigned to specific claims, such as the general expense of maintaining an internal claims department. As of June 30, 2008, we had established adjusting and other expense reserves associated with outstanding claims and our estimate of unreported claims of approximately $1.2 million. Our adjusting and other expense reserves are based on an estimate of our average adjusting and other cost per claim, multiplied by the number of outstanding claims and our estimate of unreported claims. We believe that this reserve methodology results in net reserves for adjusting and other expenses that are adequate to cover the ultimate cost of adjudicating all outstanding and unreported claims. However, we believe that we now have adequate historical data to permit us to utilize an adjusting and other expense reserve methodology commonly referred to as Kittel’s Method. Furthermore, we believe that adopting Kittel’s Method would be generally consistent with the reserve methodology for adjusting and other expenses employed by our publicly held insurance company peers. Accordingly, we are evaluating the possibility of adopting this methodology. Under Kittel’s Method, our adjusting and other expense reserves would be determined by applying our historical unallocated loss adjustment expense payment ratio to 50% of our loss reserves for reported claims and 100% of our loss reserves for claims incurred but not reported. If we had adopted Kittel’s Method as of June 30, 2008, our adjusting and other expense reserves would be approximately $2.6 million, representing an increase in adjusting and other expenses of approximately $1.4 million.
     We expect to make a decision with respect to the adoption of the survival ratio reserve methodology and Kittel’s Method for adjusting and other expense reserves in the third quarter of 2008. If we adopt either or both of these methodologies, our pre-tax income for the period in which we increase our reserves will decrease by a corresponding amount.
Critical Accounting Policies
     The following is a description of the accounting policies management considers important to the understanding of our financial condition and results of operations.
     Reserves for Losses and Loss Adjustment Expenses
     We record reserves for estimated losses under insurance policies that we write and for loss adjustment expenses related to the investigation and settlement of policy claims. Our reserves for losses and loss adjustment expenses represent the estimated cost of all reported and unreported losses and loss adjustment expenses incurred and unpaid at any given point in time based on facts and circumstances known to us at the time. Our reserves for losses and loss adjustment expenses are estimated using case-by-case valuations and statistical analyses. These estimates are inherently uncertain. In establishing these estimates, we make various assumptions regarding a number of factors, including frequency and severity of claims, length of time to achieve ultimate settlement of claims, projected inflation of medical costs and wages, insurance policy coverage interpretations, judicial determinations and regulatory changes. Due to the inherent uncertainty associated with these estimates, our actual liabilities may be different from our original estimates. On a quarterly basis, we review our reserves for losses and loss adjustment expenses to determine whether any further adjustments are appropriate. Any resulting adjustments are included in the current period’s results. We do not discount loss and loss adjustment expense reserves. Additional information regarding our reserves for losses and loss adjustment expenses can be found in “Business—Loss and Loss Adjustment Expense Reserves.”
     As a result of favorable development on prior accident year reserves, our estimates for incurred losses and loss adjustment expenses decreased by approximately $3.5 million for the year ended December 31, 2007. As a result of adverse development on prior accident year reserves, our estimates for incurred losses and loss adjustment expenses increased by approximately $2.5 million and $583,000 for the years ended December 31, 2006 and 2005, respectively. See “Reconciliation of Reserves for Losses and Loss Adjustment Expenses”. For the six months ended June 30, 2008, we recorded unfavorable development of approximately $175,000 on our workers’ compensation business and approximately $700,000 on our legacy asbestos and environmental exposures and commercial general liability exposures from prior accident years.
     Amounts Recoverable from Reinsurers

     Amounts recoverable from reinsurers represent the portion of our paid and unpaid losses and loss adjustment expenses that is assumed by reinsurers. These amounts are reported on our balance sheet as assets and do not reduce our reserves for losses and loss adjustment expenses because reinsurance does not relieve us of liability to our policyholders. We are required to pay claims even if a reinsurer fails to pay us under the terms of a reinsurance contract. We calculate amounts recoverable from reinsurers based on our estimates of the underlying losses and loss adjustment expenses and the terms and conditions of our reinsurance contracts, which could be subject to interpretation. In addition, we bear credit risk with respect to our reinsurers, which can be significant because some of the unpaid losses and loss adjustment expenses for which we have reinsurance coverage remain outstanding for extended periods of time. With respect to authorized reinsurers we manage our credit risk by generally selecting reinsurers with a financial strength rating of “A-” (Excellent) or better by A.M. Best and by performing quarterly credit reviews of our reinsurers. With respect to unauthorized reinsurers, such as segregated portfolio captives, we manage our credit risk by maintaining collateral, typically in the form of funds withheld and letters of credit, to cover reinsurance recoverable balances. If one of our reinsurers suffers a credit downgrade, we may consider various options to lessen the risk of asset impairment including commutation, novation and additional collateral.
     In order to qualify for reinsurance accounting and provide accounting benefit to us, reinsurance agreements must transfer insurance risk to the reinsurer. Risk transfer standards under generally accepted accounting principles (GAAP) require that (a) the reinsurer assume significant insurance risk (underwriting risk and timing risk) under the reinsured portions of the underlying insurance agreements, and (b) it be reasonably possible that the reinsurer may realize a significant loss from the transaction. In determining whether the degree of risk transfer is adequate to qualify for reinsurance accounting, each reinsurance contract is evaluated on its own facts and circumstances. To the extent that the accounting risk transfer thresholds are not met, the reinsurance transaction is accounted for as a deposit. The treatment of reinsurance transactions as deposits does not mean that economic risk has not been transferred, but rather that the nature and the amount of the risk transferred do not sufficiently satisfy GAAP risk transfer criteria to be afforded reinsurance accounting treatment. We evaluate our reinsurance contracts on a periodic basis to determine whether reinsurance accounting or deposit accounting is appropriate.
     Our reinsurance recoverable was carried net of an allowance for doubtful accounts of $300,000 at December 31, 2007 and 2006. To date, we have not, in the aggregate, experienced material difficulties in collecting balances from our reinsurers. No assurance can be given, however, regarding the future ability of our reinsurers to meet their obligations.
     Premiums Receivable
     Premiums receivable are uncollateralized policyholder obligations due under normal policy terms requiring payment within a specified period from the invoice date. Premium receivable balances are reviewed for collectibility and management provides an allowance for estimated doubtful accounts, which reduces premiums receivable. Our premiums receivable were carried net of an allowance for uncollectible accounts, based upon a specific impairment basis methodology, of $700,000 at June 30, 2008 and December 31, 2007. Due to a significant increase in the aging of our premiums receivable and exposure to uncollateralized balances in the third quarter of 2008, we are in the process of establishing an additional allowance for accounts that may not be collectible but for which we have not specifically identified as impaired. We believe that utilizing this combined allowance methodology is consistent with the methodology utilized by our publicly held insurance company peers. Current estimates of the additional allowance amount that may be required in the third quarter of 2008 based upon this analysis approximate $800,000. No assurance can be given regarding the future ability of our policyholders to meet their obligations.
     Revenue Recognition
     Premiums are earned pro rata over the terms of the policies which are typically annual. The portion of premiums that will be earned in the future is deferred and reported as unearned premiums. We estimate earned but unbilled premiums at the end of the period by analyzing historical earned premium adjustments made and applying an adjustment percentage to premiums earned for the period. We have not experienced any material changes in estimates related to premiums earned, including earned but unbilled premiums. No assurance can be given, however, that there will be no material changes in estimates related to premiums earned, including earned but unbilled premiums, in the future.
     Through PRS, we earn insurance services income by providing a range of insurance services almost exclusively to Guarantee Insurance, for its benefit and for the benefit of the segregated portfolio captives and our quota share reinsurer. Insurance services income is earned in the period that the services are provided. Insurance services include nurse case management, cost containment and captive management services. Insurance service income for nurse case management services is based on a monthly charge per claimant. Insurance service income for cost containment services is based on a percent of claim savings. Insurance services income for captive management services is based on a percentage of earned premium ceded to captive reinsurers in the alternative market. Unconsolidated insurance services segment income includes all insurance services income earned by PRS. However, the insurance services income earned by PRS from Guarantee Insurance that is attributable to the portion of the insurance risk that Guarantee Insurance retains is eliminated upon consolidation. Therefore, our consolidated insurance services income consists of the fees earned by PRS that are attributable to the portion of the insurance risk assumed by the segregated portfolio captives and our quota share reinsurer, which represent the fees paid by the segregated portfolio captives and our quota share reinsurer for services performed on their behalf and for which Guarantee Insurance is reimbursed through a ceding commission. For financial reporting purposes, we treat ceding commissions as a reduction in net policy acquisition and underwriting expenses. Because cost containment revenue is a function of the percentage of medical cost savings generated and the percentage savings are reported to us one month in arrears, we estimate cost containment services income for the current month. We have not experienced any material changes in estimates related to premiums earned, including earned but unbilled premiums. No assurance can be given, however, that there will be no material changes in estimates related to premiums earned, including earned but unbilled premiums, in the future.
     Deferred Policy Acquisition Costs
     We defer commission expenses, premium taxes and certain marketing, sales and underwriting costs that vary with and are primarily related to the acquisition of insurance policies. We also defer associated ceding commission income. These acquisition costs are capitalized and charged to expense ratably as premiums are earned. In calculating deferred policy acquisition costs, we only include costs to the extent of their estimated realizable value, which gives effect to the premiums expected to be earned, anticipated losses and settlement expenses and certain other costs we expect to incur as the premiums are earned, less related net investment income. Judgments as to the ultimate recoverability of deferred policy acquisition costs are highly dependent upon estimated future profitability of unearned premiums. If unearned premiums are less than our expected claims and expenses after considering investment income, we reduce the related deferred policy acquisition costs. To date, we have not, in the aggregate, experienced material changes in our deferred policy acquisition costs in connection with changes in estimated recoverability. No assurance can be given, however, regarding the future recoverability of deferred policy acquisition costs.
     Deferred Income Taxes
     We use the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities resulting from a tax rate change will impact our net income or loss in the reporting period that includes the enactment date of the tax rate change. In assessing whether our deferred tax assets will be realized, management considers whether it is more likely than not that we will generate future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, tax planning strategies and projected future taxable income in making this assessment. If necessary, we will establish a valuation allowance to reduce the deferred tax assets to the amounts that are more likely than not to be realized.
     At December 31, 2005 and 2006, we provided a full valuation allowance on the deferred tax asset attributable to net operating loss carryforwards generated by Tarheel. On April 1, 2007, when Patriot’s majority stockholder contributed all the outstanding capital stock of Tarheel to Patriot Risk Management, Inc., we determined that our operating performance, coupled with our expectations to generate future taxable income, indicated that it was more likely than not that we would be able to utilize this asset to offset future taxes and, accordingly, we reversed this valuation allowance. Because these net operating loss carryforwards originated as a result of a business combination between two entities under common control, we believe that the balance, if any, upon the consummation of our initial public offering will be subject to additional limitations and, accordingly, may not be available for utilization. The deferred tax asset associated with net operating loss carryforwards from Tarheel and its subsidiary, TIMCO, was approximately $1.0 million at June 30, 2008. To the extent that a portion of the net operating loss carryforwards are not available for utilization, we will establish a valuation allowance which would result in a charge to net income in the period in which the allowance is established. To date, no other deferred tax assets have been deemed more likely than not to be unrealizable, and as of June 30, 2008 and December 31, 2007, no valuation allowance was deemed necessary for unrealizable deferred tax assets. No assurance can be given, however, regarding the future realization of deferred tax assets.
     Assessments
     We are subject to various assessments related to our insurance operations, including assessments for state guaranty funds and second injury funds. State guaranty fund assessments are used by state insurance oversight agencies to pay claims of policyholders of impaired, insolvent or failed insurance companies and the operating expenses of those agencies. Second injury funds are used by states to reimburse insurers and employers for claims paid to injured employees for aggravation of prior conditions or injuries. In some states, these assessments may be partially recovered through a reduction in future premium taxes. In accordance with Financial Accounting Standards Board, or FASB, (SFAS) No. 5, “Accounting for Contingencies,” we establish a provision for these assessments at the time the amounts are probable and estimable. Assessments based on premiums are generally paid one year after the calendar year in which the policies are written. Assessments based on losses are generally paid within one year of when claims are paid by us. To date, we have not experienced any material changes in our estimates of assessments for state guaranty funds and second injury funds. No assurance can be given, however, regarding the future changes in estimates of such assessments.
     Share-Based Compensation Costs
     In December 2004, FASB issued Statement of Financial Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R). SFAS 123R requires the compensation costs relating to stock options granted or modified after December 31, 2005 to be recognized in financial statements using the fair value of the equity instruments issued on the grant date of such instruments and to be recognized as compensation expense over the period during which an individual is required to provide service in exchange for the award (typically the vesting period). We adopted SFAS 123R effective January 1, 2006, and the impact of the adoption was not significant to our financial statements for the years ended December 31, 2007 or 2006. We anticipate compensation costs of approximately $      million, relating to      stock options that we expect to be granted upon the consummation of this offering, to be recognized on a pro rata basis over the three year vesting period subsequent to the consummation of this offering. To date, we have not experienced any material changes in our estimates of share-based compensation costs. No assurance can be given, however, regarding the future changes in estimates of share-based compensation costs.
     The fair value of the underlying common stock for all option grants made after December 2005 was determined by the board of directors to be $8.02, which was based on the board’s evaluation of our financial condition and results of operations. Our financial condition, as measured by our internal financial statements and by Guarantee Insurance’s statutory surplus levels and uncertainties related to its abilities to increase premium writings due to surplus constraints, did not change appreciatively between December 30, 2005 and the dates of the subsequent option grants. We did not secure an independent appraisal to verify that valuation because we concluded that an independent appraisal would not result in a more meaningful or accurate determination of fair value under the circumstances.
     The fair value of outstanding vested and unvested options based on the midpoint of the price range set forth on the cover page of this prospectus is $         and $      , respectively. As of June 30, 2008, there were 168,500 outstanding options.
     The increase from the $8.02 per share fair value as of each stock option grant date from December 30, 2005 to July 10, 2007 to the estimated initial public offering price is largely attributable to two principal factors:
•	The first factor is the liquidity-driven valuation premium inherently available to a company as it transitions from privately-held to publicly-traded status.

•	The second factor relates to our growth prospects, which have improved because the additional capital from this offering will allow us to increase our gross premiums written and retain more of our business, together with improved prospects for claim and cost containment and insurance services income.
     See Note 15 to our Consolidated Financial Statements and Note 7 to our unaudited consolidated financial statements as of June 30, 2008 and for the six months then ended for more information regarding our stock option plans, stock options and stock awards granted during 2007, 2006 and 2005. No options or stock awards were granted for the six months ended June 30, 2008.
     Impairment of Invested Assets
     Impairment of an invested asset results in a reduction of the carrying value of the asset and the realization of a loss when the fair value of the asset declines below our carrying value and the impairment is deemed to be other-than-temporary. We regularly review our investment portfolio to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of our invested assets. We consider various factors in determining if a decline in the fair value of a security is other-than-temporary, including the scope of the decline in value, the amount of time that the fair value of the asset has been below carrying value, the financial condition of the issuer and our intent and ability to hold the asset for a period sufficient for it to recover its value.
     In 2005, we determined that our investment in Foundation Insurance Company, or Foundation, a limited purpose captive insurance subsidiary of Tarheel that reinsured workers’ compensation program business, was other-than-temporarily impaired and, accordingly, recognized a realized loss of approximately $1.7 million. Additionally, in 2005, we determined that certain equity securities available for sale were other-than-temporarily impaired and, accordingly, recognized a realized loss of approximately $1.6 million. In 2006, Tarheel invested approximately $950,000 in Foundation in order to permit Foundation to settle certain obligations relating to its business. We wrote down this investment in 2006. For the six months ended June 30, 2008 and the year ended December 31, 2007, we did not recognize any other than temporary impairments. No assurance can be given, however, regarding future changes in estimates related to other-than-temporary impairment of our investment securities.
Recent Accounting Pronouncements
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It does not require any new fair value measurements but applies whenever other standards require or permit assets or liabilities to be measured at fair value. SFAS No. 157 was initially effective for us beginning January 1, 2008 and did not have a material effect on our consolidated financial condition or results of operations. In February 2008, the FASB approved the issuance of FASB Staff Position FAS 157-2, which defers the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or more frequently recurring basis. We do not expect the remaining provisions of SFAS No. 157 to have a material effect on our consolidated financial condition or results of operations.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” SFAS No. 159 grants entities the option to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis as of specified election dates. This election is irrevocable. The objective of SFAS No. 159 is to improve financial reporting and reduce the volatility in reported earnings caused by measuring related assets and liabilities differently. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We did not elect the fair value option for existing eligible items under SFAS No. 159 and, accordingly, the provisions of SFAS No. 159 had no effect on our consolidated financial condition or results of operations for the six months ended June 30, 2008.
     In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” SFAS No. 141(R) provides revised guidance on how an acquirer recognizes and measures in its financial statements, the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. In addition, it provides revised guidance on the recognition and measurement of goodwill acquired in the business combination. SFAS No. 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141(R) is effective for business combinations completed on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, or January 1, 2009. Unless we make a material acquisition, we do not expect the provisions of SFAS No. 141(R) to have a material effect on our consolidated financial condition or results of operations.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51.” SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. We do not expect the provisions of SFAS No. 160 to have a material effect on our consolidated financial condition or results of operations.
     In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We adopted the provisions of FIN 48 effective January 1, 2007. The total amount of unrecognized tax benefits as of December 31, 2007 associated with FIN 48 was approximately $711,000. We had no interest or penalties related to unrecognized tax benefits.
     In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts - An interpretation of FASB Statement No. 60.” SFAS 163 requires that an insurance enterprise recognize a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured financial obligation. It also clarifies how Statement No. 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities, and requires expanded disclosures about financial guarantee insurance contracts. It is effective for financial statements issued for fiscal years beginning after December 15, 2008, except for some disclosures about the insurance enterprise’s risk-management activities. SFAS 163 requires that disclosures about the risk-management activities of the insurance enterprise be effective for the first period beginning after issuance. Except for those disclosures, earlier application is not permitted. The adoption of this statement is not expected to have a material effect on our consolidated financial condition or results of operations.
     In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. It will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The adoption of this statement is not expected to have a material effect on our consolidated financial condition or results of operations.
     In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment to FASB Statement No. 133.” SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The adoption of this statement is not expected to have a material effect on our consolidated financial condition or results of operations.
Results of Operations
     Our results of operations are discussed below in two parts. The first part discusses our consolidated results of operations. The second part discusses our results of operations by segment.
Consolidated Results of Operations
     Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007
     Overview of Operating Results — Net income for the six months ended June 30, 2008 was $1.7 million compared to $1.5 million for the comparable period of 2007. The $247,000 increase was attributable to a $1.4 million increase in income before income taxes, largely offset by a $1.1 million increase in income tax expense. Income before income tax expense for the six months ended June 30, 2008 was $2.0 million compared to $562,000 for the comparable period of 2007. The $1.4 million increase in income before income taxes was principally attributable to an increase in underwriting income from insurance segment operations associated with higher earned premiums, an increase in pre-tax net income from the unconsolidated insurance services segment and increased net investment income, partially offset by an increase in interest expense. Income tax expense for the six months ended June 30, 2008 was $250,000 compared to an income tax benefit of $899,000 for the comparable period of 2007. The increase in income tax expense was primarily attributable to the fact that during the six months ended June 30, 2007 we recognized a $1.9 million reversal of the valuation allowance on our deferred tax asset associated with net operating loss carryforwards related to certain operations, as discussed more fully below.
     Gross Premiums Written — Gross premiums written for the six months ended June 30, 2008 were $69.7 million compared to $54.0 million for the comparable period of 2007, an increase of $15.7 million or 29%. Gross premiums written by line of business were as follows:

	Six Months Ended
	June 30,
In thousands	2008	2007
Direct business:
Traditional business	$36,307	$28,212
Alternative market	32,841	25,386

Total direct business	69,148	53,598
Assumed business (1)	584	431

Total	$69,732	$54,029

(1)	Represents premiums assumed as a result of our participation in the NCCI National Workers’ Compensation Insurance Pool.
     Traditional business gross premiums written for the six months ended June 30, 2008 were $36.3 million compared to $28.2 million for the comparable period of 2007. The $8.1 million increase in traditional business gross premiums written was attributable to an increase in in-force policies, which we refer to as policy counts. Traditional business in-force policies increased by 96%, from 2,168 at June 30, 2007 to 4,248 at June 30, 2008. The increase in policy counts was principally attributable to the expansion of the traditional business pay-as-you-go plan. The increase in policy counts was partially offset by a 23% decrease in average annual in-force premium per policy, from approximately $18,700 at June 30, 2007 to approximately $14,400 at June 30, 2008. The decrease in average annual in-force premium per policy was attributable to a combination of smaller traditional business accounts and mandatory rate decreases in the State of Florida.
     Alternative market gross premiums written for the six months ended June 30, 2008 were $32.8 million compared to $25.4 million for the comparable period of 2007. The $7.5 million increase in alternative market gross premiums written was attributable to an increase in employer groups covered under agency-owned captive arrangements and the addition of certain new alternative market accounts, including two large-deductible policies with approximately $3.0 million of gross premium written during the six months ended June 30, 2008.
     Net Premiums Written — Net premiums written for the six months ended June 30, 2008 were $29.3 million compared to $16.7 million for the comparable period in 2007, an increase of $12.6 million or 75%. Net premiums written by line of business were as follows:

	Six Months Ended
	June 30,
In thousands	2008	2007
Direct business:
Traditional business	$19,684	$15,239
Alternative market	9,026	1,028

Total direct business	28,710	16,267
Assumed business	584	431

Total	$29,294	$16,698

     Traditional business net premiums written for the six months ended June 30, 2008 were $19.7 million compared to $15.2 million for the comparable period of 2007. The $4.4 million increase in traditional business net premiums written was commensurate with the increase in traditional business gross premiums written. For both periods, our traditional business was subject to a 50% quota share reinsurance agreement with National Indemnity, a subsidiary of Berkshire Hathaway, Inc. in states other than South Carolina, Georgia, and Indiana.
     Alternative market net premiums written for the six months ended June 30, 2008 were $9.0 million compared to $1.0 million for the comparable period of 2007. The $8.0 million increase in alternative market net premiums written was attributable to the fact that gross premiums written on certain new alternative market accounts written during the six months ended June 30, 2008, including two large-deductible policies with gross premiums written of approximately $3.0 million, were not ceded to segregated portfolio captives on a quota share basis. Furthermore, we retained a larger portion of the risk (generally 50%) on certain agency-owned captive arrangements that commenced business in 2008. The increase in alternative market net premiums written was also attributable to the increase in alternative market gross premiums written. In addition, approximately $1.0 million of the increase in alternative market net premiums written was attributable to a reinsurance premium credit recognized in connection with the profit sharing provisions of our alternative market excess of loss reinsurance contract covering the treaty year ended June 30, 2008.
     Net Premiums Earned — Net premiums earned for the six months ended June 30, 2008 were $20.1 million compared to $10.0 million for the comparable period of 2007, an increase of $10.1 million or 101%. The increase was primarily attributable to the increase in net premiums written, as net premiums earned are recognized as revenue on a pro rata basis over the terms of the policies written.
     Insurance Services Income — Consolidated insurance services income for the six months ended June 30, 2008 was $3.0 million compared to $3.1 million for the comparable period of 2007, a decrease of $50,000 or 2%. Consolidated insurance services income for both periods was comprised of nurse case management, cost containment and captive management services provided for the benefit of the segregated portfolio captives and our quota share reinsurer. In determining consolidated insurance services income, insurance services income generated from nurse case management and cost containment services provided to Guarantee Insurance is eliminated as intersegment revenue.
     Consolidated insurance services income from nurse case management and cost containment services increased by $404,000 and $222,000, respectively, for the six months ended June 30, 2008 compared to the same period of 2007. These increases were attributable to increases in claims subject to nurse case management and bill review, partially offset by an increase in the portion of this income eliminated in consolidation due to a higher proportion of risk retained by Guarantee Insurance for the six months ended June 30, 2008 compared to the same period of 2007.
     Captive management services include general agency services and captive administration services. As consideration for providing general agency services for alternative market business, Guarantee Insurance paid PRS general agency commission compensation, a portion of which was retained by PRS and a portion of which was paid by PRS as commission compensation to the producing agents. Effective January 1, 2008, Guarantee Insurance began working directly with agents to market segregated portfolio captive insurance solutions and paying commissions directly to the producing agents. As a result, PRS ceased earning general agency commissions from Guarantee Insurance and ceased paying commissions to the producing agents. Consolidated insurance services income attributable to general agency services for the six months ended June 30, 2008, which was only related to premiums earned by the segregated portfolio captives during the six months ended June 30, 2008 but written prior to January 1, 2008, decreased by $784,000 for the six months ended June 30, 2008 compared to the same period of 2007.
     Net Investment Income — Net investment income for the six months ended June 30, 2008 was $980,000 compared to $537,000 for the comparable period of 2007. Gross investment income for the six months ended June 30, 2008 and 2007 was approximately $1.3 million. The average size of our investment portfolio, including cash and cash equivalents, increased by approximately 21% to $60.2 million for the six months ended June 30, 2008 from $49.8 million for the comparable period in 2007. The growth in the size of the investment portfolio was partially offset by a reduction in the portfolio’s non-tax adjusted effective yield, which decreased to approximately 4.3% as of June 30, 2008 from approximately 5.0% as of June 30, 2007. The lower yields are a reflection of prevailing market conditions for fixed income securities and the fact that approximately 40% of our investment portfolio, including cash and cash equivalents, at June 30, 2008 was comprised of tax-exempt state and political subdivision securities, which earn lower non-tax equivalent yields compared to taxable securities. We did not hold any tax-exempt state and political subdivision securities until the second quarter of 2007, and only approximately 11% of our investment portfolio, including cash and cash equivalents, at June 30, 2007 was comprised of tax-exempt state and political subdivision securities.

     Investment expenses for the six months ended June 30, 2008 were $294,000 compared to $736,000 for the comparable period of 2007. Investment expenses are principally comprised of interest expense credited to reinsurance funds withheld balances related to alternative market segregated portfolio captive arrangements and, to a lesser extent, investment management fees. The decrease in investment expenses was attributable to a decrease in short-term Treasury bill rates, which serve as the basis upon which interest is credited to reinsurance funds withheld balances. Reinsurance funds withheld balances were comparable as of June 30, 2008 and 2007. Investment fees did not materially change for the respective periods.
     Net Losses and Loss Adjustment Expenses — Net losses and loss adjustment expenses were $12.0 million for the six months ended June 30, 2008 compared to $6.0 million for the comparable period of 2007, an increase of $6.0 million or 100%. Our net loss ratio for the six months ended June 30, 2008 was 59.5% compared to 60.0% for the same period of 2007. For the six months ended June 30, 2008, we recorded unfavorable development of approximately $175,000 on our workers’ compensation business and unfavorable development of approximately $700,000 on our legacy asbestos and environmental exposures and commercial general liability exposures from prior accident years. For the six months ended June 30, 2007, we recorded unfavorable development of approximately $145,000 on our workers’ compensation business from prior accident years and favorable development of approximately $660,000 on our legacy asbestos and environmental exposures and commercial general liability exposures from prior accident years. Accordingly, net losses and loss adjustment expenses for the accident six months ended June 30, 2008 were $11.1 million, representing an accident period loss ratio of 55.3% and net losses and loss adjustment expenses for the accident six months ended June 30, 2007 were $6.5 million, representing an accident period loss ratio of 64.9%. Legacy exposure adverse development for the six months ended June 30, 2008 resulted from additional information received from reinsurance pool administrators. Legacy exposure favorable development for the six months ended June 30, 2007 resulted from additional information received from reinsurance pool administrators as well as additional consideration of specific outstanding claims.
     Net Policy Acquisition and Underwriting Expenses — Net policy acquisition and underwriting expenses were $5.5 million for the six months ended June 30, 2008 compared to $2.4 million for the comparable period of 2007, an increase of $3.1 million or 130%.
     Net policy acquisition and underwriting expenses are comprised of gross policy acquisition and underwriting expenses, which include agent commissions, premium taxes and assessments and general operating expenses associated with insurance operations, net of ceding commissions on ceded quota share reinsurance premiums on traditional business and alternative market segregated portfolio captive business, as follows:

	Six Months Ended
	June 30,
Dollar amounts in thousands	2008	2007
Direct and assumed business:
Gross policy acquisition and underwriting expenses	$14,144	$9,983
Gross premiums earned	43,039	32,486

Gross policy acquisition and underwriting expense ratio	32.9%	30.7%

Alternative market business quota share reinsurance:
Ceding commissions	4,868	5,164
Ceded premiums earned	12,288	13,554

Effective ceding commission rate	39.6%	38.1%

Traditional business quota share reinsurance:
Ceding commissions	3,781	2,427
Ceded premiums earned	10,664	6,926

	Six Months Ended
	June 30,
Dollar amounts in thousands	2008	2007
Effective ceding commission rate	35.5%	35.0%

Excess of loss reinsurance ceded premiums earned	(17)	2,018

Net business:
Net policy acquisition and underwriting expenses	5,495	2,392
Net premiums earned	20,104	9,988

Net policy acquisition and underwriting expense ratio	27.3%	23.9%

     Gross policy acquisition and underwriting expenses were $14.1 million for the six months ended June 30, 2008 compared with $9.9 million for the comparable period of 2007. Our gross expense ratio increased to 32.9% for the six months ended June 30, 2008 from 30.7% for the same period in 2007, reflecting incremental expenses for professional fees and additional compensation and compensation-related costs associated with the hiring of additional members of senior management as we position our company for growth and diversification as well as establishing infrastructure to support the requirements of being a publicly held company. These additional expenses were partially offset by economies of scale as certain of our gross policy acquisition and underwriting expenses did not increase in proportion to gross premiums earned. The decrease in our gross expense ratio also reflects the fact that, effective January 1, 2008, Guarantee Insurance began working directly with agents to market segregated portfolio captive insurance solutions and paying commissions directly to the producing agents rather than paying a higher general agency commission to PRS Group, Inc.
     Ceding commissions on alternative market business and traditional business quota share reinsurance totaled $8.6 million for the six months ended June 30, 2008 compared to $7.6 million for the comparable period of 2007. Our blended effective ceding commission rate on alternative market business and traditional business quota share reinsurance for the six months ended June 30, 2008 was 37.7% compared to 37.1% for the same period in 2007.
     Our net expense ratio was 27.3% for the six months ended June 30, 2008 compared to 23.9% for the comparable period of 2007. The increase was principally the result of the increase in our gross policy acquisition and underwriting expense ratio.
     Other Operating Expenses — Other operating expenses, which are primarily comprised of holding company expenses and expenses attributable to our insurance services operations, were $4.2 million for the six months ended June 30, 2008 compared to $4.1 million for the comparable period of 2007. For the six months ended June 30, 2008, other operating expenses included approximately $3.7 million associated with insurance services operations and $478,000 associated with holding company operations. Expenses associated with insurance services operations for the six months ended June 30, 2008 reflect a $550,000 net benefit associated with the settlement of a lawsuit at a lesser amount than anticipated and reserved, net of a $300,000 charge for unfavorable development on other outstanding litigation. For the comparable period of 2007, other operating expenses were comprised of approximately $3.5 million associated with insurance services operations and $576,000 associated with holding company operations.
     Interest Expense — Interest expense for the six months ended June 30, 2008 was $725,000 compared to $568,000 for the comparable period of 2007. The increase was attributable to Patriot’s borrowing of an additional $5.7 million in September 2007, partially offset by a decrease in the effective interest rate on the debt, which is based on the Federal Reserve prime rate.
     Other Income — For the six months ended June 30, 2008, we recognized other income of $219,000 in connection with the commutation of two segregated portfolio cell captive reinsurance agreements, which resulted in the forgiveness of surplus note obligations totaling $66,000 and the forgiveness of subordinated debenture obligations totaling $153,000. These obligations were previously held as collateral to secure reinsurance recoverable balances.

     Income Tax Expense — Income tax expense for the six months ended June 30, 2008 was $250,000 compared to an income tax benefit of $899,000 for the comparable period of 2007. For the six months ended June 30, 2008, our income tax expense at statutory federal income tax rates was $666,000. This amount was reduced by approximately $169,000 related to tax exempt investment income and $290,000 related to a decrease in unrecognized tax benefits, partially offset by non-deductible items totaling $43,000.
     For the six months ended June 30, 2007, our income tax expense at statutory federal income tax rates was $191,000. This amount was reduced by approximately $1.9 million related to the reversal of our valuation allowance on deferred tax assets associated with net operating loss carryforwards from certain operations and $17,000 related to tax exempt investment income, partially offset by $711,000 related to an increase in unrecognized tax benefits and $128,000 related to non-deductible items. On April 1, 2007, Mr. Mariano, our Chairman, President and Chief Executive Officer and the beneficial owner of a majority of our outstanding shares, contributed all the outstanding capital stock of Tarheel to Patriot with the result that Tarheel and its subsidiary, TIMCO, became wholly-owned indirect subsidiaries of Patriot Risk Management, Inc. In conjunction with the business contribution, management deemed the prospects for Tarheel business to generate future taxable income and utilize Tarheel net operating loss carryforwards, subject to annual limitations, to be more likely than not and, accordingly, eliminated the valuation allowance on the deferred tax asset associated with Tarheel net operating losses. Because these net operating loss carryforwards originated as a result of a business combination between two entities under common control, we believe that the balance, if any, upon the consummation of our initial public offering will be subject to additional limitations and, accordingly, may not be available for utilization. The deferred tax asset associated with net operating loss carryforwards from Tarheel and its subsidiary, TIMCO, was approximately $1.0 million at June 30, 2008. To the extent that a portion of the net operating loss carryforwards are not available for utilization, we will establish a valuation allowance which would result in a charge to net income in the period in which the allowance is established.
     2007 Compared to 2006
     Overview of Operating Results — Net income for 2007 was $2.4 million compared to $1.6 million for 2006. The $769,000 increase in net income is comprised of a $1.1 million decrease in pre-tax net income and a $1.9 million decrease in income tax expense. The $1.1 million decrease in pre-tax net income is comprised principally of a $7.4 million decrease in pre-tax net income related to the 2006 gain on early extinguishment of debt and associated other income, which represents the forgiveness of accrued interest on the extinguished debt, partially offset by an increase in pre-tax net income related to (i) a 16.7 percentage point decrease in our combined ratio from insurance operations, (ii) a $437,000 increase in pre-tax net income from insurance services operations and (iii) a decrease in net realized losses of $1.3 million.
     The $1.9 million decrease in income tax expense is principally attributable to the fact that we maintained a valuation allowance equal to 100% of the deferred tax assets associated with net operating loss carryforwards attributable to Tarheel operations until April 2007, at which time we reversed the valuation allowance, as discussed more fully below.
     Gross Premiums Written — Gross premiums written for 2007 were $85.8 million compared to $62.4 million for 2006, an increase of $23.4 million or 38%. Gross premiums written by line of business were as follows:

In thousands	2007	2006
Direct business:
Traditional business	$50,599	$26,636
Alternative market	34,316	33,921

Total direct business	84,915	60,557
Assumed business(1)	895	1,815

Total	$85,810	$62,372

(1)	Represents premiums assumed as a result of our participation in the NCCI National Workers’ Compensation Insurance Pool.
     The increase was attributable to traditional business, for which gross premiums written for 2007 were $50.6 million compared to $26.6 million for 2006, an increase of $24.0 million or 90%. The increase in traditional business gross premiums written was attributable to an increase in policy counts. Traditional business policy counts increased by 127%, from 1,340 at December 31, 2006 to over 3,030 at December 31, 2007. The increase in policy counts was principally attributable to the expansion of the traditional business pay-as-you-go plan. The increase in policy counts was partially offset by an 11% decrease in average annual in-force premium per policy, from approximately $18,500 at December 31, 2006 to approximately $16,400 at December 31, 2007. The decrease in average annual in-force premium per policy was principally attributable to mandatory rate decreases in the state of Florida, an administered pricing state where we wrote approximately 41% of our traditional business direct premiums written in 2007. The majority of the increase in gross premiums written on traditional business came from Florida, where gross premiums written on traditional business were $20.8 million for 2007 compared to $7.1 million for 2006, an increase of $13.7 million or 192%. Gross premiums written on alternative market business for 2007 were $34.3 million compared to $33.9 million for 2006, an increase of $428,000 or 1%.
     Net Premiums Written — Net premiums written for 2007 were $31.0 million compared to $19.4 million for 2006, an increase of $11.6 million or 60%. The $23.4 million period-over-period increase in gross premiums written was partially offset by a $11.9 million increase in ceded premiums written. The increase in ceded premiums written was primarily attributable to the increase in gross premiums written on traditional business, which was subject to a 50% quota share reinsurance treaty (excluding certain states) for the full year 2007, but only the second half of 2006.
     Net Premiums Earned — Net premiums earned for 2007 were $24.6 million compared to $21.1 million for 2006, an increase of $3.6 million or 17%. The increase was attributable to the increase in net premiums written, recognized as revenue on a pro rata basis over the terms of the policies written.
     Insurance Services Income — Consolidated insurance services income by PRS for 2007 was $7.0 million compared to $7.2 million for 2006, a decrease of $148,000 or 2%. Consolidated insurance services income in 2007 and 2006 was generated principally from nurse case management, cost containment and captive management services provided for the benefit of the segregated portfolio captives and our quota share reinsurer. Captive management services include general agency services and captive administration services. As consideration for providing general agency services for alternative market business, Guarantee Insurance paid PRS general agency commission compensation, a portion of which was retained by PRS and a portion of which was paid by PRS as commission compensation to the producing agents.
     The decrease in consolidated insurance services income was attributable to lower captive management fees associated with general agency services, which decreased to $2.0 million in 2007 from $3.0 million in 2006 due to lower earned premium associated with segregated portfolio cell captives serviced by PRS. This decrease was partially offset by an increase in insurance services income associated with nurse case management and cost containment services, which increased to $4.6 million in 2007 from $3.6 million in 2006 due to higher aggregate traditional and alternative market earned premium (and associated claims activity) and a larger portion of the insurance risk assumed by our quota share reinsurer. Consolidated insurance services income attributable to services provided to parties other than segregated portfolio captives and our quota share reinsurer decreased to $107,000 in 2007 from $373,000 in 2006, primarily as a result of the termination or sale of service relationships that Tarheel had with other third parties.
     Net Investment Income — Net investment income for 2007 and 2006 was $1.3 million. Gross investment income for 2007 was $2.5 million compared to $2.1 million for 2006, an increase of $465,000 or 23%. The increase is a reflection of a higher weighted average invested asset base, the result of growth in net premiums written and the corresponding lag between the collection of premiums and the payment of claims. The increase in gross investment income attributable to a higher invested asset base was somewhat offset by the fact that a portion of our fixed maturity securities at December 31, 2007 were tax-exempt state and political subdivision debt securities, which generate lower pre-tax yields. We had no tax-exempt state and political subdivision debt securities at December 31, 2006. Investment expenses for 2007 were $1.2 million compared to $732,000 for 2006, an increase of $461,000 or 63%. Investment expenses are principally comprised of interest expense credited to funds-held balances related to alternative market segregated portfolio captive arrangements. The increase in investment expenses was attributable to an increase in funds-held balances from December 31, 2006 to December 31, 2007.
     Net Realized Losses on Investments — Net realized losses on investments for 2007 were $5,000 compared to $1.3 million for 2006. In 2007, we did not recognize any other-than-temporary impairments. In 2006, we recognized realized losses of approximately $1.7 million in connection with Tarheel’s investment in Foundation, which was deemed to be other-than-temporarily impaired. This was partially offset by realized gains on the sales of equity securities.
     Other Income — We did not recognize any other income for 2007. For 2006, we recognized $796,000 of other income in connection with the forgiveness of accrued interest associated with the early extinguishment of debt.
     Net Losses and Loss Adjustment Expenses — Net losses and loss adjustment expenses were $15.2 million for 2007 compared to $17.8 million for 2006, a decrease of $2.7 million or 15%, despite an increase in net premiums earned. The decrease was attributable to a lower calendar year net loss ratio which was 61.7% for 2007 compared to 84.7% for 2006, a decrease of 23.0 percentage points. The decrease in the loss ratio was principally the result of favorable development in 2007 on both workers’ compensation and legacy reserves associated with prior accident years, combined with unfavorable development in 2006 on both workers’ compensation and legacy reserves associated with prior accident years. Our net loss ratio was 69.6% for accident year 2007 compared to 72.8% for accident year 2006, a decrease of 3.2 percentage points.
     As a result of favorable development on prior accident year reserves, incurred losses and loss adjustment expenses decreased by approximately $3.5 million for the year ended December 31, 2007. Of this $3.5 million, approximately $2.2 million relates to favorable development on workers’ compensation reserves attributable to the fact that 165 claims incurred in 2004 and 2005 were ultimately settled in 2007 for approximately $600,000 less than the specific case reserves that had been established for these exposures at December 31, 2006. In addition, as a result of this favorable case reserve development during 2007, we reduced our loss development factors utilized in estimating claims incurred but not yet reported resulting in a reduction of estimated incurred but not reported reserves as of December 31, 2007. The $3.5 million of favorable development in 2007 also reflects approximately $1.3 million of favorable development on legacy asbestos and environmental exposures and commercial general liability exposures as a result of the further run-off of this business and additional information received from pool administrators on pooled business that we participate in. See “Business—Legacy Claims.”
     As a result of adverse development on prior accident year reserves, incurred losses and loss adjustment expenses increased by approximately $2.5 million for the year ended December 31, 2006. Of the $2.5 million, approximately $2.0 million relates to workers’ compensation claims and approximately $500,000 to legacy asbestos and environmental exposures and commercial general liability exposures. The adverse development on workers’ compensation claims primarily resulted from approximately $1.5 million of unallocated loss adjustment expenses paid in 2006 related to the 2004 and 2005 accident years in excess of amounts reserved for these expenses as of December 31, 2005. In addition, based upon additional information that became available on known claims during 2006, we strengthened our reserves by approximately $500,000 for the 2004 and 2005 accident years. The reserves for legacy claims were increased due to information received from pool administrators as well as additional consideration of specific outstanding claims.
     Net Policy Acquisition and Underwriting Expenses — Net policy acquisition and underwriting expenses were $6.0 million for 2007 compared to $3.8 million for 2006, an increase of $2.2 million or 57%.

     Net policy acquisition and underwriting expenses are comprised of gross policy acquisition and underwriting expenses, which include agent commissions, premium taxes and assessments and general operating expenses associated with insurance operations, net of ceding commissions on ceded quota share reinsurance premiums on traditional and alternative market segregated portfolio captive business, as follows:

Dollar amounts in thousands	2007	2006
Direct and assumed business:
Gross policy acquisition and underwriting expenses	$22,644	$18,622
Gross premiums earned	73,715	60,672

Gross policy acquisition and underwriting expense ratio	30.7%	30.7%

Alternative market business quota share reinsurance:
Ceding commissions	10,800	13,013
Ceded premiums earned	28,063	32,329

Effective ceding commission rate	38.5%	40.3%

Traditional business quota share reinsurance:
Ceding commissions	5,821	1,775
Ceded premiums earned	16,526	5,062

Effective ceding commission rate	35.2%	35.1%

Excess of loss reinsurance ceded premiums earned	4,513	2,228

Net business:
Net policy acquisition and underwriting expenses	6,023	3,834
Net premiums earned	24,613	21,053

Net policy acquisition and underwriting expense ratio	24.5%	18.2%

     Gross policy acquisition and underwriting expenses were $22.6 million for 2007 compared with $18.6 million for 2006, an increase of $4.0 million or 22%. The increase in gross policy acquisition and underwriting expenses was generally consistent with the growth in gross premiums earned. Our gross expense ratio was 30.7% for both 2007 and 2006.
     Ceding commissions on alternative market business and traditional business quota share reinsurance totaled $16.6 million for 2007 compared to $14.8 million for 2006, an increase of $1.8 million or 12%. Our blended effective ceding commission rate on alternative market business and traditional business quota share reinsurance for 2007 was 37.3% compared to 39.5% for 2006. The decrease was principally attributable to the proportional increase in ceded quota share reinsurance premiums on our traditional business, which have a lower effective ceding commission rate than ceded premiums on our alternative market business.
     Our net policy acquisition and underwriting expense ratio was 24.5% for 2007 compared to 18.2% for 2006. The ceding commission rates we earn on our alternative market business and traditional business quota share reinsurance are higher than our gross policy acquisition and underwriting expense ratio. Accordingly, if we cede more business on a quota share basis our net policy acquisition and underwriting expense ratio decreases and if we cede less business on a quota share basis our net policy acquisition and underwriting expense ratio increases. In addition, on our alternative market business quota share reinsurance, we recoup a portion our excess of loss reinsurance costs from the segregated portfolio captives. Accordingly, our excess of loss reinsurance costs are lower, in proportion to gross earned premium, on our alternative market business. The increase in our net expense ratio was principally the result of an increase in excess of loss ceded earned premium associated with the increase in our traditional business and, to a lesser extent, the fact that a smaller portion of our gross premiums were ceded on a quota share basis in 2007 at a lower blended effective ceding commission rate.
     Other Operating Expenses — Other operating expenses, which are primarily comprised of holding company expenses and expenses attributable to our insurance services operations, were $8.5 million for 2007 compared to $9.7 million for 2006, a decrease of $1.2 million or 12%. For 2007, other operating expenses included approximately $7.1 million associated with insurance services operations and $1.4 million associated with holding company operations. For 2006, other operating expenses included approximately $6.4 million associated with insurance services operations and $3.3 million associated with holding company operations. The decrease in other operating expenses was primarily attributable to a higher allocation of holding company expenses to insurance operations in 2007 compared to 2006, resulting in an increase in net policy acquisition and underwriting expenses and a corresponding decrease in other operating expenses.
     Interest Expense — Interest expense for 2007 was $1.3 million compared to $1.1 million for 2006, an increase of $181,000 or 16%. The increase was attributable to the fact that Patriot borrowed an additional $5.7 million in September 2007 at an interest rate of prime plus 4.5%.
     Income Tax Expense — We recognized an income tax benefit of $432,000 for 2007 compared to an income tax expense of $1.5 million for 2006. The decrease in income tax expense was principally the result of changes in the valuation allowance related to the deferred tax asset arising from Tarheel net operating loss carryforwards. For the three months ended March 31, 2007 and the years ended December 31, 2006 and 2005, management did not consider it more likely than not that Tarheel would generate future taxable income against which Tarheel net operating loss carryforwards could be utilized and, accordingly, maintained a 100% valuation allowance on the deferred tax asset attributable to Tarheel net operating loss carryforwards. On April 1, 2007, Mr. Mariano, our Chairman, President and Chief Executive Officer and the beneficial owner of a majority of our outstanding shares, contributed all the outstanding capital stock of Tarheel to Patriot Risk Management, Inc. with the result that Tarheel and its subsidiary, TIMCO, became wholly-owned indirect subsidiaries of Patriot Risk Management, Inc. In conjunction with the business contribution, management deemed the prospects for Tarheel business to generate future taxable income and utilize Tarheel net operating loss carryforwards, subject to annual limitations, to be more likely than not and, accordingly, eliminated the valuation allowance on the deferred tax asset associated with Tarheel net operating losses.
     In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting and reporting for uncertain tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition, measurement and presentation of uncertain tax positions taken or expected to be taken in an income tax return. We adopted the provisions of FIN 48 effective January 1, 2007. The total amount of unrecognized tax benefits as of December 31, 2007 associated with FIN 48 was approximately $711,000, or 36.5% of income before income tax expense. We had no accrued interest or penalties related to unrecognized tax benefits as of December 31, 2007.
     Excluding changes in the valuation allowance and excluding the effect of recording the unrecognized tax benefits in accordance with FIN 48, our effective tax rate was approximately 39% for 2007 compared to 33% for 2006. The increase in effective tax rate, exclusive of changes in the valuation allowance and unrecognized tax benefits, was primarily attributable to Tarheel pre-tax net losses in the first quarter of 2007 for which no tax benefit was recognized due to the then uncertainty of ultimate recoverability.
     2006 Compared to 2005
     Overview of Operating Results — Net income for 2006 was $1.6 million compared to $1.1 million for 2005. The $510,000 increase in net income is comprised of a $1.3 million increase in pre-tax net income, partially offset by an $802,000 increase in income tax expense. The $1.3 million increase in pre-tax net income is comprised principally of an increase in pre-tax net income related to (i) a $7.4 million gain on early extinguishment of debt and associated other income, (ii) a $1.4 million increase in pre-tax net income from insurance services operations and (iii) a $1.0 million decrease in realized losses on investments, partially offset by a 31.8 percentage point increase in our combined ratio from insurance operations.
     Gross Premiums Written — Gross premiums written for 2006 were $62.4 million compared to $47.6 million for 2005, an increase of $14.8 million or 31%. Gross premiums written by line of business were as follows:

In thousands	2006	2005
Direct business:
Traditional business	$26,636	$19,525
Alternative market	33,921	26,541

Total direct business	60,557	46,066
Assumed business(1)	1,815	1,510

Total	$62,372	$47,576

(1)	Represents premiums assumed as a result of our participation in the NCCI National Workers’ Compensation Insurance Pool.
     The increase was attributable to both traditional and alternative market business. Gross premiums written on traditional business for 2006 were $26.6 million compared to $19.5 million for 2005, an increase of $7.1 million or 36%. The increase in traditional business gross premiums written was comprised of a 103% increase in policy counts, from approximately 660 at December 31, 2005 to 1,340 at December 31, 2006, partially offset by a 32% decrease in average annual in-force premium per policy, from approximately $27,300 at December 31, 2005 to approximately $18,500 at December 31, 2006. The increase in in-force policy counts was generally attributable to expanded marketing efforts in Florida as well as other jurisdictions. The decrease in average annual in-force premium per policy was generally attributable to a marketing emphasis on smaller accounts and, to a lesser degree, mandatory rate decreases in the state of Florida, an administered pricing state. Gross premiums written on alternative market business for 2006 were $33.9 million compared to $26.5 million for 2005, an increase of $7.4 million or 28%.
     Net Premiums Written — Net premiums written for 2006 were $19.4 million compared to $24.0 million for 2005, a decrease of $4.6 million or 19%. The $14.8 million period-over-period increase in gross premiums written was more than offset by a $19.4 million increase in ceded premiums written. The increase in ceded premiums written was primarily attributable to our entry into a 50% quota share reinsurance treaty (excluding certain states) on traditional business effective July 1, 2006 and, to a lesser extent, additional ceded written premium associated with the growth in alternative market gross premiums written.
     Net Premiums Earned — Net premiums earned for 2006 were $21.1 million compared to $21.3 million for 2005, a decrease of $283,000 or 1%. The decrease was attributable to the decrease in net premiums written, recognized as revenue on a pro rata basis over the terms of the policies written.
     Insurance Services Income — Consolidated insurance services income for 2006 was $7.2 million compared to $4.4 million for 2005, an increase of $2.8 million or 64%. Consolidated insurance services income in 2006 was generated principally from nurse case management, cost containment and captive management services provided for the benefit of the segregated portfolio captives and our quota share reinsurer. Captive management services include general agency services and captive administration services provided to segregated portfolio cell captives. Consolidated insurance services income in 2005 was earned by Tarheel. Approximately 65% of consolidated insurance services income in 2005 was generated from nurse case management, cost containment and captive management services provided for the benefit of the segregated portfolio captives and our quota share reinsurer and approximately 35% was generated from cost containment and other services provided to other third parties.

     In determining consolidated insurance services income, insurance services income generated from nurse case management and cost containment services provided to Guarantee Insurance is eliminated as intersegment revenue.
     The increase in consolidated insurance services income was principally attributable to nurse case management and cost containment services, which increased to $3.6 million in 2006 from $1.0 million in 2005 due to higher aggregate traditional and alternative market earned premium (and associated claims activity) and a larger portion of the insurance risk ceded to our quota share reinsurer. To a lesser extent, the increase was attributable to captive management fees associated with general agency services, which increased to $3.0 million in 2006 from $1.8 million in 2005 due to higher earned premium associated with segregated portfolio cell captives serviced by PRS in 2006 compared to Tarheel in 2005. These increases were partially offset by a $1.1 million decrease in income from cost containment and other services provided to third parties by Tarheel, which decreased to $373,000 in 2006 from $1.5 million in 2005. The majority of these service relationships between Tarheel and other third parties were terminated or sold in 2005.
     Net Investment Income — Net investment income for 2006 was $1.3 million compared to $1.1 million for 2005, an increase of $244,000 or 22%. Gross investment income for 2006 was $2.1 million compared to $1.2 million for 2005, an increase of $847,000 or 70%. The increase is a reflection of a higher weighted average invested asset base, the result of growth in net premiums written and the corresponding lag between the collection of premiums and the payment of claims. Investment expenses for 2006 were $732,000 compared to $129,000 for 2005, an increase of $603,000. Investment expenses are principally comprised of interest expense credited to funds held balances related to our alternative market segregated portfolio captive reinsurers. The increase in investment expenses was attributable to an increase in funds held balances from December 31, 2005 to December 31, 2006 and higher weighted average monthly funds held balances throughout 2006 associated with increased alternative market net premiums written.
     Net Realized Losses on Investments — Net realized losses on investments for 2006 were $1.3 million compared to $2.3 million for 2005. In 2006, we recognized realized losses of approximately $1.7 million in connection with Tarheel’s investment in Foundation, which was deemed to be other-than-temporarily impaired. This was partially offset by realized gains on the sales of equity securities. In 2005, we recognized realized losses of approximately $950,000 in connection with Tarheel’s investment in Foundation, which was deemed to be other-than-temporarily impaired. Additionally, in 2005, we recognized approximately $1.6 million of other-than-temporary impairments on equity securities available for sale. These 2005 realized losses associated with other-than-temporary impairments were partially offset by realized gains on the sales of equity securities.
     Other Income — For 2006, we recognized $796,000 of other income in connection with the forgiveness of accrued interest associated with the early extinguishment of debt. No other income was recognized for 2005.
     Net Losses and Loss Adjustment Expenses — Net losses and loss adjustment expenses were $17.8 million for 2006 compared to $12.0 million for 2005, an increase of $5.8 million or 48%. The increase was attributable to a higher calendar year net loss ratio, which was 84.7% for 2006 compared to 56.3% for 2005, an increase of 28.4 percentage points. The increase in the loss ratio was partially the result of unfavorable development in 2006 on both workers’ compensation and legacy reserves associated with prior accident years. Our net loss ratio was 72.8% for accident year 2006 compared to 53.6% for accident year 2005, an increase of 19.2 percentage points.
     Net Policy Acquisition and Underwriting Expenses — Net policy acquisition and underwriting expenses were $3.8 million for 2006 compared to $3.2 million for 2005, an increase of $666,000 or 21%. Our net expense ratio was 18.2% for 2006 compared to 14.8% for 2005, an increase of 3.4 percentage points. The increase in the net expense ratio was primarily the result of an increase in the gross policy acquisition and underwriting expenses to $18.6 million for 2006 from $17.0 million for 2005, partially offset by an increase in ceding commissions attributable to ceded quota share reinsurance premiums on our traditional business pursuant to the 50% quota share reinsurance treaty commencing effective July 1, 2006.
     Other Operating Expenses — Other operating expenses, which are primarily comprised of holding company expenses and expenses attributable to our insurance services operations, were $9.7 million for 2006 compared to $6.4 million for 2005, an increase of $3.3 million or 52%. For 2006, other operating expenses included approximately $6.4 million associated with insurance services operations and $3.3 million associated with holding company operations. For 2005, other operating expenses included approximately $4.2 million associated with insurance services operations and $2.2 million associated with holding company operations. The increase in other operating expenses was attributable to a higher expense base in support of higher insurance services income and, to a lesser extent, higher holding company expenses.
     Interest Expense — Interest expense was $1.1 million for both 2006 and 2005. We had notes payable and subordinated debentures, including accrued interest, totaling approximately $11.7 million, $12.0 million and $10.4 million at December 31, 2006, 2005 and 2004, respectively.
     Income Tax Expense — Income tax expense for 2006 was $1.5 million compared to $687,000 for 2005, an increase of $802,000. The increase was primarily attributable to the increase in pre-tax net income. At December 31, 2006 and 2005, we maintained a valuation allowance for 100% of the deferred tax asset associated with Tarheel net operating losses. Accordingly, in connection with net operating losses incurred by Tarheel in 2006 and 2005, we increased this valuation allowance by $457,000 and $136,000, respectively. Excluding changes in the valuation allowance, our effective tax rate was approximately 33% for 2006 compared to 31% for 2005.
Segment Information
     Patriot manages its operations through two business segments: insurance and insurance services. In the insurance segment, we provide workers’ compensation policies to businesses. These products include both traditional insurance and alternative market products. The products offered in our insurance segment encompass a variety of options designed to fit the needs of our policyholders and employer groups. The insurance services segment provides nurse case management, cost containment and captive management services to Guarantee Insurance, the segregated portfolio captives and our quota share reinsurer.
     We consider many factors in determining reportable segments including economic characteristics, production sources, products or services offered and regulatory environment. Certain items are not allocated to segments, including gains on the early extinguishment of debt, holding company expenses and interest expense. The accounting policies of the segments are the same as those described in the summary of significant accounting policies contained in the notes to our consolidated financial statements. We manage our segments on the basis of both pre-tax and after-tax net income and, accordingly, our business segment results are shown for all periods to include pre-tax net income (losses), income tax expenses (benefits) and net income (losses). Business segment results are as follows:

	Six Months
	Ended June 30,		Years Ended December 31,
In thousands	2008	2007	2007	2006	2005
Insurance Segment
Revenues:
Premiums earned	$20,104	$9,988	$24,613	$21,053	$21,336
Investment income, net	980	537	1,326	1,321	1,077
Net realized gains (losses) on investments	56	(8)	(5)	393	(1,348)

Total revenues	$21,140	$10,517	$25,934	$22,767	$21,065

	Six Months
	Ended June 30,		Years Ended December 31,
In thousands	2008	2007	2007	2006	2005
Pre-tax net income (loss)	$1,083	$432	$431	$(1,939)	$3,692
Income tax expense (benefit)	(51)	958	951	(689)	1,198

Net income	$1,134	$(526)	$(520)	$(1,250)	$2,494

Insurance Services Segment
Revenues — insurance services income	$5,833	$4,760	$11,325	$10,208	$6,552

Pre-tax net income	$2,078	$1,274	$4,201	$3,764	$2,358
Income tax expense (benefit)	710	(1,478)	481	1,744	938

Net income	$1,368	$2,752	$14,682	$2,020	$1,420

Insurance Segment Results of Operations
     Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007
     Net Premiums Earned — Net premiums earned for the six months ended June 30, 2008 were $20.1 million compared to $10.0 million for the comparable period of 2007, an increase of $10.1 million or 101%. The increase was generally commensurate with the increase in net premiums written, as net premiums earned are recognized as revenue on a pro rata basis over the terms of the policies written.
     Net Investment Income — Net investment income for the six months ended June 30, 2008 was $980,000 compared to $537,000 for the comparable period of 2007. Gross investment income for the six months ended June 30, 2008 and 2007 was approximately $1.3 million. The average size of our investment portfolio, including cash and cash equivalents, increased by approximately 21% to $61.8 million for the six months ended June 30, 2008 from $49.8 million for the comparable period in 2007. The growth in the size of the investment portfolio was offset by a reduction in the portfolio’s non-tax adjusted effective yield, which decreased to approximately 4.2% for the six months ended June 30, 2008 from approximately 5.1% for the comparable period in 2007. The lower yields are a reflection of prevailing market conditions for fixed income securities and the fact that approximately 37% of our investment portfolio, including cash and cash equivalents, at June 30, 2008 was comprised of tax-exempt state and political subdivision securities, which earn lower non-tax equivalent yields compared to taxable securities. We did not hold any tax-exempt state and political subdivision securities until the second quarter of 2007, and only approximately 9% of our investment portfolio, including cash and cash equivalents, at June 30, 2007 was comprised of tax-exempt state and political subdivision securities.
     Investment expenses for the six months ended June 30, 2008 were $228,000 compared to $665,000 for the comparable period of 2007. Investment expenses are principally comprised of interest expense credited to reinsurance funds withheld balances related to alternative market segregated portfolio captive arrangements. The decrease in investment expenses was attributable to a decrease in short-term Treasury bill rates, which serve as the basis upon which interest is credited to reinsurance funds withheld balances. Reinsurance funds withheld balances were comparable as of June 30, 2008 and 2007.
     Pre-Tax Net Income — Pre-tax net income for the insurance segment for the six months ended June 30, 2008 was $1.1 million compared to $432,000 for the comparable period of 2007. The improvement in period-over-period pre-tax net income primarily reflects an increase in underwriting income attributable to the 101% increase in net earned premiums, together with an increase in net investment income. Our net combined ratio from insurance operations increased slightly to 86.8% for the six months ended June 30, 2008 from 83.9% for the comparable period in 2007.
     Income Tax Expense — The income tax benefit for the insurance segment for the six months ended June 30, 2008 was $51,000 compared to income tax expense of $958,000 for the comparable period of 2007.

For the six months ended June 30, 2008, income taxes were reduced in connection with a $290,000 decrease in unrecognized tax benefits. For the six months ended June 30, 2007, income taxes were increased in connection with a $711,000 increase in unrecognized tax benefits.
     Net Income — Net income for the insurance segment for the six months ended June 30, 2008 was $1.1 million compared to a net loss of $526,000 for the comparable period of 2007. The increase in net income was attributable to the increase in pre-tax net income and the decrease in income tax expense as discussed above.
     2007 Compared to 2006
     Net Premiums Earned — Net premiums earned for 2007 were $24.6 million compared to $21.1 million for 2006, an increase of $3.5 million or 17%. The increase was attributable to the increase in net premiums written, as discussed above, recognized as revenue on a pro rata basis over the terms of the policies written.
     Net Investment Income — Net investment income for 2007 and 2006 was $1.3 million. Gross investment income for 2007 was $2.5 million compared to $2.1 million for 2006, an increase of $465,000 or 23%. The increase is a reflection of a higher weighted average invested asset base, the result of growth in net premiums written and the lag between the collection of premiums and the payment of claims. The increase in gross investment income attributable to a higher invested asset base was somewhat offset by the fact that a portion of our fixed maturity securities at December 31, 2007 were tax-exempt state and political subdivision debt securities, which generate lower pre-tax yields. We had no tax-exempt state and political subdivision debt securities at December 31, 2006. Investment expenses for 2007 were $1.2 million compared to $732,000 for 2006, an increase of $461,000 or 63%. Investment expenses are principally comprised of interest expense credited to funds held balances related to our alternative market segregated portfolio captive reinsurers. The increase in investment expenses was attributable to an increase in funds held balances from December 31, 2006 to December 31, 2007.
     Net Realized Gains (Losses) on Investments — The insurance segment had $5,000 of net realized losses on investments for 2007 compared to $393,000 of net realized gains on investments for 2006. Realized gains and losses on investments occur from time to time in connection with the sale of fixed income securities prior to their maturity and equity securities.
     Pre-Tax Net Income (Loss) — Pre-tax net income for the insurance segment for 2007 was $431,000 compared to a pre-tax loss of $1.9 million for 2006. The improvement in period-over-period pre-tax net income primarily reflects a lower calendar year loss ratio in 2007 as discussed above.
     Income Tax Expense (Benefit) — Income tax expense for the insurance segment for 2007 was $951,000 compared to an income tax benefit of $689,000 for 2006. The effective tax rate for the insurance segment was 220.7% for 2007 compared to 35.5% for 2006. The higher effective tax rate was the result of the recognition of $711,000 of unrecognized tax benefits together with certain expenses that were not deductible, partially offset by tax-exempt state and political subdivision debt securities, which we began acquiring in the second quarter of 2007. Excluding unrecognized tax benefit, the effective tax rate for the insurance segment was 55.7% for 2007.
     Net Income (Loss) — The net loss for the insurance segment for 2007 was $520,000 compared to a net loss of $1.3 million for 2006. The reduction in the net loss was commensurate with the increase in pre-tax net income, partially offset by the increase in income tax expense.
     2006 Compared to 2005
     Net Premiums Earned — Net premiums earned for 2006 were $21.1 million compared to $21.3 million for 2005, a decrease of $283,000 or 1%. The decrease was attributable to the decrease in net premiums written, recognized as revenue on a pro rata basis over the terms of the policies written.

     Net Investment Income — Net investment income for 2006 was $1.3 million compared to $1.1 million for 2005, an increase of $244,000 or 22%. Gross investment income for 2006 was $2.1 million compared to $1.2 million for 2005, an increase of $847,000 or 70%. The increase is a reflection of a higher weighted average invested asset base, the result of growth in net premiums written and the lag between the collection of premiums and the payment of claims. Investment expenses for 2006 were $732,000 compared to $129,000 for 2005, an increase of $603,000. Investment expenses are principally comprised of interest expense credited to funds held balances related to our alternative market segregated portfolio captive reinsurers. The increase in investment expenses was attributable to an increase in funds held balances from December 31, 2005 to December 31, 2006 and higher weighted average monthly funds held balances throughout 2006 associated with increased alternative market net premiums written.
     Net Realized Gains (Losses) on Investments — The insurance segment had $393,000 of net realized gains on investments for 2006 compared to a $1.3 million net realized loss on investments in 2005. In 2005, we recognized approximately $1.6 million of other-than-temporary impairments on equity securities available for sale. These 2005 realized losses associated with other-than-temporary impairments were partially offset by realized gains on the sales of equity securities. Realized gains and losses on investments occur from time to time in connection with the sale of fixed income securities prior to their maturity and equity securities.
     Pre-Tax Net Income (Loss) — The pre-tax net loss for the insurance segment for 2006 was $1.9 million compared to pre-tax net income of $3.7 million for 2005. The decrease in pre-tax net income reflects a higher calendar year loss ratio in 2006 as discussed above.
     Income Tax Expense (Benefit) — The income tax benefit for the insurance segment for 2006 was $689,000 compared to income tax expense of $1.2 million for 2005. The effective tax rate for the insurance segment was 35.5% for 2006 compared to 32.4% for 2005.
     Net Income (Loss) — The net loss for the insurance segment for 2006 was $1.3 million compared to net income of $2.5 million for 2005. The decrease in net income was commensurate with the decrease in pre-tax net income.
Insurance Services Segment Results of Operations
     Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007
     Insurance Services Income — Unconsolidated insurance services income for the six months ended June 30, 2008 was $5.8 million compared to $4.8 million for the comparable period of 2007, an increase of $1.1 million or 23%. Unconsolidated insurance services income for both periods was comprised of nurse case management, cost containment and captive management services provided to Guarantee Insurance, for its benefit and for the benefit of the segregated portfolio captives and our quota share reinsurer.
     Unconsolidated insurance services income from nurse case management and cost containment services increased by $1.0 million and $1.1 million, respectively, for the six months ended June 30, 2008 compared to the same period of 2007. These increases were attributable to an increase in the number of claims subject to nurse case management and bill review. Captive management services include general agency services and captive administration services. As consideration for providing general agency services for alternative market business, Guarantee Insurance paid PRS general agency commission compensation, a portion of which was retained by PRS and a portion of which was paid by PRS as commission compensation to the producing agents. Effective January 1, 2008, Guarantee Insurance began working directly with agents to market segregated portfolio captive insurance solutions and paying commissions directly to the producing agents. As a result, PRS ceased earning general agency commissions from Guarantee Insurance and ceased paying commissions to the producing agents. Unconsolidated insurance services income attributable to general agency services for the six months ended June 30, 2008, which was only related to premiums earned by the segregated portfolio captives during the six months ended June 30, 2008 but written prior to January 1, 2008, decreased by $1.2 million for the six months ended June 30, 2008 compared to the same period of 2007. Additionally, unconsolidated insurance services income from reinsurance brokerage services increased by approximately $170,000 to $492,000 for the six months ended June 30, 2008 from $322,000 for the comparable period in 2007.
     Pre-Tax Net Income — Pre-tax net income for the insurance services segment for the six months ended June 30, 2008 was $2.1 million compared to $1.3 million for the comparable period of 2007, an increase of $804,000 or 63%. Expenses associated with the insurance services segment, which include general expenses for nurse case managers, bill review administrators and all associated activities and infrastructure, network access fees and commissions, increased at a lower rate than the increase in insurance services income due to improved economies of scale. Additionally, expenses for the six months ended June 30, 2008 reflect a $550,000 net benefit associated with the settlement of a lawsuit at a lesser amount than anticipated and reserved, net of a $300,000 charge associated with strengthening our reserves for other outstanding litigation.
     Income Tax Expense — Income tax expense for the insurance services segment for the six months ended June 30, 2008 was $710,000 compared to a $1.5 million income tax benefit for the comparable period of 2007. For the six months ended June 30, 2007, we recorded a $1.9 million decrease in the valuation allowance related to the deferred tax asset arising from net operating loss carryforwards on the insurance services operations of Tarheel. On April 1, 2007, Mr. Mariano, our Chairman, President and Chief Executive Officer and the beneficial owner of a majority of our outstanding shares, contributed all the outstanding capital stock of Tarheel to Patriot with the result that Tarheel and its subsidiary, TIMCO, became wholly-owned indirect subsidiaries of Patriot. In conjunction with the business contribution, management deemed the prospects for Tarheel business to generate future taxable income and utilize Tarheel net operating loss carryforwards, subject to annual limitations, to be more likely than not and, accordingly, eliminated the valuation allowance on the deferred tax asset associated with Tarheel net operating losses. The effective tax rate for the insurance services segment, excluding the decrease in the valuation allowance for the six months ended June 30, 2007, was approximately 34% for both the six months ended June 30, 2008 and June 30, 2007. Because these net operating loss carryforwards originated as a result of a business combination between two entities under common control, we believe that the balance, if any, upon the consummation of our initial public offering will be subject to additional limitations and, accordingly, may not be available for utilization. The deferred tax asset associated with net operating loss carryforwards from Tarheel and its subsidiary, TIMCO, was approximately $1.0 million at June 30, 2008. To the extent that a portion of the net operating loss carryforwards are not available for utilization, we will establish a valuation allowance which would result in a charge to net income in the period in which the allowance is established.
     Net Income — Net income for the insurance services segment for the six months ended June 30, 2008 was $1.4 million compared to $2.8 million for the comparable period of 2007. The decrease was attributable to the decrease in the valuation allowance on the deferred tax asset associated with Tarheel net operating losses for the six months ended June 30, 2007, partially offset by the increase in pre-tax net income as discussed above.
     2007 Compared to 2006
     Insurance Services Income — Unconsolidated insurance services income for 2007 was $11.3 million compared to $10.2 million for 2006, an increase of $1.1 million or 11%. Unconsolidated insurance services income in 2007 and 2006 was generated principally from nurse case management, cost containment and captive management services provided to Guarantee Insurance, for its benefit and for the benefit of the segregated portfolio captives and our quota share reinsurer. Captive management services include general agency services and captive administration services. As consideration for providing general agency services for alternative market business, Guarantee Insurance paid PRS general agency commission compensation, a portion of which was retained by PRS and a portion of which was paid by PRS as commission compensation to the producing agents.
     The increase in unconsolidated insurance services income was attributable to nurse case management and cost containment services, which increased to $7.2 million in 2007 from $4.8 million in 2006 due to higher aggregate traditional and alternative market earned premium (and associated claims activity). Additionally, unconsolidated insurance services income attributable to reinsurance brokerage fees from Guarantee Insurance increased to $967,000 for 2007 compared to $624,000 for 2006. These increases were partially offset by a $1.5 million decrease in captive management fees associated with general agency services, which fees decreased to $2.7 million in 2007 from $4.2 million in 2006 due to lower earned premium associated with segregated portfolio cell captives serviced by PRS. Additionally, services provided to parties other than segregated portfolio captives and our quota share reinsurer decreased to $107,000 in 2007 from $373,000 in 2006.
     Pre-Tax Net Income — Pre-tax net income for 2007 for the insurance services segment was $4.2 million compared to $3.8 million for 2006, an increase of $437,000 or 12%. Expenses associated with the insurance services segment, which include general expenses for nurse case managers, bill review administrators and all associated activities and infrastructure, network access fees and commissions, increased at a lower rate than the increase in insurance services income due to improved economies of scale.
     Income Tax Expense (Benefit) — The income tax benefit for the insurance services segment for 2007 was $481,000 compared to income tax expense of $1.7 million for 2006. In 2007, we recorded a $1.9 million decrease in the valuation allowance related to the deferred tax asset arising from Tarheel net operating loss carryforwards as discussed above. Excluding changes in the valuation allowance, the effective tax rate for the insurance services segment was 34.1% and 34.2% for 2007 and 2006, respectively.
     Net Income — Net income for the insurance services segment for 2007 was $4.7 million compared to $2.0 million for 2006. The increase in net income was commensurate with the increase in pre-tax net income and the changes in the valuation allowance on the deferred tax asset associated with Tarheel net operating losses discussed above.
     2006 Compared to 2005
     Insurance Services Income — Unconsolidated insurance services income for 2006 was $10.2 million compared to $6.5 million for 2005, an increase of $3.7 million or 56%. Unconsolidated insurance services income in 2006 was primarily earned by PRS, and was generated principally from nurse case management, cost containment and captive management services provided to Guarantee Insurance, for its benefit and for the benefit of the segregated portfolio captives and our quota share reinsurer. Captive management services include general agency services and captive administration services. As consideration for providing general agency services for alternative market business, Guarantee Insurance paid PRS general agency commission compensation, a portion of which was retained by PRS and a portion of which was paid by PRS as commission compensation to the producing agents. Unconsolidated insurance services income in 2005 was earned by Tarheel. Approximately 76% of unconsolidated insurance services income in 2005 was generated from nurse case management, cost containment and captive management services provided for the benefit of Guarantee Insurance, the segregated portfolio captives and our quota share reinsurer and approximately 24% was generated from cost containment and other services provided to other third parties.
     The increase in unconsolidated insurance services income was principally attributable to an increase to $4.8 million in 2006 from $1.9 million in 2005 in income from nurse case management and cost containment services due to higher aggregate traditional and alternative market earned premium (and associated claims activity). To a lesser extent, the increase was attributable to captive management fees associated with general agency services, which increased to $4.2 million in 2006 from $2.9 million in 2005 due to higher earned premium associated with segregated portfolio cell captives serviced by PRS in 2006 compared to Tarheel in 2005. Additionally, unconsolidated insurance services income attributable to reinsurance brokerage fees from Guarantee Insurance totaled $624,000 for 2006. No such services were provided to Guarantee Insurance in 2005. These increases were partially offset by cost containment and other services provided to third parties, which decreased to $373,000 in 2006 from $1.5 million in 2005. The majority of these service relationships with other third parties were terminated in 2005.
     Pre-Tax Net Income — Pre-tax net income for 2006 for the insurance services segment was $3.8 million compared to $2.4 million for 2005, an increase of $1.4 million or 60%. Expenses associated with the insurance services segment, which include general expenses for nurse case managers, bill review administrators and all associated activities and infrastructure, network access fees and commissions, increased at a lower rate than the increase in insurance services income due to improved economies of scale.
     Income Tax Expense — Income tax expense for the insurance services segment for 2006 was $1.7 million compared to $938,000 for 2005. In both 2006 and 2005, management did not consider it more likely than not that Tarheel would generate future taxable income against which Tarheel net operating loss carryforwards could be utilized and, accordingly, maintained a 100% valuation allowance on the deferred tax asset attributable to Tarheel net operating loss carryforwards. Accordingly, in connection with the net operating losses incurred by Tarheel in 2006 and 2005, we increased this valuation allowance by $457,000 and $136,000, respectively. Excluding increases in the valuation allowance, our effective tax rate for the insurance services segment was 34.2% and 34.0% for 2006 and 2005, respectively.
     Net Income — Net income for the insurance services segment for 2006 was $2.0 million compared to $1.4 million for 2005. The increase in net income was commensurate with the increase in pre-tax net income and the changes in the valuation allowance on the deferred tax asset associated with Tarheel net operating losses discussed above.
Liquidity and Capital Resources
     Sources and Uses of Funds
     We are organized as a holding company with two principal operating units — Guarantee Insurance Group and PRS. Patriot’s principal liquidity needs include debt service, payments of income taxes, payment of certain holding company costs not attributable to subsidiary operations and, in the future, may include stockholder dividends.
     Historically, Patriot’s principal source of liquidity has been, and we expect will continue to be, dividends from PRS, as well as financing through borrowings, issuances of its securities and fees received under intercompany agreements as described below.
     At the time we acquired Guarantee Insurance, it had a large statutory accumulated deficit. As of June 30, 2008, Guarantee Insurance’s statutory accumulated deficit was $96.8 million. Under Florida law, insurance companies may only pay dividends out of available and accumulated surplus funds derived from realized net operating profits on their business and net realized capital gains, except under limited circumstances with the prior approval of the Florida OIR. Moreover, pursuant to a consent order issued by the Florida OIR on December 29, 2006 in connection with the redomestication of Guarantee Insurance from South Carolina to Florida, Guarantee Insurance is prohibited from paying dividends, without Florida OIR approval, until December 29, 2009. Therefore, it is unlikely that Guarantee Insurance will be able to pay dividends for the foreseeable future without the prior approval of the Florida OIR.
     Over time, we plan to write more than 50% of our business through Guarantee Fire & Casualty after we acquire it upon completion of this offering. The Georgia Insurance Department will need to approve any dividend that may be paid by Guarantee Fire & Casualty that, together with all other dividends paid by Guarantee Fire & Casualty during the preceding twelve months, exceeds the greater of 10 percent of Guarantee Fire & Casualty’s prior year end surplus or the net income from the prior year, not including realized capital gains. Although there can be no assurance whether or to what extent Guarantee Fire & Casualty will be able to pay dividends to Patriot in the future, we anticipate periodically paying dividends from Guarantee Fire & Casualty, through Guarantee Insurance Group, to Patriot to fund its liquidity needs in the future.

     We presently expect that the net proceeds that the holding company retains from our initial public offering, projected cash flows from dividends from our insurance and insurance services operating companies, and cash flows from intercompany agreements with our insurance and insurance services companies will provide Patriot with sufficient liquidity to repay our debt, pay income taxes on behalf of Patriot and its wholly-owned subsidiaries, fund holding company operating expenses not attributable to subsidiary operations for the next two years and pay dividends to our stockholders if and when declared by the board of directors.
     We plan to contribute approximately $        million from the net proceeds of this offering to Guarantee Insurance and, after we acquire it, Guarantee Fire & Casualty, to support their premium writings. We intend to use approximately $        million of the net proceeds of this offering to pay the purchase price to acquire Guarantee Fire & Casualty upon completion of this offering. In addition, we plan to use approximately $        million of the net proceeds from this offering to pay off the entire remaining balance of our credit facility with Aleritas Capital Corporation on or before March 31, 2009. We expect that the remaining $        million will be used to make additional capital contributions to our insurance company subsidiaries as necessary to support our anticipated growth and general corporate purposes and to fund other holding company operations, including potential acquisitions, although we have no current understandings or agreements regarding any such acquisitions (other than Guarantee Fire & Casualty).
     The net proceeds from this offering will be deployed in accordance with our primary investment objectives of preserving capital and achieving an appropriate risk adjusted return, with an emphasis on liquidity to meet claims obligations. We expect our net investment income to increase as a result, although the amount of the increase will depend on prevailing interest rates. See “—Investment Portfolio” for a further description of our investment practices.
     Pursuant to a tax allocation agreement by and among Patriot Risk Management and its subsidiaries, we compute and pay federal income taxes on a consolidated basis. At the end of each consolidated return year, each subsidiary must compute and pay to Patriot its respective share of the federal income tax liability primarily based on separate return calculations. During 2007, Guarantee Insurance and Guarantee Insurance Group paid approximately $850,000 and $1.5 million, respectively, to Patriot under this agreement.
     Pursuant to a Management Services Agreement dated as of January 1, 2004 between Patriot and Guarantee Insurance, Patriot provides Guarantee Insurance with strategic planning and capital raising, prospective acquisition management, human resources and benefits administration and certain other management services. Guarantee Insurance pays Patriot for its share of the actual costs of such services on a monthly basis. During 2007, Guarantee Insurance paid a total of approximately $3.1 million to Patriot under this agreement. Additionally, a portion of the actual costs for such services are allocated to PRS Group, Inc. During 2007, PRS Group Inc. paid a total of approximately $300,000 to Patriot for its share of such services.
     Guarantee Insurance has entered into a Managed Care Services Agreement with Patriot Risk Services, dated as of January 1, 2006, under which Patriot Risk Services provides nurse case management, cost containment and captive management services to Guarantee Insurance, for its benefit and for the benefit of the segregated portfolio captives and our quota share reinsurer. During 2007, Patriot Risk Services earned a total of $11.3 million under this agreement, $4.3 million of which represented consideration for services performed for the benefit of Guarantee Insurance. These fees are eliminated in consolidation. The remaining $7.0 million earned by Patriot Risk Services under this agreement represents income derived from the segregated portfolio captives and our quota share reinsurer for services performed on their behalf and is reflected as insurance services income on our consolidated income statement.
     Operating Activities
     In our insurance operations, our principal sources of operating funds are premium collections and investment income. Premiums are generally collected over the terms of the policies. Installments booked but deferred and not yet due represent estimated future premium amounts to be paid ratably over the terms of in-force policies based upon established payment arrangements.
     Our primary uses of operating funds include payments of claims and operating expenses. Currently, we pay claims using cash flow from operations and invest our excess cash in debt securities. We forecast claim payments based on our historical trends as well as loss development factors from the NCCI. We seek to manage the funding of claim payments by actively managing available cash and forecasting cash flows on a short- and long-term basis. Claims paid, net of reinsurance, were $13.5 million, $10.4 million and $6.4 million for 2007, 2006 and 2005, respectively. Since our inception in 2004, we have funded claim payments from cash flow from operations, principally premiums, net of amounts ceded to our reinsurers, and net investment income. We presently expect to maintain sufficient cash flows from operations to meet our anticipated claim obligations and operating needs. Depending on the level of acquisition activity, we may need to raise more capital over time.
     We purchase reinsurance to help protect us against severe claims and catastrophic events and to help maintain desired capital ratios. Based on our estimates of future claims, we believe we are sufficiently capitalized to satisfy the deductibles, retentions and aggregate limits in our 2008 reinsurance program. We reevaluate our reinsurance program at least annually, taking into consideration a number of factors, including cost of reinsurance, our liquidity requirements, operating leverage and coverage terms. If we decrease our retention levels, or we maintain our current retention levels and the cost of reinsurance increases, assuming no material change in our loss ratio, our cash flows from operations would decrease because we would cede a greater portion of our premiums written to our reinsurers. Conversely, if we increase our retention levels, or we maintain our current retention levels and the cost of reinsurance declines, assuming no material change in our loss ratio, our cash flow from operations would increase. A portion of the proceeds of this offering will be used to increase the capital and surplus of our insurance company subsidiary, which is expected to substantially reduce our premium-to-surplus leverage ratio. We expect to increase our retention levels subsequent to this offering.
     In our insurance services operations, our principal source of operating funds is insurance services income generated by PRS. PRS currently provides a range of insurance services almost exclusively to Guarantee Insurance, for its benefit and for the benefit of the segregated portfolio captives and our quota share reinsurer. Our primary uses of operating funds are for payments of operating expenses.
     Investment Activities
     Our investment portfolio, including cash and cash equivalents, has increased from $33.3 million at December 31, 2005 to $50.4 million at December 31, 2006 and $61.8 million at December 31, 2007. Our investment portfolio, including cash and cash equivalents, was $58.7 million at June 30, 2008.
     Financing Activities
     We had a note payable to the former owner of Guarantee Insurance, with a principal balance of $8.8 million as of March 30, 2006. On that date, we entered into a settlement and termination agreement with the former owner of Guarantee Insurance that allowed for the early extinguishment of the $8.8 million note payable for $2.2 million in cash and release of the indemnification agreement previously entered into by the parties. We recognized an associated gain on the early extinguishment of debt of $6.6 million in 2006.
     Effective March 30, 2006, we entered into a loan agreement with Aleritas Capital Corporation for $8.7 million with an interest rate of prime plus 4.5% (9.5% at April 30, 2008). The proceeds of the loan, net of loan and guaranty fee costs, totaled approximately $7.2 million and were used to provide $3.0 million of additional surplus to Guarantee Insurance, pay the $2.2 million early extinguishment of debt noted above, loan $750,000 to Tarheel to settle certain liabilities of Foundation Insurance Company, redeem common stock for approximately $1.0 million and for general corporate purposes. In September 2007, we borrowed an additional $5.7 million from the same lender under the same interest rate terms as the loan taken in 2006. The proceeds of the additional loan, net of loan and guaranty fee costs, totaled approximately $4.9 million and were used to provide $3.0 million of additional surplus to Guarantee Insurance and to pay federal income taxes of approximately $1.9 million on the 2006 gain on early extinguishment of debt.
     The loan is guaranteed by Mr. Mariano, our Chairman, President and Chief Executive Officer and the beneficial owner of a majority of our outstanding shares. The principal balance and accrued interest associated with this loan at June 30, 2008 were approximately $13.0 million and $51,000, respectively. Principal and interest payments, based on the prevailing prime rate at June 30, 2008, are approximately $197,000 per month. Due to the variable rate, payment amounts may change. In addition, we pay a guaranty fee of 4% of the principal balance to Mr. Mariano each year.
     The loan is secured by a first lien on all the assets of Patriot Risk Management, PRS Group, Guarantee Insurance Group, Patriot Risk Services, SunCoast Capital and Patriot Risk Management of Florida (each a “borrower”). The loan agreement, as amended, contains covenants including, among other things, a prohibition on the sale, transfer or conveyance of the assets securing the loans that are not in the ordinary course of business by a borrower without the lender’s consent, certain limitations on the incurrence of future indebtedness, financial covenants requiring us to maintain consolidated stockholders’ equity exceeding $5.5 million on a GAAP basis and Guarantee Insurance to maintain policyholders’ surplus exceeding $14.5 million on a GAAP basis, limitations on certain changes in management and the board of directors without the lender’s consent and a prohibition on making material changes to agency relationships or business operations without the lender’s consent. Additionally, none of the borrowers may pay dividends on its capital stock without the lender’s consent.
     The lender may declare outstanding amounts under the loan agreement to be due and payable immediately by us if any borrower defaults. Additionally, certain affiliates of the borrowers are prohibited from soliciting, writing, processing or servicing insurance policies of our customers for a period of five years if there has been a default. Events of default include among others, the following:
•	non-payment of principal or interest within ten days of the payment due date or any other material nonperformance;

•	failure to maintain an employment agreement with Steven M. Mariano or find a suitable replacement for him if he should die or become legally incapacitated;

•	insolvency of any borrower or Guarantee Insurance;

•	Steven M. Mariano ceases to directly or indirectly own 51% or more of the ownership and/or profit interest in Patriot or 51% or more of the voting control of Patriot;

•	transfer of direct or indirect ownership of the other borrowers;

•	Guarantee Insurance becomes subject to any regulatory supervision, control or rehabilitation, fails to meet certain risk based capital ratios, or has any certificate of authority suspended or revoked;

•	material impairment of the value of collateral;

•	deviation by Guarantee Insurance from certain underwriting guidelines without the prior written consent of Aleritas;

•	entry by Guarantee Insurance into any contract that involves the payment of expenses in excess of 10% of the borrowers’ combined annual revenues without the prior written consent of Aleritas;

•	Guarantee Insurance fails to perform its business obligations under material contracts; and

•	another creditor of a borrower attempts to collect any debt any borrower owes through a court proceeding.

     The credit agreement and amendments provide for a prepayment premium equal to 6% if prepayment is made before March 29, 2009. There is no prepayment premium if prepayment is made after March 30, 2009. We plan to repay this loan with a portion of the net proceeds from this offering on or before March 31, 2009.
     At June 30, 2008, we were in compliance with the financial covenants of this loan. We are not in compliance with certain non-financial covenants; however, we expect to obtain a waiver from the lender regarding these covenants to the extent we remain in non-compliance.
     On June 26, 2008, Patriot borrowed $1.5 million from its Chairman, President, Chief Executive Officer and the beneficial owner of a majority of its outstanding shares, pursuant to a promissory note that bears interest at the rate of prime plus 3% (8% at June 30, 2008). The net proceeds of the loan totaled approximately $1.3 million and were contributed to the surplus of Guarantee Insurance to support its premium writings. Interest on this loan is payable monthly, and the principal is due December 26, 2008. Patriot may prepay the loan, in whole or in part, at any time, without penalty. Concurrently with the loan, Mr. Mariano personally borrowed $1.5 million to fund his loan to Patriot. The loan to Mr. Mariano contains terms similar to the terms contained in the note between Patriot and Mr. Mariano. Because Mr. Mariano personally obtained this loan for the benefit of Patriot, Patriot paid him a loan origination and personal guarantee fee of 4% of the loan, totaling $60,000.
     In connection with the loans from Aleritas Credit Corporation and Mr. Mariano, we paid approximately $1.9 million in issuance costs, which have been capitalized and are being amortized over the estimated terms of the debt. Unamortized debt issuance costs of approximately $1.6 million are included in other assets on the consolidated balance sheet as of June 30, 2008.
     Between July and August, 2004, Guarantee Insurance issued five fully subordinated surplus notes in the aggregate amount of $1.3 million to certain policyholders. The principal balance and accrued interest associated with these notes at June 30, 2008 was approximately $1.2 million and $136,000, respectively. The notes are unsecured, are subordinated to all general liabilities and claims of policyholders and creditors of Guarantee Insurance, have stated maturities of five years and an interest rate of three percent (3%). The principal and interest due under the subordinated notes are not carried as a legal liability of Guarantee Insurance, but are considered to be a special surplus on Guarantee Insurance’s statutory financial statements. No payments of interest or principal may be made on these subordinated notes unless either (1) the total adjusted capital and surplus of Guarantee Insurance exceeds 400% of the authorized control level risk-based capital (calculated in accordance with the rules promulgated by the NAIC) stated in Guarantee Insurance’s most recent annual statement filed with the appropriate state regulators, or (2) we obtain regulatory approval to make such payments.
     Between May and August 2005, we issued subordinated debentures totaling approximately $2.0 million. The debentures have a 3-year term and bear interest at the rate of 3% compounded annually. The debentures are subject to renewal at the end of the term, generally for an additional 3-year term. Certain of the subordinated debentures are subject to renewal for up to two additional 1-year terms. The principal balance and accrued interest on these debentures at June 30, 2008 was approximately $1.7 million and $153,000, respectively.
     The following table summarizes our outstanding notes payable, surplus notes payable and subordinated debentures, including accrued interest thereon, as of June 30, 2008:

in thousands:

				Interest	Principal
				Rate at	and
Year of			Interest Rate	June 30,	Accrued
Issuance	Description	Years Due	Terms	2008	Interest

2006/2007	Note payable to Aleritas Capital Corporation	2008-2016	Prime plus 4.5%	9.5%	$13,055
2008	Note payable to Steven Mariano	2008	Prime plus 3.0%	8.0%	1,500
2004	Surplus notes payable	2009	3.0%	3.0%	1,323
2005	Subordinated debentures	2008	3.0%	3.0%	1,811

					$17,689

     Six Months Ended June 30, 2008 Compared to Six Months Ended June 30, 2007
     Net cash used in operating activities was $3.1 million for the six months ended June 30, 2008 compared to $536,000 for the comparable period in 2007, an increase of $2.5 million. The primary components of net cash provided by operating activities are illustrated below:

	Six Months Ended June
	30,
In thousands	2008	2007
Net income	$1,708	$1,461
Non-cash decreases (increases) in net income	205	(1,685)
Changes in balances generally reflecting growth in net premiums written (1)	(13,794)	(2,042)
Changes in balances generally reflecting claim payment patterns (2)	6,655	(719)
Other non cash items (3)	2,170	2,449

	$(3,056)	$(536)

(1)	Includes premiums receivable, unearned and advanced premium reserves, reinsurance funds withheld and balances payable, prepaid reinsurance premiums and funds held by ceding companies and other amounts due to reinsurers

(2)	Includes reserves for losses and loss adjustment expenses and reinsurance recoverable balances on paid and unpaid losses and loss adjustment expenses

(3)	Principally changes in other assets and accounts payable and accrued expenses

     Net cash provided by investing activities was $1.7 million for the six months ended June 30, 2008 compared to net cash used in investing activities of $9.5 million for the comparable period in 2007. For the six months ended June 30, 2008, the components of net cash provided by investing activities included proceeds from sales and maturities of debt securities of $9.9 million, offset by purchases of debt securities, net purchases of short-term investments and purchases of fixed assets totaling $8.2 million. For the comparable period in 2007, the components of net cash used by investing activities included purchases of debt securities and fixed assets totaling $18.1 million, offset by proceeds from sales and maturities of debt and equity securities totaling $8.6 million.
     Net cash provided by financing activities was $1.0 million for the six months ended June 30, 2008 compared to net cash used in financing activities of $197,000 for the comparable period in 2007. For the six months ended June 30, 2008, net cash provided by financing activities included proceeds from notes payable to Mr. Mariano, our Chairman and Chief Executive Officer, of $1.5 million, offset by repayment of debt of $532,000. For the comparable period in 2007, net cash used by financing activities represent repayment of debt of $197,000.

     2007 Compared to 2006
     Net cash provided by operating activities was $7.1 million in 2007 compared to $5.0 million in 2006, an increase of $2.1 million or 43%. The primary components of net cash provided by operating activities are illustrated below:

In thousands	2007	2006
Net income	$2,379	$1,610
Changes in balances typically reflecting growth in net premiums written (1)	6,008	3,450
Changes in balances typically reflecting claim payment patterns (2)	(2,060)	7,899
Non-cash income derived from early extinguishment of debt and related other income	—	(7,382)
Non-cash charges related to net realized investment losses	—	1,346
Other non cash items (3)	800	(1,934)

	$7,127	$4,989

(1)	Includes premiums receivable, unearned and advanced premium reserves, reinsurance funds withheld and balances payable and prepaid reinsurance premiums

(2)	Includes reserves for losses and loss adjustment expenses and reinsurance recoverable balances on paid and unpaid losses and loss adjustment expenses

(3)	Principally changes in accounts payable and accrued expenses
     Net cash used in investing activities was $25.0 million in 2007 compared to $13.7 million in 2006, an increase of $11.3 million or 83%. In 2007, the primary components of net cash used in investing activities included purchases of debt securities, short-term investments and fixed assets totaling $46.1 million, offset by proceeds from sales and maturities of debt and equity securities totaling $21.1 million. In 2006, the primary components of net cash used by investing activities included purchases of debt securities and, to a much lesser extent, equity securities and fixed assets totaling $25.2 million, offset by proceeds from sales and maturities of debt and equity securities and short-term investments totaling $11.5 million. The increase in net cash used in investing activities in 2007 over 2006 was attributable to increased cash flows from higher premium volume, together with the deployment of $5.7 million of additional proceeds from notes payable as discussed below.
     Net cash provided by financing activities was $5.0 million in 2007 compared to $6.1 million in 2006, a decrease of $1.1 million or 18%. In 2007, we received $5.7 million of proceeds from notes payable, redeemed common stock for $100,000 and made interest and principal payments on notes payable totaling $586,000. In 2006, we received $8.7 million of proceeds from notes payable, issued common stock for $1.4 million, redeemed common stock for $1.0 million, made interest and principal payments on notes payable totaling $2.3 million and paid dividends of $600,000.
     2006 Compared to 2005
     Net cash provided by operating activities was $5.0 million in 2006 compared to $22.7 million in 2005, a decrease of $17.7 million or 78%. The primary components of net cash provided by operating activities are illustrated below:

In thousands	2006	2005
Net income	$1,610	$1,100
Changes in balances generally reflecting growth in net premiums written (1)	3,450	10,351
Changes in balances generally reflecting claim payment patterns (2)	7,899	7,618
Non-cash income derived from early extinguishment of debt and related other income	(7,382)	—
Non-cash charges related to net realized investment losses	1,346	2,297
Other non cash items (3)	(1,934)	1,363

	$4,989	$22,729

(1)	Includes premiums receivable, unearned and advanced premium reserves, reinsurance funds withheld and balances payable and prepaid reinsurance premiums

(2)	Includes reserves for losses and loss adjustment expenses and reinsurance recoverable balances on paid and unpaid losses and loss adjustment expenses

(3)	Principally changes in accounts payable and accrued expenses
     Net cash used in investing activities was $13.7 million in 2006 compared to $7.1 million in 2005, an increase of $6.6 million or 93%. In 2006, the primary components of net cash used by investing activities included purchases of debt and, to a much lesser extent, equity securities and fixed assets totaling $25.2 million, offset by proceeds from sales and maturities of debt and equity securities and short-term investments totaling $11.5 million. In 2005, the primary components of net cash used by investing activities included purchases of debt and equity securities, short-term investments, real estate and fixed assets totaling $12.7 million, offset by proceeds from sales and maturities of debt securities and sales of equity securities totaling $5.7 million.
     Net cash provided by financing activities was $6.1 million for 2006 compared to $808,000 for 2005, an increase of $5.3 million. In 2006, we received $8.7 million of proceeds from notes payable, issued common stock for $1.4 million, redeemed common stock for $1.0 million, made interest and principal payments on notes payable totaling $2.3 million and paid dividends of $600,000. In 2005, we received $2.0 million of proceeds from the issuance of subordinated debentures and $250,000 from the issuance of common stock, paid dividends of $1.1 million and made payments totaling $341,000 on affiliated loans.
     Investment Portfolio
     Our primary investment objective is capital preservation. Our secondary objectives are to achieve an appropriate risk-adjusted return and maintain an appropriate match between the duration of our investment portfolio and the duration of the claims obligations in our insurance operations.
     At December 31, 2006, we did not anticipate that our fixed maturity securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments and, accordingly, these securities were classified as held to maturity. In accordance with Statement of Financial Accounting Standards No. 115 (As Amended) — Accounting for Certain Investments in Debt and Equity Securities (SFAS 115), our fixed maturity securities at December 31, 2006 were stated at amortized cost.
     In 2007, we purchased state and political subdivision debt securities with the intent that such securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments. Accordingly, we classified these state and political subdivision debt securities as available for sale. In accordance with SFAS 115, these state and political subdivision debt securities were stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes.
     At December 31, 2007, the increased volatility in the debt securities market substantially increased the likelihood that we would, on a routine basis, desire to sell our debt securities and redeploy the proceeds into alternative asset classes or into alternative securities with better yields or lower exposure to decreases in fair value. We anticipated that all of our debt securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments. Accordingly, we transferred all of our debt securities that were not already classified as available for sale from held to maturity to available for sale. In accordance with SFAS 115, all of our debt securities at December 31, 2007 were stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes. In connection with the transfer of debt securities from held to maturity to available for sale, we recognized a net unrealized gain of approximately $215,000, which is included in other comprehensive income for the year ended December 31, 2007.
     Our fixed maturity securities, which are classified as available-for-sale, and certain cash equivalent investments are managed by an independent asset manager that operates under investment guidelines approved by our board of directors. Cash and cash equivalents include cash on deposit, commercial paper, short-term municipal securities, pooled short-term money market funds and certificates of deposit. Our fixed maturity securities available for sale include obligations of the U.S. Treasury or U.S. agencies, obligations of states and their subdivisions, long-term certificates of deposit, U.S. dollar-denominated obligations of U.S. corporations, mortgage-backed securities, collateralized mortgage obligations, mortgages guaranteed by the Federal National Mortgage Association and the Government National Mortgage Association, and asset-backed securities. Our equity securities include U.S. dollar-denominated common stocks of U.S. corporations. Our real estate portfolio consists of one rental property in Florida. See “Business — Investments.”
     Patriot retains Gen Re — New England Asset Managers, a subsidiary of Berkshire Hathaway to manage our portfolio of fixed maturity securities available for sale. We manage our investment credit risk through a diversification strategy that reduces our exposure to any business sector or security. See “Business—Investments” for additional information. Our investment portfolio, including cash and cash equivalents, had a carrying value of $58.7 million at June 30, 2008, and is summarized below (in thousands):

	Carrying	Percentage
	Value	of Portfolio
	(in thousands)
Debt securities available for sale:
U.S. government securities	$4,726	8.0%
U.S. government agencies	977	1.7
Asset-backed and mortgage-backed securities	15,538	26.4
State and political subdivisions	22,133	37.6%
Corporate securities	9,882	16.7

Total fixed maturity securities	53,076	90.4
Equity securities available for sale	488	0.8
Short-term investments	382	0.7
Real estate held for the production of income	253	0.4
Cash and cash equivalents	4,538	7.7

Total investments, including cash and cash equivalents	$58,737	100.0%

     At June 30, 2008, 100% of our debt securities available for sale were rated “investment grade” (credit rating of AAA to BBB-) by Standard & Poor’s Corporation and over 99% of our debt securities available for sale were rated A- or better by Standard & Poor’s Corporation.
     We regularly review our investment portfolio to identify other-than-temporary impairments in the fair values of the securities held in our investment portfolio. We consider various factors in determining whether a decline in the fair value of a security is other-than-temporary, including:
•	How long and by how much the fair value of the security has been below its cost;

•	The financial condition and near-term prospects of the issuer of the security, including any specific events that may affect its operations or earnings;

•	Our intent and ability to keep the security for a sufficient time period for it to recover its value;

•	Any downgrades of the security by a rating agency; and

•	Any reduction or elimination of dividends, or nonpayment of scheduled interest payments.
     For the six months ended June 30, 2008 and the year ended December 31, 2007, there were no other than temporary declines in the values of the securities held in our investment portfolio. We do not believe that our investment portfolio contains any material exposure to subprime mortgage securities.
     Effective January 1, 2008, we adopted SFAS No. 157, “Fair Value Measurements". SFAS No. 157 establishes a three-level hierarchy for fair value measurements that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (Observable Units) and the reporting entity’s own assumptions about market participants’ assumptions (Unobservable Units). The hierarchy level assigned to each security in our available-for-sale debt and equity securities portfolio is based upon its assessment of the transparency and reliability of the inputs used in the valuation as of the measurement date. The three hierarchy levels are as follows:

Definition

Level 1	Observable unadjusted quoted prices in active markets for identical securities

Level 2	Observable inputs other than quoted prices in active markets for identical securities, including:

	(i)	quoted prices in active markets for similar securities,

	(ii)	quoted prices for identical or similar securities in markets that are not active,

	(iii)	inputs other than quoted prices that are observable for the security (e.g. interest rates, yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, credit risks and default rates, and

	(iv)	inputs derived from or corroborated by observable market data by correlation or other means

Level 3	Unobservable inputs, including the reporting entity’s own data, as long as there is no contrary data indicating market participants would use different assumptions
     All of our debt and equity securities are classified as Level 1 or Level 2 under SFAS No. 157. If securities are traded in active markets, quoted prices are used to measure fair value (Level 1). All of our Level 2 securities are priced based on observable inputs, including (i) quoted prices in active markets for similar securities, (ii) quoted prices for identical or similar securities in markets that are not active or (iii) other observable inputs, including interest rates, volatilities, prepayment speeds, credit risks and default rates for the security. Our management is responsible for the valuation process and uses data from outside sources to assist with establishing fair value. As part of our process of reviewing the reasonableness of data obtained from outside sources, management reviews, in consultation with its investment portfolio manager, pricing changes that differ from those expected in relation to overall market conditions.
     The following table presents our debt and equity securities available for sale, classified by the SFAS No. 157 valuation hierarchy, as of June 30, 2008:

	Fair Value Measurement, Using
	Quoted
	Prices
	In Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Securities	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	(in thousands)
Debt securities	$4,726	$48,350	$—	$53,076
Equity securities	488	—	—	488

	$5,214	$48,350	$—	$53,564

     The tax equivalent book yield on our investment portfolio was 4.97% at June 30, 2008.
     Contractual Obligations and Commitments
     We manage risk on certain long-duration claims by settling these claims through the purchase of annuities from unaffiliated life insurance companies. In the event these companies are unable to meet their obligations under these annuity contracts, we could be liable to the claimants, but our reinsurers remain obligated to indemnify us for all or part of these obligations in accordance with the terms of our reinsurance contracts. At December 31, 2007, we are contingently liable for annuities totaling $1.4 million in connection with the purchase of structured settlements related to the resolution of workers’ compensation claims. Loss reserves eliminated by these annuities at December 31, 2007 totaled $1.7 million. Each of the life insurance companies issuing these annuities, or the entity guaranteeing the life insurance company, has an A.M. Best rating of “A” (Excellent) or better. These annuities were purchased in connection with the settlement of certain workers compensation claims.
     The table below provides information with respect to our long-term debt and contractual commitments as of December 31, 2007 (in thousands).

		Payment Due by Period
		Less Than			More Than
	Total	1 year	1-3 years	3-5 years	5 years

Reserves for losses and loss adjustment expenses (1)	$69,881	$27,952	$24,458	$13,976	$3,495
Notes payable (2)	23,882	2,987	6,080	5,868	8,947
Surplus notes payable (2)	1,443	—	1,443	—	—
Subordinated debentures (2)(3)	1,961	1,961	—	—	—
Non-cancelable operating leases	2,561	997	1,564	—	—
Other obligations	330	180	150

	$100,058	$34,077	$33,695	$19,844	$12,442

(1)	The payment of reserves for losses and loss adjustment expenses by period are based on actuarial estimates of expected payout patterns and are not contractual liabilities as to a time certain. Our contractual liability is to provide benefits under the policy. As a result, our estimated payment of reserves for losses and loss adjustment expenses by period is subject to the same uncertainties associated with estimating loss and loss adjustment expense reserves generally and to the additional uncertainties arising from the difficulty of predicting when claims (including claims that have not yet been reported to us) will be paid. For a discussion of loss and loss adjustment expense reserves, see “Business—Loss Reserves.” Actual payment of reserves for losses and loss adjustment expenses by period will vary, perhaps materially, from the table above to the extent that reserves for losses and loss adjustment expenses vary from actual ultimate claims and as a result of variations between expected and actual payout patterns. See “Risk Factors — Risks Related to Our Business — Our business, financial condition and results of operations may be adversely affected if our actual losses and loss adjustment expenses exceed our estimated loss and loss adjustment expense reserves” for a discussion of the uncertainties associated with estimating loss and loss adjustment expense reserves.

(2)	Amounts include interest at rates in effect on December 31, 2007 associated with these obligations. The principal balance and accrued interest on our notes payable at December 31, 2007 was $13.6 million. The interest rate on our notes payable to Aleritas is prime plus 4.5% (11.75% at December 31, 2007 as utilized in the commitment table above) and may change on a daily basis. Because of a reduction in the prime rate, the interest rate on our notes payable to Aleritas was 9.5% at May 31, 2008. Payments on our notes payable include a guaranty fee and do not contemplate prepayment. However, pursuant to the credit agreement and amendments thereto, notes payable may be prepaid, subject to a prepayment penalty equal to 6% if prepayment is made on or before March 29, 2009. There is no prepayment premium if prepayment is made after March 30, 2009. The principal and accrued interest on our surplus notes payable at December 31, 2007 was $1.4 million. The principal and accrued interest on our subordinated debentures at December 31, 2007 was $2.0 million. Interest rates on our surplus notes payable and subordinated debentures are fixed at 3.0%. See "—Liquidity and Capital Resources” for further discussion of our notes payable, surplus notes payable and subordinated debentures.

(3)	Subordinated debentures are subject to renewal, at our option, generally for an additional term of three years. Certain of the subordinated debentures are subject to renewal, at our option, for up to two additional one-year terms.
     Off-Balance Sheet Arrangements
     We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
     Quantitative and Qualitative Disclosures About Market Risk
     Market risk is the risk of potential economic loss principally arising from adverse changes in the fair value of financial instruments. The major components of market risk affecting us are credit risk, interest rate risk and equity price risk. We currently have no exposure to foreign currency risk.
     Credit Risk. Credit risk is the potential loss arising principally from adverse changes in the financial condition of the issuers of our fixed maturity securities and the financial condition of our reinsurers. We manage our credit risk related to the issuers of our fixed maturity securities by generally investing in fixed maturity securities that have a credit rating of “A-” or better by Standard & Poor’s. We also independently, and through our independent asset manager, monitor the financial condition of all issuers of our fixed maturity securities. To limit our risk exposure, we employ diversification policies that limit the credit exposure to any single issuer or business sector. At December 31, 2007, 99.1% of our fixed maturity securities were rated “A-” or better by Standard & Poor’s. See “Business—Investments.”
     We are subject to credit risk with respect to our reinsurers. Although our reinsurers are obligated to reimburse us to the extent we cede risk to them, we are ultimately liable to our policyholders on all risks we have reinsured. As a result, reinsurance contracts do not limit our ultimate obligations to pay claims, and we might not collect amounts recoverable from our reinsurers. With respect to authorized reinsurers, we manage our credit risk by selecting reinsurers with a financial strength rating of “A-” (Excellent) or better by A.M. Best and by performing quarterly credit reviews of our reinsurers. At December 31, 2007, 96.9% of our gross exposures to authorized reinsurers were from reinsurers rated “A-” (Excellent) or better by A.M. Best. With respect to unauthorized reinsurers, which include the segregated portfolio captives, we manage our credit risk by maintaining collateral, typically in the form of funds withheld and letters of credit, to secure reinsurance recoverable balances. At December 31, 2007, 94.8% of our gross exposures to unauthorized reinsurers were collateralized. If one of our reinsurers suffers a credit downgrade, we may consider various options to lessen the risk of asset impairment including commutation, novation and additional collateral. See “Business—Reinsurance.”
     Interest Rate Risk. We had fixed maturity debt securities available for sale with a fair value of $55.7 million at December 31, 2007, which are subject to interest rate risk. Interest rate risk is the risk that we may incur losses due to adverse changes in interest rates. Fluctuations in interest rates have a direct impact on the market valuation of our fixed maturity securities and the cost to service our notes payable.

     The table below summarizes the interest rate risk associated with our fixed maturity debt securities held at December 31, 2007 by illustrating the sensitivity of fair value to selected hypothetical changes in interest rates, and the associated impact on our stockholders’ equity. We classify our fixed maturity debt securities as available-for-sale. These fixed maturity debt securities available-for-sale are carried on our balance sheet at fair value. Temporary changes in the fair value of our fixed maturity debt securities available for sale impact the carrying value of these securities and are reported in our stockholders’ equity as a component of other comprehensive income, net of deferred taxes. The selected scenarios in the table below are not predictions of future events, but rather are intended to illustrate the effect such events may have on the fair value of our fixed maturity debt securities and on our stockholders’ equity.

		Estimated Increase
In thousands		(Decrease) In
Hypothetical Change in			Stockholders’
Interest Rates	Fair Value	Fair Value	Equity
200 basis point increase	$52,013	$(3,675)	$(2,426)
100 basis point increase	53,828	(1,860)	(1,228)
No change	55,688	—	—
100 basis point decrease	57,554	1,866	1,232
200 basis point decrease	59,441	3,753	2,477
     We are also subject to interest rate risk on our notes payable, which have an interest rate based on prime plus a fixed margin.
     Equity Price Risk. Equity price risk is the risk that we may incur losses due to adverse changes in the market prices of the equity securities we hold in our investment portfolio. We classify our portfolio of equity securities as available for sale and carry these securities at fair value. Accordingly, adverse changes in the market prices of our equity securities would result in a decrease in the value of our total assets and a decrease in our stockholders’ equity. At December 31, 2007, we held equity securities available for sale of $634,000, representing 1.1% of our total investments.
     Inflation
     Inflation rates may impact our financial condition and results of operations in several ways. Fluctuations in rates of inflation influence interest rates, which in turn affect the market value of our investment portfolio and yields on new investments. Inflation also affects the portion of reserves for losses and loss adjustment expenses that relates to hospital and medical expenses and property claims and loss adjustment expenses, but not the portion of reserves for losses and loss adjustment expenses that relates to workers’ compensation indemnity payments for lost wages, which are fixed by statute. Adjustments for inflationary effects are included as part of the continual review of loss reserve estimates. Increased costs are considered in setting premium rates, and this is particularly important in the health care area where hospital and medical inflation rates have exceeded general inflation rates. Operating expenses, including payrolls, are affected to a certain degree by the inflation rate.

BUSINESS
Overview
     We are a workers’ compensation risk management company that provides alternative market and traditional workers’ compensation products and services. We refer to our alternative market business as arrangements in which our subsidiary Guarantee Insurance Company, or Guarantee Insurance, writes a workers’ compensation policy and the policyholder or another party bears a substantial portion of the risk. For example, the policyholder or another party may bear a substantial portion of the underwriting risk through a segregated portfolio captive that is controlled by the policyholder or another party. A segregated portfolio captive refers to a captive reinsurance company that operates as a single legal entity with segregated pools of assets, or segregated portfolio cells, the assets and associated liabilities of which are solely for the benefit of the segregated portfolio cell participants. Through our segregated portfolio captive arrangements, we generally retain between 10% and 50% of the underwriting risk and earn a ceding commission from the captive, which is payment to Guarantee Insurance by the captive of a commission as compensation for providing underwriting, policy and claims administration, captive management and investment portfolio management services. Our alternative market business also includes other arrangements through which we share underwriting risk with our policyholders, such as high deductible policies or policies for which the final premium is based on the insured’s actual loss experience during the policy term, which are referred to as retrospectively rated policies. Unlike our traditional workers’ compensation policies, these arrangements align our interests with those of the policyholders or other parties participating in the risk-sharing arrangements, allowing them to share in the underwriting profit or loss. While these products are generally available only to large corporate customers from other insurers, we offer them to middle market clients, which we define as accounts with less than $3 million dollars in annual premiums, that we believe have stable profitable claims experience. We refer to guaranteed cost workers’ compensation insurance policies written by Guarantee Insurance as our “traditional business.”
     Workers’ compensation is a statutory system under which an employer is required to pay for its employees’ medical, disability, vocational rehabilitation and death benefit costs for injuries or occupational diseases arising out of employment. Employers may either insure their workers’ compensation obligations or, subject to regulatory approval, self-insure their liabilities. Our workers’ compensation policies provide payments to covered, injured employees of the policyholder for, among other things, temporary or permanent disability benefits, death benefits and medical and hospital expenses. The benefits payable and the duration of such benefits are set by statute, and vary by jurisdiction and with the nature and severity of the injury or disease and the wages, occupation and age of the employee.
     Our business model has two components. In our insurance segment, we generate underwriting and investment income by providing alternative market risk transfer solutions and traditional workers’ compensation insurance. In our insurance services segment, we generate fee income by providing nurse case management, cost containment and captive management services, currently almost exclusively to Guarantee Insurance, for its benefit and for the benefit of the segregated portfolio captives and for the benefit of National Indemnity Company, a subsidiary of Berkshire Hathaway rated “A++” (Superior) by A.M. Best Company, and effective July 1, 2008, Swiss Reinsurance America Corporation, a reinsurance company rated “A+” (Superior) by A.M. Best, both of which provide us with quota share reinsurance in most of the states in which we write our traditional business. When we refer to our quota share reinsurer, we are referring to National Indemnity for periods prior to July 1, 2008 and, collectively, to National Indemnity and Swiss Reinsurance America for periods on and after July 1, 2008. We provide these services to employers in Florida, where we write a majority of our business, 18 other states and the District of Columbia.
     We believe that the current workers’ compensation insurance climate is creating increasing opportunities for us to market and distribute our products and services. We believe that our specialty product knowledge, our low expense ratio and our hybrid business model allow us to achieve attractive returns through a range of industry pricing cycles and provide a substantial competitive advantage in areas that we believe are underserved by competitors, particularly in the alternative market. We believe that in most states only a handful of other carriers compete in this sector, with most of these carriers focusing on accounts with over $5 million dollars in annual premium. Although we currently focus our business in the Midwest and Southeast, we believe that there are opportunities for us to market our products and services, including in particular our alternative market program, in other areas of the U.S.
Our Competitive Strengths
     We believe we have the following competitive strengths:
•	Exclusive Focus on Workers’ Compensation Insurance and Related Services. Our operations are focused exclusively on providing alternative market risk management solutions and traditional workers’ compensation insurance and related services. We believe this focus allows us to provide superior products and services to our customers relative to traditional multi-line carriers. For example, we believe that certain of our multi-line competitors that offer workers’ compensation coverage as part of a package policy that includes commercial property coverage tend to compete less for Florida workers’ compensation business because of property-related loss experience.

•	Hybrid Business Model. In addition to the income we earn from our risk bearing insurance business, we earn consolidated fee income for claim, cost containment and insurance services, including nurse case management, cost containment and captive management services, which we currently provide for the benefit of the segregated portfolio captives and our quota share reinsurer. Because our claim and cost containment service income is principally related to workers’ compensation claim frequency and medical costs, the operating results of our insurance services segment are not materially dependent on fluctuations or trends in prevailing workers’ compensation insurance premium rates. We believe that by changing the emphasis we place on our premium-based risk-bearing business relative to our claim and cost containment services business, we will be better able to achieve attractive returns and growth through a range of market cycles than if we only offered premium-based risk-bearing products and insurance services that are materially dependent on prevailing workers’ compensation insurance premium rates.

•	Enhanced Traditional Business Product Offerings. In our traditional business, we offer “pay-as-you-go” plans, generally to small employers, in which we partner with payroll service companies and our independent agents and their small employer clients to collect premiums and payroll information on a monthly or bi-weekly basis. This program provides us with current payroll data and gives employers a way in which to purchase workers’ compensation insurance without having to make an upfront premium deposit payment, easing their cash flow and enabling employers to remit their premiums to us through their payroll service provider in an automated fashion. We believe that “pay-as-you-go” plans for small employers provide us with the opportunity to earn more favorable underwriting margins due to several factors:
•	favorable cash flows afforded under this plan can be more important to smaller employers than a price differential;

•	smaller employers are generally less able to obtain premium rate credits and discounts; and

•	the premium remittance mechanism results in a more streamlined renewal process and a lower frequency of business being re-marketed at renewal, leading to more favorable retention rates.

•	Enhanced Alternative Market Product Offering. Although other insurers generally only offer alternative market products to large corporate customers, we offer such products to medium-sized employers as well as larger companies, enabling them to share in their own claims experience and be rewarded for favorable loss experience. We believe that primarily as a result of our efforts to deliver an alternative market workers’ compensation solution to medium-sized employers as well as larger companies, and in response to our “pay-as-you-go” traditional business offering, our gross premiums written on alternative market, traditional business and assumed business grew by 38%, 31% and 54% in 2007, 2006 and 2005, respectively. Our gross premiums written grew by 29% for the six months ended June 30, 2008 compared to the same period of 2007.

•	Specialized Underwriting Expertise. We select and price our alternative market and traditional policies based on the specific risk associated with each potential policyholder rather than solely on the policyholder’s industry class. We utilize state-specific actuarial models on accounts with annual premiums over $100,000. Our field underwriters are experienced underwriting workers’ compensation insurance in their respective geographic areas. In our alternative market business, we seek to align our interests with those of our policyholders or other parties participating in the risk-sharing arrangements by having them share in the underwriting profits and losses. We believe that we can compete effectively for traditional and alternative market insurance business based on our specialized underwriting focus and our accessibility to our clients. We generally compete on these attributes more so than on price, which is generally not a differentiating factor in the states in which we write most of our business. For the six months ended June 30, 2008 and the year ended December 31, 2007, we achieved a net loss ratio of 59.5% and 61.7%, respectively. Our net loss ratio is the ratio between losses and loss adjustment expenses incurred and net premiums earned, and is a measure of the effectiveness of our underwriting efforts.

•	Proactive Claims Management and Sound Reserving Practices. Guarantee Insurance began writing business under the Patriot umbrella in the second quarter of 2004. As our business has grown, we have demonstrated success in (1) estimating our total liabilities for losses, (2) establishing and maintaining adequate case reserves and (3) rapidly closing claims. We provide our customers with an active claims management program. Our claims department employees average more than 15 years of workers’ compensation insurance industry experience, and members of our claims management team average 25 years of workers’ compensation experience. Our case management professionals have extensive training and expertise in assisting injured workers to return to work quickly. As of December 31, 2007, approximately 1%, 2%, 5% and 27% of total reported claims for accident years 2004, 2005, 2006 and 2007, respectively, remained open. Final net paid losses and loss adjustment expenses associated with these claims were approximately 17% less than the initial reserves established for them.

•	Strong Distribution Relationships. We maintain relationships with our network of more than 300 independent, non-exclusive agencies in 15 states by emphasizing personal interaction, offering superior services and maintaining an exclusive focus on workers’ compensation insurance. Our experienced underwriters work closely with our independent agents to market our products and serve the needs of prospective policyholders.

•	Proven Leadership and Experienced Management. The members of our senior management team average over 19 years of insurance industry experience, and over 15 years of workers’ compensation insurance experience. Their authority and areas of responsibility are consistent with their functional and state-specific experience.

Our Strategy
     We believe that the net proceeds from this offering will provide us with the additional capital necessary to increase the amount of insurance that we plan to write and the flexibility to retain more of our existing book of business. We plan to continue pursuing profitable growth and favorable returns on equity and believe that our competitive strengths will help us achieve our goal of delivering superior returns to our investors. Our strategy to achieve these goals is:
•	Expand in Our Existing Markets. In all of the states in which we operate, we believe that a significant portion of total workers’ compensation insurance premium is written by numerous companies that individually have a small market share. We believe that our market share in each of the states in which we currently write business does not exceed 2%. We plan to continue to take advantage of our competitive position to expand in our existing markets. We believe that the strength of our risk selection, claims management, nurse case management and cost containment services positions us to profitably increase our market share in our existing markets.

•	Expand into Additional Markets. We are licensed to write workers’ compensation insurance in 25 states and the District of Columbia, and we also hold 4 inactive licenses. For the six months ended June 30, 2008, we wrote traditional and alternative market business in 20 jurisdictions, principally in those jurisdictions that we believe provide the greatest opportunity for near-term profitable growth. For the six months ended June 30, 2008, approximately 80% of our traditional and alternative market business was written in Florida, Missouri, New Jersey, Indiana and Arkansas. We wrote approximately 55% of our direct premiums written in Florida for the six months ended June 30, 2008. With the additional capital from this offering and a favorable A.M. Best rating we hope to obtain upon completion of this offering, we plan to expand our business to other states where we believe we can profitably write business. To do this, we plan to leverage our talented pool of personnel that have prior expertise operating in states in which we do not currently operate.

•	Expand Claim, Cost Containment and Insurance Services Business. We plan to continue to generate fee income through our insurance services segment by offering nurse case management, cost containment and captive management services to the segregated portfolio captives. We plan to offer these claim, cost containment and insurance services, together with reinsurance intermediary, claims administration and general agency services, to other regional and national insurance companies and self-insured employers. We also plan to increase the amount of fee income we earn by expanding both organically and through strategic acquisitions of claim administrators, general agencies, or preferred provider network organizations. Taking advantage of our hybrid business model, we plan to identify and acquire claim, cost containment and insurance services operations that will create synergies with our traditional and alternative market insurance operations.

•	Obtain a Favorable Rating from A.M. Best. We have expanded our business profitability without an A.M. Best rating, and we believe that we can continue to do so with the net proceeds from this offering. However, we are seeking, and believe that we are well positioned to obtain, a favorable rating from A.M. Best upon completion of this offering. We believe that a favorable rating from A.M. Best would increase our ability to market to large employers and create new opportunities for our products and services in rating sensitive markets. A.M. Best’s ratings reflect its opinion of an insurance company’s operation, performance and ability to meet its obligations to policyholders and are not intended for the protection of investors.
•	Leverage Existing Infrastructure. We service our policyholders and customers through our regional offices in three states, each of which we believe has been staffed to accommodate a certain level of premium growth. We plan to realize economies of scale in our workforce and leverage other scalable infrastructure costs, which will lower our expense ratio as we increase gross premiums written.
Our Organization
     Patriot Risk Management was incorporated in Delaware in April 2003 by Steven M. Mariano, our Chairman, President and Chief Executive Officer. In September 2003, Patriot’s wholly-owned subsidiary, Guarantee Insurance Group, Inc., acquired Guarantee Insurance Company, a shell property and casualty insurance company that was not writing new business at the time we acquired it and was licensed to write business in 41 states and the District of Columbia. Patriot paid approximately $9.5 million for Guarantee Insurance, in the form of $750,000 in cash and a note in the amount of approximately $8.8 million. As of the date of the purchase, Guarantee Insurance had gross reserves of approximately $14.7 million, net reserves of approximately $3.2 million and total assets of approximately $18.4 million. At the time we acquired Guarantee Insurance, it had not written any business since 1987, and it had not written any commercial general liability insurance business, including business with exposures to asbestos and environmental claims, since 1983. The former owner of Guarantee Insurance agreed to indemnify Patriot for certain losses in excess of reserves arising from these claims up to the amount of the original purchase price. On March 30, 2006, Patriot entered into a settlement and termination agreement with the seller pursuant to which the note issued as part of the purchase price was released in exchange for a cash payment of $2.2 million and the release of the seller’s agreement to indemnify Patriot for losses in excess of reserves.
     Guarantee Insurance began writing business as part of the Patriot family in the second quarter of 2004. At the time we acquired it, we redomesticated Guarantee Insurance from Delaware to South Carolina. At the end of 2006, we redomesticated Guarantee Insurance to Florida. Guarantee Insurance is currently licensed to write workers’ compensation insurance in 25 states and the District of Columbia, and also holds 4 inactive licenses.
     In 2005, we formed PRS Group, Inc. as a wholly-owned subsidiary of Patriot Risk Management, and incorporated Patriot Risk Services, Inc. and Patriot Re International, Inc. as wholly-owned subsidiaries of PRS Group. As more fully discussed under “Certain Relationships and Related Transactions,” in April 2007 Mr. Mariano contributed all of the outstanding capital stock of Tarheel to Patriot with the result that Tarheel and its subsidiary, TIMCO, became wholly-owned indirect subsidiaries of Patriot. We subsequently changed the name of Tarheel to Patriot Risk Management of Florida, Inc., and changed the name of TIMCO to Patriot Insurance Management Company, Inc. We refer to PRS Group and its direct and indirect wholly-owned subsidiaries collectively as “PRS.” PRS currently provides nurse case management, cost containment and captive management services to Guarantee Insurance, for its benefit and for the benefit of the segregated portfolio captives and our quota share reinsurer. Patriot Risk Services is currently licensed as an insurance agent or producer in 18 jurisdictions. Patriot Insurance Management is currently licensed as an insurance agent or producer in 23 jurisdictions, and Patriot Re International is licensed as a reinsurance intermediary broker in 2 jurisdictions.
     On March 4, 2008 we entered into a stock purchase agreement with SunTrust Bank Holding Company to acquire Madison, a shell property and casualty insurance company domiciled in Georgia that was not then writing new business for a cash price of $500,000 plus approximately $9.0 million, which was the statutory surplus of that company. We expect to acquire Madison concurrently with the closing of this offering, and to rename Madison as Guarantee Fire & Casualty Company after we acquire it. Beginning in May 2008, we are required to make a payment of $50,000 per month to SunTrust for each month until the purchase is completed. SunTrust has the right to terminate the agreement if closing does not occur on or before October 15, 2008. As of December 31, 2007, Madison had approximately $6.2 million of total assets, comprised entirely of cash and invested assets, and had approximately $247,000 of total liabilities, including $64,000 of net loss and loss adjustment expense reserves. For the year ended December 31, 2007, Madison had approximately $5.0 million in net premiums earned and $3.8 million in net income. The operations of Madison for the years ended December 31, 2007, 2006 and 2005 were substantially different from our operations and virtually all in-force business was transferred out of Madison prior to December 31, 2007. Madison’s annual historical financial statements for the years ended December 31, 2007, 2006 and 2005 and presentation of the pro forma effects of such business combination would not be meaningful to the understanding of our operations and, accordingly, have not been included in this prospectus.
     Madison is licensed to write workers’ compensation insurance in Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia. Guarantee Insurance is licensed in each of these jurisdictions except for Maryland. We plan to rename Madison as Guarantee Fire & Casualty Insurance Company after we acquire it upon completion of this offering. We intend to contribute a substantial portion of the proceeds of this offering to Guarantee Insurance and, after we acquire it, Guarantee Fire & Casualty, to support their premium writings. We intend to use a portion of the net proceeds of this offering to pay the purchase price to acquire Guarantee Fire & Casualty upon completion of this offering. We believe that the acquisition of Guarantee Fire & Casualty will allow us to obtain licenses to write business in additional states and offer, in certain states, separate rating plans from those offered through Guarantee Insurance, thus allowing us and our producers additional rating flexibility to write a broader range of risks than might be possible under the rating plans of only a single insurer.
     In February 2008, we changed the names of several of our companies. Prior to February 2008, Patriot Risk Management was named SunCoast Holdings, Inc.; Guarantee Insurance Group, Inc. was named Brandywine Insurance Holdings, Inc.; and PRS Group, Inc. was named Patriot Risk Management, Inc.
Industry Background
Overview
     Workers’ compensation insurance is a system established under state and federal laws under which employers are required to pay for their employees’ medical, disability, vocational rehabilitation and death benefit costs for injuries, death or occupational diseases arising out of employment, regardless of fault. Employers may either insure their workers’ compensation obligations or, subject to regulatory approval, self-insure their liabilities. The principal concept underlying workers’ compensation laws is that employees injured in the course and scope of their employment have only the legal remedies available under workers’ compensation laws and do not have any other recourse against their employer. An employer’s obligation to pay workers’ compensation benefits does not depend on any negligence or wrongdoing on the part of the employer and exists even for injuries that result from the negligence or fault of another person, a co-employee or, in most instances, the injured employee.
     Workers’ compensation insurance policies generally provide that the insurance carrier will pay all benefits that the insured employer may become obligated to pay under applicable workers’ compensation laws. Each state has a regulatory and adjudicatory system that quantifies the level of wage replacement to be paid, determines the level of medical benefits required to be provided and the cost of permanent impairment and specifies the options in selecting medical providers available to the injured employee or the employer. These state laws generally require two types of benefits for injured employees: (1) medical benefits, which include expenses related to diagnosis and treatment of the injury, as well as any required rehabilitation, and (2) indemnity payments, which consist of temporary wage replacement, permanent disability payments and death benefits to surviving family members. To fulfill these mandated financial obligations, virtually all employers are required to purchase workers’ compensation insurance or, if permitted by state law or approved by the U.S. Department of Labor, to self-insure. The employers may purchase workers’ compensation insurance from a private insurance carrier, a state-sanctioned assigned risk pool or a self-insurance fund, which is an entity that allows employers to obtain workers’ compensation coverage on a pooled basis.
     We currently focus on writing business in the states that we believe provide us with the greatest opportunity for profitable growth. In selecting the states in which we operate, we take into account a number of criteria, including prevailing underwriting profitability as measured by the NCCI. For the year ended December 31, 2007, approximately 78% of our direct premiums written were written in five of the ten states with the lowest industry combined ratios according to NCCI data for the 2006 calendar year.

Industry Outlook
     We believe the challenges faced by the workers’ compensation insurance industry over the past decade have created significant opportunity for workers’ compensation insurers to increase the amount of business that they write. According to the NCCI State of the Line Report, the industry combined ratio for 2006 was the best underwriting result in at least 30 years, with the industry combined ratio declining in each of the five prior years from 122.0% in 2001 to a projected 93.1% in 2006.
     Generally, market opportunities for commercial workers’ compensation insurers are more favorable when residual markets are less prominent and less profitable. Residual market organizations are formed to be “insurers of last resort,” issuing policies to those who are not able to find traditional coverage in the voluntary market. These organizations come in several forms including, but not limited to, Joint Underwriting Associations, Health Associations, and Compensation Funds. NCCI’s State of the Line shows that residual market policy year volume decreased slightly from $1.4 billion in 2005 to $1.2 billion in 2006 and is estimated to decline to $1.0 billion for 2007. Calendar year market share for the residual market has also decreased slightly from 12% in 2005 to less than 10% of the entire workers’ compensation market according to the most current data available. Furthermore, according to NCCI’s State Advisory Forum, the state with the lowest residual market share by premium value as of December 31, 2006 is Florida, which accounted for approximately 55% and 59% of Guarantee Insurance’s direct premiums written for the six months ended June 30, 2008 and the year ended December 31, 2007, respectively.
     According to the NCCI, the most significant challenge to the health of the workers’ compensation market remains rising medical costs, which costs have increased at or near double-digit rates. These increases have pushed medical losses to approximately 60% of the total losses in workers’ compensation for NCCI states for 2006. To help control rising medical costs, more and more states, insurers, and employers are enacting fee schedules, aggressively managing vendor selection and performance, and controlling prescription drug expenditures through the use of generic drugs, care management initiatives and employee communication and engagement.
     Florida, the state in which we write the most premiums, is an administered pricing state. In administered pricing states, insurance rates are established by the state insurance regulators and are adjusted periodically. Rate competition generally is not permitted in these states. In October 2007, NCCI submitted an amended filing calling for a Florida statewide rate decrease of 18.4%, which was approved by the Florida OIR on October 31, 2007, to be effective January 1, 2008. Significant declines in claim frequency and an improvement in loss development in Florida since the legislature enacted certain reforms in 2003 are the two main reasons for the mandated premium level decreases. We have responded to these rate decreases by expanding our alternative market business in the state, strengthening our collateral on reinsurance balances on Florida alternative market business and increasing consents to rate-on-renewal policies on Florida traditional business. We expect an increase in Florida experience modifications which serve as a basic factor in the calculation of premiums. We anticipate that our ability to adjust to these market changes will create opportunities for us as our competitors with higher expense ratios find the Florida market less desirable.
Business Segments
     We operate in two business segments:
•	Insurance Segment. In our insurance segment, Guarantee Insurance writes workers’ compensation policies for small to mid-sized employers, as well as larger companies generally with annual premiums of less than $3 million. We refer to business that we write for employers with annual premiums below $250,000 in which Guarantee Insurance bears substantially all of the underwriting risk (subject to reinsurance arrangements) as our traditional business. For employers with larger annual premiums, we evaluate whether the risk is appropriate for our traditional business or our alternative market business. In the alternative market, Guarantee Insurance writes policies under which the policyholder or another party bears a substantial portion of the underwriting risk through a segregated portfolio captive. This business also includes other arrangements through which we share underwriting risk with our policyholders, such as a high deductible policy or a retrospectively rated policy. Our alternative market programs allow policyholders to share in their own claims experience.
•	Insurance Services Segment. In our insurance services segment, we generate fee income related to Guarantee Insurance’s premium and risk retention levels by providing nurse case management, cost containment and captive management services to Guarantee Insurance, for its benefit and for the benefit of the segregated portfolio captives and our quota share reinsurer.
     Certain items are not allocated to segments, including gains on the early extinguishment of debt, holding company expenses, interest expense, incurred losses and loss adjustment expenses resulting from adverse or favorable development on reserves associated with Guarantee Insurance’s legacy commercial general liability claims, including asbestos and environmental liability claims.
Insurance Segment
Operating Strategy
     Guarantee Insurance is committed to individual account underwriting within the middle market business sector and to selecting quality risks in the low to middle risk classification and hazard levels such as clerical office, light manufacturing, artisan contractors and the service industry. Within our insurance segment, we have two lines of business: traditional business and alternative market.
     Traditional Business. We began writing workers’ compensation policies through Guarantee Insurance in the second quarter of 2004. We focus on servicing small to mid-sized employers such as restaurants, retail and wholesale stores and artisan contractors located in Florida and other states in the Southeast and Midwest United States that generally have fewer than 300 employees. In certain circumstances, we also write policies for larger employers. We typically write these policies for:
•	low to medium hazard classes; and

•	accounts with annual premiums below $250,000.
     Alternative Market Business. Generally, we write higher risk classifications and hazard levels for the alternative market, where risks are reinsured to a segregated portfolio captive, as more fully discussed below. Our alternative market programs allow policyholders to share in their own claims experience and be rewarded for low claims losses rather than simply paying fixed premiums. While we believe that these products are generally available only to large corporate customers from other insurers, we offer them to middle market clients with stable profitable claims experience. We typically write this alternative market business for:
•	larger and medium-sized employers such as hospitality, construction, professional employer organizations, industrial companies and car dealerships;

•	low to medium hazard classes and some higher hazard classes; and

•	accounts with annual premiums generally ranging from $200,000 to $3 million.
Policyholders and Segregated Portfolio Captives
     As of June 30, 2008, we had approximately 4,200 traditional workers’ compensation policyholders, and an average annual in-force premium per policyholder of approximately $14,400. Our policy renewal rate on traditional business that we elected to quote for renewal during the six months ended June 30, 2008 was approximately 93% and 87%, based on policy counts and in-force premium, respectively.
     As of June 30, 2008, there were 23 segregated portfolio cells with in-force policies in our alternative market segregated portfolio captive program. The largest of these segregated portfolio cells had an annual in-

force premium of approximately $11.7 million, representing approximately 31% of our total alternative market workers’ compensation in-force premium at June 30, 2008. The average annual in-force premium for the remaining 22 segregated portfolio cells at June 30, 2008 was approximately $1.0 million per cell. Our policy renewal rates on alternative market business that we elected to quote for renewal for the six months ended June 30, 2008 were 100% and approximately 89%, based on policy counts and in-force premium, respectively.
Products
     All states require employers to provide workers’ compensation benefits to their employees for injuries and occupational diseases arising out of employment, regardless of whether such injuries or disease result from the employer’s or the employee’s negligence. Employers may either insure their workers’ compensation obligations or, subject to regulatory approval, self-insure their liabilities. Workers’ compensation statutes require that a policy cover three types of benefits: medical expenses, disability benefits and death benefits. Our workers’ compensation insurance policies also provide employers liability coverage, which provides coverage for an employer if an injured employee sues the employer for damages as a result of the employee’s injury.
     Through Guarantee Insurance we offer a range of workers’ compensation products and a variety of payment options designed to fit the needs of our policyholders and employer groups. Working closely with our independent agents, our underwriting staff helps determine which type of policy is appropriate for each risk.
     Traditional Business. The different types of policies that we write and payment plans we offer in our traditional business are as follows:

•	Guaranteed cost plans. Our basic product is a guaranteed cost policy, under which the premium for a policyholder is set in advance based upon rate filings approved by the insurance regulator and varies based only upon changes in the policyholder’s employee class codes and payroll. The premium does not increase or decrease based upon an updated participating employee census during the policy period. We regularly audit the payroll records of our policyholders to help ensure that appropriate premiums are being charged and paid and adjust premiums as appropriate. For the six months ended June 30, 2008 and the year ended December 31, 2007, approximately 73% and 63% of our direct premiums written on traditional business were derived from guaranteed cost products, respectively.

•	Pay-as-you-go plans. We offer a monthly self-reporting option, under which a policyholder’s monthly premium payments are calculated by the policyholder using actual monthly payroll figures, which we refer to as pay-as-you-go plans. Pay-as-you-go plans are a recent innovation in the workers’ compensation industry. With pay-as-you-go plans, the insured works with a payroll vendor to collect accurate payrolls and corresponding premiums to be remitted to us. Pay-as-you-go plans have become popular with insureds, and as a result some payroll companies now own their own insurance agency and some traditional insurance agencies now own their own payroll company. We believe that pay-as-you-go plans are a more efficient method of underwriting and administering workers’ compensation. These plans reduce our credit exposure for additional premiums that we determine we are owed based on payroll audits. Furthermore, the plans create a more precise ongoing workers’ compensation insurance expense and more predictable ongoing cash flow expectations for our policyholders. We began offering pay-as-you-go plans in late 2006. For the six months ended June 30, 2008 and the year ended December 31, 2007, approximately 23% and 28% of our direct premiums written on traditional business were derived from pay-as-you-go plans, respectively.

•	Policyholder dividend plans. Generally, under a policyholder dividend plan a fixed premium is charged based upon rate filings approved by the insurance regulator, but the insured may receive a dividend based upon favorable loss experience during the policy period. We began offering policyholder dividend plans in Florida and other states in 2007. Eligibility for these plans varies based upon the nature of the policyholder’s operations, value of premium generated, loss experience and existing controls intended to minimize workers’ compensation claims and costs. Policyholder dividends, which are to be paid at the discretion of the board of directors of Guarantee Insurance and in accordance with law, cannot be guaranteed and are generally based upon the policyholder’s loss experience and other terms stipulated in the policyholder dividend plan filed with the appropriate insurance regulators and policy terms, including the applicable dividend endorsements. We plan to pay dividends, if any, 18 months after policy expiration. For the six months ended June 30, 2008 and the year ended December 31, 2007, approximately 4% and 2% of our direct premiums written on traditional business were derived from policyholder dividend plans, respectively.
     Alternative Market Business. We provide a variety of services to employers or other parties who wish to bear a substantial portion of the underwriting risk with respect to workers’ compensation exposures, including providing fronting, claims adjusting, claims administration and investment management services. Similar to the pay-as-you-go plan in our traditional business, our alternative market customers are subject to, at a minimum, monthly self-reporting of payroll figures. The different types of products we offer in our alternative market business are as follows:
•	Segregated portfolio captive insurance plans. We offer a segregated portfolio captive plan to medium-sized and large employers such as hospitality companies, construction companies, professional employer organizations, industrial companies and car dealerships, using offshore and onshore captive facilities. Prior to the advent of segregated portfolio captive programs, only very large risks could afford the capitalization and administrative costs associated with captive formation. Our approach utilizes standardized agreements and processes that allow employers with annual premiums as low as $250,000 to participate. With our captive insurance plan, we write a workers’ compensation policy for the employer and facilitate the establishment of a segregated portfolio cell within a segregated portfolio captive by coordinating the necessary interactions among the party controlling the cell, the insurance agency, the segregated portfolio captive, its manager and insurance regulators in the jurisdiction where the captive is domiciled. These segregated portfolio cells may be controlled by policyholders, parties related to policyholders, insurance agencies or others.
     Once the segregated portfolio cell is established, Guarantee Insurance enters into a reinsurance agreement (“Captive Reinsurance Agreement”) with the segregated portfolio captive acting on behalf of the segregated portfolio cell. For a segregated portfolio cell that is controlled by a policyholder or another party (other than an insurance agency), Guarantee Insurance generally cedes on a quota share basis to the segregated portfolio captive 90% of the risk on the workers’ compensation policy up to a level specified in the Captive Reinsurance Agreement, and retains 10% of the risk. For a segregated portfolio cell that is controlled by an insurance agency, Guarantee Insurance generally cedes on a quota share basis to the segregated portfolio captive 50% of the risk on policies produced by the agency up to a level specified in the Captive Reinsurance Agreement, and retains 50% of the risk. Any amount of losses in excess of $1.0 million per occurrence are not covered by the Captive Reinsurance Agreement. If the aggregate covered losses for the segregated portfolio cell exceed the specified level, the segregated portfolio captive reinsures the entire amount of the excess losses up to the aggregate liability limit specified in the Captive Reinsurance Agreement. If the aggregate losses for the segregated portfolio cell exceed the aggregate liability limit, Guarantee Insurance retains 100% of those excess losses, except to the extent that any loss exceeds $1.0 million per occurrence, in which case the amount of such loss in excess of $1.0 million is reinsured under Guarantee Insurance’s excess of loss reinsurance program.
     Because reinsurance does not relieve Guarantee Insurance of liability under the underlying workers’ compensation policies and Guarantee Insurance’s ability to collect for losses incurred is limited to the assets of the segregated portfolio cell, we generally protect ourselves from potential credit risk related to a segregated portfolio cell by holding collateral, including funds withheld for the account of the cell, to provide for payment of the reinsurance obligations incurred by the segregated portfolio captive on behalf of the cell. Funds withheld consists of ceded premiums net of ceding commissions, less claims paid on behalf of the segregated portfolio cell, and collateral that the segregated portfolio captive is required to post on behalf of the cell in the form of cash, together with interest credited monthly on the amounts in the funds withheld account. In certain cases, the segregated portfolio cell captive also provides letters of credit or other financial instruments acceptable to Guarantee Insurance as collateral. In addition, we generally require the party controlling the segregated portfolio cell to guarantee the payment to Guarantee Insurance of all liabilities and obligations related to the cell that are owed under the Captive Reinsurance Agreement and related agreements.
     The segregated portfolio captive is generally required to provide collateral in an amount that is greater than or equal to the ceded reserves that Guarantee Insurance initially estimates will be required on the underlying workers’ compensation policies. On an ongoing basis, we evaluate the adequacy of the collateralization of the segregated portfolio cell reserves. If we determine that the amount of collateral is inadequate, we seek additional collateral or otherwise evaluate the likelihood, based on available information, that the full amount of the reinsurance recoverable balance from the cell is collectible. If we deem it probable, based on available information, that all or a portion of a cell’s uncollateralized reinsurance recoverable balance is not collectible, we establish an allowance for such uncollectible reinsurance recoverable.
     In order for the party controlling a segregate portfolio cell to receive any funds from the segregated portfolio captive insurance program, that party must formally request a dividend. However, dividends may only be declared by the board of the segregated portfolio captive out of the profits of the segregated portfolio cell under the Captive Reinsurance Agreement or out of monies otherwise available for distribution in accordance with applicable law. In practice, upon receipt of a dividend request, Guarantee Insurance determines whether all expenses and liabilities with respect to the cell have been reasonably provided for or paid. If Guarantee Insurance approves the dividend request, it will submit a formal request to the domiciliary captive manager, supported with relevant financial justification for final approval. If approved by applicable regulatory authorities and the board of the segregated portfolio captive, Guarantee Insurance will remit the remaining funds attributable to the cell to the captive for payment to the party controlling the cell.
     Guarantee Insurance earns a ceding commission in exchange for ceding risk to the segregated portfolio captive. For the six months ended June 30, 2008 and the year ended December 31, 2007, Guarantee Insurance’s aggregate effective ceding commission rate for segregated portfolio cells was approximately 39.6% and 38.5%, respectively. For the six months ended June 30, 2008, we ceded approximately 86% of our segregated portfolio captive alternative market gross premiums written under quota share reinsurance agreements with the segregated portfolio captives.
     For the six months ended June 30, 2008 and the year ended December 31, 2007, approximately 84% and 94% of our direct premiums written on alternative market business were derived from captive insurance arrangements, respectively. The following schematic illustrates the basic elements of a segregated portfolio captive arrangement, with our subsidiaries shaded:

*	Ceded premiums, net of ceding commission, are held by Guarantee Insurance for the account of the segregated portfolio cell and, along with the collateral, constitute the loss fund for payment of reinsured claims.
In addition, our alternative market business also includes policies for a limited number of professional employer organizations that currently are fully retained; however, we expect to convert these accounts to segregated portfolio cell arrangements.

•	Retrospectively rated plans. Under retrospectively rated plans, we charge an initial premium that is subject to adjustment at the end of the policy period. Retrospectively rated policies use formulae to adjust premiums based on the policyholder’s actual losses incurred and paid during the policy period, subject to a minimum and maximum premium. These policies are typically subject to annual adjustment until claims are closed. Unlike policyholder dividend plans in our traditional business, retrospective premium adjustments are established contractually and are not determined at the discretion of the board of directors of Guarantee Insurance. Guarantee Insurance generally offers retrospectively rated policies to employers with minimum annual premiums in excess of $100,000. For the six months ended June 30, 2008 and the year ended December 31, 2007, approximately 4% and 6% of our direct premiums written were derived from retrospectively rated policies, respectively.

•	Large deductible plans. In 2008, we began offering large deductible plans in our alternative market business. Under these plans, Guarantee Insurance generally receives a lower premium than a guaranteed cost, pay-as-you-go or policyholder dividend plan, but the insured retains a greater share of the underwriting risk through a higher per-occurrence deductible. This gives the policyholder greater incentive to exercise effective loss controls. We expect the per-occurrence deductibles on these plans to range from $100,000 to $1,000,000, with various levels of aggregate protection. Under these plans, the policyholder is responsible for payments of claims that fall below the deductible. Guarantee Insurance pays the below-the-deductible portion of the claim and bill the policyholder for reimbursement. These types of programs require substantial collateral from the policyholder based upon its individual loss profile and the loss development factors in the states where it is insured. None of our direct premiums written on alternative market business were derived from large deductible plans in 2007. For the six months ended June 30, 2008 approximately 9% of our direct premiums written on alternative market business were derived from large deductible plans.
     The following table sets forth gross premiums written and net premiums earned for traditional and alternative market business (in thousands):

	Six Months
	Ended
	June 30,	Year Ended December 31,
	2008	2007	2006	2005
Gross premiums written:
Direct business:
Traditional business	$36,307	$50,599	$26,636	$19,525
Alternative market	32,841	34,316	33,921	26,541

Total direct business	69,148	84,915	60,557	46,066
Assumed business[1]	584	895	1,815	1,510

Total	$69,732	$85,810	$62,372	$47,576

Net premiums earned:
Direct business:
Traditional business	$14,129	$20,490	$16,584	$16,090
Alternative market	5,397	3,054	2,852	4,052

Total direct business	19,526	23,544	19,436	20,142
Assumed business[1]	578	1,069	1,617	1,194

Total	$20,104	$24,613	$21,053	$21,336

[1]	Represents premiums assumed as a result of our participation in the NCCI National Workers’ Compensation Insurance Pool.
The following table sets forth the total gross written premium for the six months ended June 30, 2008 and years ended December 31, 2007 and 2006 by state:

	Six Months Ended June 30, 2008
	Traditional Business		Alternative Market Business		Total
In thousands	Premium	Percentage	Premium	Percentage	Premium	Percentage
Florida	$11,491	31.6%	$26,757	81.5%	$38,248	55.3%
Missouri	5,063	13.9	220	0.7	5,283	7.6
New Jersey	3,989	11.0	1,075	3.3	5,064	7.3
Indiana	3,162	8.7	203	0.6	3,365	4.9
Arkansas	2,852	7.9	414	1.3	3,267	4.7
Georgia	1,471	4.1	1,310	4.0	2,780	4.0
S. Carolina	1,730	4.8	378	1.2	2,108	3.0
New York	1,237	3.4	687	2.1	1,924	2.8
Louisiana	771	2.1	693	2.1	1,464	2.1
Alabama	479	1.3	791	2.4	1,270	1.8
New Mexico	1,027	2.8	25	0.1	1,052	1.5
Other States	3,035	8.4	289	0.9	3,324	4.8

Total	$36,307	100.0%	$32,841	100.0%	$69,148	100.0%

	Year Ended December 31, 2007
	Traditional Business		Alternative Market Business		Total
In thousands	Premium	Percentage	Premium	Percentage	Premium	Percentage
Florida	$20,788	41.1%	$28,906	84.2%	$49,694	58.5%
Missouri	8,596	17.0	726	2.1	9,322	11.0
Indiana	5,820	11.5	46	0.1	5,866	6.9
Arkansas*	5,390	10.7	(23)	(0.1)	5,367	6.3
New Jersey	2,391	4.7	1,230	3.6	3,621	4.3
New York	1,775	3.5	1,568	4.6	3,343	3.9
Georgia	1,936	3.8	545	1.6	2,481	2.9
New Mexico	1,586	3.1	110	0.3	1,696	2.0
Oklahoma	504	1.0	257	0.7	761	0.9
Other States	1,813	3.6	951	2.9	2,764	3.3

Total	$50,599	100.0%	$34,316	100.0%	$84,915	100.0%

*	The negative premium on Arkansas reflects the return of premium to a policyholder as a result of a premium audit.

	Year Ended December 31, 2006
	Traditional Business		Alternative Market Business		Total
In thousands	Premium	Percentage	Premium	Percentage	Premium	Percentage
Florida	$7,116	26.7%	$27,021	79.7%	$34,137	56.4%
Missouri	7,327	27.5	583	1.7	7,910	13.1
Indiana	4,977	18.7	1	0.0	4,978	8.2
Arkansas	4,460	16.7	—	0.0	4,460	7.4
Georgia	463	1.7	1,696	5.0	2,159	3.6
New York	983	3.7	296	0.9	1,279	2.1
New Jersey	247	0.9	545	1.6	792	1.3
Oklahoma	89	0.3	585	1.7	674	1.1
Virginia	147	0.6	487	1.4	634	1.0
Other States	860	3.2	2,674	7.9	3,534	5.8

Total	$26,669	100.0%	$33,888	100.0%	$60,557	100.0%

Marketing and Distribution
          Traditional Business. We distribute our workers’ compensation products and services exclusively through a network of independent agencies. We choose agencies based on several key factors such as size and scope of the agency’s operations, loss ratio of their existing business, targeted classes of business, reputation of the agency and its principals/producers and business philosophy. We target agencies that we believe share our service philosophy and are likely to send us the quality of business we are seeking. We invest a substantial amount of time in developing relationships with our agents, and we believe that this gives us the opportunity to underwrite the most profitable business in each of our respective states in which we operate. Guarantee Insurance has direct contracts with more than 300 independent non-exclusive agencies, with approximately 175 in the Midwest and 135 in the Southeast, including approximately 120 in Florida. As we expand geographically, we plan to continue to devote considerable time to developing strong relationships with quality agents that share our service philosophy.
          We assign marketing representatives and underwriters based on relationships with agents and not necessarily on geographic area. Our marketing efforts directed at agencies are implemented by our field underwriters, marketing staff and client services personnel. These personnel are assigned to specific agencies and work with these agencies in making sales presentations to potential policyholders.
          We hold annual planning meetings with our agents to discuss the prior year’s results and to determine financial goals for the coming year. It is imperative to our success that we understand the goals and objectives of our agents. To date, this understanding has been an integral factor in our success. The relationships with our agencies are managed primarily through our field marketing/underwriting staff. However, key management personnel also maintain strong relationships with most of our agencies’ principals/producers.
          With our focus on workers’ compensation insurance, our range of workers’ compensation insurance products and our quality of service, we are able to compete with larger, better capitalized and highly rated insurance company competitors by forming close relationships with our agents and focusing on small to mid-sized businesses. We strive to provide excellent customer service to our agents and policyholders, including fast turnaround of policy submissions, in order to attract and retain business. Our “pay-as-you-go” program, in which we partner with payroll service companies and their clients to collect premiums and payroll information on a monthly basis, is attractive to our agents’ smaller business customers. Using this program, we are able to underwrite smaller businesses without requiring a large premium down payment, which eases the cash flow burden for these companies.
          We also take an active role in several program and trade associations. These marketing efforts include not only print advertising in trade magazines, but also involvement in these associations. We target the trade organizations that service the classes of business that we believe to be desirable. This involvement helps to build client loyalty not only at the agency level, but at the insured level as well.
          Alternative Market Business. The marketing of alternative market business is substantially the same as that of our traditional policies. Our independent producers market the products to potential customer groups within our geographic target markets. Working in conjunction with our agents, we evaluate whether a given risk is appropriate for the traditional or alternative market. Our alternative market products are attractive to our agents’ larger employer customers with favorable loss profiles because they are able to share in the risk and save money if they have favorable loss experience.

Underwriting
          Traditional Business. We do not use a class underwriting approach that targets specific classes of business or industries in which the acceptability of a risk is determined by the entire class or industry. Our underwriting strategy is to identify and target individual risks based on the individual characteristics of a prospective insured. However, we do not underwrite exposures involving occupational disease or exposures that are excluded from our reinsurance agreements. See “—Reinsurance.”
          Our underwriters develop close relationships with agents in our independent agency network through telephone and Internet contact and personal visits. Our underwriters’ personal interaction with agents provides an enhanced understanding of the businesses we underwrite and the needs of both the agents and prospective insureds. Our underwriters have authority to underwrite individual risks both in the field and in the office. The extent of their authority is based on their personal industry experience and the individual risk characteristics. Risks outside of an underwriter’s authority are referred to underwriting management for underwriting approval. None of our agents has authority to bind Guarantee Insurance on policies in either our traditional or alternative market business.
          In assessing a risk, the underwriter and underwriting management will review the individual risk and consider many factors, including an employer’s prior loss experience, risk exposures, commitment to loss prevention, willingness to offer modified duty or return to work to injured employees, safety record and operations.
          In addition, the underwriters also evaluate losses in the employer’s specific industry, geographic area and other non-employer specific conditions. These and other factors are documented on our underwriting risk worksheet. Our underwriting risk worksheet was created as a way to document the decision process, the factors that went into making the decision to underwrite as well as any information pertinent to the risk itself.
          We apply experience modification factors to a policyholder’s rate either to increase the policy premium due to a history of prior losses or to reduce the policy premium due to a favorable prior claims history.
          Our underwriting strategy focuses on developing a relationship among the insured, the agent and us to promote account safety, long-term loyalty and continued profitability. Our loss prevention professionals visit many policyholders to ascertain the policyholder’s willingness to comply with our underwriting and loss prevention philosophy.
          Alternative Market Business. Our underwriting process and risk management service for our alternative market products are substantially the same as described above except that we use two additional underwriting criteria. Using an actuarial loss model, we complete a loss development model, which is used to trend past losses and develop pricing for the prospective year. We also conduct a financial review on the prospective insured. We write higher risk classifications and hazard levels in the alternative market than we do in our traditional business. However, these risks are either reinsured to a segregated portfolio captive or written on a high deductible or retrospectively rated policy, and therefore the policyholder is motivated to achieve a favorable loss experience.
Loss Control
          Our loss control process begins with a request from our underwriting department to perform an inspection. Our inspection focuses on a policyholder’s operations, loss exposures and existing safety controls to prevent potential loss. The factors considered in our inspection include employee experience, employee turnover, employee training, previous loss history and corrective actions, and workplace conditions, including equipment condition and, where appropriate, use of fall protection, respiratory protection or other safety devices. Our inspectors travel to employers’ worksites to perform these safety inspections.

          During our relationship with each policyholder, we seek to continue to emphasize workplace safety through periodic workplace visits, assisting the policyholder in designing and implementing enhanced safety management programs, providing current industry-specific safety-related information and conducting rigorous post-accident management.
          Our loss control department is comprised of two loss control representatives. Outside of Florida, we contract with third-party vendors to provide inspection services.
          Our loss control procedures support our loss prevention philosophy of adhering to the early return to work programs and implementing recommended safety practices. To the extent we are permitted by law, we will cancel or not renew the policy of a policyholder that is not willing to comply with our loss control procedures and prevention philosophy.
Pricing
          Generally, premiums for our traditional and alternative market workers’ compensation insurance policies are a function of the state regulatory environment, the amount of the insured employer’s payroll, the insured employer’s risk class code, and factors reflecting the insured employer’s historical loss experience.
          We write business in “administered pricing” and “competitive rating” states. In administered pricing states, insurance rates are set by the state insurance regulators and are adjusted periodically. Rate competition generally is not permitted in these states and, consequently, our alternative market product offering can be an important competitive factor. For example, by adjusting the amount of collateral required from a segregated portfolio captive or through the use of high or retrospectively rated policies, we seek to obtain appropriate pricing in administered pricing states for policyholders that would be difficult to insure in a traditional guaranteed cost program. Florida, Indiana, New Jersey and New York are administered pricing states, while the rest of the states in which we operate are competitive rating states. In both administrative pricing and competitive rating states, we strive to achieve proper risk selection through disciplined underwriting. In competitive rating states, we have more flexibility to offer premium rates that reflect the risk we are taking based on each employer’s profile. In administered pricing states, we are able to obtain appropriate pricing by adjusting collateral requirements, using consent-to-rate programs and applying experience modification factors to our rates.
          Through its consent-to-rate program, the Florida OIR allows insurers to charge a rate that exceeds the state-established rate when deemed necessary by the insurer. Use of this program is limited to 10% of the number of an insurer’s policies written in Florida.
          The insurer is responsible for determining the additional premium based on the specific characteristics of a policyholder that resulted in the need for additional premium, such as poor loss history, lack of prior experience, inadequate rate for exposure and specific lack of safety programs and procedures.
          The goal of the consent-to-rate program in Florida is for policyholders to be able to obtain coverage while working to improve their risk profile and to realize premium reductions over time and ultimately eliminate the consent-to-rate factor as improvements are achieved. This program enables us to obtain appropriate pricing in Florida’s administered pricing environment. We look for a strong partnership with and a commitment from the policyholder and its agent when selecting a policyholder to participate in this program.
          We use this program primarily when rehabilitation of a policyholder is required or the exposures of a policyholder warrant additional premium. Approximately 4% of our policies written in Florida in 2007 were part of this program, which represented approximately 7% of our direct premiums written in Florida for 2007. Through this program, we have been able to underwrite otherwise borderline accounts that exhibited a strong commitment to improve their working conditions and risk profile.

          In competitive rating states, the state approves a set of competitive prices that provide for expected payments. Regulators then permit pricing flexibility primarily through two variables: (1) the selection of the competitive pricing multiplier insurers apply to competitive prices to determine their insurance rates and (2) schedule rating modifications that allow insurers to adjust premiums upwards or downwards for specific risk characteristics of the policyholder such as: type of work conducted at the premises or work environment; on-site medical facilities; level of employee safety; use of safety equipment; and policyholder management practices. In competitive pricing states, we use both variables to calculate a policy premium that we believe will cover the claims payments, losses and loss adjustment expenses, and our overhead and produce an underwriting profit for us.
Claims
          Traditional Business. We believe that the claims management process is an integral part of our success. Conducting routine random audits while reviewing outcomes and benchmarks assist us in obtaining our goals and objectives. Our claims management program strives to ensure that the injured worker’s health care provider and medical care are of high quality to restore health in an efficient manner, promotes an early return to work for the injured worker, provides the injured worker appropriate and prompt payment of benefits, and delivers an efficient and economical net claim cost to the insured employer.
          We have established claims controls and an infrastructure to assist us in meeting these goals. The foundation of our claims quality and service excellence is built on the following initiatives that we refer to as our best practices for claims handing:
•	Coverage: Immediate documentation of confirmation or analysis of coverage.

•	Contact: Contact with the parties involved in the loss within 24 hours of the receipt of a claim. When the claim is received the adjuster and a telephonic case manager registered nurse will make contact with the injured worker, employer and medical provider. We find that using a team approach of having both the adjuster and nurse make these contacts and plan the appropriate medical treatment helps restore health to the injured worker as soon as possible.

•	Investigation: Within 14 days of receipt of a claim, a strategy to resolve the claim, including identification of appropriate medical treatment and indemnity benefits to be paid, is developed.

•	Recovery / Cost Offsets: Effective recognition, investigation and pursuit of recovery and cost offsets. Recoveries can be for a third-party claim, while some states (e.g., South Carolina and Georgia) allow recoveries for second injury fund claims, if accepted. In some jurisdictions, such as Florida, where the claimant may also be eligible for social security disability benefits, the amount of such benefits received can be offset from the weekly workers’ compensation rate using a prescribed formula.

•	Evaluation: Appropriate analysis of claim exposure to probable ultimate cost. The claim file should reflect the action plan necessary to resolve the claim, while complying with applicable state laws, rules and regulations and corporate, insurer, reinsurer and employer reporting requirements.

•	Medical / Disability / Rehabilitation Management: Aggressive management of the medical care and treatment of the injured worker, utilizing a wide variety of techniques designed to return the injured worker to work as quickly as possible. The most successful technique in returning injured workers back to work as soon as possible is the ongoing communication with the injured worker, medical provider and employer. Consistent contact with the medical provider and requesting light duty restrictions as soon as feasible can hasten an injured worker’s return to work. In many cases, the medical provider does not know the employer is able to make reasonable accommodations or offer the injured worker alternative work during recuperation. We also stress to the employer that a working employee is more beneficial to the employer’s bottom line. Our nurses, adjusters and loss control specialists can often identify suitable light duty work at most employers’ locations. Obtaining an employer’s cooperation to identify suitable jobs and assist in returning employees back to work promptly ultimately reduces the overall expenses of a claim.

•	Negotiation / Disposition: Timely claims disposition based on sound reasoning and good communications with the parties involved to achieve an equitable, cost-effective result.

•	Litigation Management: A proactive initiative by claims staff to manage litigation and, where necessary, involve defense counsel who are committed to providing aggressive, high quality, efficient representation under the direction of the claims management team.

•	Supervision: Consistent supervision of the claim by our claims staff with precise, documented guidance and coaching throughout the life of the claim that clearly pursues resolution and strives to ensure that our best practices of claims handling are met.

•	Data Quality: Clear understanding of the importance of data quality, reflected through prompt, accurate and thorough completion of data elements, resulting in timely and accurate reporting.

•	Customer Service: Prompt initial contact and ongoing contact with insured employers, including thorough and prompt responses to requests.

•	Privacy: An ongoing commitment to maintaining the integrity of claimant data and safeguarding medical and other information pertaining to injured workers and healthcare providers.
          In order to implement our best practices for claims handling, we target experienced claims adjusters with a minimum of 5 years of experience handling workers’ compensation claims within their jurisdictions of assignments. Our claims department employees average over 15 years of workers’ compensation insurance industry experience, and members of our claims management team average 25 years of workers’ compensation experience. We promote successful claims handling by limiting the average number of claims handled at a time to approximately 125 per lost time adjuster and approximately 250 per medical-only adjuster.
          Once a policy is bound, a claims kit is sent to the insured outlining the insured’s responsibilities in assisting us by promptly reporting claims. In this kit, besides the policy and mandated posting notices, information on how to report a claim and answers to routine questions are offered to assist the insured. We make available a toll-free reporting line for insureds or employers to report injuries that is available 24 hours a day, seven days a week. We also can receive notices of injury via the Internet.
          We use preferred provider organization networks and bill review services to reduce our overall claims expenses. We assign authority levels for settlement authority and reserve placement to handling adjusters based upon their level of experience and position. Management must approve any changes of reserves that fall above the adjuster’s authority to help ensure proper action plans are current in the claim. Claims that are reserved at $50,000 or more must have a large loss report created that outlines the facts of the claim, as well as the reasons for the reserve requested. This report is sent to senior management for review. In addition, our claims adjusters coordinate with our underwriters and loss control personnel when it appears that there may be safety issues at the insured’s location or if the work conducted by the injured employee at the time of the accident does not match the class codes on the policy.

          We work with a third-party vendor to monitor open claims with potential for subrogation in order to make sure that subrogation is identified and pursued to collection. Subrogation is the recovery of a portion of our paid medical and indemnity losses from a third party who has liability for the losses suffered. Working with the vendor, we review new reported claims daily to help ensure timely identification of potential third-party claims. The vendor receives a daily download of all the new claims that have been reported. The vendor undertakes its own subrogation investigation and works closely with our adjusters to determine if there is a viable claim against a third party. The vendor seeks to place the third party on notice and continue to keep the third party updated through the life of the claim at regular intervals, advising the amounts currently expended for medical and indemnity benefits. The vendor keeps claims referred for subrogation open until a recovery has been received or a determination made that no subrogation is available.
          Florida and many of the other states in which we operate require that all insurance carriers establish a special investigative unit to investigate and report fraudulent activities. Our in-house special investigations unit, or SIU, has established and specific guidelines that assist our SIU managers with claims handling. These guidelines exceed the minimal SIU standard in each jurisdiction in which we operate and have been approved by the State of Florida.
          Our SIU operates in conjunction with the claims, audit, collections, loss prevention and underwriting departments to determine whether an allegation of fraud is valid. We investigate allegations of fraud on the part of both policyholders and injured workers. Files referred to our SIU are reviewed to determine whether an investigation should be opened. If an investigation is opened, our SIU gathers the information necessary to submit to the appropriate division of insurance fraud for further investigation.
          We utilize an internal control specialist, or ICS, to monitor the adjusting staff’s compliance with our best practices for claims handling outlined above. The ICS reviews specific areas of performance such as timely contact, coverage determination, investigations, litigation management, reserve integrity, documentation, supervision and direction, resolution and case closure action plans. On a monthly basis, the ICS reviews a certain number of claims by adjuster and evaluates the adjuster’s performance. We have utilized these reviews to assist us in additional training programs and coaching points with our adjusters. The use of these ICS reviews assists Guarantee Insurance in determining that its claims procedures and protocols are being carried out by its claims staff and its performance standards and goals are being consistently met.
          Alternative Market Business. Claims administration for our alternative market products is handled in a similar manner as it is for our traditional products. We have dedicated adjusters assigned to our alternative market program, both for the medical only and lost time claims, to help ensure a smooth working relationship with alternative market program policyholders. Our alternative market policies tend to be larger risks and higher hazard than our traditional policies, which results in increased potential exposure for us. However, we generally have more contact and communication with our alternative market customers as they have a shared interest in resolving claims as effectively as possible and are pro-active in the return to work process. As a result, the claims closure rates for the alternative market tend to be slightly higher than the traditional market. As with claims in our traditional business, we review the reserve integrity on a regular basis until claims are closed.
          We view the success of our claims handling as paramount to the success of our workers’ compensation insurance programs. We strive for rapid closure of claims in order to reduce the cost of medical and indemnity expenses. The table below sets forth our open claim counts by accident year and our open claims as a percent of reported claims for traditional business and alternative market business in the aggregate as of December 31, 2007, together with industry average open claims as a percent of reported claims:

			Industry
			Average
		Open	Open
		Claims as	Claims as
		a Percent	a Percent
	Number	of	of
	of Open	Reported	Reported
As of December 31, 2007	Claims	Claims	Claims (1)
Current accident year	1,274	27.2%	30.0%
First prior accident year	235	5.1%	8.4%
Second prior accident year	68	1.8%	4.4%
Third prior accident year	7	0.8%	3.0%

(1)	Source: Highline Data, an affiliate of The National Underwriter Company and a provider of insurance industry financial performance data. This industry data is as of December 31, 2006.
Policyholder Audits
          We conduct premium audits on our traditional business and alternative market policyholders annually upon the expiration of each policy, including when the policy is renewed. The purpose of these audits is to verify that policyholders have accurately reported their payroll expenses and employee job classifications, and therefore have paid us the premium required under the terms of their policies. In addition to annual audits, we selectively perform interim audits on certain classes of business if significant or unusual claims are filed or if the monthly reports submitted by a policyholder reflect a payroll pattern or any aberrations that cause underwriting, safety or fraud concerns.
Insurance Services Segment
Operating Strategy
          The principal services provided by PRS include nurse case management, cost containment services for workers’ compensation claims and captive claims and captive management services. Additionally, PRS began providing general agency services to other insurance carriers in 2007. Captive management services have historically included general agency services and captive administration services. As consideration for providing general agency services for alternative market business, Guarantee Insurance paid PRS general agency commission compensation, a portion of which was retained by PRS and a portion of which was paid by PRS as commission compensation to the producing agents. Effective January 1, 2008, Guarantee Insurance began working directly with agents to market segregated portfolio captive insurance solutions and paying commissions directly to the producing agents. As a result, PRS ceased earning general agency commissions from Guarantee Insurance and ceased paying commissions to the producing agents. However, we plan to continue to provide captive administration services through PRS to the segregated portfolio captives. For the six months ended June 30, 2008 and the years ended December 31, 2007 and 2006, services performed for Guarantee Insurance, the segregated portfolio captives and our quota share reinsurer accounted for nearly all of PRS’s unconsolidated revenues. For the year ended December 31, 2005, approximately 24% of PRS’s unconsolidated revenues were generated from cost containment and other services performed by Tarheel for the benefit of other third parties.
          Our unconsolidated insurance services segment income includes all claim, cost containment and insurance services fee income earned by PRS. However, the fees earned by PRS from Guarantee Insurance that are attributable to the portion of the insurance risk that Guarantee Insurance retains are eliminated upon consolidation. Therefore, our consolidated insurance services income consists of the fees earned by PRS that are attributable to the portion of the insurance risk assumed by the segregated portfolio captives and our quota share reinsurer, which represent the fees paid by the segregated portfolio captives and our quota share reinsurer for services performed on their behalf and for which Guarantee Insurance is reimbursed through a ceding commission. For financial reporting purposes, we treat ceding commissions as a reduction in net policy acquisition and underwriting expenses.
          Because our consolidated insurance services income is generated principally from the services we provide to Guarantee Insurance for the benefit of the segregated portfolio captives and our quota share reinsurer, our consolidated insurance services income is currently almost wholly dependent on Guarantee Insurance’s premium and risk retention levels. Following this offering, we expect that PRS will continue to generate fee income from the segregated portfolio captives organized by our alternative market policyholders or other parties for nurse case management, cost containment and captive management services. In addition, we expect our insurance services business will diversify and continue to grow as we expand geographically and develop additional third party insurance services business, including wholesale and reinsurance brokerage, which would not be dependent on Guarantee Insurance’s premium and risk retention levels.
          To complement our organic growth, we also intend to expand our insurance services business through targeted strategic acquisitions. We plan to explore the acquisition of preferred provider network acquisitions, third party administrators or other similar service providers to enhance our cost-containment services provided to the segregated portfolio captives organized by our alternative market policyholders and other parties and to our quota share reinsurer, as well as other regional and national insurance companies and self-insured employers. Although we are not currently engaged in discussions with any potential acquisition candidates, we are routinely pursuing and evaluating acquisitions to further our fee-generating insurance services business.
Customers
          Although nearly all of PRS’s revenue for the six months ended June 30, 2008 and the years ended December 31, 2007, 2006 and 2005 was derived from Guarantee Insurance, the segregated portfolio captives and our quota share reinsurer, PRS believes it will be able to obtain appointments from other carriers using its recently acquired agency licenses that will allow PRS to expand its general agency services.
Products and Services
          PRS earns insurance services income for the following services:

•	Nurse Case Management. PRS provides nurse case management services for the benefit of Guarantee Insurance, the segregated portfolio captives and our quota share reinsurer. Our nurse case managers have nationally recognized credentials accepted by workers’ compensation insurers, including the following: Registered Nurse, Certified Rehabilitation Registered Nurse and State Qualified Rehabilitation Provider. Upon receipt of the notice of injury, Guarantee Insurance claims are assigned to a nurse case manager. Our nurse case managers do not provide health care services to the claimant. The nurse case manager’s role is to assist in resolving the claim and returning the injured worker to work as efficiently as possible. PRS nurse case managers actively monitor each file pursuant to a process that includes peer review and utilization guidelines for treatment. PRS’s nurse case managers contact the injured worker within 24 hours from claim filing to assess and assist in the early-intervention process. Early intervention is essential for medical management and early return to work. PRS’s nurse case managers remain active on the claim from inception until claim resolution. The nurse case manager and Guarantee Insurance adjuster work together to achieve the overall goal of helping the injured employee return to work and closing of the claim. The case management process remains active during the course of treatment to help ensure there is medically necessary treatment towards resolution and the injured worker returns to work or pre-injury status. PRS provides these nurse case management services for a flat monthly fee over the life of the claim. For the six months ended June 30, 2008 and the year ended December 31, 2007, fees earned by PRS for nurse case management services represented approximately 40% and 29% of total unconsolidated PRS insurance services income, respectively.

•	Cost Containment Services. PRS provides cost containment services for the benefit of Guarantee Insurance, the segregated portfolio captives and our quota share reinsurer. PRS has developed an extensive preferred provider network of physicians, clinics, hospitals, pharmacies and the like. Participating in PPO networks allows access to discounted services which yield savings in medical costs. For the six months ended June 30, 2008 and the year ended December 31, 2007, PRS cost containment activities reduced medical bills by an average of 50% and 45%, resulting in a total savings in medical costs of $8.2 million and $10.6 million, respectively. PRS provides these bill review services on a percentage of savings basis. For the six months ended June 30, 2008 and the year ended December 31, 2007, fees earned by PRS for cost containment services represented approximately 42% and 34% of total unconsolidated PRS insurance services income, respectively.

•	Captive Management Services. PRS provides captive management services, which have historically included general agency and captive administration services, including accounting and regulatory reporting, associated with segregated portfolio captive cells. As consideration for providing general agency services for alternative market business, Guarantee Insurance paid PRS general agency commission compensation, a portion of which was retained by PRS and a portion of which was paid by PRS as commission compensation to the producing agents. PRS’s fees for captive management services are based on a percentage of premium. PRS does not perform underwriting, claim, or loss prevention services on behalf of segregated portfolio captives. Effective January 1, 2008, Guarantee Insurance began working directly with agents to market segregated portfolio captive insurance solutions and paying commissions directly to the producing agents. As a result, PRS ceased earning general agency commissions from Guarantee Insurance and ceased paying commissions to the producing agents. For the six months ended June 30, 2008 and the year ended December 31, 2007, fees earned by PRS for captive management services represented approximately 7% and 27% of total unconsolidated PRS insurance services income, respectively. Most of this unconsolidated income for the year ended December 31, 2007 was derived from fees earned for general agency services, which services are now provided by Guarantee Insurance. Therefore, PRS’s unconsolidated income attributable to captive management services is materially less in 2008 than in 2007.

•	Reinsurance Intermediary Services. Through a co-brokering relationship that we entered into in 2008 with an independent reinsurance intermediary, PRS places excess of loss reinsurance and quota share reinsurance for Guarantee Insurance. For the six months ended June 30, 2008 and the year ended December 31, 2007, fees earned by PRS for reinsurance intermediary services represented approximately 8% and 9% of total unconsolidated PRS insurance services income, respectively.

•	General Agency Services for Other Insurance Companies. PRS began acting as a general agent for other insurance companies in late 2007. We facilitate the placement of workers’ compensation submissions on behalf of independent retail agents throughout the country, and receive commission income as a percentage of premiums written. PRS does not take underwriting risk. For the six months ended June 30, 2008, fees earned by PRS for general agency services provided to other insurance companies represented approximately 2% of total unconsolidated PRS insurance services income. For the year ended December 31, 2007, fees earned by PRS for general agency services were not material. PRS plans to expand its general agency services by obtaining additional carrier appointments.

•	Claims Administration Services. PRS plans to provide claim handling services for medical and lost-time claims to other carriers and self-insured plans. These services are expected to be provided pursuant to and in compliance with state rules and regulations as well as client-specific process guidelines. PRS expects to provide these services for both workers compensation insurance policies and other casualty lines.
Marketing
          PRS markets its insurance products through independent agents throughout the country. By developing a portfolio of coverages to offer, PRS will seek to increase its value to its agents. PRS plans to secure its own field underwriters and marketing representatives in the territories it is targeting. This should allow personal interaction with the agents on a regular basis and help ensure that we are attentive to their needs. Additionally, PRS plans to participate at agent conventions, advertise in industry publications and develop collateral marketing materials to develop its own brand in the marketplace.
Reinsurance
          Reinsurance is a transaction between insurance companies in which an original insurer, or ceding company, remits a portion of its premiums to a reinsurer, or assuming company, as payment for the reinsurer’s commitment to indemnify the original insurer for a portion of its insurance liability. Reinsurance agreements may be proportional in nature, under which the assuming company shares proportionally in the premiums and losses of the ceding company. This arrangement is known as quota share reinsurance. Reinsurance agreements may also be structured so that the assuming company indemnifies the ceding company against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called an attachment level or retention, in return for a premium, usually determined as a percentage of the ceding company’s primary insurance premiums. This arrangement is known as excess of loss reinsurance. Excess of loss reinsurance may be written in layers, in which a reinsurer or group of reinsurers accepts a band of coverage up to a specified amount. One form of excess of loss reinsurance is so-called “clash cover” reinsurance which only covers occurrences resulting in losses involving more than one reinsured policy or, in the case of workers’ compensation insurance, more than one injured worker. Any liability exceeding the outer limit of a reinsurance program is retained by the ceding company. The ceding company also bears the credit risk of a reinsurer’s insolvency.
          Reinsurance can be facultative reinsurance or treaty reinsurance. Under facultative reinsurance, each policy or portion of a risk is reinsured individually. Under treaty reinsurance, an agreed-upon portion of a class of business is automatically reinsured.
          Reinsurance is very important to our business. Guarantee Insurance reinsures a portion of its exposures and pays to the reinsurers a portion of the premiums received on all policies reinsured. Insurance policies written by Guarantee Insurance are reinsured with other insurance companies principally to:
•	reduce net liability on individual risks;

•	mitigate the effect of individual loss occurrence (including catastrophic losses);

•	stabilize underwriting results;

•	decrease leverage; and

•	increase its underwriting capacity.
          Guarantee Insurance determines the amount and scope of reinsurance coverage to purchase each year based on a number of factors. These factors include the evaluation of the risks accepted, consultations with reinsurance representatives and a review of market conditions, including the availability and pricing of reinsurance.
          The cost and limits of the reinsurance coverage we purchase vary from year to year based upon the availability of reinsurance at an acceptable price, our catastrophe exposure and our desired level of retention. Retention refers to the amount of risk that we retain for our own account.
          We regularly monitor our reinsurance requirements and review the availability, the amount and cost of reinsurance and our experience with insured losses. The availability, amount and cost of reinsurance are subject to market conditions and to our experience with insured losses. There can be no assurance that our reinsurance agreements can be renewed or replaced prior to expiration upon terms as satisfactory to us as those currently in effect. If we were unable to renew or replace our reinsurance agreements, or elected not to obtain quota share reinsurance, our net liability on individual risks would increase, we would have greater exposure to catastrophic losses, our underwriting results would be subject to greater variability, and our underwriting capacity would be reduced.
          Guarantee Insurance purchases both quota share and excess of loss reinsurance. The protection afforded by such reinsurance is subject to various limitations and restrictions. For example, the reinsurance purchased by Guarantee Insurance excludes coverage for many high-risk occupations, such as tunnel construction, mining and logging. In addition, the majority of this reinsurance either excludes or limits coverage for occupational diseases or excludes coverage for risks with known occupational disease exposures. The majority of this reinsurance also excludes or limits coverage for extra contractual damages, including punitive, exemplary, compensatory and consequential damages, as well as for losses paid in excess of policy limits. The majority of the reinsurance purchased by Guarantee Insurance includes so-called “sunset clauses” which limit reinsurance coverage to claims reported to reinsurers within 84 months of the inception of the contract period for the reinsurance. In addition, much of the reinsurance purchased by Guarantee Insurance includes commutation clauses which permit the reinsurers to terminate their obligations by making a final payment to Guarantee Insurance based on an estimate of their remaining reinsurance liabilities, which may ultimately prove to be inadequate. Also, some of the reinsurance purchased by Guarantee Insurance excludes all coverage of terrorism losses, while other reinsurance agreements exclude coverage for terrorism losses involving nuclear, biological or chemical explosion, pollution or contamination, apply an aggregate limit on the recovery of terrorism losses and/or otherwise limit coverage for terrorism losses.
Traditional Business
          Quota Share Reinsurance. Effective July 1, 2006, Guarantee Insurance entered into a Quota Share Reinsurance Agreement with National Indemnity Company, a subsidiary of Berkshire Hathaway that is rated A++ (Superior) by A.M. Best. Pursuant to this agreement, National Indemnity reinsures Guarantee Insurance both for its traditional business in force on July 1, 2006 and for new and renewal traditional policies becoming effective during the period from July 1, 2006 through June 30, 2007. Effective July 1, 2007, Guarantee Insurance entered into a second Quota Share Reinsurance Agreement (GIC-005/2007) pursuant to which National Indemnity reinsures it for new and renewal traditional policies becoming effective during the period from July 1, 2007 through June 30, 2008. Under the terms of both of these agreements, Guarantee Insurance cedes 50% of all net retained liabilities arising from all traditional business undertaken, excluding business written in South Carolina, Georgia, and Indiana. The quota share agreements cover all losses up to $500,000 per occurrence, subject to various restrictions and exclusions. Under these agreements, Guarantee Insurance cedes premiums and receives a ceding commission in return. As with any reinsurance arrangement, the ultimate liability for the payment of claims resides with the ceding company, Guarantee Insurance. For the six months ended June 30, 2008 and the year ended December 31, 2007, Guarantee Insurance earned a ceding commission on this quota share reinsurance in an amount equal to 35.5% and 35.2% of written premium ceded to National Indemnity, respectively.
          Guarantee Insurance has obtained quota share reinsurance, effective July 1, 2008, from National Indemnity Company and Swiss Reinsurance America Corporation. This quota share reinsurance covers 50% of net retained liabilities for losses up to $500,000 per occurrence arising from all traditional business undertaken, excluding business written in South Carolina, Georgia and Indiana. National Indemnity provides 75% of this reinsurance coverage, while Swiss Reinsurance America provides the remaining 25%. This quota share reinsurance is written on a “losses occurring” basis and applies to losses occurring during the period July 1, 2008 through June 30, 2009. The quota share reinsurance for prior periods was written on a “risk attaching” basis to cover all losses insured under policies commencing during the reinsurance contract period, including losses that occur after the end of that period. This prior reinsurance has been cut off with an adjustment of reinsurance premium for all losses occurring after June 30, 2008. These losses will be covered by the new reinsurance incepting July 1, 2008. The change from reinsurance written on a “risk attaching” basis to reinsurance written on a “losses occurring” basis will facilitate early termination of the reinsurance at the option of Guarantee Insurance. Guarantee Insurance has the option of terminating the reinsurance upon 15 days’ prior notice.
          Excess of Loss Reinsurance. In addition to quota share reinsurance, Guarantee Insurance purchases excess of loss reinsurance. Effective July 1, 2007, Guarantee Insurance’s retention for its reinsured statutory workers’ compensation liabilities is $1.0 million per occurrence. Since Guarantee Insurance’s quota share reinsurance is included within this retention, its effective retention for a $1.0 million claim arising out of its traditional business covered by quota share reinsurance would be $750,000, subject to an additional aggregate $1.0 million annual deductible under the excess of loss coverage for its traditional business written or renewed on or after July 1, 2008. All of Guarantee Insurance’s excess of loss agreements are subject to various restrictions and exclusions. For example, some of the higher layers of Guarantee Insurance’s excess of loss reinsurance exclude coverage for the employer’s liability insurance that is included in Guarantee Insurance’s workers’ compensation policies, and the first layer generally reinsures employer’s liability losses at lower limits than those applicable to Guarantee Insurance’s statutory workers’ compensation liabilities.
          The following description of Guarantee Insurance’s excess of loss reinsurance for its statutory workers’ compensation liabilities covers the period from July 1, 2005 through June 30, 2009. Different layers of this excess of loss reinsurance were renewed at different times during the applicable calendar year. All of the layers in the 2008/2009 program are scheduled to expire on June 30, 2009. In addition, until July 1, 2008, the first layer of this reinsurance was written on a “risk attaching” basis, while certain upper layers of this reinsurance apply only to losses occurring during the reinsurance contract period. Thus, for periods prior to July 1, 2008, a single loss may be reinsured under first layer reinsurance covering a particular period based on the date of policy issuance and under upper layer reinsurance covering a later period based on the date of the loss occurrence. Effective July 1, 2008, all layers of this excess of loss reinsurance are written on a “losses occurring” basis.
          Guarantee Insurance purchases first layer excess of loss reinsurance that applies solely to its traditional business. It purchases upper layers of excess of loss reinsurance (including clash cover reinsurance that only applies if an occurrence involves injuries to multiple employers) that apply to both its traditional and its alternative market business. As a result, losses from both business segments would be applied against any aggregate limits for such upper layers.
          July 1, 2005 through June 30, 2006. For workers’ compensation claims covered under policies for our traditional business that commence during the period July 1, 2005 through June 30, 2006, Guarantee Insurance retains $750,000 per occurrence. Guarantee Insurance cedes losses greater than this $750,000 retention. The excess of loss reinsurance for such claims totals $19.3 million per occurrence provided in four layers, including in the two upper layers, certain clash covers that only apply if an occurrence involves injuries to multiple employers.
•	For losses incurred under policies commencing during the period July 1, 2005 through June 30, 2006, the first layer of excess of loss reinsurance provides $250,000 of coverage per occurrence excess of Guarantee Insurance’s $750,000 retention. This layer reinsures losses in excess of the $750,000 retention up to $1.0 million and only applies to our traditional business.

•	For losses incurred under policies commencing during the period July 1, 2005 through June 30, 2006, the second layer of excess of loss reinsurance provides $4.0 million of coverage per occurrence excess of $1.0 million. This layer reinsures losses in excess of $1.0 million up to $5.0 million, subject to a maximum amount of recovery under this layer equal to 225% of the total reinsurance premiums paid by Guarantee Insurance for the layer. This means that regardless of the number of occurrences covered by this reinsurance with incurred losses in excess of $1.0 million, the aggregate amount paid under the layer would not exceed an amount equal to 225% of the total reinsurance premiums for the layer. The amount of these premiums is $3,850,000, subject to adjustment. This reinsurance applies to both traditional and alternative market business.

•	The third layer of excess of loss reinsurance consists of two separate clash cover treaties. Each of these treaties provides $5.0 million of coverage per occurrence in excess of $5.0 million. Each reinsures losses in excess of $5.0 million up to $10.0 million. The first of these treaties, which applied to losses incurred under policies commencing during the period from July 1, 2005 through June 30, 2006, was commuted in 2006 and no longer is in force. The second of these treaties, which has not been commuted and remains in force, applies to losses occurring from January 1, 2006 through December 31, 2006. This second treaty covers both traditional and alternative market business but excludes coverage for participation in assigned risk pools.

•	The fourth layer of excess of loss reinsurance also consists of two separate clash cover treaties. Each of these treaties provides $10.0 million of coverage per occurrence in excess of $10.0 million. Each reinsures losses in excess of $10.0 million up to $20.0 million. The first of these treaties, which applied to losses incurred under policies commencing from July 1, 2005 through June 30, 2006, was commuted in 2006 and no longer is in force. The second of these treaties, which has not been commuted and remains in force, applies to losses occurring from January 1, 2006 through December 31, 2006. This second treaty covers both traditional and alternative market business but excludes coverage for participation in assigned risk pools.
          July 1, 2006 through June 30, 2007. For workers’ compensation claims covered under traditional policies that commence during the period July 1, 2006 through June 30, 2007, Guarantee Insurance retains $750,000 per occurrence and cedes losses greater than this $750,000 retention. The amount of the excess of loss reinsurance that applies to such claims totals $19.3 million per occurrence provided in three layers, including in the two upper layers certain clash covers.
•	For losses incurred under policies commencing during the period July 1, 2006 through June 30, 2007, the first layer of excess of loss reinsurance provides $4.3 million of coverage per occurrence excess of Guarantee Insurance’s $750,000 retention. This layer has an annual aggregate deductible of $250,000 and reinsures losses in excess of the $750,000 retention up to $5.0 million. Pursuant to these deductible provisions, Guarantee Insurance must pay $250,000 in combined statutory workers’ compensation and employers’ liability losses incurred in the twelve-month contract period in addition to its $750,000 retention before it is entitled to any excess of loss reinsurance recovery under this layer.

•	The second layer of excess of loss reinsurance consists of two separate treaties. Each of these treaties provides $5.0 million of coverage per occurrence in excess of $5.0 million. Each reinsures losses in excess of $5.0 million up to $10.0 million. The first of these treaties is a clash cover, which applies to losses occurring from January 1, 2006 through December 31, 2006. The second is not a clash cover and applies to losses occurring from January 1, 2007 through June 30, 2008, subject to an aggregate limit of $10.0 million. This aggregate limit means that regardless of the number of occurrences during the 18-month contract period with incurred losses in excess of $5.0 million, the aggregate amount paid under this treaty would not exceed $10.0 million. Both of these treaties cover traditional and alternative market business but exclude coverage for participation in assigned risk pools.

•	The third layer of excess of loss reinsurance consists of two separate clash cover treaties. Each of these treaties provides $10.0 million of coverage per occurrence in excess of $10.0 million. Each reinsures losses in excess of $10.0 million up to $20.0 million. The first of these treaties applies to losses occurring from January 1, 2006 through December 31, 2006. The second applies to losses occurring from January 1, 2007 through June 30, 2008, subject to an aggregate limit of $20.0 million. Both of these treaties cover traditional and alternative market business but exclude coverage for participation in assigned risk pools.
          July 1, 2007 through June 30, 2008. For workers’ compensation claims covered under traditional insurance policies that commence during the period from July 1, 2007 through June 30, 2008, Guarantee

Insurance retains $1.0 million per occurrence and cedes losses greater than this $1.0 million retention. The amount of the excess of loss reinsurance that applies to such claims totals $19.0 million per occurrence, provided in three layers, including a clash cover treaty in the highest layer.
•	Pursuant to Workers’ Compensation Excess of Loss Reinsurance Agreement GIC-003/2007 between Guarantee Insurance and Midwest Employers Casualty Company, the first layer of the excess of loss reinsurance provides $4.0 million of coverage per occurrence excess of Guarantee Insurance’s $1.0 million retention for losses insured under policies commencing during the period July 1, 2007 through June 30, 2008. It reinsures losses in excess of $1.0 million up to $5.0 million.

•	Pursuant to Workers’ Compensation Excess of Loss Reinsurance Agreement GIC-002/2007 between Guarantee Insurance and reinsurers Max Re, Ltd., Aspen Insurance UK Limited and various underwriters at Lloyd’s London, the second layer of excess of loss reinsurance provides $5.0 million of coverage per occurrence in excess of $5.0 million for losses occurring on or after January 1, 2007 and prior to July 1, 2008. It reinsures losses in excess of $5.0 million up to $10.0 million and has an aggregate limit of $10.0 million. The second layer covers both traditional and alternative market business and excludes coverage for participation in assigned risk pools.

•	The third layer of excess of loss reinsurance is a clash cover provided pursuant to a Workers’ Compensation Excess of Loss Reinsurance Agreement between Guarantee Insurance and the reinsurers Aspen Insurance UK Limited and various underwriters at Lloyd’s London. This reinsurance applies to losses occurring from January 1, 2007 through June 30, 2008. It provides $10.0 million of coverage per occurrence in excess of $10.0 million, subject to an aggregate limit of $20.0 million. It reinsures losses in excess of $10.0 million up to $20.0 million. The third layer covers both traditional and alternative market business and excludes coverage for participation in assigned risk pools.
          July 1, 2008 through June 30, 2009. Guarantee Insurance has obtained excess of loss reinsurance, effective July 1, 2008, in the same three layers ($4.0 million excess of a $1.0 million retention, $5.0 million excess of $5.0 million and $10.0 million excess of $10.0 million) as were in place for the prior period ended June 30, 2008. The first layer of this coverage, provided by Midwest Employers Casualty Company, applies only to traditional insurance policies. The second layer, provided by Max Bermuda, Ltd., Aspen Insurance UK Limited and various underwriters at Lloyd’s London, applies to both traditional and alternative market insurance policies. The third layer, provided by Max Bermuda, Ltd., Tokio Millennium Reinsurance Limited, Aspen Insurance UK Limited and various underwriters at Lloyd’s London, applies to both traditional and alternative market insurance policies and is a clash cover.
          The first layer of coverage for the prior period ended June 30, 2008 was written on a “risk attaching” basis. Coverage under all layers of excess of loss reinsurance incepting July 1, 2008 is written on a “losses occurring” basis and applies to losses occurring during the period July 1, 2008 through June 30, 2009. Coverage under the first layer of this new reinsurance is subject to an annual deductible of $1.0 million such that this reinsurance only applies to losses in excess of $1.0 million per occurrence during the period July 1, 2008 through June 30, 2009 to the extent that such losses exceed $1.0 million in the aggregate. Coverage under the second layer is subject to an aggregate limit of $10.0 million, while coverage under the third layer is subject to an annual limit of $20.0 million. All three layers exclude coverage for participation in assigned risk pools.
Alternative Market Business
          Combined Quota Share and Aggregate Excess of Loss Reinsurance. In the alternative market, Guarantee Insurance issues workers’ compensation and employers’ liability coverage to employers that share in the income and losses associated with this insurance, including the loss experience and expenses under such policies, primarily through the employers’ participation in a segregated portfolio captive reinsurance facility. Each segregated portfolio captive reinsures on a quota share basis a percentage (typically, 90%, but in the case of certain agency-controlled captive cells, 80% or 50%) of the premiums and losses on the insurance that Guarantee Insurance issues for participating employers. Any amount of losses in excess of $1.0 million per occurrence is not covered by this reinsurance agreement. If aggregate covered losses exceed the level specified in the reinsurance agreement, the segregated portfolio captive reinsures the entire amount of the excess losses up to the aggregate liability limit specified in the agreement. If the aggregate losses for the segregated portfolio cell exceed the aggregate liability limit, Guarantee Insurance retains 100% of those excess losses, except to the extent that any loss exceeds $1.0 million per occurrence, in which case the amount of such loss in excess of $1.0 million is reinsured under Guaranteed Insurance’s excess of loss reinsurance program. In addition, the segregated portfolio captive’s liability with respect to the underlying workers’ compensation policies is limited to the assets held in the segregated portfolio cell for that employer’s benefit.
          Excess of Loss Reinsurance. Guarantee Insurance has purchased excess of loss reinsurance for workers’ compensation losses in excess of $1.0 million per occurrence. Guarantee Insurance generally cedes between 50% and 90% of the losses falling within this $1.0 million retention under the segregated cell captive reinsurance agreements described above. Some of the excess of loss reinsurance purchased by Guarantee Insurance applies solely to its alternative market business, while other excess of loss reinsurance applies to both the alternative market and the traditional business.
          July 1, 2005 through June 30, 2006. For workers’ compensation claims covered under alternative market insurance policies that commence during the period July 1, 2005 through June 30, 2006, Guarantee Insurance retains $1.0 million per occurrence and cedes losses greater than this $1.0 million retention. This reinsurance applies to both traditional and alternative market business and is described above in the section describing excess of loss reinsurance for traditional business.
          July 1, 2006 through April 30, 2007. For workers’ compensation claims covered under alternative market insurance policies that commence during the period July 1, 2006 through April 30, 2007, Guarantee Insurance retains $1.0 million per occurrence. It purchased excess of loss reinsurance in the amount of $4.0 million per occurrence for this alternative market business but commuted this reinsurance effective May 1, 2007. Depending on the date of the loss occurrence, additional reinsurance protection is provided by excess of loss and clash cover reinsurance attaching over $5.0 million per occurrence, which is described above in the section relating to excess of loss reinsurance for traditional business.
          May 1, 2007 through June 30, 2008. For workers’ compensation claims covered under alternative market insurance policies that commence during the period from May 1, 2007 through June 30, 2008, Guarantee Insurance retains $1.0 million per occurrence and cedes losses greater than this $1.0 million retention. Pursuant to a Workers’ Compensation Excess of Loss Reinsurance Agreement GIC-001/2007 between Guarantee Insurance and National Indemnity Company, the first layer excess of loss reinsurance for such claims and for losses occurring after May 1, 2007 under alternative market policies in force prior to that date provides $4.0 million of coverage per occurrence excess of Guarantee Insurance’s $1.0 million retention. It reinsures losses in excess of $1.0 million up to $5.0 million per occurrence and has an aggregate limit of $16.0 million during the contract period. In addition, depending on the date of the loss occurrence, additional reinsurance protection is provided by excess of loss and clash cover reinsurance attaching over $5.0 million per occurrence, which is described above in the section dealing with excess of loss reinsurance for traditional business.
          July 1, 2008 through June 30, 2009. Guarantee Insurance has obtained excess of loss reinsurance for its alternative market policies from National Indemnity Company, effective July 1, 2008, in an amount of $4.0 per occurrence in excess of a $1.0 million retention. This reinsurance applies to losses occurring during the period July 1, 2008 through June 30, 2009. It reinsures losses in excess of $1.0 million up to $5.0 million per occurrence and has an aggregate limit of $16.0 million during the contract period. It excludes coverage for participation in assigned risk pools. The reinsurance for the period ended June 30, 2008 was written on a “risk attaching” basis. Coverage incepting July 1, 2008 is written on a “losses occurring” basis and applies to losses occurring during the period July 1, 2008 through June 30, 2009. Additional reinsurance is provided by excess of loss and clash cover reinsurance attaching over $5.0 million per occurrence, which is described in the above section under the heading “—Excess of Loss Reinsurance.” In addition, certain alternative market insurance policies, commencing during the period July 1, 2008 through June 30, 2009, for which Guarantee Insurance cedes 50% of losses to a segregated portfolio captive controlled by an insurance agency, are not reinsured under the excess of loss reinsurance purchased for Guarantee Insurance’s alternative market business but instead are reinsured under the first layer of excess of loss reinsurance purchased for Guarantee Insurance’s traditional business, which is also described in the above section under the heading “—Excess of Loss Reinsurance.”
          Recoverability of reinsurance. Reinsurance does not discharge or diminish our obligation to pay claims covered under insurance policies we issue. However, it does permit us to recover losses on such risks from our reinsurers. We would be obligated to pay claims in the event these reinsurers were unable to meet their obligations. Therefore, we are subject to credit risk with respect to the obligations of our reinsurers. A reinsurer’s ability to perform its obligations may be adversely affected by events unrelated to workers’ compensation insurance losses.
          We have reinsurance agreements with both authorized and unauthorized reinsurers. Authorized reinsurers are licensed or otherwise authorized to conduct business in the state of Florida (Guarantee Insurance’s state of domicile). Under statutory accounting principles, we receive credit on our financial statements for all paid and unpaid losses ceded to authorized reinsurers. Unauthorized reinsurers are not licensed or otherwise authorized to conduct business in the state of Florida. Under statutory accounting principles, we receive credit for paid and unpaid losses ceded to unauthorized reinsurers to the extent these liabilities are secured by funds held, letters of credit or other forms of acceptable collateral.
          On a routine basis, we review the financial strength of our authorized and unauthorized reinsurers, monitor the aging of reinsurance recoverables on paid losses and assess the adequacy of collateral underlying reinsurance recoverable balances. If a reinsurer is unable to meet any of its obligations to us under the reinsurance agreements, we would be responsible for the payment of all claims and claims expenses that we have ceded to such reinsurer. The collateral we maintain from certain reinsurers serves to mitigate this risk.
          As of June 30, 2008, approximately 74% of our reinsurance recoverable balances on paid and unpaid losses and loss adjustment expenses are either due from authorized reinsurers or are fully secured with collateral provided by unauthorized reinsurers. To date, we have not, in the aggregate, experienced difficulties in collecting balances from our reinsurers. However, we have historically maintained an allowance for the potential uncollectibility of reinsurance balances on paid and unpaid losses and loss adjustment expenses by authorized and unauthorized reinsurers. The table below sets forth our reinsurance recoverable balances as of June 30, 2008:

		Reinsurance Recoverable Balances
			Unpaid
		Paid Losses	Losses and
	A.M.	and Loss	Loss
	Best	Adjustment	Adjustment		Collateral	Net
in thousands	Rating	Expenses	Expenses	Total	(1)	Exposures
Authorized reinsurers:
National Indemnity Company	A++	$1,030	$9,304	$10,334	$—	$10,334
Midwest Employers Casualty Company	A+	264	2,883	3,147	—	3,147
Other authorized reinsurers		97	1,942	2,039	80	1,959

Total authorized reinsurers		1,391	14,129	15,520	80	15,440

Unauthorized reinsurers:
Segregated portfolio cell captives:
With net exposures		—	7,927	7,927	2,405	5,522
With no net exposures		—	15,049	15,049	25,748	—

Total segregated portfolio cell captives		—	22,976	22,976	28,153	5,522

Legacy exposure reinsurers:
With net exposures		368	3,091	3,459	1,487	1,972
With no net exposures		29	1,986	2,015	4,881	—

Total legacy exposure reinsurers		397	5,077	5,474	6,368	1,972

Total unauthorized reinsurers		397	28,053	28,450	34,521	7,494

Total		1,788	42,182	43,970	$34,601	$22,934

Less allowance		(300)	—	(300)

Net		$1,488	$42,182	$43,670

(1)	Collateral is comprised of funds held by Guarantee Insurance under reinsurance treaties and letters of credit.
          As of June 30, 2008, Guarantee Insurance had net exposures from two segregated portfolio captive cells totaling approximately $5.2 million. Individually, net exposures from these two segregated portfolio captive cells were approximately $3.0 million and $2.2 million.
          As of June 30, 2008, Guarantee Insurance had net exposures from certain unauthorized reinsurers totaling approximately $2.0 million attributable to its legacy asbestos and environmental claims and commercial general liability claims which arose from the sale of general liability insurance and participations in reinsurance assumed through underwriting management organizations. See “Legacy Claims.”
Reserves for Losses and Loss Adjustment Expenses
          We record reserves for estimated losses under insurance policies that we write and for loss adjustment expenses related to the investigation and settlement of policy claims. Our reserves for losses and loss adjustment expenses represent the estimated cost of all reported and unreported losses and loss adjustment expenses incurred and unpaid at a given point in time. We do not discount loss and loss adjustment expense reserves.
          We seek to provide estimates of loss and loss adjustment expense reserves that equal ultimate incurred losses and loss adjustment expenses. Maintaining the adequacy of loss and loss adjustment reserve estimates is an inherent risk of the workers’ compensation insurance business. We use an independent actuarial consulting firm to assist in the evaluation of the adequacy of our loss and loss adjustment reserves. Workers’ compensation claims may be paid over a long period of time. Estimating reserves for these claims may be more uncertain than estimating reserves for other lines of insurance with shorter or more definite periods between occurrence of the claim and final determination of the loss. We endeavor to minimize this risk by closing claims promptly and by relying on the estimates of our professional claims adjusting staff, supplemented by actuarial estimation techniques.
          The three main components of loss and loss adjustment expense reserves are (1) case reserves for reported claims and associated adjustment costs, (2) aggregate reserves for claims incurred but not reported and associated adjustment costs (IBNR reserves) and (3) aggregate reserves for adjusting and other claims administration costs, which includes expenses such as claims-related salaries and associated overhead.
          Case reserves are estimates of future claim payments based upon periodic case-by-case evaluation and the judgment of our claims adjusting staff. When a claim is reported, we establish an initial case reserve for the estimated amount of our losses and loss adjustment expenses based on our estimate of the most likely outcome of the claim at that time. Generally, a case reserve is established within 14 days after the claim is reported and consists of anticipated medical costs, indemnity costs and specific adjustment expenses, which we refer to as defense and cost containment expenses, or DCC expenses. At any point in time, the amount paid on a claim, plus the reserve for future amounts to be paid represents the estimated total cost of the claim, or the case incurred loss and loss adjustment expense amount. The estimated amount of loss for a reported claim is based upon various factors, including:
•	type of loss;

•	severity of the injury or damage;

•	age and occupation of the injured employee;

•	estimated length of temporary disability;

•	anticipated permanent disability;

•	expected medical procedures, costs and duration;

•	our knowledge of the circumstances surrounding the claim;

•	insurance policy provisions, including coverage, related to the claim;

•	jurisdiction of the occurrence; and

•	other benefits defined by applicable statute.
          The case incurred loss and loss adjustment expense amount can vary due to uncertainties with respect to medical treatment and outcome, length and degree of disability, employment availability and wage levels and judicial determinations. As changes occur, the case incurred loss and loss adjustment expense amount is adjusted. The initial estimate of the case incurred amount can vary significantly from the amount ultimately paid, especially in circumstances involving severe injuries with comprehensive medical treatment. Changes in case incurred amounts, or case development, are an important component of our historical claim data. Adjustments for inflationary effects are included as part of our review of loss reserve estimates, but our reserving system does not make explicit provision for the effects of inflation.
          In addition to case reserves, we establish IBNR reserves, which are intended to provide for losses and loss adjustment expenses that have been incurred but not reported, aggregate changes in case incurred losses and loss adjustment expenses and recently reported claims for which an initial case reserve has not yet been established. In establishing our IBNR reserves, we project ultimate losses by accident year both through use of our historical experience, though limited, and the use of industry experience by state. We project ultimate losses using accepted actuarial methods. We evaluate statistical information to determine which methods are most appropriate and whether adjustments are needed within the particular methods. This supplementary information may include any or all of the following: open and closed claim counts; statistics related to open and closed claim count percentages; claim closure rates; average case reserves and average losses and loss adjustment expenses incurred on open claims; reported and ultimate claim severity; reported and projected ultimate loss ratios; and loss payment patterns.

          The third component of our reserves for losses and loss adjustment expenses is our adjusting and other expense reserves, which represent an estimate of the future aggregate costs of administering all known and unknown claims. As of June 30, 2008, we had established adjusting and other expense reserves associated with outstanding claims and our estimate of unreported claims of approximately $1.2 million. Our adjusting and other expense reserves are based on an estimate of our average adjusting and other cost per claim, multiplied by the number of outstanding claims and our estimate of unreported claims. We believe that this reserve methodology results in net reserves for adjusting and other expenses that are adequate to cover the ultimate cost of adjudicating all outstanding and unreported claims. However, we believe that we now have adequate historical data to permit us to utilize an adjusting and other expense reserve methodology commonly referred to as Kittel’s Method. Furthermore, we believe that adopting Kittel’s Method would be generally consistent with the reserve methodology for adjusting and other expenses employed by our publicly held insurance company peers. Accordingly, we are evaluating the possibility of adopting this methodology. Under Kittel’s Method, our adjusting and other expense reserves would be determined by applying our historical adjusting and other expense payment ratio to 50% of our loss reserves for reported claims and 100% of our loss reserves for claims incurred but not reported. If we had adopted Kittel’s Method as of June 30, 2008, our adjusting and other expense reserves would be approximately $2.6 million, representing an increase in adjusting and other expenses of approximately $1.4 million. We expect to make a decision with respect to the adoption of Kittel’s Method for adjusting and other expense reserves in the third quarter of 2008. If we adopt this methodology, our pre-tax income for the period in which we increase our reserves will decrease by a corresponding amount.
          An additional component of our reserves for losses and loss adjustment expenses is the reserve for mandatory pooling arrangements. We record reserves for mandatory pooling arrangements as those reserves are reported to us by the pool administrators.
          Because we only began writing workers’ compensation policies in 2004, our historical loss experience data is limited. Accordingly, the statistical and actuarial analysis we employ in estimating our loss and loss adjustment expense reserves is based primarily on state-specific NCCI loss development factors, modified as we deem appropriate. NCCI loss development factors are measures over time of industry-wide claims reported, average case incurred amounts, case development, duration, severity and payment patterns. However, NCCI loss development factors do not take into consideration differences in our own claims reserving and claims management practices, the employment and wage patterns of our policyholders relative to the industry as a whole or other subjective factors. As a result, we modify the NCCI loss development factors to arrive at our reserves for losses and loss adjustment expenses. These modifications consist primarily of the following:
•	NCCI loss development factors are modified by a factor to reflect more favorable loss reserve development experience from our first two policy years ended December 31, 2004 and 2005, which we believe is principally attributable to our claims reserving and claims management practices.

•	NCCI loss development factors are modified by a factor to reflect the difference between unlimited benefits, which serve as the basis for NCCI factors, and our excess of loss reinsurance per occurrence retention.

•	We have certain open claims for which we are carrying case reserves, as though the claims were eligible for payment, even though we have denied the claims for various reasons. Our historical experience indicates that a substantial portion of these open but denied claims will ultimately be closed with no payment. Our aggregate reserves for losses and loss adjustment expenses includes the case reserves on these claims, with no further adverse development. This methodology reflects the assumption that favorable development on open but denied claims ultimately closed with no payment will fully offset any adverse development on open but denied claims ultimately settled and paid.

          We calculate the amount of our total losses and loss adjustment expenses that we estimate will ultimately be paid by our reinsurers, and subtract this amount from our estimated total gross reserves to produce our estimated total net reserves.
          In determining the degree to which we modify NCCI loss development factors for purposes of establishing our reserves for losses and loss adjustment expenses, we review our own statistical information to determine whether modifications are appropriate. This supplemental information may include:
•	open and closed claim counts and percentages,

•	claim closure rates,

•	changes in average case reserves and average losses and loss adjustment expenses incurred on open claims,

•	reported and ultimate average case incurred changes,

•	reported and projected ultimate loss ratios,

•	loss payment patterns, and

•	claim denial rates and the portion of denied claims closed with no payment.
          As of December 31, 2007, our best estimate of our ultimate liability for losses and loss adjustment expenses, net of amounts recoverable from reinsurers, was approximately $26.6 million. This amount included approximately $1.6 million associated with our mandatory participation in the assumption of workers’ compensation business from NCCI, for which reserves are maintained as reported by NCCI. This amount also included approximately $4.8 million in net reserves for legacy asbestos and environmental and commercial general liability claims, $609,000 of which related to 38 direct claims for which we maintain reserves, and $4.2 million of which related to pooling arrangements, for which reserves are maintained as reported by the pool administrators.
          Our best estimate of our ultimate liability for losses and loss adjustment expenses was derived from the process and methodology described above, which relies on substantial judgment. There is inherent uncertainty in estimating our reserves for losses and loss adjustment expenses. It is possible that our actual losses and loss adjustment expenses incurred may vary significantly from our estimates. Accordingly, the ultimate settlement of losses and loss adjustment expenses may vary significantly from estimates included in our financial statements.
          We have prepared a sensitivity analysis of our net reserves for losses and loss adjustment expenses as of December 31, 2007 by analyzing the effect of reasonably likely changes to the assumptions used to adjust NCCI loss development factors in deriving our estimates. We believe the results of this sensitivity analysis, which are summarized in the table below, constitute a reasonable range of the expected outcomes of our reserves for net losses and loss adjustment expenses.
          The composite low end of the range of our sensitivity analysis was derived from the cumulative effect of changes attributable to the following assumptions:
•	a 10% decrease in the factor which we apply to NCCI loss development factors to reflect what we believe to be differences in our claims reserving and claims management practices,

•	a 10% decrease in the factor which we apply to NCCI loss development factors to reflect the estimated effect of our per occurrence excess of loss reinsurance retention, and

•	25% of open but denied claims, which are fully reserved on a case-by-case basis, will ultimately be closed with no payment and the remaining 75% of open but denied claims will ultimately be settled at case reserve amounts.
          The composite high end of the range of our sensitivity analysis was derived from the cumulative effect of changes attributable to the following assumptions:
•	a 10% increase in the factor which we apply to NCCI loss development factors to reflect what we believe to be differences in our claims reserving and claims management practices,

•	a 10% increase in the factor which we apply to NCCI loss development factors to reflect the estimated effect of our per occurrence excess of loss reinsurance retention, and

•	No open but denied claims will ultimately be closed with no payment, and all such claims will ultimately be settled in an amount that includes the estimated adverse development commensurate with our total book of business.

					Unallocated
		Alternative			Loss
	Traditional	Market	Assumed	Legacy	Adjustment
In thousands	Business	Business	Business	Business	Expenses	Total
Composite low end of the range	$15,289	$2,429	$1,602	$4,777	$995	$25,092
Net reserves, as reported	16,215	2,975	1,602	4,777	995	26,564
Composite high end of the range	17,319	3,684	1,602	4,777	995	28,377
          The resulting range derived from this sensitivity analysis would have increased net reserves by $1.8 million or decreased net reserves by $1.5 million, at December 31, 2007. The increase would have reduced net income and stockholders’ equity by approximately $1.2 million. The decrease would have increased net income and stockholders equity by approximately $1.0 million. Because we rely heavily on reinsurance, the range derived from this sensitivity analysis is not as wide as it would likely be if we ceded a lower proportion of losses to reinsurers. After the completion of this offering, we plan to reduce or eliminate the amount of premiums that we currently cede to our quota share reinsurer. We have the option of terminating our current quota share reinsurance coverage upon 15 days’ notice to our quota share reinsurer. If we reduce our use of reinsurance, we expect that the range between the high and low end of the sensitivity analysis would increase. A change in our reserves for net losses and loss adjustment expenses would not have an immediate impact on our liquidity, but would affect cash flow in future periods as the losses are paid.
          Net reserves on assumed business are maintained as reported by the NCCI, and net reserves on the commercial general liability pool legacy business are primarily maintained as reported by pool administrators and net reserves on direct commercial general liability legacy business are maintained on a case-by-case basis. We believe these reserves amounts reported by third parties represent the best estimate of our obligation for these claims, and we do not believe that it would be meaningful to prepare a sensitivity analysis on these net reserves.
          Given the numerous factors and assumptions used in our estimates of net reserves for losses and loss adjustment expenses, and consequently this sensitivity analysis, we do not believe that it would be meaningful to provide more detailed disclosure regarding specific factors and assumptions and the individual effects of these factors and assumptions on our net reserves. Furthermore, there is no precise method for subsequently reevaluating the impact of any specific factor or assumption on the adequacy of reserves because the eventual deficiency or redundancy is affected by multiple interdependent factors.
Reconciliation of Reserves for Losses and Loss Adjustment Expenses
          The following table provides a reconciliation of our aggregate beginning and ending reserves for losses and loss adjustment expenses:

In thousands	2007	2006	2005
Balances, January 1	$65,953	$39,084	$19,989
Less reinsurance recoverable	(41,103)	(21,699)	(8,189)

Net balances, January 1	24,850	17,385	11,800

Incurred related to
Current year	18,642	15,328	11,439
Prior years	(3,460)	2,511	583

Total incurred	15,182	17,839	12,022

Paid related to
Current year	4,668	3,290	4,674
Prior years	8,800	7,084	1,763

Total paid	13,468	10,374	6,437

Net balances, December 31	26,564	24,850	17,385
Plus reinsurance recoverable	43,317	41,103	21,699

Balances, December 31	$69,881	$65,953	$39,084

          There were no significant changes in the key assumptions utilized in the analysis and calculations of our loss reserves during the years ended December 31, 2007, 2006 or 2005.
          As a result of favorable development on prior accident year reserves, incurred losses and loss adjustment expenses decreased by approximately $3.5 million for the year ended December 31, 2007. Of this $3.5 million, approximately $2.2 million relates to favorable development on workers’ compensation reserves attributable to the fact that 165 claims incurred in 2004 and 2005 were ultimately settled in 2007 for approximately $600,000 less than the specific case reserves that had been established for these exposures at December 31, 2006. In addition, as a result of this favorable case reserve development during 2007, we reduced our loss development factors utilized in estimating claims incurred but not yet reported resulting in a reduction of estimated incurred but not reported reserves as of December 31, 2007. The $3.5 million of favorable development in 2007 also reflects approximately $1.3 million of favorable development on legacy asbestos and environmental exposures and commercial general liability exposures as a result of the further run-off of this business and additional information received from pool administrators on pooled business that we participate in. See “—Legacy Claims.”
          As a result of adverse development on prior accident year reserves, incurred losses and loss adjustment expenses increased by approximately $2.5 million for the year ended December 31, 2006. Of the $2.5 million, approximately $2.0 million relates to workers’ compensation claims and approximately $500,000 to legacy asbestos and environmental exposures and commercial general liability exposures. The adverse development on workers’ compensation claims primarily resulted from approximately $1.5 million of unallocated loss adjustment expenses paid in 2006 related to the 2004 and 2005 accident years in excess of amounts reserved for these expenses as of December 31, 2005. In addition, based upon additional information that became available on known claims during 2006, we strengthened our reserves by approximately $500,000 for the 2004 and 2005 accident years. The reserves for legacy claims were increased due to information received from pool administrators as well as additional consideration of specific outstanding claims.
          As a result of adverse development on prior accident year reserves, incurred losses and loss adjustment expenses increased by $583,000 for the year ended December 31, 2005. The $583,000 of adverse development reflects approximately $162,000 of adverse development in 2005 on workers’ compensation reserves for prior accident years and approximately $421,000 of adverse development in 2005 on legacy asbestos and environmental exposures and commercial general liability exposures. See “Legacy Claims.”

          Our gross reserves for losses and loss adjustment expenses of $69.9 million as of December 31, 2007 are expected to cover all unpaid losses and loss adjustment expenses related to open claims as of that date, as well as gross claims incurred but not reported. Our gross IBNR reserves represented approximately 45% of our total gross reserves as of December 31, 2007. At December 31, 2007, we had 1,596 open workers’ compensation claims with average gross case reserves for known losses and loss adjustment expenses of approximately $18,000. During 2007, approximately 4,880 new claims were reported, and approximately 4,930 claims were closed.
          As of December 31, 2006, our gross reserves for losses and loss adjustment expenses were approximately $66.0 million, of which our IBNR reserves represented 54%.
Legacy Claims
          In addition to workers’ compensation insurance claims, Guarantee Insurance has exposure to legacy asbestos and environmental claims and commercial general liability claims which arose from the sale of general liability insurance and participations in reinsurance assumed through underwriting management organizations (“Pools”). Guarantee Insurance ceased offering direct general liability coverage in 1983. Participation with underwriting management organizations ended with the 1982 underwriting year.
          As industry experience in dealing with these exposures has accumulated, various industry-related parties have evaluated newly emerging methods for estimating asbestos-related and environmental pollution liabilities, and these methods have attained growing credibility. In addition, outside actuarial firms and others have developed databases to supplement the information that can be derived from a company’s claim files.
          The Pools estimate the full impact of the asbestos-related and environmental pollution liability by establishing full cost basis reserves for all known losses and computing incurred but not reported on previous experience and available industry data. Nonetheless, these liabilities are subject to greater than normal variation and uncertainty, and an indeterminable amount of additional liability may develop over time.
          Guarantee Insurance estimates the full impact of the asbestos and environmental exposure by establishing full case basis reserves for all known losses and computing incurred but not reported losses based on previous experience and available industry data. These reserves are attributable to approximately 29 direct claims, our share of pool claims and our estimate of the impact of unreported claims. Our reserve for direct asbestos and environmental liability exposures is based on a detailed review of each case. Our reserve for pooled asbestos and environmental liability exposures is based on our share of aggregate reserves established by pool administrators through their consultation with independent actuarial consultants. We believe that this reserve methodology results in net reserves for asbestos and environmental claims that are adequate to cover the ultimate cost of losses and loss adjustment expenses thereon. However, we believe that adopting the survival ratio reserve methodology for asbestos and environmental liability exposures would make our reserve methodology for these exposures generally consistent with our publicly held insurance company peers. Accordingly, we are evaluating the possibility of adopting this methodology. Under the survival ratio reserve methodology, our net reserve for asbestos and environmental liability exposures would be approximately 15 times our average net paid asbestos and environmental liability claims for the three most recent years. If we had adopted the survival ratio reserve methodology as of June 30, 2008, our net reserve for asbestos and environmental liability exposures would be approximately $4.9 million, representing an increase in net losses and loss adjustment expenses of approximately $1.8 million. We expect to make a decision with respect to the adoption of the survival ratio reserve methodology for asbestos and environmental liability exposures in the third quarter of 2008. If we adopt this methodology, our pre-tax income for the period in which we increase our reserves will decrease by a corresponding amount.
          The following table provides a reconciliation of our beginning and ending reserves for losses and loss adjustment expenses associated with legacy asbestos and environmental exposures which are included in the reconciliation of our aggregate beginning and ending reserves for losses and loss adjustment expenses above:

	Years Ended December 31,
In thousands	2007	2006	2005
Balances, January 1	$6,999	$7,302	$7,433
Less reinsurance recoverable	(3,402)	(3,780)	(3,735)

Net balances, January 1	3,597	3,522	3,698
Incurred related to claims in prior years	(169)	363	119
Paid related to prior years	(397)	(288)	(295)

Net balances, December 31	3,031	3,597	3,522
Plus reinsurance recoverable	3,758	3,402	3,780

Balances, December 31	$6,789	$6,999	$7,302

          The following table provides a reconciliation of our beginning and ending reserves for losses and loss adjustment expenses associated with legacy commercial general liability exposures which are included in the reconciliation of our aggregate beginning and ending reserves for losses and loss adjustment expenses above:

	Years Ended December 31,
In thousands	2007	2006	2005
Balances, January 1	$6,050	$6,006	$5,864
Less reinsurance recoverable	(2,974)	(2,949)	(2,773)

Net balances, January 1	3,056	3,057	3,091
Incurred related to claims in prior years	(1,154)	153	302
Paid related to prior years	(176)	(134)	(336)

Net balances, December 31	1,746	3,076	3,057
Plus reinsurance recoverable	1,996	2,974	2,949

Balances, December 31	$3,742	$6,050	$6,006

Loss and Loss Adjustment Expense Development
          Accounting for workers’ compensation insurance requires us to estimate the liability for the expected ultimate cost of unpaid losses and loss adjustment expenses, referred to as loss and loss adjustment expense reserves, as of a balance sheet date. The amount by which estimated losses and loss adjustment expenses, measured subsequently by reference to payments and additional estimates, differ from those previously estimated for a time period is known as “loss and loss adjustment expense development.” Development is unfavorable when losses close for more than the levels at which they were reserved or when subsequent estimates indicate a basis for reserve increases on open claims. Loss and loss adjustment expense development, whether due to an increase in estimated losses, or a decrease in estimated losses, is reflected currently in earnings through an adjustment to incurred losses and loss adjustment expenses for the period in which the development is recognized. If the loss and loss adjustment expense development is due to an increase in estimated losses and loss adjustment expenses, the previously estimated losses and loss adjustment expenses are considered “deficient,” if the loss and loss adjustment expense development is due to a decrease in estimated losses and loss adjustment expenses, the previously estimated losses and loss adjustment expenses are considered “redundant.” When there is no loss and loss adjustment expense development, the previously estimated losses and loss adjustment expenses are considered “adequate.” For each of the accident years 2006, 2005 and 2004, we have had redundancy as of December 31, 2007 in our loss and loss adjustment expense reserves.
          The following table shows the development of net reserves for losses and loss adjustment expenses and cumulative net paid losses and loss adjustment expenses for our insurance segment from 2004 (the year we commenced writing workers’ compensation business) through 2007. The table shows the changes in our reserves for losses and loss adjustment expenses in subsequent years from the prior loss estimates based on experience as of the end of each succeeding year on a GAAP basis. The principal difference between our GAAP basis and statutory basis loss reserves is that our statutory basis loss reserves are determined net of reinsurance recoverables on unpaid losses and loss adjustment expenses. The bottom portion of the table reconciles net reserves shown in the upper portion of the table to gross reserves shown on our balance sheet, together with development thereon.

	Years Ended December 31,
In thousands	2004	2005	2006	2007
Net reserves for losses and loss adjustment expenses at end of year	$11,800	$17,385	$24,850	$26,564

Reserves re-estimated:
One year later	12,383	19,896	21,390
Two years later	13,506	16,887
Three years later	10,973
Net cumulative redundancy:

Amount	$827	$498	$3,460

Percentage	7.0%	2.9%	13.9%

Cumulative net paid losses and loss adjustment expenses at:
End of current year	$203	$3,996	$6,071
One year later	1,966	10,159	12,124
Two years later	3,308	13,312
Three years later	4,048

Reserves at end of year:
Net reserves for losses and loss adjustment expenses	$11,800	$17,385	$24,850	$26,564
Reinsurance recoverables on unpaid losses and loss adjustment expenses	8,189	21,699	41,103	43,317

Reserves for losses and loss adjustment expenses	$19,989	$39,084	$65,953	$69,881

Reserves re-estimated at December 31, 2007:
Net reserves for losses and loss adjustment expenses	$10,973	$16,887	$21,390
Reinsurance recoverables on unpaid losses and loss adjustment expenses	9,785	21,540	31,439

Reserves for losses and loss adjustment expenses	$20,758	$38,427	$52,829

Gross cumulative redundancy (deficiency):
Amount	$(769)	$657	$13,124

Percentage	(3.8%)	1.7%	19.9%

          We have a limited history and therefore future development patterns may differ substantially from this data.
          For the year ended December 31, 2007, in our traditional business, we had closed 3,013 reported claims, and the amount of our paid losses on those claims was 20.5% less than the initial reserves established for them. For that period, in the alternative market, we had closed 2,173 reported claims, and the amount of our paid losses on those claims was 15.1% less than the initial reserves established for them.
Ratings
          Many insurance buyers, agents and brokers use the ratings assigned by A.M. Best and other rating agencies to assist them in assessing the financial strength and overall quality of the companies from which they are considering purchasing insurance. In evaluating a company’s financial and operating performance, A.M. Best reviews the company’s profitability, indebtedness and liquidity, as well as its book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its unpaid losses and loss adjustment expenses, the adequacy of its surplus, its capital structure, the experience and competence of its management and its market presence. This rating is intended to provide an independent opinion of an insurer’s ability to meet its obligations to policyholders and is not an evaluation directed at investors.
          We do not currently have a rating from A.M. Best. We believe that employers in our targeted size categories are not as sensitive to A.M. Best ratings as larger employers and that they place more importance on a workers’ compensation carrier’s ability to provide effective customer service, convenience in obtaining coverage and competitive pricing.
          A.M. Best ratings tend to be more important to our alternative market customers than our traditional business customers. Although we have expanded our business profitability without an A.M. Best rating and we believe that we can continue to do so with the net proceeds form this offering, favorable rating would increase our ability to sell our alternative market products to larger employers. We believe that a favorable rating will open significant new markets for our products and services. Our failure to obtain a favorable rating could adversely affect our plans to expand into new markets.
Competition
          The market for workers’ compensation insurance products is highly competitive. Competition in our business is based on many factors, including pricing (either through premiums charged or policyholder dividends), services provided, underwriting practices, financial ratings assigned by independent rating agencies, capitalization levels, quality of care management services, speed of claims payments, reputation, perceived financial strength, effective loss prevention, ability to reduce claims expenses and general experience. In some cases, our competitors offer lower priced products than we do. If our competitors offer more competitive premiums, dividends, payment plans, services or commissions to independent agencies, we could lose market share or have to reduce our premium rates in order to maintain market share, which would adversely affect our profitability. Our competitors include insurance companies, professional employer organizations, third-party administrators, self-insurance funds and state insurance pools. Many of our existing and potential competitors are significantly larger and possess considerably greater financial, marketing, management and other resources than we do. Consequently, they can offer a broader range of products, provide their services nationwide and capitalize on lower expenses to offer more competitive pricing.
          Our main competitors in the principal states in which we operate vary from state to state but are usually those companies that offer a full range of services in underwriting, loss prevention and claims, including Zenith National Insurance Corporation, St. Paul Travelers, The Hartford Financial Services Group, Inc. and Liberty Mutual Insurance Company. In Florida, which represented approximately 55% and 59% of our total direct written premium for the six months ended June 30, 2008 and the year ended December 31, 2007, respectively, our principal competitors are Summit Holdings Southeast, Inc., a division of Liberty Mutual Insurance Company, AmCOMP, Inc., Zenith Insurance Company, and American International Group, Inc. In the other Southeast states, which represented approximately 9% of our total direct written premium for the year ended December 31, 2007, CNA Financial Corporation, The Travelers Companies, Inc., American International Group, Inc., Liberty Mutual Insurance Company and other national and regional carriers are very competitive. In the Midwest, which represented approximately 19% of our total direct written premium for the year ended December 31, 2007, our principal competitors are Accident Fund Insurance Company of America, Liberty Mutual Insurance Company, American International Group, Inc. and numerous other smaller regional carriers.
          State insurance regulations require maintenance of minimum levels of surplus and of ratios of net premiums written to surplus. Accordingly, competitors with more surplus than we possess have the potential to expand in our markets more quickly and to a greater extent than we can. Additionally, greater financial resources permit a carrier to gain market share through more competitive pricing, even if that pricing results in reduced underwriting margins or an underwriting loss. Many of our competitors are multi-line carriers that can price the workers’ compensation insurance that they offer at a loss in order to obtain other lines of business at a profit. If we are unable to compete effectively, our business, financial condition and results of operations could be materially adversely affected.
          In the alternative market, our principal competitors are Liberty Mutual Insurance Company, American International Group, Inc. and Hartford Insurance Company, as well as smaller regional carriers, although we believe that these companies generally target customers with annual premiums of at least $5 million, whereas our target market generally is customers with annual premiums of $3 million or less. We believe that many of our competitors in this market underwrite by class or utilize managing general underwriters to produce business, which over time we believe is a less profitable business model than underwriting by specific risk as we do.
          PRS’s principal competitors in the managed care market are CorVel Corporation, GENEX Services, Inc. and various other smaller managed care providers. In the wholesale brokerage market, PRS has no principal competitors, but competes with numerous national wholesale brokers.
          In the seven states in which we focused our operations in 2007, aggregate workers’ compensation direct premiums written totaled $79.7 million in 2007. We believe that our products and services are competitively priced. In Florida, Indiana, New Jersey and New York, premium rates are fixed by the state’s insurance regulators and are not a competitive factor. Insurers in those states compete principally on policyholder dividends, the availability of premium payment plans and service and selection of risks to underwrite.
          We also believe that our level of service, loss prevention programs, and our ability to reduce claims through our claims management strategy are strong competitive factors that have enabled us to retain existing policyholders and attract new policyholders. Also, over the long run, our services provide employers the opportunity to reduce their experience modification factors and therefore their long-term workers’ compensation costs. We believe our ability to offer alternative market products to our policyholders and other parties is another factor that provides us with a competitive advantage. Our alternative market products, particularly our segregated portfolio captive program, permit policyholders to lower their insurance costs if they have favorable loss experience by sharing in the underwriting risk of their policy.
Investments
          The first priority of our investment strategy is capital preservation, with a secondary focus on achieving an appropriate risk adjusted return. We also seek to manage our investment portfolio such that the security maturities provide adequate liquidity relative to our expected claims payout pattern. We presently expect to maintain sufficient liquidity from funds generated from operations to meet our anticipated insurance obligations and operating and capital expenditure needs, with excess funds invested in accordance with our investment guidelines. Our fixed maturity investment portfolio is managed by General Re — New England Asset Management, Inc., a registered investment advisory firm that is wholly-owned by General Re Corporation, a subsidiary of Berkshire Hathaway, Inc. General Re — New England Asset Management, Inc. operates under written investment guidelines approved by our board of directors. We pay General Re — New England Asset Management, Inc. an investment management fee based on the market value of assets under management.
          We allocate our portfolio into four categories: cash and cash equivalents, fixed maturity securities, equity securities and real estate. Cash and cash equivalents include cash on deposit, commercial paper, short-term municipal securities, pooled short-term money market funds and certificates of deposit. Our fixed maturity securities include obligations of the U.S. Treasury or U.S. agencies, obligations of states and their subdivisions, long-term certificates, U.S. dollar-denominated obligations of U.S. corporations, mortgage-backed securities, collateralized mortgage obligations, mortgages guaranteed by the Federal National Mortgage Association and the Government National Mortgage Association, and asset-backed securities.

          At December 31, 2006, we did not anticipate that our fixed maturity securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments and, accordingly, these securities were classified as held to maturity. In accordance with Statement of Financial Accounting Standards No. 115 (As Amended) - Accounting for Certain Investments in Debt and Equity Securities (SFAS 115), our fixed maturity securities at December 31, 2006 were stated at amortized cost.
          In 2007, we purchased state and political subdivision debt securities with the intent that such securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments. Accordingly, we classified these state and political subdivision debt securities as available for sale. In accordance with SFAS 115, these state and political subdivision debt securities were stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes.
          At December 31, 2007, the increased volatility in the debt securities market substantially increased the likelihood that we would, on a routine basis, desire to sell our debt securities and redeploy the proceeds into alternative asset classes or into alternative securities with better yields or lower exposure to decreases in fair value. We anticipated that all of our debt securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments. Accordingly, we transferred all of our debt securities that were not already classified as available for sale from held to maturity to available for sale. In accordance with SFAS 115, all of our debt securities at December 31, 2007 were stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes. In connection with the transfer of debt securities from held to maturity to available for sale, we recognized a net unrealized gain of approximately $215,000, which is included in other comprehensive income for the year ended December 31, 2007.
          Our equity securities, which are also classified as available for sale and stated at fair value, include U.S. dollar-denominated common stocks of U.S. corporations. Our real estate portfolio consists of one residential property, stated at amortized cost.
          We employ diversification policies and balance investment credit risk and related underwriting risks to reduce our total potential exposure to any one business sector or security. Our investments, including cash and cash equivalents, had a carrying value of approximately $58.7 million as of June 30, 2008, and are summarized by type of investment below.

	Carrying	Percentage
In thousands	Value	of Portfolio
Fixed maturity securities, available for sale:
U.S. government securities	$4,726	8.0%
U.S. government agencies	977	1.7%
Asset-backed and mortgage-backed securities	15,538	26.4%
State and political subdivisions	22,133	37.6%
Corporate bonds	9,882	16.7%

Total fixed maturity securities, available for sale	53,076	90.4

Equity securities, available for sale	488	0.8
Short-term investments	382	0.7
Real estate	253	0.4

Total investments, excluding cash and cash equivalents	54,199	92.3
Cash and cash equivalents	4,538	7.7

Total investments and cash and cash equivalents	$58,737	100.0%

          We regularly evaluate our investment portfolio to identify other-than-temporary impairments in the fair values of the securities held in our investment portfolio. Factors considered in determining whether an impairment is other-than-temporary include length of time and extent to which fair value has been below cost, the financial condition and near-term prospects of the issuer and our intent to hold the security until its expected recovery. A write-down for other-than-temporary impairments would be recognized as a realized investment loss. In 2007, we did not recognize any other-than-temporary impairments. In 2006 and 2005, we recognized realized losses of approximately $1.7 million and $950,000, respectively, in connection with Tarheel’s investment in Foundation, which was deemed to be other-than-temporarily impaired. Additionally, in 2005 we determined that certain equity securities available for sale were other-than-temporarily impaired and, accordingly, recognized a realized loss of approximately $1.6 million.
          The following table shows the distribution of our fixed maturity securities available for sale as of June 30, 2008 as rated by Standard & Poor’s:

Percentage
of Total
Fixed
Maturity
S&P Credit Rating	Securities
AAA	61.6%
AA	25.2
A	12.2
BBB	1.0

Total	100%

          A summary of the carrying value of fixed maturities at June 30, 2008, by contractual maturity, is as follows:

	Carrying	Percentage
In thousands	Value	of Portfolio
Due in one year or less	$3,386	6.4%
Due after one year through five years	22,015	41.4
Due after five years through ten years	8,125	15.3
Due after ten years	4,721	8.9
Asset-backed and mortgage-backed securities	14,829	28.0

Total	$53,076	100.0%

Technology
Information Technology Environment
          Our information technology department services all companies under the Patriot Risk Management umbrella, providing information technology infrastructure, software applications and support.
          All Patriot applications are hosted on Patriot owned or leased equipment that is kept in a secured, climate-controlled environment. Our information technology equipment can generally be accessed remotely over the Internet and should require only periodic hands-on administration. All production data is backed up on a nightly basis and periodically rotated offsite.
          All seven of the Patriot sites (Fort Mill, Charlotte — Peak 10, Chesterfield, Lake Mary, Sarasota, Fort Lauderdale I and Fort Lauderdale II) operate on at least a 100 Megabit Ethernet network, using standard equipment from Cisco Systems.

          Patriot offices are connected through a private network. In 2007, we upgraded our network from older Frame Relay technology to the new Multi Protocol Label Switching technology. We believe we can easily grow the network as we add new sites with no downtime to our existing offices. Those outside of our network are able to access our private network through a secured Internet portal using Citrix Systems technology.
Workers’ Compensation Information System
          Our technology strategy includes the recent purchase and implementation of our workers’ compensation information system, or WCS, technology that provides us with improved capabilities to handle and process insurance policy rating, issuance and billing. WCS provides rates, quotes and policy issuance, then electronically feeds the policy data into a billing and collections module to manage the payables and receivables on each policy account. WCS automatically transfers policy data to claims systems that utilize workflow rules to automate procedures and enforce proper claims adjudication compliance with jurisdictional requirements.
          The WCS package also includes two online services, a web-based underwriting and quoting system that we believe will allow our agents to rate their own applications and a secure web site for customers to access their policy, billing and claim information. Both services produce extensive management reports, while also allowing for ad hoc report writing depending on security level assigned to the client or agent.
          We predominately operate in a paperless environment. Substantially all information is imaged and placed on our system so that anyone with access to the system can access the information. Integration with business information for reporting and data integrity are strengths of the application. The system is integrated with NCCI which handles the bulk of our compliance requirements with respect to Electronic Proof of Coverage, Workers’ Compensation Policy Tape Reporting Specifications and Workers’ Compensation Statistical Reporting Specifications requirements. Our arrangement with this system vendor helps us to comply with claims reporting requirements.
Business Continuity/ Disaster Recovery
          Currently, we are under contract with a vendor to provide us with a parallel-processing recovery site for most of our computer systems located in Charlotte, North Carolina. Our off-site tape storage is also located in Charlotte. Backup files are stored on storage devices with 1 day rotations and are sent to a secure location for offsite storage, reducing our exposure to lost data to 1 day. We are currently evaluating a process to further reduce our lost data exposure. A Citrix environment allows us to access our systems remotely over the Internet.
Employees
          As of June 30, 2008, we had approximately 155 employees. We have entered into employment agreements with Steven M. Mariano and our other executive officers. None of our employees is subject to any collective bargaining agreement. We believe that our employee relations are good.
Properties
          Our principal executive offices are located in approximately 15,400 square feet of leased office space in two locations in Fort Lauderdale, Florida. We also lease branch offices consisting of approximately 7,050 square feet in Chesterfield, Missouri; 1,950 square feet in Fort Mill, South Carolina; 5,450 square feet in Lake Mary, Florida; and 3,950 square feet in Sarasota, Florida. We conduct claims and underwriting operations in our branch offices. We do not own any real property other than for investment purposes. We consider our leased facilities to be adequate for our current operations. The conduct of our business in our insurance segment and our services segment is integrated throughout our offices.

Legal Proceedings
          The following is a description of certain litigation matters in which we are both a plaintiff and a defendant:
          Guarantee Insurance v. CRL Management, LLC, et al.
          On November 9, 2005, Guarantee Insurance filed suit in Florida state court against CRL Management, LLC and its principal, C.R. Langston III, alleging that CRL Management, Guarantee Insurance’s former investment manager, and Langston negligently caused a loss in Guarantee Insurance’s investment account of approximately $1 million. The activities alleged to have caused such loss include: unsuitable trades for an insurance company, unauthorized trades in securities, and making improper investment recommendations. CRL Management and Langston filed a counterclaim against Guarantee Insurance and Steven M. Mariano, our Chairman, President and Chief Executive Officer, seeking payment of a promissory note in the amount of $118,000 purportedly executed by Mr. Mariano, enforcement of a lien contained in the note securing its payment against 3% of the stock of Guarantee Insurance and payment of lost investment management fees and other charges due to CRL Management under an investment management agreement. In our response to the counterclaims we denied all allegations while specifically noting that 100% of Guarantee Insurance stock is owned by Guarantee Insurance Group and could not have been used as collateral as alleged in the complaint. This case is still in discovery, and no trial date has been set. If we prevail in this litigation, it is uncertain at this stage whether CRL Management or Langston will have sufficient assets to satisfy any judgment.
          Drury Development Corp. v. Foundation, Inc., et al.
          On April 28, 2006, Drury Development Corporation filed a complaint in the U.S. District Court for the District of South Carolina against Tarheel, Tarheel’s wholly-owned subsidiary, TIMCO, Mr. Mariano, Foundation Insurance Company and others. Tarheel and TIMCO were companies controlled by Mr. Mariano, which, as more fully discussed under “Certain Relationships and Related Transactions,” Mr. Mariano contributed to Patriot in April 2007, with the result that Tarheel and TIMCO became wholly-owned indirect subsidiaries of Patriot. Foundation Insurance Company, or Foundation, a limited purpose captive insurance entity that was a subsidiary of Tarheel, reinsured workers’ compensation program business. Through risk-sharing agreements, customers of Foundation were able to share in the net profits, if any under the program. Foundation was declared insolvent and placed into receivership on March 24, 2006 and was ultimately dissolved. On March 13, 2007, Drury Development filed an amended complaint against the same defendants. The complaint seeks damages based on fraud, corporate alter ego and veil piercing theories. The amended complaint seeks damages of $86,000 plus interest that was allegedly owed by Foundation pursuant to a risk-sharing agreement. It also contains a request for punitive damages in conjunction with the fraud claim. We have moved for summary judgment on the grounds that (a) all claims are time-barred under the South Carolina insurance company insolvency statute and (b) that under South Carolina law, no action may be brought against a parent company unless an underlying judgment is first obtained against its subsidiary. On November 21, 2007, the court certified two questions of law related to certain of our defenses to the South Carolina Supreme Court. Argument on these questions is scheduled later this year.
          While it is difficult to ascertain the ultimate outcome of these matters at this time, we believe, based upon facts known to date, that our positions are meritorious and that the claims and counterclaims against us have no merit. We are vigorously disputing liability and are vigorously asserting our positions in the pending litigation and arbitration.
          We are party to numerous other claims and lawsuits that arise in the normal course of our business, most of which claims or lawsuits involve claims under policies that we underwrite as an insurer. We believe that the resolution of these claims and lawsuits will not have a material adverse effect on our business, financial condition or results of operations.

Regulation
          We are subject to regulation by government agencies in the states in which we do business. The nature and extent of such regulation varies by jurisdiction but typically involve: standards of solvency, including risk-based capital requirements; restrictions on the nature, quality and concentration of investments; restrictions on the types of terms that we can include in the insurance policies we offer; mandates that may affect wage replacement and medical care benefits paid; restrictions on the way rates are developed and premiums are determined; limitations on the manner in which general agencies may be appointed; required methods of accounting; establishment of reserves for unearned premiums, losses and other purposes; limitations on our ability to transact business with affiliates; limitations on mergers, acquisitions and divestitures involving insurance companies; licensing requirements and approvals that affect insurance companies’ ability to do business; compliance with financial and medical privacy laws; potential assessments for the closure of covered claims under insurance policies issued by impaired, insolvent or failed insurance companies; and limitations on the amount of dividends that insurance subsidiaries may pay to the parent holding company.
          In addition, state regulatory examiners perform periodic examinations of insurance companies. Insurance regulations are generally intended for the protection of policyholders, not insurance companies or their stockholders.
          Changes in individual state regulation of workers’ compensation may create a greater or lesser demand for some or all of our products and services or require us to develop new or modified products or services in order to meet the needs of the marketplace and to compete effectively in the marketplace.
Premium Rate Restrictions
          Among other matters, state laws regulate not only the amounts and types of workers’ compensation benefits that must be paid to injured workers, but in some instances, the premium rates that may be charged by us to insure employers for those liabilities.
Administered Pricing States
          The regulatory agencies in Florida, Indiana, New Jersey and New York set the premium rates we may charge for our insurance products. The Florida OIR approves manual premium rates for each of the employment classification codes prepared and filed by NCCI, the authorized state rating organization. In accordance with Florida’s consent-to-rate program, we are authorized by law to deviate from these approved rates for up to 10% of the policies we write in Florida. The Florida Department of Financial Services Division of Workers’ Compensation regulates levels of benefit payments to insured employees. Similar agencies set standard rates for workers’ compensation insurance in the other administered pricing states in which we operate.
Holding Company Regulation
          Nearly all states have enacted legislation that regulates insurance holding company systems. Each insurance company in a holding company system is required to register with the insurance supervisory agency of its state of domicile and furnish information concerning the operations of companies within the holding company system that may materially affect the operations, management or financial condition of the insurers within the system. Under these laws, the respective state insurance departments may examine us at any time, require disclosure of material transactions and require prior notice of or approval for certain transactions. Under these laws, all material transactions among companies in the Patriot holding company system to which any insurance company within the holding company system is a party, including sales, loans, reinsurance agreements and service agreements, generally must be fair and reasonable and, if material or of a specified category, require prior notice and approval or non-disapproval by the chief insurance regulator of the state of domicile of the insurance company.

Change of Control and Stock Ownership Restrictions
          The insurance holding company laws of nearly all states require advance approval by the respective state insurance departments of any change of control of an insurer domiciled in that state. In the state of Florida, where Guarantee Insurance is domiciled, advance regulatory approval is required for an acquisition of 5% or more of the voting securities of a domestic insurance company or any entity that controls a domestic insurance company. However, a party may acquire less than 10% of such voting securities without prior approval if the party files a disclaimer of affiliation and control. In addition, insurance laws in some states contain provisions that require pre-notification to the insurance commissioners of a change of control of a non-domestic insurance company licensed in those states.
          Any future transactions that would constitute a change of control of Guarantee Insurance, including a change of control of Patriot, would generally require the party acquiring control to obtain the prior approval of the Florida OIR and may require pre-notification in the states where pre-notification provisions have been adopted. Obtaining these approvals may result in the material delay of, or deter, any such transaction.
          Upon our acquisition of Madison, we will also be subject to Georgia insurance law. Georgia insurance law would prohibit any person from acquiring 10% or more of our outstanding voting securities or those of any of our insurance subsidiaries without the prior approval of the Georgia Department of Insurance.
          These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of Patriot, including through transactions, and in particular unsolicited transactions, that some or all of the stockholders of Patriot might consider to be desirable.
State Insurance Regulation
          Insurance companies are subject to regulation and supervision by the department of insurance in the state in which they are domiciled and, to a lesser extent, other states in which they conduct business. As a Florida domestic insurer, Guarantee Insurance is primarily subject to regulation and supervision by the Florida OIR. The Florida OIR and other state insurance departments have broad regulatory, supervisory and administrative powers, including among other things, the power to grant and revoke licenses to transact business, license agencies, set the standards of solvency to be met and maintained, regulate trade and claim practices, determine the nature of, and limitations on, investments and dividends, approve policy forms and rates in some states, periodically examine financial statements, determine the form and content of required financial statements, and periodically examine market conduct and trade practices.
          Guarantee Insurance contracts with Perr & Knight, Inc., for the performance of specific insurer functions, such as regulatory filings of new rates, and, when applicable, changes in insurance policy forms. Perr & Knight also provides competitor analysis for Guarantee Insurance through market rate comparisons and general actuarial analysis on the impact of regulatory changes on Guarantee Insurance. Perr & Knight also provides Guarantee Insurance with regulatory monitoring services, providing daily updates on regulatory pronouncements by states where Guarantee Insurance is licensed, and assisting with the implementation of changes required by these pronouncements.
          Detailed annual and quarterly financial statements and other reports are required to be filed with the department of insurance in all states in which Guarantee Insurance is licensed to transact business. The financial statements of Guarantee Insurance are subject to periodic examination by the department of insurance in each state in which it is licensed to do business.
          In addition, many states have laws and regulations that limit an insurer’s ability to withdraw from a particular market. For example, states may limit an insurer’s ability to cancel or not renew policies. Furthermore, certain states prohibit an insurer from withdrawing from one or more lines of business in the state, except pursuant to a plan that is approved by the state insurance department. The state insurance department may disapprove a plan that may lead to market disruption. Laws and regulations that limit cancellation and non-renewal and that subject program withdrawals to prior approval requirements may restrict our ability to exit unprofitable markets.
          Stock insurance companies are subject to Florida statutes related to excess profits for workers’ compensation insurance companies. Excess profits are calculated based upon a complex statutory formula which is applied over rolling three-year periods. Companies are required to file annual excess profits forms, and they are required to return so-called “excess profits” to policyholders in the form of a cash refund or credit toward the future purchase of insurance. To date, we have not been required to return any excess profits, and no amounts have been provided for returns of any excess profits in our financial statements.
          Insurance producers are subject to regulation and supervision by the department of insurance in each state in which they are licensed. Patriot Risk Services is currently licensed as an insurance producer in 18 jurisdictions and Patriot Insurance Management is currently licensed as an insurance producer in 23 jurisdictions. Both Patriot Risk Services and Patriot Insurance Management are incorporated in Delaware. In each state where they are transacting insurance business, they are subject to regulation relating to licensing, sales and marketing practices, premium collection and safekeeping, and other market conduct practices.
State Insurance Department Examinations
          Guarantee Insurance is subject to periodic examinations by state insurance departments in the states in which it is licensed. In February 2008, the Florida OIR completed its financial examination of Guarantee Insurance as of and for the year ended December 31, 2006. In its examination report, the Florida OIR made a number of findings relating to Guarantee Insurance’s failure to comply with corrective comments made in earlier examination reports by the Florida OIR as of the year ended December 31, 2004 and by the South Carolina Department of Insurance as of the year ended December 31, 2005. The Florida OIR also made a number of proposed adjustments to the statutory financial statements of Guarantee Insurance for the year ended December 31, 2006, attributable to, among other things, corrections of a series of accounting errors and an upward adjustment in Guarantee Insurance’s reserves for unpaid losses and loss adjustment expenses. These proposed adjustments, which resulted in a $119,000 net decrease in Guarantee Insurance’s reported policyholders surplus, did not cause Guarantee Insurance to be in violation of a consent order issued by the Florida OIR in 2006 in connection with the redomestication of Guarantee Insurance from South Carolina to Florida that requires Guarantee Insurance to maintain a statutory policyholders surplus of the greater of $9.0 million or 10% of total liabilities excluding taxes, expenses and other obligations due or accrued, and Guarantee Insurance was not required to file an amended 2006 annual statement with the Florida OIR reflecting these adjustments.
          In connection with the Florida OIR examination report for the year ended December 31, 2006, the Florida OIR issued a consent order requiring Guarantee Insurance to pay a penalty of $50,000, pay $25,000 to cover administrative costs and undergo an examination prior to June 1, 2008 to verify that it has addressed all of the matters raised in the examination report. In addition, the consent order requires Guarantee Insurance to hold annual shareholder meetings, maintain complete and accurate minutes of all stockholder and board of director meetings, implement additional controls and review procedures for its reinsurance accounting, perform accurate and timely reconciliations for certain accounts, establish additional procedures in accordance with Florida OIR information technology specialist recommendations, correctly report all annual statement amounts, continue to maintain adequate loss and loss adjustment reserves and continue to maintain a minimum statutory policyholders surplus of the greater of $9.0 million or 10% of total liabilities excluding taxes, expenses and other obligations due or accrued. The consent order required Guarantee Insurance to provide documentation of compliance with these requirements. The Florida OIR has hired a consultant to perform a follow-on examination to assess our compliance with these requirements. Patriot believes that it has addressed all of the matters raised in the examination report and has provided the required documentation.
Guaranty Fund Assessments

          In most of the states where Guarantee Insurance is licensed to transact business, there is a requirement that property and casualty insurers doing business within each such state participate in a guaranty association, which is organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the written premium in the state by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets.
          Property and casualty insurance company insolvencies or failures may result in additional guaranty association assessments against Guarantee Insurance in the future. At this time, we are unable to determine the impact, if any, that such assessments may have on our business, financial condition or results of operations. We are not aware of any liabilities for guaranty fund assessments with respect to insurers that are currently subject to insolvency proceedings.
Residual Market Programs
          Many of the states in which we conduct business or intend to conduct business require that all licensed insurers participate in a program to provide workers’ compensation insurance to those employers who have not or cannot procure coverage from a carrier on a negotiated basis. Our level of required participation in such programs is generally determined by calculating the volume of our voluntary business in that state as a percentage of all voluntary business in that state by all insurers. The resulting factor is the proportion of premium we must accept as a percentage of all of premiums for all policies written in that state’s residual market program.
          Companies generally can fulfill their residual market obligations by either issuing insurance policies to employers assigned to them, or participating in a reinsurance pool where the results of all policies provided through the pool are shared by the participating companies. Currently, Guarantee Insurance participates in a reinsurance pooling arrangement with NCCI. For the year ended December 31, 2007, Guarantee Insurance had assumed premiums from the NCCI pool in the amount of $895,000.
Second Injury Funds
          A number of states operate trust funds that reimburse insurers and employers for claims paid to injured employees for aggravation of prior conditions or injuries. The state-managed trust funds are funded through assessments against insurers and self-insurers providing workers’ compensation coverage in the specific state. The aggregate amount of cash paid by Guarantee Insurance for assessments by state-managed second injury trust funds for the years ended December 31, 2007, 2006 and 2005 were approximately $708,000, $354,000 and $292,000, respectively.
          Since we began operations in 2004, we have not received any recoveries from state-managed trust funds.
Dividend Limitations
          In accordance with the terms of Guarantee Insurance’s redomestication to Florida which occurred on December 29, 2006, any and all dividends which may be paid by Guarantee Insurance prior to December 29, 2009 must be pre-approved by the Florida OIR.
          Moreover, at the time we acquired Guarantee Insurance, it had a large statutory accumulated deficit. As of June 30, 2008, Guarantee Insurance’s statutory accumulated deficit was $96.8 million. Under Florida law, insurance companies may only pay dividends out of available and accumulated surplus derived from realized net operating profits on their business and net realized capital gains, except under limited circumstances with the approval of the Florida OIR. Therefore, it is unlikely that Guarantee Insurance will be able to pay dividends for the foreseeable future without the prior approval of the Florida OIR.

          The Georgia Insurance Department must approve any dividend that may be paid by Guarantee Fire & Casualty after we acquire it, that, together with all other dividends paid by Guarantee Fire & Casualty during the preceding twelve months, exceeds the greater of 10 percent of Guarantee Fire & Casualty’s prior year end surplus or the net income from the prior year, not including realized capital gains.
Privacy Regulations
          In 1999, Congress enacted the Gramm-Leach-Bliley Act, which, among other things, protects consumers from the unauthorized dissemination of certain personal information. Subsequently, a majority of states have implemented additional regulations to address privacy issues. These laws and regulations apply to all financial institutions, including insurance and finance companies, and require us to maintain appropriate policies and procedures for managing and protecting certain personal information of our policyholders and to fully disclose our privacy practices to our policyholders. We may also be subject to future privacy laws and regulations, which could impose additional costs and impact our business, financial condition and results of operations.
          In 2000, the National Association of Insurance Commissioners, or the NAIC, adopted the Privacy of Consumer Financial and Health Information Model Regulation, which assisted states in promulgating regulations to comply with the Gramm-Leach-Bliley Act. In 2002, to further facilitate the implementation of the Gramm-Leach-Bliley Act, the NAIC adopted the Standards for Safeguarding Customer Information Model Regulation. Several states have now adopted similar provisions regarding the safeguarding of policyholder information. We have established policies and procedures to comply with the Gramm-Leach-Bliley Act and other similar privacy laws and regulations.
Federal and State Legislative and Regulatory Changes
          From time to time, various regulatory and legislative changes have been proposed in the insurance industry. Among the proposals that have in the past been or are at present being considered are the possible introduction of federal regulation in addition to, or in lieu of, the current system of state regulation of insurers and proposals in various state legislatures (some of which proposals have been enacted) to conform portions of their insurance laws and regulations to various model acts adopted by the NAIC. We are unable to predict whether any of these laws and regulations will be adopted, the form in which any such laws and regulations would be adopted or the effect, if any, these developments would have on our business, financial condition and results of operations.
          On November 26, 2002, in response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the September 11, 2001 terrorist attacks, the Terrorism Risk Insurance Act of 2002, or TRIA, was enacted. TRIA is designed to ensure the availability of commercial insurance coverage for losses resulting from acts of terrorism in the United States. This law established a federal assistance program to help the property and casualty insurance industry cover claims related to future terrorism-related losses and requires such companies to offer coverage for certain acts of terrorism. The assistance provided to insurers under TRIA is subject to certain deductibles and other limitations and restrictions. The Terrorism Risk Insurance Extension Act of 2005 extended the federal assistance program through December 31, 2007 and also established a per-event threshold that must be met before the federal program becomes applicable and increased insurers’ deductibles. The Terrorism Risk Insurance Program Reauthorization Act of 2007 extended the federal assistance program through December 31, 2014 and removed the restriction that formerly limited the program to the coverage of acts of terrorism committed on behalf of foreign persons or interests.
The National Association of Insurance Commissioners
          The NAIC is a group formed by state insurance commissioners to discuss issues and formulate policy with respect to regulation, reporting and accounting of insurance companies. Although the NAIC has no legislative authority and insurance companies are at all times subject to the laws of their respective domiciliary states and, to a lesser extent, other states in which they conduct business, the NAIC is influential in determining the form in which such laws are enacted. Model insurance laws, regulations and guidelines, referred herein generically as “Model Laws,” have been promulgated by the NAIC as a minimum standard by which state regulatory systems and regulations are measured.
     Adoption of state laws that provide for substantially similar regulations to those described in the Model Laws is a requirement for accreditation by the NAIC. The NAIC provides authoritative guidance to insurance regulators on current statutory accounting issues by promulgating and updating a codified set of statutory accounting principles in its Accounting Practices and Procedures manual. The Florida OIR has adopted these codified statutory accounting principles.
     The key financial ratios of NAIC’s Insurance Regulatory Information System, or IRIS, which ratios were developed to assist insurance departments in overseeing the financial condition of insurance companies, are reviewed by experienced financial examiners of the NAIC and state insurance departments to select those companies that merit highest priority in the allocation of the regulators’ resources. IRIS identifies 13 financial ratios and specifies “usual values” for each ratio. Departure from the usual values on four or more of the ratios can lead to inquiries from individual state insurance commissioners as to certain aspects of an insurer’s business. A ratio that falls outside the usual range is not considered a failing result. Rather, unusual values are regarded as part of an early warning monitoring system. Financially sound companies may have several ratios outside the usual ranges because of specific transactions that have the effect of producing unusual results.
As of December 31, 2007, Guarantee Insurance had four IRIS ratios outside the usual range, as set forth in the following table:

Ratio	Usual Range	Actual Results	Reasons for Unusual Results
Change in Net Premiums Written	Less than 33%, greater than -33%	44.0%	Our gross premiums written increased by 38% in 2007 compared to 2006. We believe that the premium growth in 2007 was prudent and did not reflect any material pricing inadequacy or any deterioration in underwriting discipline

Surplus Aid to Policyholder’s Surplus	Less than 15%	36.0%	Under statutory accounting principles, direct policy acquisition costs are recognized as an expense at the inception of the policy year rather than deferred over the life of the underlying insurance contracts. Likewise, ceding commissions are recognized as an offset to expenses at the inception of the policy year. The ratio of surplus aid to policyholders’ surplus measures the degree to which statutory surplus benefits from the recognition of ceding commissions in advance of the emergence of underlying ceded earned premium. Because of the nature of our alternative market business, whereby segregated portfolio captives have generally assumed between 50% and 90% of the risk written by us, our results typically generate a surplus aid unusual value relative to the industry as a whole, which generally retains a larger portion of its direct business.

Investment Yield	Less than 6.5%, greater than 3%	1.7%	Pursuant to our alternative market business segregated portfolio captive arrangements, funds representing ceded premiums, net of ceding commissions and paid losses and loss adjustments expenses are held on a funds withheld basis, together with collateral, for reinsurance recoverables from segregated portfolio captives. These funds held are credited with interest at negotiated contractual rates, and the credited interest is accounted for as interest expense, serving to reduce net investment yields below the usual range.

Gross Change in Policyholder’s Surplus	Less than 50%, greater than -10%	52.0%	Guarantee Insurance received a $3.0 million capital infusion in 2007. The IRIS usual range does not contemplate capital infusions. Absent the capital infusion, the gross change in policyholders’ surplus was within the usual range at 21%.

Statutory Accounting Principles
     Statutory accounting principles, or SAP, are a basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. SAP is primarily concerned with measuring an insurer’s surplus to policyholders. Accordingly, statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with applicable insurance laws and regulations in each insurer’s domiciliary state.
     Generally accepted accounting principles, or GAAP, are concerned with a company’s solvency, but are also concerned with other financial measurements, principally income and cash flows. Accordingly, GAAP gives more consideration to appropriate matching of revenue and expenses and accounting for management’s stewardship of assets than does SAP. As a direct result, different assets and liabilities and different amounts of assets and liabilities will be reflected in financial statements prepared in accordance with GAAP as opposed to SAP.
     Statutory accounting principles established by the NAIC and adopted by the Florida OIR determine, among other things, the amount of statutory surplus and statutory net income of Guarantee Insurance.
Risk-Based Capital Regulations and Requirements
     Insurance operations are subject to various leverage tests, which are evaluated by regulators and rating agencies. Florida law prohibits insurance companies from exceeding a ratio of 1.25 times gross premiums written to statutory surplus of 10 to 1 and a ratio of 1.25 times net premiums written to statutory surplus of 4 to 1. Guarantee Insurance’s gross and net premium leverage ratios, at 1.25 times, as of December 31, 2007 were 7.24 to 1 and 2.49 to 1, respectively.
     Under Florida law, domestic property and casualty insurers must report their risk-based capital based on a formula developed and adopted by the NAIC that attempts to measure statutory capital and surplus needs based on the risks in the insurer’s mix of products and investment portfolio. Risk-based capital is a method of measuring the amount of capital appropriate for an insurance company to support its overall business operations in light of its size and risk profile. Risk-based capital standards are used by regulators to determine appropriate regulatory actions relating to insurers that show signs of weak or deteriorating conditions. Under the formula, a company determines its “risk-based capital” by taking into account certain risks related to the insurer’s assets (including risks related to its investment portfolio and ceded reinsurance) and the insurer’s liabilities (including underwriting risks related to the nature and experience of its insurance business).
     The Risk-Based Capital Model Act provides for four different levels of regulatory attention depending on the ratio of an insurance company’s total adjusted capital to its risk-based capital.
     The “Company Action Level” is triggered if a company’s total adjusted capital is less than 200% but greater than or equal to 150% of its risk-based capital. At the “Company Action Level,” a company must submit a comprehensive plan to the regulatory authority that discusses proposed corrective actions to improve its capital position. A company whose total adjusted capital is between 250% and 200% of its risk-based capital is subject to a trend test. A trend test calculates the greater of any decrease in the margin (i.e., the amount in dollars by which an insurance company’s adjusted capital exceeds its risk-based capital) between the current year and the prior year and between the current year and the average of the past three years, and assumes that the decrease could occur again in the coming year.
     The “Regulatory Action Level” is triggered if an insurance company’s total adjusted capital is less than 150% but greater than or equal to 100% of its risk-based capital. At the “Regulatory Action Level,” the regulatory authority will perform a special examination of the insurance company and issue an order specifying corrective actions that must be followed.
     The “Authorized Control Level” is triggered if an insurance company’s total adjusted capital is less than 100% but greater than or equal to 70% of its risk-based capital, at which level the regulatory authority may take any action it deems necessary, including placing the insurance company under regulatory control.
     The “Mandatory Control Level” is triggered if an insurance company’s total adjusted capital is less than 70% of its risk-based capital, at which level regulatory authority is mandated to place the insurance company under its control.
     At December 31, 2007, Guarantee Insurance’s risk-based capital level exceeded the minimum level that would trigger regulatory attention. Guarantee Insurance is subject to a consent order issued by the Florida OIR in 2006 that requires Guarantee Insurance to maintain a minimum statutory policyholders surplus of the greater of $9.0 million or 10% of total liabilities excluding taxes, expenses and other obligations due or accrued. At June 30, 2008 and December 31, 2007, our statutory surplus was approximately $12.3 million and $14.8 million, respectively. At June 30, 2008 and December 31, 2007, 10% of total liabilities excluding taxes, expenses and other obligations due or accrued was approximately $10.7 million and $8.8 million, respectively.
PRS
     The insurance marketing and administration activities of PRS are subject to licensing requirements and regulation under the laws of each of the jurisdictions in which it operates. Certain PRS subsidiaries are authorized to act as an insurance producer under firm licenses, or licenses held by one of its officers, in 25 states and the District of Columbia. In each state where PRS transacts insurance business, it is subject to regulation relating to licensing, sales and marketing practices, premium collection and safekeeping, and other market conduct practices. PRS’s business depends on the validity of, and continued good standing under, the licenses and approvals pursuant to which it operates, as well as compliance with pertinent regulations. PRS therefore devotes significant effort toward maintaining its licenses and managing its operations and practices to help ensure compliance with a diverse and complex regulatory structure. In some instances, PRS follows practices based on interpretations of laws and regulations generally followed by the industry, which may prove to be different from the interpretations of regulatory authorities.
     In order to expand its services, PRS will need to obtain additional licenses to allow it to provide these services to third parties. We have recently obtained two general agency property and casualty licenses in Florida.
     Licensing laws and regulations vary from state to state. In all states, the applicable licensing laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally such authorities are vested with relatively broad and general discretion as to the granting, renewing and revoking of licenses and approvals. Licenses may be denied or revoked for various reasons, including the violation of regulations and conviction of crimes. Possible sanctions which may be imposed by regulatory authorities include the suspension of individual employees, limitations on engaging in a particular business for specified periods of time, revocation of licenses, censures, redress to clients and fines.

MANAGEMENT
Directors, Executive Officers and Key Employees
     The table below provides information about our directors, executive officers and key employees. Our directors are divided into three classes with the number of directors in each class as nearly equal as possible. Each director serves for a three-year term and until their successors are elected and qualified. Executive officers serve at the request of our board of directors.

Name	Age	Position
Directors and Executive Officers
Steven M. Mariano(1)	43	Chairman of the Board, President and Chief Executive Officer
Michael W. Grandstaff	48	Senior Vice President and Chief Financial Officer
Timothy J. Ermatinger	59	Chief Executive Officer of PRS Group, Inc.
Theodore G. Bryant	38	Senior Vice President, Counsel and Secretary
Timothy J. Tompkins(1)	46	Director
Richard F. Allen(3)	74	Director
Ronald P. Formento Sr.(2)	65	Director
John R. Del Pizzo(3)	61	Director
C. Timothy Morris(2)	57	Director

Key Employees
Maria C. Allen	55	Vice President — Client Services/Corporate Claims
Katherine H. Antonello	44	Vice President and Chief Actuary
Marshall N. Gordon	64	Vice President — Marketing of Guarantee Insurance
Josephine L. Graves	42	President of Patriot Risk Services, Inc.
John J. Rearer	50	Chief Underwriting Officer of PRS
Charles K. Schuver	53	Vice President and Chief Underwriting Officer of Guarantee Insurance
Michael J. Sluka	56	Vice President and Chief Accounting Officer
Dean D. Watters	51	Vice President — Business Development

(1)	Term expires in 2009.

(2)	Term expires in 2010.

(3)	Term expires in 2011.
     Set forth below is certain background information relating to our directors, executive officers and key employees.
     Steven M. Mariano - Chairman of the Board, President and Chief Executive Officer for Patriot. Mr. Mariano, our founder, is an entrepreneur and businessman with 20 years of experience in the insurance industry. Mr. Mariano founded Strategic Outsourcing Inc., a professional staffing company, which was sold to Union Planters Bank (Regions Bank, NYSE) in 2000. Mr. Mariano formed Patriot Risk Management, Inc. during 2003 to acquire Guarantee Insurance. Shortly thereafter he formed PRS to provide fee-based care management, captive consulting, bill review, network development and other claims related services to Guarantee Insurance and other clients. Mr. Mariano has served as Chairman of the Board and Chief

Executive Officer of Guarantee Insurance since 2003. He is responsible for the overall direction and management of our operations and financial and strategic planning.
     Michael W. Grandstaff, CPA — Senior Vice President and Chief Financial Officer. Mr. Grandstaff is the principal financial officer for Patriot. He joined Patriot as a financial consultant in December 2007 and became Senior Vice President and Chief Financial Officer in February 2008. From October 2006 until he joined us, Mr. Grandstaff was President and Chief Executive Officer of Precedent Insurance Company, a wholly-owned subsidiary of American Community Mutual Insurance Company. From June 2002 until November 2006, Mr. Grandstaff served as Senior Vice President, Chief Financial Officer and Treasurer of American Community Mutual Insurance Company, a mutual health insurance company.
     Timothy J. Ermatinger, CPA — Chief Executive Officer of PRS Group. Mr. Ermatinger joined Patriot in June 2006 where he served as Senior Vice President of Strategic Planning. In October 2006 he became Patriot’s Chief Operating Officer. Mr. Ermatinger joined PRS Group as its Chief Executive Officer in September, 2007. Mr. Ermatinger was a Principal in the Merger & Acquisitions department of Rachlin, Cohen & Holtz LLP, a Miami public accounting firm, from December 2005 until June 2006. He served as Senior Vice President of Client Services and Chief Financial Officer of Broadspire Services, Inc., a national third-party administrator in Plantation, Florida from July 2003 to December 2005. Mr. Ermatinger served as Chief Financial Officer of Kemper National Services, a provider of insurance services from September 2000 to July 2003.
     Theodore G. Bryant, Esq. Senior Vice President, Counsel and Secretary of Patriot. Mr. Bryant serves as the senior legal officer and corporate secretary for Patriot and its subsidiaries. He also has principal oversight for regulatory and compliance matters on behalf of Patriot and its subsidiaries. Prior to joining Patriot, as Senior Vice President- Director Business Development in December 2006, Mr. Bryant practiced law in Seattle, Washington with the law firm of Cozen O’Connor LLP, which he joined in 2000. From 2004 through 2006, Mr. Bryant was a member of the firm’s commercial and insurance litigation departments.
     Timothy J. Tompkins - Director. Mr. Tompkins is General Counsel of The Hagerty Group in Traverse City, Michigan. The Hagerty Group is the largest provider of collector car and classic boat insurance. Mr. Tompkins joined the Hagerty Group, as its General Counsel in June 2005. Prior to joining the Hagerty Group, Mr. Tompkins was a senior member of the international insurance practice group at Cozen O’Conner LLP in Seattle, Washington from June 1999 until June 2004. From June 2004 until June 2005, Mr. Tompkins was of counsel at Cozen O’Conner. Mr. Tompkins joined our board of directors in 2007.
     Richard F. Allen - Director. Mr. Allen is Office Managing Partner of the London office of Cozen O’Connor. He has served in that position since 2002. Mr. Allen joined Cozen O’Conner as a partner in 1999. He is a member of the Federation of Insurance Counsel and a fellow of the American College of Trial Lawyers. Mr. Allen joined the our board of directors in 2007.
     Ronald P. Formento Sr. - Director. Mr. Formento serves as the President and Chairman of Transport Driver, Inc., a driver leasing company primarily servicing private manufacturing companies. He has served in that position since 1976. Mr. Formento also served as Chairman of the Board of Optimum Staffing, a provider of staffing services from 1992 until January 2005, and serves as Chairman of the Board of Mount Mansfield Insurance Group, a captive insurance company sponsored by American International Group that is engaged in reinsuring workers’ compensation insurance for truck drivers. Mr. Formento joined our board of directors in 2008.
     John R. Del Pizzo, CPA — Director. Since 1997, Mr. Del Pizzo has served as President, Secretary and Treasurer of Del Pizzo & Associates, P.C., an accounting and business advisory firm. Mr. Del Pizzo joined our board of directors in 2003.
     C. Timothy Morris - Director. Mr. Morris is currently Managing Director of National Capital Advisors, Inc., an insurance consulting firm located in Charleston, South Carolina. He has served in that position since 2002. From 1997 to 2002, Mr. Morris was Senior Vice President and Chief Executive Officer, National Accounts, for Travelers Property and Casualty. Mr. Morris joined our board of directors in 2008.
     Maria C. Allen - Vice President — Client Services/Corporate Claims. Ms. Allen directs our claims handling operation. Ms. Allen joined us in July 2003.
     Katherine H. Antonello - Vice President and Chief Actuary. Ms. Antonello is the principal actuarial officer of Patriot. She joined us in 2008. From July 2001 until joining us, she was Assistant Vice President and Chief Actuary for Lumbermen’s Underwriting Alliance, a property and casualty insurer based in Boca Raton, Florida.
     Marshall N. Gordon - Vice President — Marketing of Guarantee Insurance. Mr. Gordon directs Guarantee Insurance’s marketing efforts. He joined us in 2004. From 1999 until 2003, Mr. Gordon was President, Mid-Atlantic Region for AmComp, Inc., a monoline workers’ compensation insurance company based in North Palm Beach, Florida. He joined AmComp in 1993.
     Josephine L. Graves - President of Patriot Risk Services, Inc. She joined us in October 2006. From May 2006 until joining Patriot Risk Services, she was Risk Manager for Interim Healthcare, Inc., a home health agency company based in Sunrise, Florida. From September 2004 until May 2006, Ms. Graves served as Workers’ Compensation Manager for Aequicap Claims Services, a provider of insurance claims services, located in Fort Lauderdale, Florida. From March 1993 until September 2004, she was Director of Tenet DirectComp of South Florida, a third party administrator.
     John J. Rearer - Chief Underwriting Officer of PRS. Mr. Rearer leads the underwriting efforts at PRS. He joined us in September 2007. From 1994 until September 2007, Mr. Rearer was Vice President of Preferred Employers Group, a managing general agent based in Miami, Florida that wrote workers’ compensation insurance to franchised restaurant chains.
     Charles K. Schuver - Vice President and Chief Underwriting Officer of Guarantee Insurance. Mr. Schuver directs Guarantee Insurance’s underwriting activities. He joined us in June 2008. Prior to joining Patriot, Mr. Schuver was Senior Vice President, Corporate Underwriting Executive for Arch Insurance Group, a specialty insurer based in New York with over $2.5 billion in gross written premiums in 2007. Mr. Schuver served in that role from May 2004 until May 2008. He was Vice President, Strategic Development Executive for Royal & Sun Alliance Insurance Group PLC, from 1998 until 2004.
     Michael J. Sluka, CPA — Vice President and Chief Accounting Officer of Patriot. Mr. Sluka is our principal accounting officer. Mr. Sluka joined Patriot in April 2008. From December 1999 until he joined us, Mr. Sluka served as the Chief Financial Officer, Senior Vice President and Treasurer of TRG Holding Corporation and TIG Insurance Company, subsidiaries of Fairfax Financial Holdings Limited (NYSE), a financial services company engaged in property and casualty insurance, reinsurance and investment management.
     Dean D. Watters - Vice President — Business Development. Mr. Watters directs our business development activities. He joined us in May 2008. Prior to joining our team, Mr. Watters was Division Vice President, Insurance Services for the Added Value Services Division of Automatic Data Processing, Inc., a provider of technology-based outsourcing solutions to employers, vehicle retailers and manufacturers. He served in that role from 2000 until 2007.
Board Composition
     We are managed under the direction of our board of directors. Upon completion of this offering, we expect our board will consist of 7 directors, 6 of whom will not be, and will never have been, employees of our company, nor do we expect that they will have any other relations with us that would result in their being considered other than independent under applicable U.S. federal securities laws and the current listing requirements of the Nasdaq Global Market. There are no family relationships among any of our directors or executive officers. Mr. Del Pizzo, one of our directors, is President of Del Pizzo & Associates, P.C., an accounting and business advisory firm which has provided various consulting services to us in the past. Mr. Del Pizzo’s firm will no longer provide these services to us following the completion of this offering.
     Prior to the completion of this offering, copies of our Corporate Governance Guidelines and Code of Business Conduct and Ethics for all of our directors, officers and employees will be available on our website (www.prmigroup.com) and upon written request by our stockholders at no cost.
Number of Directors; Removal; Vacancies
     Our amended and restated certificate of incorporation (our “certificate of incorporation”) and our amended and restated bylaws (our “bylaws”) provide that the number of directors shall be fixed from time to time by our board of directors, provided that the board shall consist of at least three and no more than thirteen members. Our board of directors will be divided into three classes with the number of directors in each class as nearly equal as possible. Each director will serve a three-year term. The classification and term of office for each of our directors upon completion of this offering is noted above in the table listing our directors and executive officers under "—Directors and Executive Officers.” Pursuant to our bylaws, each director will serve until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Our certificate of incorporation and bylaws also provide that any director may be removed for cause, at any meeting of stockholders called for that purpose, by the affirmative vote of the holders of at least two-thirds of the shares of our stock entitled to vote for the election of directors.
     Our bylaws further provide that vacancies and newly created directorships in our board may be filled only by an affirmative vote of the majority of the directors then in office, although less than a quorum, or by a sole remaining director.
Board Committees
     Our board has an audit committee, a compensation committee and, a nominating and corporate governance committee. Each committee consists of three directors. All of the members of our audit committee, compensation committee and nominating and corporate governance committee will be “independent” as defined by the rules of the Nasdaq, and, in the case of the audit committee, by the rules of the Nasdaq and the SEC.
     Audit Committee. The audit committee is comprised of three directors: John R. Del Pizzo (Chair), Ronald P. Formento Sr. and C. Timothy Morris. The audit committee will oversee our accounting and financial reporting processes and the audits of our financial statements. The functions and responsibilities of the audit committee will include:
•	establishing, monitoring and assessing our policies and procedures with respect to business practices, including the adequacy of our internal controls over accounting and financial reporting;

•	retaining our independent auditors and conducting an annual review of the independence of our independent auditors;

•	pre-approving any non-audit services to be performed by our independent auditors;

•	reviewing the annual audited financial statements and quarterly financial information with management and the independent auditors;

•	reviewing with the independent auditors the scope and the planning of the annual audit;

•	reviewing the findings and recommendations of the independent auditors and management’s response to the recommendations of the independent auditors;

•	overseeing compliance with applicable legal and regulatory requirements, including ethical business standards;

•	approve related party transactions;

•	preparing the audit committee report to be included in our annual proxy statement;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters;

•	establishing procedures for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing the adequacy of the audit committee charter on an annual basis.
     Our independent auditors will report directly to the audit committee. Each member of the audit committee has the ability to read and understand fundamental financial statements. Our board has determined that John R. Del Pizzo meets the requirements of an “audit committee financial expert” as defined by the rules of the SEC.
     We will provide for appropriate funding, as determined by the audit committee, for payment of compensation to our independent auditors, any independent counsel or other advisors engaged by the audit committee and for administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.
     Compensation Committee. The compensation committee is comprised of three directors: Timothy J. Tompkins (Chair), C. Timothy Morris and John R. Del Pizzo. The compensation committee will establish, administer and review our policies, programs and procedures for compensating our executive officers and directors. The functions and responsibilities of the compensation committee include:
•	evaluating the performance of and determining the compensation for our executive officers, including our chief executive officer;

•	administering and making recommendations to our board with respect to our equity incentive plans;

•	overseeing regulatory compliance with respect to compensation matters;

•	reviewing and approving employment or severance arrangements with senior management;

•	reviewing our director compensation policies and making recommendations to our board;

•	taking the required actions with respect to the compensation discussion and analysis to be included in our annual proxy statement;

•	preparing the compensation committee report to be included in our annual proxy statement; and

•	reviewing the adequacy of the compensation committee charter.
     Nominating and Corporate Governance Committee. The nominating and corporate governance committee will be comprised of three directors: Richard F. Allen (Chair), Timothy J. Tompkins and Ronald P. Formento Sr. The functions and responsibilities of the nominating and corporate governance committee will include:
•	developing and recommending corporate governance principles and procedures applicable to our board and employees;

•	recommending committee composition and assignments;

•	identifying individuals qualified to become directors;

•	recommending director nominees;

•	assist in succession planning;

•	recommending whether incumbent directors should be nominated for re-election to our board; and

•	reviewing the adequacy of the nominating and corporate governance committee charter.
Compensation Committee Interlocks and Insider Participation
     None of the members of our compensation committee will be, or will have been, employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our board or compensation committee. “Board Composition.”

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
     This Compensation Discussion and Analysis describes the key elements of our executive compensation program. Historically, our board of directors has been responsible for the design, implementation and administration of our executive compensation program. Mr. Mariano, our Chief Executive Officer, is the Chairman of our board of directors. Our board of directors frequently relied on the recommendations of Mr. Mariano and the compensation committee of the board in fulfilling these responsibilities.
     The primary goal of our compensation program is to reward performance and retain talented executives who will help us achieve our goals. Historically, the principal components of our executive compensation program have been base salary, discretionary annual bonus, stock options and welfare benefits. In 2008, we expect to also provide our executive officers with retirement benefits and severance and change in control benefits in certain circumstances.
     This Compensation Discussion and Analysis, as well as the compensation tables and accompanying narratives below, contain forward-looking statements that are based on our current plans and expectations regarding our future compensation programs. Actual compensation programs that we adopt may differ materially from the programs summarized below and we undertake no duty to update these forward-looking statements.
Compensation Objectives
     The primary objectives of our compensation programs and policies are:
•	To attract and retain talented and experienced insurance and risk management executives who will help us achieve our financial and strategic goals and objectives;

•	To motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	To encourage executives to manage our business to meet our long-term objectives by aligning an element of compensation to those objectives so as to be consistent with our strategy; and

•	To align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and reward executive officers when appropriate.
     Our board of directors believes that compensation is unique to each individual and should be determined based on discretionary and subjective factors relevant to the particular executive officer based on the objectives listed above. It is the intention of the compensation committee of our board of directors to perform an annual review of compensation policies, including the appropriate mix of base salary, bonuses and long-term incentive compensation.
Compensation Process
     Each year, our board of directors, at the recommendation of the compensation committee, reviews the compensation of our executive officers regarding annual base salary increases, annual bonuses and equity compensation. Our Chief Executive Officer recuses himself from discussions concerning his own compensation. Our Chief Executive Officer reviews all other executive officers’ compensation annually and makes recommendations to our board of directors regarding annual base salaries, annual bonuses and option grants. Our board of directors takes into consideration the recommendations of our Chief Executive Officer and compensation committee in making its determination. When setting our Chief Executive Officer’s compensation, the compensation committee and our board of directors consider the following factors: his personal financial commitment to Patriot, the time spent on company business, his contributions to our growth over the last 12 months and the overall performance of our business. We have no formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Our board of directors, upon recommendation from the compensation committee, determines what it believes to be the appropriate level and combination of the various compensation components on an individual basis. The board of directors grants all equity awards based on the recommendation of the compensation committee.
     Salaries and annual bonuses for our other executives are determined by their respective direct managers with input and final approval by our Chief Executive Officer. While we identify below particular compensation objectives that each element of executive compensation serves, we believe each element of compensation, to a greater or lesser extent, serves each of the objectives of our executive compensation program.
Compensation Components
     In 2007, our compensation program for our executive officers consisted of three primary elements: base salary, a discretionary annual bonus and, for our Chief Executive Officer and new hires, equity awards. In 2008, the compensation program will include retirement benefits as set forth below.
     Base Salary. Base salary is used to recognize the experience, skills, knowledge and responsibilities of our executive officers. Our board of directors establishes each individual’s initial base salary through negotiation with the individual and considers the person’s level of experience, accomplishments and areas of responsibilities. We do not attempt to target our executive officers’ compensation to any particular percentile relative to peer group companies. In determining annual increases to base salaries, our board of directors, upon the recommendation of our Chief Executive Officer and the compensation committee, takes into account overall company performance, premium growth, return on equity, the satisfaction of profitability objectives and the completion of other initiatives established by our board of directors. The annual review is specific to the individual performance of each executive officer. Any increase in base salary is also based on prevailing market compensation practices, which typically account for, among other factors, increases in the cost of living in the applicable market and economic conditions. In determining prevailing market compensation practices, our board of directors relies on the experience and industry knowledge of its members along with generally available market data. No executive officer had an employment contract in 2007. Beginning in 2008, each of our executive officers has an employment agreement that provides for a minimum base salary that may be increased annually at the discretion of our board of directors.
     Discretionary Annual Bonus. Each of our executive officers is eligible to receive a discretionary annual bonus with a maximum payment generally equal to 50% of such executive officer’s base salary, as provided in such executive’s offer letter and, starting in 2008, in such executive officer’s employment agreement. The discretionary annual bonus is intended to compensate executive officers for their efforts in achieving Patriot’s strategic, operational and financial goals and objectives in addition to rewarding the individual performance of the executive officer. It is possible for discretionary bonuses to exceed the 50% maximum target in exceptional cases. In the case of our Chief Executive Officer, the board of directors believed his performance was exceptional based on the period of strong growth of Patriot, the recruitment of new executives to Patriot, the completion of the redomestication of Guarantee Insurance to Florida and the expansion of Patriot into insurance services. We awarded bonuses to our Chief Executive Officer totaling $500,000 for 2007. For our other executive officers, we paid bonuses that were agreed to in their offer letters. In the case of Mr. Bryant, he received an additional discretionary bonus of $35,000 based on the recommendation of the Chief Executive Officer. Although the employment agreements with our executive officers will provide that our board will set criteria on which annual bonuses will be based, the amounts of the bonuses have been determined to date by our board of directors in its discretion. When determining the annual bonus to be paid to an executive officer, our board reviews Patriot’s overall performance, specifically our top-line growth and completion of our prior year’s initiatives, and the executive’s contribution to Patriot’s performance. Our board of directors also considers the recommendation of our Chief Executive Officer and the compensation committee and its own assessment of the executive officer’s performance when determining whether the executive officer’s performance merits a bonus in a particular year. Our board looks broadly at the performance of the executive officer as set against the backdrop of Patriot’s goals and objectives as well as the Chief Executive Officer’s opinion of the particular executive officer’s performance in making its determination of whether a bonus should be awarded.
     Equity Awards. In May 2007, the board of directors approved a grant to Mr. Mariano, our Chairman and Chief Executive Officer, of options to purchase 20,000 shares of our common stock because the board believed his performance was exceptional based on the period of strong growth of Patriot, the recruitment of new executives to Patriot, the completion of the redomestication of Guarantee Insurance to Florida and the expansion of Patriot into insurance services. Half of these options will vest on the first anniversary of the grant date and the other half of these options will vest on the second anniversary of the grant date. The exercise price for these options is $8.02 per share. Because Mr. Mariano also served as our Chairman, he was also eligible to receive shares of our stock pursuant to the compensation paid to our board members. See “Director Compensation.” No other executive officer received equity awards for the year ended December 31, 2007.
     Our executive officers will be eligible to receive equity compensation awards under the stock incentive plan to be implemented for 2008. We intend for equity awards to become an integral part of our overall executive compensation program, because we believe Patriot’s long-term performance will be enhanced through the use of equity awards that reward our executives for maximizing stockholder value over time. In determining the number of stock options to be granted to executives, our board of directors, upon recommendation from the compensation committee and Chief Executive Officer, expects to take into account the individual’s position, scope of responsibility, ability to affect profits, the value of the stock options in relation to other elements of the individual executive’s total compensation, Patriot’s overall performance, specifically our top-line growth and completion of our prior year’s initiatives, and the executive’s contribution to Patriot’s performance.
     Retirement Benefits. We currently offer a 401(k) plan to all of our employees, including our executive officers. This plan allows employees to defer current earnings and recognize them later in accordance with statutory regulations when their marginal income tax rates may be lower. We do not have any defined contribution (other than our 401(k) plan) or defined benefit pension plans and there are no alternative plans in place for our senior management or executive officers.
     Employment Agreements. In 2008, we entered into employment agreements with each of our executive officers. These employment agreements establish key employment terms (including reporting responsibilities, base salary and discretionary bonus and other benefits), provide for severance and change in control benefits and contain non-competition and non-solicitation covenants. The employment agreements modify certain elements of compensation of some of our executive officers. Under his employment agreement, Mr. Mariano’s base salary is $550,000, a 38% increase over his 2007 base salary of $400,000. Under his employment agreement, Mr. Bryant’s base salary is $250,000, a 39% increase over his 2007 base salary of $180,000. Mr. Ermatinger’s base salary is $225,000, a 10% increase over his 2007 base salary of $205,000. In determining these base salaries, the Compensation Committee considered the salary levels of a peer group consisting of property and casualty insurance companies that recently completed an initial public offering and, in the case of Messrs. Mariano, Bryant and Ermatinger, their increased responsibilities in growing the company and transitioning it to a publicly-held company. The peer group of companies consisted of SeaBright Insurance Holdings, Inc., Specialty Underwriters Alliance, Inc., Tower Group, Inc., AmTrust Financial Services, Inc., AmCOMP, Inc., Amerisafe, Inc., and James River Group, Inc.
     The employment agreements also provide for stock option grants in the following amounts to be made concurrently with the consummation of this offering, with an exercise price equal to the offering price and vesting in equal amounts over three years: Mr. Mariano, 500,000 shares, Mr. Grandstaff, 100,000 shares,

Mr. Ermatinger, 30,000 shares and Mr. Bryant, 70,000 shares. In determining the size of these option awards, the Compensation Committee has considered the peer group data referenced above.
     Severance and Change in Control Payments. As noted above, in 2008 we entered into employment agreements with each of our executive officers. These agreements provide for certain payments, or termination benefits, to our executive officers subsequent to, or in connection with, the termination of their employment by us without cause or by the executive officers for good reason or upon a change in control of our company. Payment and benefit levels were determined based on a variety of factors including the position held by the individual receiving the termination benefits and current trends in the marketplace regarding such benefits. For a description of the potential termination benefits included in the employment agreements, see “Employment Agreements.”
     Other Benefits. Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, long and short-term disability and life insurance, in each case on the same basis as our other employees. Additionally, in 2007 we paid Mr. Mariano $42,000 as a car allowance (representing a $1,000 per month allowance that had not been paid to him for 42 months) and $12,648 for homeowner’s association dues and assessments.
Accounting and Tax Implications
     The accounting and tax treatment of particular forms of compensation do not materially affect our compensation decisions. However, we evaluate the effect of such accounting and tax treatment on an ongoing basis and will make appropriate modifications to compensation policies where appropriate. For instance, Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid in any taxable year to our chief executive officer or any of our three other most highly compensated executive officers. However, certain compensation, including qualified performance-based compensation, is not subject to the deduction limit if certain requirements are met. In addition, under a transition rule for new public companies, the deduction limits under Section 162(m) do not apply to any compensation paid pursuant to a compensation plan or agreement that existed during the period in which the securities of the corporation were not publicly held, to the extent that the prospectus relating to the initial public offering disclosed information concerning these plans or agreements that satisfied all applicable securities laws then in effect. We believe that we can rely on this transition rule until our 2011 annual meeting of stockholders. The board of directors intends to review the potential effect of Section 162(m) of the Code periodically and use its judgment to authorize compensation payments that may be subject to the limit when the board of directors believes such payments are appropriate and in Patriot’s best interests after taking into consideration changing business conditions and the performance of our employees.
Summary Compensation Table
     The following table sets forth certain summary information regarding the compensation awarded or paid by Patriot to or for the account of our Chief Executive Officer, our Chief Financial Officer and our two other executive officers for the fiscal year ended December 31, 2007. We refer to these four officers as the “named executive officers.”

				Stock	Option	All Other
				Awards (1)	Awards (1)	Compensation	Total
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)	($)	($)	($)
Steven M. Mariano President and Chief Executive Officer	2007	400,000	500,000	240,600 (3)	23,161 (4)	54,648 (2)	1,218,409

Timothy J. Ermatinger - Chief Executive Officer of PRS Group, Inc.	2007	205,000	—		15,276		220,276

Theodore G. Bryant - Senior Vice President, Counsel and Secretary	2007	180,000	47,500		6,731		234,231

Michelle A. Masotti Chief Financial Officer (5)	2007	241,231	20,000		12,865	8,630 (6)	282,726

(1)	The value of this unrestricted grant of shares was determined by multiplying the number of shares granted by the per-share price of $8.02, which was the fair value of our common stock as established by our board of directors at the time of grant. The fair value of each stock option grant is established on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2007 and 2006. The expected volatility is 32% for options granted in 2007 and 2006, based on historical volatility of similar entities that are publicly traded. The estimated term of the options, all of which expire ten years after the grant date, is six years based on expected behavior of the group of option holders. The assumed risk-free interest rate is 4-5% for options granted in 2007 and 2006, based on yields on five to seven year U.S. Treasury Bills, which term approximates the estimated term of the options. The expected forfeiture rate is 18% on options granted in 2007 and 11% on options granted in 2006. There was no expected dividend yield for the options granted in 2006 or 2007.

(2)	Consists of a car allowance of $42,000 (representing a $1,000 per month allowance that had not been paid to Mr. Mariano for 42 months), and payment of dues and assessments for Mr. Mariano’s homeowner’s association.

(3)	Represents an unrestricted grant of 30,000 shares of our common stock for Mr. Mariano’s service on our Board of Directors.

(4)	Represents an award of options to purchase 20,000 shares of our common stock for Mr. Mariano’s service on our Board of Directors.

(5)	Ms. Masotti ceased service as the Chief Financial Officer in February 2008.

(6)	Represents Ms. Masotti’s temporary living expenses during her move to Florida.
Grants of Plan-Based Awards
     The following table sets forth certain information regarding grants of plan-based awards to our Chief Executive Officer during the fiscal year ended December 31, 2007. None of our other named executive officers received grants in 2007.

All other option
		awards: Number		Grant Date Fair
		of securities	Exercise or base	Value of Stock and
		underlying	price of option	Option Awards
Name	Grant Date	options (#)	awards ($/Sh)	($)(1)
Steven M. Mariano	May 20, 2007	20,000	$8.02 (2)	44,606 (3)

(1)	The dollar amount shown represents the full grant date fair value of the award determined in accordance with SFAS 123R. The assumptions used to calculate these values are set forth in Note 15 to our Consolidated Financial Statements included elsewhere in this prospectus.

(2)	The exercise price of this award was determined by the board of directors based on their determination of the fair market value of the stock underlying these awards.

(3)	50% of this award will vest on May 20, 2008, the remainder will vest on May 20, 2009.
Outstanding Equity Awards at Fiscal Year End
     The following table sets forth certain information regarding the outstanding equity awards of the named executive officers at December 31, 2007.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Un-exercisable	($)	Date
Steven M. Mariano	25,000	0	5.00	February 10, 2015(1)
	5,000	5,000	8.02	February 22, 2016(2)
	0	20,000	8.02	May 19, 2017(3)

Timothy J. Ermatinger	1,667	3,333	8.02	June 1, 2016(4)
	3,333	6,667	8.02	October 11, 2016(5)

Theodore G. Bryant	1,667	3,333	8.02	December 17, 2016(6)

Michelle A. Masotti	3,333	6,667	8.02	November 15, 2016(7)

(1)	This award fully vested on February 11, 2007.

(2)	This award fully vested on February 23, 2008.

(3)	50% of this award vested on May 20, 2008; the remainder will vest on May 20, 2009.

(4)	33% of this award vested on June 2, 2007; 33% vested on June 2, 2008; and the remainder will vest on June 2, 2009.

(5)	33% of this award vested on October 12, 2007; 33% will vest on October 12, 2008; and the remainder will vest on October 12, 2009.

(6)	33% of this award vested on December 18, 2007; 33% will vest on December 18, 2008; and the remainder will vest on December 18, 2009.

(7)	33% of this award vested on November 16, 2007; 33% will vest on November 16, 2008; and the remainder will vest on November 16, 2009.
Option Exercises and Stock Vested
     The following table sets forth certain information regarding the vesting of restricted stock held by our Chief Executive Officer during the fiscal year ended December 31, 2007.

Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)(1)
Steven M. Mariano	30,000	240,600

(1)	The value of this unrestricted grant of shares was determined by multiplying the number of shares granted by the per-share price of $8.02, which was the fair value of our common stock as established by our board of directors at the time of grant.
Potential Payments Upon Termination or Change of Control
     As of December 31, 2007, none of our named executive officers had an employment agreement with us, and no such officer was entitled to compensation upon a change of control or termination of employment, except that in the case of Timothy J. Ermatinger, Theodore G. Bryant and Michelle A. Masotti, each such officer was entitled, pursuant to his or her offer letter from Patriot, to one year’s severance in the amount of $205,000, $180,000 and $241,231, respectively, upon termination of employment. In 2008 we entered into employment agreements with all our executive officers, which provides for certain potential payments upon termination or change of control. See “Employment Agreements.”
Director Compensation
     The following table sets forth certain information regarding compensation paid to our non-employee directors for the fiscal year ended December 31, 2007.

	Fees Earned or
	Paid In Cash	Stock Awards		Option Awards		Total
Name	($) (1)	($) (1)		($)		($)
John R. Del Pizzo	100,000	120,300	(2)	60,150	(3)	280,450
Timothy J. Tompkins	57,000	64,160	(4)	40,100	(5)	161,260

(1)	The dollar amounts shown represent the compensation cost for the year ended December 31, 2007 of stock awards and option awards granted to certain of our non-employee directors as determined pursuant to SFAS 123R. The assumptions used to calculate these values are set forth in Note 15 to our Consolidated Financial Statements included elsewhere in this prospectus.

(2)	Consists of an unrestricted grant of 15,000 shares of our common stock.

(3)	Consists of an option to purchase 7,500 shares of our common stock which will vest as follows: 3,750 shares on May 20, 2008 and 3,750 shares on May 20, 2009.

(4)	Consists of an unrestricted grant of 5,000 shares of our common stock.

(5)	Consists of an option to purchase 5,000 shares of our common stock which will vest as follows: 2,500 shares on May 20, 2008 and 2,500 shares on May 20, 2009.
     Pursuant to our director compensation program, we use a combination of cash and equity-based compensation to attract and retain non-employee directors and to compensate directors for their service on our board of directors commensurate with their role and involvement. In setting director compensation, we consider the significant amount of time our directors will expend in fulfilling their duties as well as the skill level required of our directors.
     Directors who are also our full-time employees will not receive additional compensation for their service as directors. Each non-employee director will receive compensation for service on our board of directors as described below.
     Non-employee directors will receive an annual cash retainer of $24,000. The chair of the audit committee will receive an additional annual cash retainer of $7,500 and each other member of the audit committee will receive an additional annual cash retainer of $3,500. The chairs of the compensation committee and nominating and corporate governance committee will each receive an additional annual cash retainer of $5,000, and each other member of these committees will receive an annual cash retainer of $2,000. Our non-employee directors will also receive meeting participation fees. Each non-employee director will receive $1,500 per meeting and each committee member will receive $1,000 per meeting. We also expect to reimburse all directors for reasonable out-of-pocket expenses they incur in connection with their service as directors.
Employment Agreements
     The following information summarizes the employment agreements for each of our executive officers.
     Steven M. Mariano
     Under Mr. Mariano’s employment agreement, dated as of May 9, 2008, Mr. Mariano has agreed to serve as our Chairman, Chief Executive Officer and President. Mr. Mariano’s employment agreement has an initial term ending on December 31, 2011, at which time the employment agreement will automatically renew for successive one-year terms, unless Mr. Mariano or Patriot provides 90 days’ written notice of non-renewal. The agreement requires us to nominate Mr. Mariano as a director for stockholder approval at each annual meeting during the term of the agreement in which his term as a director is due to expire. In the event of a change of control event after January 1, 2011, Mr. Mariano’s employment agreement shall be extended until at least the second anniversary of the change of control event. Mr. Mariano is entitled to receive an annual base salary in the amount of $550,000, subject to review at least annually, and he is entitled to receive an annual bonus in an amount determined by the board of directors, subject to the attainment of goals established by the board. Mr. Mariano’s employment agreement also entitles him to reimbursement of certain expenses including the club fees and expenses associated with The Fisher Island Club and an automobile allowance. Upon the consummation of the offering Mr. Mariano is eligible to receive a grant of options to purchase 500,000 shares of our common stock at an exercise price equal to the offering price and these options will vest ratably on the anniversary of the grant date over a period of 3 years.
     The employment agreement with Mr. Mariano is terminable by us in the event of his death, disability, a material breach of duties and obligations under the agreement or other serious misconduct. If the agreement is terminated based on Mr. Mariano’s disability, he is entitled to his annual base salary, reduced dollar for dollar by the payments received under any long-term disability plan, policy or program, for three years. The agreement is also terminable by us without cause or by Mr. Mariano for good reason (as defined in the agreement); provided however, that in such event, Mr. Mariano is entitled to his salary up to the date of termination and a cash amount equal to three times the sum of his annual salary at the time of termination plus his average annual bonus, and continued health plan coverage for a period of eighteen months (the “Severance Payment”). If the agreement is terminated as a result of Patriot giving notice of non-renewal, such termination is considered a termination without cause and entitles Mr. Mariano to the Severance Payment. The employment agreement also provides that in the event of a change of control of Patriot (as defined in the agreement) and the termination of Mr. Mariano’s employment by us without cause or by him for good reason (as defined in the agreement) within twenty-four months after such change in control, or within six months before such change of control at the request or direction of a participant in a potential acquisition, he is entitled to a Severance Payment. Mr. Mariano’s employment agreement provides for a tax gross-up payment in the event that any amounts or benefits due to him would be subject to excise taxes under Section 4999 of the Internal Revenue Code. The payment would be in an amount such that after payment by Mr. Mariano of all taxes, including any income taxes and excise tax imposed upon the gross-up, Mr. Mariano retains an amount equal to the excise tax imposed. The employment agreement contains noncompetition and nonsolicitation provisions restricting Mr. Mariano from competing with us for a period of one year following termination of his employment.

     Michael W. Grandstaff
     Under Mr. Grandstaff’s employment agreement, dated as of February 11, 2008, Mr. Grandstaff has agreed to serve as our Senior Vice President and Chief Financial Officer. Mr. Grandstaff’s employment agreement has an initial three-year term, at which time the employment agreement will automatically renew for successive one-year terms, unless Mr. Grandstaff or Patriot provides 90 days’ written notice of non-renewal. Mr. Grandstaff is entitled to receive an annual base salary in the amount of $350,000, subject to review at least annually, and he is entitled to receive an annual bonus of up to 50% of his then current salary in an amount determined by the board of directors, subject to the attainment of goals established by the board. Mr. Grandstaff’s employment agreement also entitles him to reimbursement of certain expenses in connection with his hiring, including relocation expenses, up to $60,000 toward the initiation fee for a country club and a gross up for taxes for these expenses. Upon the consummation of the offering Mr. Grandstaff is eligible to receive a grant of options to purchase 100,000 shares of our common stock at an exercise price equal to the offering price and these options will vest ratably on the anniversary of the grant date over a period of 3 years.
     The employment agreement with Mr. Grandstaff is terminable by us in the event of his death, absence over a period of time due to incapacity, a material breach of duties and obligations under the agreement or other serious misconduct. The agreement is also terminable by us without cause; provided however, that in such event, Mr. Grandstaff is entitled to his salary up to the date of termination and a cash amount equal to his annual salary at the time of termination (the “Severance Payment”). If Mr. Grandstaff terminates the agreement for good reason (as defined in the agreement), he will be entitled to receive the Severance Payment. The employment agreement also provides that in the event of a change of control of Patriot (as defined in the agreement) and the termination of Mr. Grandstaff’s employment by us without cause or by him for good reason within twelve months of such change in control, he is entitled to a cash amount equal to 200% of the Severance Payment. The employment agreement contains noncompetition and nonsolicitation provisions restricting Mr. Grandstaff from competing with us for a period of one year following termination of his employment.
     Timothy J. Ermatinger
     Under Mr. Ermatinger’s employment agreement, dated as of May 9, 2008, Mr. Ermatinger has agreed to serve as the Chief Executive of PRS Group. Mr. Ermatinger’s employment agreement has an initial three-year term, at which time the employment agreement will automatically renew for successive one-year terms, unless Mr. Ermatinger or Patriot provides 90 days’ written notice of non-renewal. Mr. Ermatinger is entitled to receive an annual base salary in the amount of $225,000, subject to review annually, and he is entitled to receive an annual bonus of up to 50% of his then current salary in an amount determined by the board of directors, subject to the attainment of goals established by us. Upon the consummation of the offering, Mr. Ermatinger is eligible to receive a grant of options to purchase 30,000 shares of our common stock at an exercise price equal to the offering price and these options will vest ratably on the anniversary of the grant date over a period of 3 years.
     The employment agreement with Mr. Ermatinger is terminable by us in the event of his death, absence over a period of time due to incapacity, a material breach of duties and obligations under the agreement or other serious misconduct. The agreement is also terminable by us without cause; provided however, that in such event, Mr. Ermatinger may be entitled to his salary up to the date of termination and a cash amount equal to his annual salary at the time of termination (the “Severance Payment”). If Mr. Ermatinger terminates the agreement for good reason (as defined in the agreement), such termination is treated as a termination without cause. The employment agreement also provides that in the event of a change of control of Patriot (as defined in the agreement) and the termination of Mr. Ermatinger’s employment by us without cause or by him for good reason (as defined in the agreement) within twelve months of such change in control, he is entitled to a cash amount equal to the Severance Payment. The employment agreement contains noncompetition and nonsolicitation provisions restricting Mr. Ermatinger from competing with us for a period of one year following termination of his employment.

     Theodore G. Bryant
     Under Mr. Bryant’s employment agreement, dated as of May 9, 2008, Mr. Bryant has agreed to serve as our Secretary, Senior Vice President and Legal Officer and to serve as General Counsel, Secretary and Senior Vice President of Guarantee Insurance Group, Inc. and its subsidiaries. Mr. Bryant’s employment agreement has an initial term ending on December 31, 2011, at which time the employment agreement will automatically renew for successive one-year terms, unless Mr. Bryant or Patriot provides 90 days’ written notice of non-renewal. Mr. Bryant is entitled to receive an annual base salary in the amount of $250,000, subject to review at least annually, and he is entitled to receive an annual bonus in an amount determined by the board of directors, subject to the attainment of goals established by the board. Additionally, Mr. Bryant is entitled to a $50,000 bonus upon the successful completion of Patriot’s initial public offering. Mr. Bryant’s employment agreement also entitles him to reimbursement of certain expenses including the initiation fee and annual dues payments for a country club, an automobile allowance of $1,000 a month and a gross up for taxes for these expenses. Upon the consummation of the offering Mr. Bryant is eligible to receive a grant of options to purchase 70,000 shares of our common stock at an exercise price equal to the offering price and these options will vest ratably on the anniversary of the grant date over a period of 3 years.
     The employment agreement with Mr. Bryant is terminable by us in the event of his death, disability, a material breach of duties and obligations under the agreement or other serious misconduct. If the agreement is terminated based on Mr. Bryant’s disability, he is entitled to his annual base salary, reduced dollar for dollar by the payments received under any long-term disability plan, policy or program, for three years. The agreement is also terminable by us without cause; provided however, that in such event, Mr. Bryant is entitled to his salary up to the date of termination and a cash amount equal to his annual salary at the time of termination (the “Severance Payment”). If the agreement is terminated as a result of Patriot giving notice of non-renewal, such termination is considered a termination without cause and entitles Mr. Bryant to the Severance Payment. The employment agreement also provides that in the event of a change of control of Patriot (as defined in the agreement) and the termination of Mr. Bryant’s employment by us without cause or by him for good reason within twelve months after such change in control, or within six months before such change of control at the request or direction of a participant in a potential acquisition, he is entitled to a Severance Payment. The employment agreement contains noncompetition and nonsolicitation provisions restricting Mr. Bryant from competing with us for a period of one year following termination of his employment.
Option Plans
2008 Stock Incentive Plan
     Prior to completion of this offering, our Board of Directors will adopt, and our stockholders will approve, the Patriot Risk Management, Inc. 2008 Stock Incentive Plan (the “Plan”). With the adoption of the Plan, no further grants will be made under our 2005 and 2006 Stock Option Plans. The following description of the Plan is qualified in its entirety by the full text of the Plan, which will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.
     Purpose of the Plan. The purpose of the Plan is to attract, retain and motivate participating employees and to attract and retain well-qualified individuals to serve as members of the board of directors, consultants and advisors through the use of incentives based upon the value of our common stock. Awards under the Plan will be determined by the compensation committee of the board of directors, and may be made to our or our subsidiaries’ employees, non-employee directors, consultants and advisors.
     Administration of the Plan. The Plan will be administered by the compensation committee of the board of directors. Each member of the compensation committee must be a non-employee director, as defined by Rule 16b-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Subject to the provisions of the Plan, the compensation committee will have authority to select employees, non-employee directors, consultants and advisors to receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions and provisions of such awards, to determine the number and value of qualified performance-based awards and to cancel or suspend awards.
     The compensation committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any award agreements and to make all other determinations that may be necessary or advisable for the administration of the Plan.
     Eligibility Under the Plan. The compensation committee will determine the employees, non-employee directors, consultants and advisors who receive awards under the Plan.
     Duration of Plan. The Plan has a term of ten years following its approval by our stockholders.
     Types of Awards. Awards under the plan may be in the form of stock options (including incentive stock options that meet the requirements of Section 422 of the Internal Revenue Code and non-statutory stock options), restricted stock, restricted stock units and stock appreciation rights.
     Authorized Shares Available for Awards Under the Plan. The Plan authorizes awards of 1.3 million shares of our common stock. In addition, if any award under the Plan otherwise distributable in shares of common stock expires, terminates or is forfeited or canceled, or settled in cash pursuant to the terms of the Plan, such shares will again be available for award under the Plan.
     Stock options and stock appreciation rights covering more than 500,000 shares of common stock may not be granted to any employee in any calendar year. Incentive stock options may not be awarded under the Plan for in excess of 1.3 million shares. In no event may “qualified performance-based compensation” within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended, be awarded to a single participant in any 12-month period covering more than 500,000 shares (if the award is denominated in shares), or having a maximum payment with a value greater than $1,000,000 (if the award is denominated in other than shares).
     If there is a change in our outstanding common stock by reason of a stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, extraordinary dividend, exchange of shares or other change affecting the outstanding shares of common stock as a class without the receipt of consideration, the aggregate number of shares with respect to which awards may be made under the Plan, the terms and number of shares outstanding under any award, the exercise or base price of a stock option or a stock appreciation right, and the share limitations set forth above shall be appropriately adjusted by the compensation committee at its sole discretion. The compensation committee shall also make appropriate adjustments as described in the event of any distribution of assets to shareholders other than a normal cash dividend. The committee may also, in its sole discretion, make appropriate adjustment as to the kind of shares or other securities deliverable with respect to outstanding awards under the Plan.
     Stock Options. The Plan authorizes the award of both non-qualified stock options and incentive stock options. Only our employees are eligible to receive awards of incentive stock options. Incentive stock options may be awarded under the Plan with an exercise price not less than 100% of the fair market value of our common stock on the date of the award. The aggregate value (determined at the time of the award) of the common stock with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year may not exceed $100,000. The term of incentive stock options cannot exceed ten years.
     Non-qualified options may be awarded under the Plan with an exercise price of no less than the fair market value of our common stock on the date of the award.
     An optionee may pay the exercise price for options in cash, by actual or constructive delivery of stock certificates for previously-owned shares of our stock, and by means of a cashless exercise arrangement with a qualifying broker-dealer. The Plan permits us to sell or withhold a sufficient number of shares to cover the amount of taxes required to be withheld upon exercise of an option.

     The Plan permits recipients of non-qualified stock options (including non-employee directors) to transfer their vested options by gift to family members (or trusts or partnerships of family members). After transfer of an option, the optionee will remain responsible for taxes payable upon the exercise of the option, and we retain the right to claim a deduction for compensation upon the exercise of the option.
     Restricted Stock. The Plan authorizes the compensation committee to grant to employees, non-employee directors, consultants and advisors shares of restricted stock. A grantee will become the holder of shares of restricted stock free of all restrictions if he or she completes a required period of employment or service following the award and satisfies any other conditions. The grantee will have the right to vote the shares of restricted stock and, unless the committee determines otherwise, the right to receive dividends on the shares. The grantee may not sell or otherwise dispose of restricted stock until the conditions imposed by the committee have been satisfied.
     Restricted Stock Units. The Plan authorizes the compensation committee to award to participants the right to receive shares of our stock in the future. These awards may be contingent on completing a required period of employment or service following the award or on our future performance. The committee may provide in the applicable award agreement whether a participant holding a restricted stock unit shall receive dividend equivalents, either currently or on a deferred basis.
     Qualified Performance-Based Awards. The Plan authorizes the compensation committee to award restricted stock and restricted stock units as qualified performance-based awards. No later than 90 days following the commencement of any fiscal year or other designated period of service, the committee shall (a) designate in writing one or more participants, (b) select the performance criteria applicable to the performance period, (c) establish the performance goals, and amounts of such awards, as applicable, which may be earned for such performance period, and (d) specify the relationship between performance criteria and the performance goals and the amounts of such awards to be earned by each participant for such performance period. Following the completion of each performance period, the committee shall certify in writing whether the applicable performance goals have been achieved. No award or portion thereof that is subject to the satisfaction of any condition shall be earned or vested until the committee certifies in writing that the conditions to which the earning or vesting of such award is subject have been achieved. The committee may not increase during a year the amount of a qualified performance-based award that would otherwise be payable upon satisfaction of the conditions but may reduce or eliminate the payments as provided for in the award agreement.
     Termination of Service Events. The committee may specify in each award agreement the impact of termination of service of a participant upon outstanding awards under the Plan. Unless provided otherwise in the award agreement, the following provisions shall apply. Upon an employee’s termination of service following age 65, death or disability, or upon a director’s termination of service for any reason, all outstanding awards become fully vested. An employee’s options and stock appreciation rights remain exercisable following his death or disability for period of one year (or, if earlier, until the expiration of the award). Upon an employee’s termination of service following age 65, or upon a director’s termination of service for any reason, outstanding non-qualified options and stock appreciation rights remain exercisable for one year (or if earlier, until the expiration of the award). Upon termination of an employee’s service for cause (as defined in the Plan), all outstanding awards are immediately forfeited. Upon termination of an employee’s service for any other reason, all outstanding options and stock appreciation rights remain exercisable for three months (or if earlier, until the expiration of the award).
     If an option or stock appreciation right will expire as a result of a participant’s termination of service, and the participant is prohibited at that time from exercising the option or right under federal securities laws, the expiration date of the option or right is automatically extended for a period ending 30 days following the date that it first becomes exercisable (but not beyond the original expiration date of the award).
     Change of Control Events. In the event of a change of control, as defined in the Plan, all outstanding awards under the Plan become fully exercisable and vested. The compensation committee may, in connection with a change of control: (i) arrange for the cancellation of outstanding awards in consideration of a payment in cash, property, or both, with an aggregate value equal to each award; (ii) substitute other securities of the Patriot Risk Management or another entity in exchange for our shares underlying outstanding awards; (iii) arrange for the assumption of outstanding awards by another entity or the replacement of awards with other awards for securities of another entity; and (iv) after providing notice to participants and an opportunity to exercise outstanding options and rights, provide that all unexercised options and rights will be cancelled upon the date of the change of control or such other date as specified by it.
     Suspension or Forfeiture of Awards. In the event that the committee determines that a participant, while employed, engaged in misconduct, his or her right to exercise stock options and stock appreciation rights under the Plan may be forfeited, and all restricted stock and restricted stock units forfeited. With regard to executive officers, if the committee determines that misconduct results in a restatement of our financial statements, the officer may be required to disgorge to us any profits made upon sale of our shares received under awards.
2005 and 2006 Stock Option Plans
     In 2005, our board of directors approved our 2005 Stock Option Plan or, 2005 Plan. On February 23, 2006, our board of directors approved our 2006 Stock Option Plan, or 2006 Plan. In 2008, our stockholders ratified and approved our 2005 Plan and the 2006 Plan, and all of the awards granted under these Plans.
     Shares Authorized for Award under the Plans. The 2005 Plan authorized the award of up to 350,000 shares of our common stock. There are currently approximately 62,500 shares of our common stock underlying outstanding stock options under the 2005 Plan. The 2006 Plan authorized the award of up to 350,000 shares of our common stock. There are currently approximately 107,667 shares of our common stock underlying outstanding stock options under the 2006 Plan. Our board of directors has determined that no further stock options will be awarded under either of the Plans, and the number of shares previously authorized for grant under the Plans has been reduced to 168,500, which is the number of shares underlying currently outstanding stock options under the Plans. (Upon forfeiture or cancellation of any outstanding stock options under the Plans, none of the shares covered by such options will become available for awards under the Plans.) Therefore, no shares remain available for grant under the Plans. Shares delivered under the Plans may be treasury stock or authorized but unissued shares not reserved for any other purpose.
     Each of the Plans provides that, if there is a change in our outstanding common stock by reason of a stock split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares or other similar change, the aggregate number of shares with respect to which awards may be made under the Plans, the terms and number of shares subject to outstanding options, and the exercise price of outstanding options under the Plans shall be equitably adjusted by the compensation committee of our board of directors (the “Compensation Committee”) at its sole discretion. The Compensation Committee may also, in its sole discretion, make appropriate adjustment as to the kind of shares or other securities deliverable with respect to outstanding awards under the Plans.
     Description of the Plans. The Plans provide for the grant of incentive stock options and nonstatutory stock options. Awards under the Plans may be made to employees, including officers and directors who may be employees, and non-employee directors.
     The Plans are administered by the Compensation Committee. The Compensation Committee has full authority, subject to the terms of the Plans, to determine the individuals to whom awards are made, the number of shares covered by each award, the time or times at which options are granted and exercisable and the exercise price of options.
     The Plans may be amended by our board of directors or the Compensation Committee. However, the Plans may not be amended without the consent of the holders of a majority of the shares of stock then outstanding if such approval is required by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, by the Code, or by any securities exchange, market or other quotation system on which our securities are listed or traded. Amendments to the Plans may be made without the consent of our stockholders or the holders of options outstanding under the Plans to the extent necessary to avoid penalties arising under Section 409A of the Code. The Plans prohibit any repricing of stock options granted under the Plans and prohibit the automatic grant of additional options in connection with the exercise of any option granted under the Plans.
     Description of Options Granted under the Plans. The Plans authorize the award of both incentive stock options, for which option holders may receive favorable tax treatment under the Code, and nonstatutory options, for which option holders do not receive favorable tax treatment.
     Under the Plans, incentive stock options may be granted only to employees. As of December 31, 2007, no incentive stock options had been granted under the Plans. Under the Plans, non-qualified stock options may be granted to employees and nonemployee directors. The exercise price of each option must be determined by the Compensation Committee, and may be equal to or greater than the fair market value of a share of our common stock on the date of grant of the option. However, the exercise price of an incentive stock option granted to an employee who owns more than 10% of the outstanding shares of our common stock may not be less than 110% of the fair market value of the underlying shares of our common stock on the date of grant.
     The optionee may pay the exercise price:
•	in cash;

•	with the approval of the Compensation Committee, by delivering or attesting to the ownership of shares of common stock held for at least six months, having a fair market value on the date of exercise equal to the exercise price of the option; or

•	by such other method as the Compensation Committee shall approve, including payment through a broker in accordance with cashless exercise procedures permitted by Regulation T of the Federal Reserve Board.
     Options vest according to the terms and conditions determined by the Compensation Committee and specified in the applicable option agreement. The Compensation Committee will determine the term of each option up to a maximum of ten years from the date of grant. However, the term of an incentive stock option granted to an employee who owns more than 10% of the outstanding shares of our common stock may not exceed five years from the date of grant.
     The Compensation Committee may cancel outstanding options by notifying the optionee of its election to cash out the options in exchange for a payment in cash, in shares of stock, or in a combination thereof, in an amount equal to the difference between the fair market value of the stock and the exercise price of each cancelled option. However, no payment will be made in respect of any option that is not exercisable when cancelled. Stock options awarded under the Plans may become fully vested and exercisable upon a change in control of Patriot to the extent permitted by our board of directors through unanimous consent of its members.
     Withholding. We will retain the right to deduct or withhold, or require the optionee to remit to the us, an amount sufficient to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event as a result of the Plans. The Plans permit us to withhold a sufficient number of shares to cover the minimum amount of taxes required to be withheld.
     Transfer of Options. Incentive stock options may not be transferred and may be exercisable only by the holder or his legal representative or heirs. Nonstatutory options may be transferred by gift to family members (or trusts or partnerships of family members).

Securities Authorized for Issuance Under Equity Compensation Plans
     The following table shows the shares issuable under our equity compensation plans as of December 31, 2007.

Number of securities
remaining for future
	Number of securities to	Weighted-average	issuance under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	—

Equity compensation plans not approved by security holders	173,500	$7.41	176,500

Total	173,500	$7.41	176,500
Limitations of Liability and Indemnification of Directors and Officers
     Our certificate of incorporation contains provisions that limit the personal liability of our directors for monetary damages for a breach of fiduciary duty to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•	any breach of their duty of loyalty to Patriot Risk Management or our stockholders,

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

•	any transaction from which the director derived an improper personal benefit.
     Our certificate of incorporation and our bylaws provide that we are required to indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. Our certificate of incorporation and our bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether Delaware General Corporation Law would otherwise permit indemnification. We have entered into agreements to indemnify our directors and executive officers. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions of our certificate of incorporation, our bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

     The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against our directors for breach of fiduciary duty. These provisions may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
     Insofar as the provisions of our certificate of incorporation provide for indemnification of directors or officers for liabilities arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Stockholder Loan and Guaranty
     On June 26, 2008, we borrowed $1.5 million from Steven M. Mariano, our Chairman, President, Chief Executive Officer and the beneficial owner of a majority of our outstanding shares, pursuant to a promissory note that bears interest at the rate of prime plus 3% (8% at June 30, 2008). The net proceeds of the loan totaled approximately $1.3 million and were contributed to the surplus of Guarantee Insurance to support its premium writings. Interest on this loan is payable monthly and the principal is due December 26, 2008. We may prepay the loan, in whole or in part, at any time, without penalty. We plan to repay this loan with the proceeds of the offering.
     Concurrently with our signing of this note, Mr. Mariano personally borrowed $1.5 million from Brooke Savings Bank to fund his loan to us. The loan by Brooke Savings Bank to Mr. Mariano contains terms similar to the terms contained in the note between us and Mr. Mariano. Because Mr. Mariano personally obtained this loan from Brooke Savings Bank for the benefit of Patriot, we paid him a loan origination and personal guarantee fee of 4% of the loan, totaling $60,000.
     Mr. Mariano entered into a guaranty agreement with Aleritas Capital Corporation on March 30, 2006 in connection with the financing provided to us by Aleritas Capital Corporation. Under the guaranty, Mr. Mariano guaranteed the payment and performance of Patriot under the commercial loan agreement. Mr. Mariano is paid a fee equal to 4% of the outstanding balance on the loan each year for providing this service. The fee was set by the independent members of our board of directors on terms that they believed were comparable to those that could be obtained from unaffiliated third parties. In 2007, we paid Mr. Mariano approximately $444,000 in guaranty fees, based on the principal balance of the loan of approximately $8.3 million for the entire year and an additional borrowing of $5.7 million outstanding for the second half of the year. In 2006, we paid Mr. Mariano $350,000 in guaranty fees, based on the principal balance of the loan of approximately $8.7 million. We have paid Mr. Mariano $468,000 in guaranty fees for 2008, and will pay Mr. Mariano an additional $73,000 in guaranty fees in the third quarter of 2008.
Progressive Employer Services
     As of December 31, 2007, 2006 and 2005, approximately $12.6 million, $9.9 million and $4.8 million, representing 14.7%, 15.9% and 13.2%, respectively, of our direct premiums written were concentrated in one customer, Progressive Employer Services, Inc., an employee leasing company. This customer is controlled by Steven Herrig, who beneficially owns shares representing approximately 15.8% of our outstanding common stock and 5.7% of the voting power of our outstanding shares of common stock (before giving effect to the consumation of this offering.), and is the Chief Executive Officer of Progressive. Most of Progressive’s employees are located in Florida, where the rates are set by the state. Accordingly, we believe that the premium rates for this policy were set on an arms-length basis. See "Risk Factors — Risks Related to Our Business — Our largest customer is controlled by one of our stockholders, and the loss of this customer could adversely affect us."
Westwind Holding Company, LLC
     Through Westwind Holdings, LLC, Steven Herrig beneficially owns shares representing approximately 15.8% of our outstanding common stock and 5.7% of the voting power of our outstanding shares of common stock (before giving effect to the consummation of this offering). In 2004, Westwind established a cell within a segregated portfolio captive. Acting on behalf of this cell, the segregated portfolio captive reinsures 90% of the of the liability of Guarantee Insurance arising from policies written to cover employees of Progressive Employer Services. As part of the arrangement to establish the cell, Westwind is obligated to contribute additional capital to the segregated portfolio cell in an amount up to 20% of the gross premium written on the reinsured policies. On August 13, 2004, Westwind purchased a fully subordinated surplus note from Guarantee Insurance in the amount of $500,000 with a stated maturity of five years and an interest rate of 3%. No payment of interest or principal may be made on this note unless either (1) the total adjusted capital and surplus of Guarantee Insurance exceeds 400% of the authorized control level risk-based capital (calculated in accordance with the rules promulgated by the NAIC) stated in Guarantee Insurance’s most recent annual statement filed with the appropriate state regulators, or (2) we obtain regulatory approval to make such payments. We entered into a note offset and call agreement which, should Westwind default on its obligation to contribute additional capital to the segregated portfolio cell, allows us to offset the amount of any capital contribution due from Westwind first against the accrued interest and outstanding principal of the surplus note, and if that amount does not satisfy the obligation, we have the right to repurchase a number of shares of our common stock held by Westwind at a price of $0.001 per share. The note offset and call agreement terminates 90 days after Westwind’s obligation to make additional capital contributions to the segregated portfolio cell terminates.
National Capital Advisors, Inc.
     C. Timothy Morris, a member of our board of directors, is the Managing Director of National Capital Advisors, Inc., an insurance consulting firm located in Charleston, South Carolina. In 2006, National Capital Advisors assisted us in securing our credit facility with Aleritas Capital Corporation and was paid a finder’s fee by Brooke Capital Advisors, an affiliate of Aleritas, of $150,000 in 2006 and $100,000 in 2007 for that assistance.
Tarheel Group, Inc.
     Tarheel Group, Inc., or Tarheel, was a company organized in November 2000 and was controlled by Steven M. Mariano. Through its wholly-owned subsidiary, Tarheel Insurance Management Company, or TIMCO, Tarheel provided underwriting, insurance management services, bill review and case management services to customers.
     After our purchase of Guarantee Insurance in 2003, TIMCO began providing Guarantee Insurance with non-exclusive general agency services under a producer agreement, and managed care services under a managed care agreement. Tarheel agreed to share Guarantee Insurance’s administrative and office expenses under an expense sharing agreement. The terms of these agreements were on terms our board of directors believed could be obtained from unaffiliated third parties. In 2005, Guarantee Insurance paid TIMCO approximately $2.3 million under the producer agreement and approximately $1.5 million under the managed care agreement and Tarheel paid Guarantee Insurance approximately $500,000 under the expense sharing agreement.
     In May 2005, our board of directors determined that it would be in the best interests of our stockholders to acquire the Tarheel operations to consolidate the revenue generating aspects of our business under Patriot. The board obtained an independent appraisal of the value of Tarheel, and the independent directors approved the purchase of the producer agreement, the managed care agreement and the expense sharing agreement, or collectively, the Tarheel Contracts. Accordingly, on January 1, 2006, we entered into a purchase agreement with Tarheel pursuant to which we acquired the rights and obligations under the Tarheel Contracts for a total price of $1,355,380, which we paid by issuing 169,000 shares of our common stock valued at $8.02 per share to Tarheel. All but 9,161 of these shares were distributed to Tarheel’s stockholders. On April 25, 2006, the Tarheel stockholders, other than Mr. Mariano, redeemed their Tarheel shares in exchange for Patriot shares held by Tarheel, leaving Mr. Mariano as the sole stockholder of Tarheel. All the independent members of our board of directors approved the purchase of the Tarheel Contracts. Because at the time the Tarheel Contracts were acquired (a) the contracts had no book value and (b) Mr. Mariano controlled both Tarheel and Patriot, for accounting purposes, the issuance of the shares to Tarheel was treated as a dividend.
     In April 2006, we indemnified Mr. Mariano against liabilities with respect to certain litigation brought against him and various other parties by Barclay Downs in March 2004 in the State of North Carolina. This litigation arose out of a lease for commercial property occupied by Tarheel. In April 2006, Mr. Mariano, Guarantee Insurance, TIMCO and various other parties entered into a settlement agreement and release with respect to this litigation. The settlement agreement called for periodic payments totaling $525,000 beginning on April 3, 2006. The final payment was made on June 2, 2007. A majority of the independent members of our board of directors approved the settlement. Patriot made all the payments required under the settlement agreement.

     On June 13, 2006, Patriot loaned $750,000 to Tarheel pursuant to a promissory note. The proceeds of the loan were used to fund the commutation of certain liabilities of Foundation Insurance Company, a wholly-owned subsidiary of Tarheel that was declared insolvent on March 24, 2006 and subsequently dissolved. The note bore interest at 1% over the prime rate and matures on June 13, 2011. Mr. Mariano personally guaranteed the repayment of the note. All the independent members of our board of directors approved the loan. Tarheel paid Mr. Mariano for his guarantee by transferring 9,161 shares of our common stock, owned by Tarheel, to Mr. Mariano, with a total value of approximately $73,500.
     On April 20, 2007, Mr. Mariano contributed all of the outstanding capital stock of Tarheel and its subsidiary, TIMCO, to Patriot. All of the independent members of our board of directors approved the contribution. Prior to the contribution, Tarheel paid a $450,000 dividend to Mr. Mariano. Upon the contribution of Tarheel, the $750,000 note became an inter-company obligation. The contribution was accounted for as a combination of entities under common control using “as-if pooling-of-interests” accounting. Under this method of accounting, the assets and liabilities of Tarheel and its subsidiary were carried forward to Patriot at their historical costs. In addition, all prior period financial statements of Patriot were restated to include the combined results of operations, financial position and cash flows of Tarheel and its subsidiary.
     Following the contribution of Tarheel to Patriot, Mr. Mariano entered into a settlement stipulation and release under which he settled a judgment entered against Mr. Mariano, Foundation and others in the amount of $585,000 arising from Mr. Mariano’s personal guarantee of letters of credit supporting reinsurance obligations of Foundation. The settlement stipulation called for two payments of $75,000 to be made on or before July 27, 2007, and 29 monthly payments of $15,000 to be made beginning on July 12, 2007. The obligation to make these payments has been assumed by Patriot and was approved by all of the independent members of our board of directors.
     Currently, it is our unwritten policy that all material transactions with related parties be reviewed and approved by a majority of our independent directors. Following the consummation of this offering, all proposed transactions with related parties shall be reviewed by the audit committee pursuant to its charter to ensure that they are on terms that are comparable to those that could be obtained from unaffiliated third parties.

PRINCIPAL STOCKHOLDERS
     The table below contains information about the beneficial ownership of our common stock and Series B common stock by each of our directors, each of our named executive officers, all of our directors and executive officers as a group, and each beneficial owner of more than five percent of our common stock or Series B common stock.
     The number of shares and percentage of shares beneficially owned is based on 562,289 shares of common stock and 800,000 shares of Series B common stock outstanding as of June 30, 2008. The shares of Series B common stock, all of which are beneficially owned by Steven M. Mariano, our Chairman, President and Chief Executive Officer, will automatically convert into shares of common stock on a one-for-one basis at the closing of this offering. The table also lists the applicable percentage of shares beneficially owned based on            shares of common stock outstanding upon completion of this offering, assuming no exercise of the underwriters’ over-allotment option.
     Beneficial ownership of our common stock and Series B common stock is determined in accordance with the rules of the SEC, and generally includes voting power or investment power with respect to securities held and also includes options to purchase shares currently exercisable or exercisable within 60 days after June 30, 2008. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock and Series B Common Stock shown as beneficially owned by them.
     Unless otherwise indicated, the address for all of our executive officers and directors named below is c/o Patriot Risk Management, Inc., 401 East Las Olas Boulevard, Suite 1540, Fort Lauderdale, Florida 33301.

	Beneficial Ownership			Beneficial Ownership
	Prior to the Offering			After the Offering
		Percentage of	Percentage		Percentage of	Percentage
	Number of	Outstanding	of Total	Number of	Outstanding	of Total
Name of Beneficial Owner	Shares	Shares(1)	Vote(2)	Shares	Shares	Vote
Series B Common Stock:
Steven M. Mariano (3)	800,000	58.7%	85.0%	—
Common Stock:
Steven M. Mariano (4)	211,661	15.5%	5.6%	1,011,661
Steven F. Herrig (5)	215,263	15.8%	5.7%	215,263
John R. Del Pizzo (6)	51,250	3.8%	1.4%	51,250
Timothy J. Tompkins (7)	23,000	1.7%	*	23,000
Ronald P. Formento Sr.(8)	19,569	1.4%	*	19,569
Timothy J. Ermatinger (9)	6,666	*	*	6,666
Theodore G. Bryant (10)	1,667	*	*	1,667
Michael W. Grandstaff	—			—
Richard F. Allen	—			—
C. Timothy Morris	—			—

All directors and executive officers as a group (9 persons)	1,113,813	81.8%

*	Less than 1%.

(1)	Combined percentage ownership of common stock and Series B common stock.

(2)	Combined voting power of common stock and Series B common stock. Each holder of Series B common stock is entitled to four votes per share, and each holder of common stock is entitled to one vote per share. At the closing of this offering, all shares of Series B common stock shall be converted into common stock on a one-for-one basis and no additional Series B common stock may be issued.

(3)	Consists of 800,000 shares held in the name of the Steven M. Mariano Revocable Trust, an entity controlled by Mr. Mariano. Mr. Mariano has sole dispositive and voting control over the shares held by the Steven M. Mariano Revocable Trust.

(4)	Includes 100,000 shares held in the name of the Steven M. Mariano Revocable Trust, an entity controlled by Mr. Mariano. Mr. Mariano has sole dispositive and voting control over the shares held by the Steven M. Mariano Revocable Trust. Also includes 47,500 shares issuable upon exercise of options that are exercisable within 60 days after April 30, 2008. Mr. Mariano also holds options to purchase 12,500 additional shares that will vest on May 20, 2009.

(5)	These shares are held in the name of Westwind Holding Company, LLC, an entity that is controlled by Elite II, Inc., a company that is controlled by Mr. Herrig. Mr. Herrig has sole dispositive and voting control over these shares. Mr. Herrig’s address is 2921 Stirling Road, Fort Lauderdale, Florida 33312.

(6)	Includes 23,750 shares issuable upon exercise of options that are exercisable within 60 days after April 30, 2008. Mr. Del Pizzo also holds options to purchase 3,750 additional shares that will vest on May 20, 2009.

(7)	Includes 2,500 shares issuable upon exercise of options that are exercisable within 60 days after April 30, 2008. Mr. Tompkins also holds options to purchase 2,500 additional shares that will vest on May 20, 2009.

(8)	These shares are held in the name of Exmoor, Inc., an entity that is controlled by Mr. Formento. Mr. Formento has sole dispositive and voting control over these shares.

(9)	Consists of 6,666 shares issuable upon exercise of options that are exercisable within 60 days after April 30, 2008. Mr. Ermatinger also holds options to purchase 3,333 additional shares that will vest on October 12, 2008, options to purchase 1,666 additional shares that will vest on June 2, 2009 and options to purchase 3,333 additional shares that will vest on October 12, 2009.

(10)	Consists of 1,667 shares issuable upon exercise of options that are exercisable within 60 days after April 30, 2008. Mr. Bryant also holds options to purchase 1,666 additional shares that will vest on December 18, 2008 and options to purchase 1,666 additional shares that will vest on December 18, 2009.

DESCRIPTION OF CAPITAL STOCK
General
     The following is a summary of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation and bylaws, as they will be in effect upon the closing of this offering.
     Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.001 per share, 4,000,000 shares of Series B common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of June 30, 2008, there were 17 record holders of our common stock and one record holder of our Series B common stock. Holders of our common stock and Class B common stock have the same rights, except that holders of our common stock are entitled to one vote per share and holders of our Class B common stock are entitled to four votes per share. At the closing of this offering, all of the outstanding shares of Series B common stock will automatically convert into shares of common stock on a one-for-one basis, and thereafter no further shares of Series B common stock may be issued. Upon completion of this offering,      shares of common stock will be issued and outstanding and no shares of Series B common stock or preferred stock will be issued and outstanding.
     The following summary of certain rights of holders of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our certificate of incorporation and bylaws, each of which is included as an exhibit to the registration statement of which this prospectus is a part, and by the provisions of applicable law.
Common Stock
     Each holder of our common stock is entitled to one vote for each share held by such holder on all matters to be voted upon by our stockholders, and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock may be entitled, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. See “Dividend Policy.” If there is a liquidation, dissolution or winding up of Patriot, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. All shares of our common stock to be issued in this offering will be, when issued, fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.
Preferred Stock
     Our board of directors is authorized, without approval by our stockholders, to issue up to a total of 5,000,000 shares of preferred stock in one or more series. Our board of directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Patriot and might harm the market price of our common stock. We have no current plans to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
     Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Limits on Ability of Stockholders to Act by Written Consent
     We have provided in our certificate of incorporation that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a stockholders meeting.
Limits on Ability of Stockholders to Replace Members of the Board of Directors
     Our certificate of incorporation and our bylaws provide that the number of directors shall be fixed from time to time by our board of directors. Our board of directors will be divided into three classes with the number of directors in each class being as nearly equal as possible. Each director will serve a three-year term. The classification and term of office for each of our directors upon completion of this offering is noted in the table listing our directors and executive officers under “Management — Directors and Executive Officers.” Pursuant to our bylaws, each director will serve until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Our certificate of incorporation and bylaws also provide that any director may be removed for cause, at any meeting of stockholders called for that purpose, by the affirmative vote of the holders of at least two-thirds of the shares of our stock entitled to vote for the election of directors.
Undesignated Preferred Stock
     The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.
Requirements for Advance Notification of Stockholder Nominations and Proposals
     Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
Delaware Anti-Takeover Statute
     We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless: prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder upon completion of the transaction that resulted in the stockholder becoming an interested stockholder; the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
     Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities.
     The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.
Listing
     We have applied to list our common stock on the Nasdaq Global Market under the symbol “PRMI.”

SHARES ELIGIBLE FOR FUTURE SALE
     Upon completion of this offering, we will have approximately            shares of common stock outstanding. Of these shares, the            shares sold in this offering and any shares issued upon exercise of the underwriters’ over-allotment option will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as that term is defined in Rule 144 under the Securities Act, in which case they may only be sold in compliance with the limitations described below. The remaining shares were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 under the Securities Act.
     Upon completion of this offering, 168,500 shares of common stock will be issuable upon the exercise of options outstanding as of June 30, 2008 and            shares will be issuable upon the exercise of outstanding options that we intend to grant to our executive officers and other employees, at an exercise price equal to the initial public offering price.
Lock-up Agreements
     We and all of our current officers and directors and each of our stockholders, holding, in the aggregate, shares of our common stock have agreed that, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. (FBR), we and they will not, during the period ending 180 days after the date of this prospectus:
•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of or transfer (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of), directly or indirectly, any share of our common stock, or any security convertible into, exercisable for or exchangeable for any share of our common stock;

•	enter into any swap or any other arrangement or transaction that transfers to another directly or indirectly, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such swap or transaction described above is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise;

•	make any demand for or exercise any right (or, in the case of us, file) or cause to be filed a registration statement under the Securities Act (other than a registration statement on Form S-8), including any amendment thereto, with respect to the registration of any shares of common stock or securities convertible into, exercisable for or exchangeable for any share of our common stock or any of our other securities; or

•	publicly disclose the intention to do any of the foregoing,
in each case, for a period of 180 days after the date of the final prospectus relating to this offering. The 180-day restricted period described in the preceding sentence will be extended if:
•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, unless such extension is waived in writing by FBR.
     Subject to applicable securities laws, our directors, executive officers and stockholders may transfer their shares of our common stock (i) as a bona fide gift or gifts, provided that prior to such transfer the donee or donees agree in writing to be bound by the same restrictions, or (ii) if such transfer occurs by operation of law (e.g., pursuant to the rules of descent and distribution, statutes governing the effects of a merger or a qualified domestic order), provided that prior to such transfer the transferee executes an agreement stating that the transferee is receiving and holding the shares subject to the same restrictions. In addition, our directors, executive officers and stockholders may transfer their shares of our common stock to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of the director, executive officer or stockholder or the immediate family of the director, executive officer or stockholder, provided that prior to such transfer the transferee agrees in writing to be bound by the same restrictions and provided that such transfer does not involve a disposition for value.
     The restrictions contained in the lock-up agreements do not apply to grants of options to purchase common stock or issuances of shares of restricted stock or other equity-based awards pursuant to our 2008 Stock Incentive Plan described in this prospectus.
Note Offset and Call Option Agreements
     Under note offset and call option agreements entered into in 2004, we have the right under certain circumstances to repurchase a portion of the 239,724 shares held by two of our stockholders at a price determined pursuant to the agreement to offset the obligation that affiliates of these stockholders have to fund capital shortfalls related to cells they established in a segregated portfolio captive in 2004. The note offset and call agreements terminate 90 days after each stockholder’s obligation to make additional capital contributions terminates.
Rule 144 Sales by Affiliates
     Affiliates of our company must comply with Rule 144 of the Securities Act when they sell shares of our common stock. Under Rule 144, affiliates who acquire shares of common stock, other than in a public offering registered with the SEC, are required to hold those shares for a period of (i) one year if they desire to sell such shares 90 or fewer days after the issuer becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or (ii) six months if they desire to sell such shares more than 90 days after the issuer becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Shares acquired in a registered public offering or held for more than the applicable holding period may be sold by an affiliate subject to certain conditions. An affiliate would generally be entitled to sell within any three-month period a number of shares that does not exceed the greater of:
•	one percent of the number of shares of common stock then outstanding (approximately shares immediately after the offering); and

•	the average weekly trading volume of the common stock on the Nasdaq Global Market during the four calendar weeks preceding the filing with the SEC of a notice on Form 144 with respect to the sale.
Sales by affiliates under Rule 144 are also subject to other requirements regarding the manner of sale, notice and the availability of current public information about our company.

Rule 144(b)(1)
     Under Rule 144(b)(1) of the Securities Act, a person who is not, and has not been at any time during the three months preceding a sale, one of our affiliates and who has beneficially owned the shares proposed to be sold for at least one year is entitled to sell the shares for such person’s own account without complying with any other requirements of Rule 144.
     Of the 1,362,289 shares of common stock outstanding as of the date of this prospectus, 1,298,789 shares of such common stock would be available to be sold pursuant to Rule 144, including 349,128 shares of common stock that could be sold pursuant to Rule 144(b)(1), in each case subject to the terms of the lock-up agreements described above.
     We intend to file a Form S-8 registration statement following completion of this offering to register shares of common stock issued or issuable under our equity incentive plans. These shares will be available-for-sale in the public market, subject to Rule 144 volume limitations applicable to affiliates.

UNDERWRITING
     Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters named below, for whom Friedman, Billings, Ramsey & Co., Inc. (“FBR”) and • are acting as representatives, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Number of
Underwriter	Shares
Friedman, Billings, Ramsey & Co., Inc.

Total

     Under the terms and conditions of the underwriting agreement, the underwriters are committed to purchase all of the shares offered by this prospectus (other than the shares subject to the underwriters’ option to purchase additional shares), if the underwriters buy any of such shares. We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of such liabilities.
     The underwriters initially propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such offering price less a concession not to exceed $     per share. The underwriters may allow, and such dealers may re-allow, a discount not to exceed $     per share to certain other dealers. After the public offering of the shares of common stock, the offering price and other selling terms may be changed by the underwriters.
     Over-Allotment Option. We have granted to the underwriters an option to purchase up to additional shares of our common stock at the same price per share as they are paying for the shares shown in the table above. The underwriters may exercise this option in whole or in part at any time within 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriter’s initial commitment as indicated in the table at the beginning of this section plus, in the event that any underwriter defaults in its obligation to purchase shares under the underwriting agreement, certain additional shares.
     Discounts and Commissions. The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

	No Exercise	Full Exercise
Paid by Us
Per Share	$	$
Total	$	$
     The underwriters have agreed to credit $200,000 of their retainer fee against underwriting discounts and commissions to be paid by us. In addition, we have agreed to reimburse FBR for its out-of-pocket expenses incurred in connection with this offering, whether or not this offering is consummated, including legal fees and expenses up to a maximum amount of $300,000. We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions (and the $200,000 retainer fee that will be credited against such underwriting discounts and commissions), will be approximately $     .

     Listing. We have applied to have our common stock approved for listing, subsequent to official notice of issuance, on the Nasdaq Global Market, under the symbol “PRMI.”
     Stabilization. In accordance with Regulation M under the Exchange Act, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including short sales and purchases to cover positions created by short positions, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making.
•	Short positions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specific maximum price.

•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. If the underwriters sell more shares than could be covered by underwriters’ option to purchase additional shares, thereby creating a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	In passive market marking, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares of our common stock until the time, if any, at which a stabilizing bid is made.
     These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.
     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative of the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

     Lock-up Agreements. We, all of our current officers and directors and each of our stockholders have agreed that, without the prior written consent of FBR, we and they will not, during the period ending 180 days after the date of this prospectus:
•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of or transfer (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of), directly or indirectly, any share of our common stock, or any security convertible into, exercisable for or exchangeable for any share of our common stock;

•	enter into any swap or any other arrangement or transaction that transfers to another person, directly or indirectly, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such swap or transaction described above is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise;

•	make any demand for or exercise any right (or, in the case of us, file) or cause to be filed a registration statement under the Securities Act, including any amendment thereto, with respect to the registration of any shares of common stock or securities convertible into, exercisable for or exchangeable for any share of our common stock or any of our other securities; or

•	publicly disclose the intention to do any of the foregoing,
in each case, for a period of 180 days after the date of the final prospectus relating to this offering. The 180-day restricted period described in the preceding sentence will be extended if:
•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period;
in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, unless such extension is waived in writing by FBR.
     Subject to applicable securities laws, our directors, executive officers and stockholders may transfer their shares of our common stock (i) as a bona fide gift or gifts, provided that prior to such transfer the donee or donees agree in writing to be bound by the same restrictions, or (ii) if such transfer occurs by operation of law (e.g., pursuant to the rules of descent and distribution, statutes governing the effects of a merger or a qualified domestic order), provided that prior to such transfer the transferee executes an agreement stating that the transferee is receiving and holding the shares subject to the same restrictions. In addition, our directors, executive officers and stockholders may transfer their shares of our common stock to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of the director, executive officer or stockholder or the immediate family of the director, executive officer or stockholder, provided that prior to such transfer the transferee agrees in writing to be bound by the same restrictions and provided that such transfer does not involve a disposition for value.
     The restrictions contained in the lock-up agreements do not apply to grants of options to purchase common stock or issuances of shares of restricted stock or other equity-based awards pursuant to our equity incentive and benefit plans described in this prospectus.

     FBR does not intend to release any portion of the common stock subject to the foregoing lock-up agreements; however FBR, in its sole discretion, may release any of the common stock from the lock-up agreements prior to expiration of the 180-day period without notice. In considering a request to release shares from a lock-up agreement, FBR will consider a number of factors, including the impact that such a release would have on this offering and the market for our common stock and the equitable considerations underlying the request for releases.
     Directed Share Program. The underwriters have reserved for sale, at the initial offering price, shares of common stock for sale to our directors, officers and employees and persons having business relationships with us. The number of shares of common stock available to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. We will not pay an underwriting discount on any reserved shares sold to our directors, officers and employees or persons having business relationships with us. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of common stock.
     Discretionary Accounts. The underwriters have informed us that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the shares of common stock being offered in this offering.
     IPO Pricing. Prior to the completion of this offering, there has been no public market for our common stock. The initial public offering price has been negotiated between us and the representatives. Among the factors to be considered in these negotiations were: the history of, and prospects for, us and the industry in which we compete; our past and present financial performance; an assessment of our management; the present state of our development; the prospects for our future earnings; the prevailing conditions of the applicable United States securities market at the time of this offering; and market valuations of publicly traded companies that we and the representatives believe to be comparable to us.
     Certain Information and Fees. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in the offering. The representatives may allocate a number of shares to the underwriters and selling group members, if any, for sale to their online brokerage account holders. Any such allocations for online distributions will be made by the representatives on the same basis as other allocations.
     Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by any underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter or selling group member and should not be relied upon by investors.
     If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.
     Other Relationships. FBR has in the past and may in the future provide us and our affiliates with investment banking and financial advisory services for which they have in the past and may in the future receive customary fees. We have granted FBR a right of first refusal to act as the sole book runner or sole placement agent in connection with any subsequent public or private offering of equity securities by us prior to the first anniversary of the closing of this offering. We have also granted FBR a right of first refusal to act as financial advisor in connection with any sale of all or substantially all of our capital stock or assets during the same period. The terms of any such engagement of FBR will be determined by agreement between FBR and us on the basis of compensation customarily paid to leading investment banks acting as underwriters, placement agents or financial advisors in similar transactions.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE
     We engaged BDO Seidman, LLP, or BDO, as our principal independent registered public accounting firm effective October 24, 2006. Concurrent with this appointment, we dismissed Dixon Hughes, PLLC, effective October 24, 2006. The decision to change our principal independent registered public accounting firm was approved by our board of directors.
     The reports of Dixon Hughes on the Company’s consolidated financial statements for each of the fiscal years ended December 31, 2004 and 2005 did not contain an adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope or accounting principles. During the Company’s fiscal years ended December 31, 2004 and 2005, and during the subsequent period through to the date of Dixon Hughes’ dismissal, there were no disagreements between the Company and Dixon Hughes, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Dixon Hughes, would have caused Dixon Hughes to make reference thereto in their reports on the Company’s audited consolidated financial statements.
     In preparation for this offering, we entered into discussions with Dixon Hughes regarding the use of their reports on our financial statements for the year ended December 31, 2005 in this prospectus. Dixon Hughes informed us that they could not consent to the use of their report in this prospectus due to the scope of their work on the audit of our financial statements for the year ended December 31, 2005, which, while satisfying the independence standards set forth by the American Institute of Certified Public Accounts at that time, did not meet the independence standards set forth by the Public Company Accounting Oversight Board.
     In connection with the Company’s appointment of BDO as the Company’s principal independent registered public accounting firm, the Company did not consult with BDO on any matter relating to the application of accounting principles to a specific transaction, either completed or contemplated, or the type of audit opinion that might be rendered on the Company’s financial statements.

LEGAL MATTERS
     Locke Lord Bissell & Liddell LLP in Chicago, Illinois, will pass upon the validity of the shares of common stock offered by this prospectus and certain other legal matters for us. Sidley Austin LLP in Chicago, Illinois, will pass upon certain legal matters for the underwriters.
EXPERTS
     The consolidated financial statements of Patriot and its subsidiaries at December 31, 2007 and 2006 and for each of the years ended December 31, 2007, 2006 and 2005 included in this prospectus and in the related registration statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as indicated in their report with respect thereto, and are included in this prospectus in reliance upon the authority of such firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the shares to be sold in this offering, we refer you to the registration statement, including the agreements, other documents and schedules filed as exhibits to the registration statement. Statements contained in this prospectus as to the contents of any agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of the agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by reference to the agreement or document to which it refers.
     After completion of this offering, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to make these filings available on our website at www.prmigroup.com. In addition, we will provide copies of our filings free of charge to our stockholders upon request. Our SEC filings, including the registration statement of which this prospectus is a part, will also be available to you on the SEC’s Internet site at http://www.sec.gov. You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can receive copies of these documents upon payment of a duplicating fee by writing to the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Consolidated Financial Statements as of December 31, 2007 and for the three years in the period ended December 31, 2007 of Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries

Report of BDO Seidman, LLP, Independent Registered Public Accounting Firm with respect to audited consolidated financial statements as of and for the three years ended December 31, 2007	F-2

Consolidated Balance Sheets as of December 31, 2007 and 2006	F-3

Consolidated Statements of Income for the years ended December 31, 2007, 2006 and 2005	F-4

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2007, 2006 and 2005	F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005	F-6

Notes to Consolidated Financial Statements	F-7

Interim Consolidated Financial Statements as of June 30, 2008 and for the six month periods ended June 30, 2008 and 2007 of Patriot Risk Management, Inc. Holdings, Inc. and its Wholly-Owned Subsidiaries

Consolidated Balance Sheets as of June 30, 2008 and December 31, 2007	F-30

Consolidated Statements of Income for six months ended June 30, 2008 and 2007	F-31

Consolidated Statements of Stockholders’ Equity for the six months ended June 30, 2008 and 2007	F-32

Consolidated Statements of Cash Flows for the six months ended June 30, 2008 and 2007	F-33

Notes to Interim Consolidated Financial Statements	F-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Fort Lauderdale, Florida
We have audited the accompanying consolidated balance sheets of Patriot Risk Management, Inc and its Wholly-Owned Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.
/s/ BDO Seidman, LLP
Grand Rapids, Michigan
May 8, 2008

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Consolidated Balance Sheets (in thousands)

	December 31,
	2007	2006

Assets

Investments
Debt securities, available for sale, at fair value for 2007 and held to maturity, at amortized cost for 2006	$55,688	$30,697
Equity securities, available for sale, at fair value	634	1,581
Short-term investments	238	—
Real estate held for the production of income	256	265

Total investments	56,816	32,543

Cash and cash equivalents	4,943	17,841
Premiums receivable	36,748	19,450
Deferred policy acquisition costs	1,477	774
Prepaid reinsurance premiums	14,963	7,466
Reinsurance recoverable
Unpaid losses and loss adjustment expenses	43,317	41,103
Paid losses and loss adjustment expenses	4,202	428
Funds held by ceding companies and other amounts due from reinsurers	2,550	2,419
Net deferred tax assets	3,022	1,639
Fixed assets	1,165	1,411
Federal income taxes recoverable	391	—
Intangible assets	1,287	1,287
Other assets	4,356	4,308

Total assets	$175,237	$130,669

Liabilities and Stockholders’ Equity

Liabilities
Reserves for losses and loss adjustment expenses	$69,881	$65,953
Reinsurance payable on paid losses and loss adjustment expenses	404	647
Unearned and advanced premium reserves	29,160	15,643
Reinsurance funds withheld and balances payable	44,073	26,787
Notes payable and accrued interest	14,969	9,693
Subordinated debentures and accrued interest	1,938	2,048
Income taxes payable	—	1,438
Accounts payable and accrued expenses	9,376	5,766

Total liabilities	169,801	127,975

Stockholders’ Equity
Common stock - Series A	1	1
Common stock - Series B	1	1
Paid-in capital	5,363	4,901
Accumulated earnings (deficit)	196	(2,183)
Accumulated other comprehensive loss, net of deferred income taxes	(125)	(26)

Total stockholders’ equity	5,436	2,694

Total liabilities and stockholders’ equity	$175,237	$130,669

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Consolidated Statements of Income (in thousands except per share data)

	2007	2006	2005

Revenues
Premiums earned	$24,613	$21,053	$21,336
Insurance services income	7,027	7,175	4,369
Investment income, net	1,326	1,321	1,077
Net realized losses on investments	(5)	(1,346)	(2,298)

Total revenues	32,961	28,203	24,484

Expenses
Net losses and loss adjustment expenses	15,182	17,839	12,022
Net policy acquisition and underwriting expenses	6,023	3,834	3,168
Other operating expenses	8,519	9,704	6,378
Interest expense	1,290	1,109	1,129

Total expenses	31,014	32,486	22,697

Other income	—	796	—

Gain on early extinguishment of debt	—	6,586	—

Income before income tax expense	1,947	3,099	1,787

Income tax expense (benefit)	(432)	1,489	687

Net income	$2,379	$1,610	$1,100

Earnings Per Share
Basic	$1.77	$1.16	$.88
Diluted	1.76	1.15	.87

Weighted Average Number of Shares Used in the Determination of:
Basic	1,342	1,392	1,251
Diluted	1,351	1,398	1,258

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Consolidated Statements of Stockholders’ Equity (in thousands)

							Accumulated
							Other
		Common		Common		Accumulated	Comprehensive	Total
		Stock		Stock	Paid-in	Earnings	Income	Stockholders’
	Shares	Series A	Shares	Series B	Capital	(Deficit)	(Loss)	Equity

Balance, January 1, 2005	359	$—	800	$1	$3,416	$(3,066)	$(307)	$44

Issuance of common stock and paid in capital	25	—	—	—	250	—	—	250
Cash dividends	—	—	—	—	—	(1,057)	—	(1,057)

Balance before comprehensive income	384	—	800	1	3,666	(4,123)	(307)	(763)

Comprehensive income
Net income	—	—	—	—	—	1,100	—	1,100
Net unrealized depreciation in available for sale securities, net of deferred taxes of $467,000	—	—	—	—	—	—	(1,002)	(1,002)
Reclassification adjustment for net gains realized in net income during the year, net of tax effect of $505,000	—	—	—	—	—	—	981	981

Total comprehensive income	—	—	—	—	—	1,100	(21)	1,079

Balance, December 31, 2005	384	—	800	1	3,666	(3,023)	(328)	316

Redemption of common stock	(94)	—	—	—	(812)	(170)	—	(982)
Cash dividends	—	—	—	—	—	(600)	—	(600)
Issuance of common stock and paid in capital	169	1	—	—	1,355	—	—	1,356
Unrestricted common stock grants	62	—	—	—	502	—	—	502
Stock-based compensation expense	—	—	—	—	190	—	—	190

Balance before comprehensive income	521	1	800	1	4,901	(3,793)	(328)	782

Comprehensive income
Net income	—	—	—	—	—	1,610	—	1,610
Net unrealized appreciation in available for sale securities, net of deferred taxes of $255,000	—	—	—	—	—	—	579	579
Reclassification adjustment for net losses realized in net income during the year, net of tax effect of $143,000	—	—	—	—	—	—	(277)	(277)

Total comprehensive income	—	—	—	—	—	1,610	302	1,912

Balance, December 31, 2006	521	1	800	1	4,901	(2,183)	(26)	2,694

Redemption of common stock	(13)	—	—	—	(100)	—	—	(100)
Unrestricted common stock grants	53	—		—	425	—	—	425
Stock-based compensation expense	—	—		—	137	—	—	137
Balance before comprehensive income	561	1	800	1	5,363	(2,183)	(26)	3,156

Comprehensive income
Net income	—	—		—	—	2,379	—	2,379
Net unrealized depreciation in available for sale securities, net of deferred taxes of $51,000	—	—		—	—	—	(99)	(99)

Total comprehensive income	—	—	—	—	—	2,379	(99)	2,280

Balance, December 31, 2007	561	$1	800	$1	$5,363	$196	$(125)	$5,436

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Consolidated Statements of Cash Flows (in thousands)

	2007	2006	2005

Operating Activities
Net income	$2,379	$1,610	$1,100
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on early extinguishment of debt	—	(6,586)	—
Net realized losses on investments	5	1,346	2,297
Depreciation and amortization	1,030	396	134
Stock compensation expense	561	692	—
Amortization (accretion) of debt securities	(63)	(76)	18
Deferred income tax expense (benefit)	(1,331)	69	(573)
Changes in certain assets and liabilities:
Decrease (increase) in:
Premiums receivable	(17,298)	2,493	(2,699)
Deferred policy acquisition costs	(703)	636	(1,476)
Prepaid reinsurance premiums	(7,497)	(3,064)	10,523
Reinsurance recoverable on:
Unpaid losses and loss adjustment expenses	(2,214)	(19,404)	(11,361)
Paid losses and loss adjustment expenses	(3,774)	828	(615)
Funds held by ceding companies and other amounts due from reinsurers	(131)	(36)	412
Other assets	(193)	(3,001)	597
Increase (decrease) in:
Reserves for losses and loss adjustment expenses	3,928	26,475	19,594
Reinsurance payable on paid loss and loss adjustment expenses	(243)	(627)	963
Unearned and advanced premium reserves	13,517	2,429	(6,971)
Reinsurance funds withheld and balances payable	17,286	1,592	9,498
Income taxes payable	(1,829)	178	1,260
Accounts payable and accrued expenses	3,697	(961)	28

Net cash provided by operating activities	7,127	4,989	22,729

Investment Activities
Proceeds from sales and maturities of debt securities	20,817	6,899	3,895
Purchases of debt securities	(45,224)	(22,168)	(7,057)
Proceeds from sales of equity securities	280	2,457	1,760
Net sales (purchases) of short-term investments	(238)	2,142	(2,142)
Purchase of real estate	—	—	(272)
Purchases of equity securities	—	(1,766)	(2,994)
Purchases of fixed assets	(639)	(1,235)	(272)

Net cash used in investment activities	(25,004)	(13,671)	(7,082)

Financing Activities
Proceeds from notes payable	5,665	8,652	—
Net proceeds from issuance of common stock	—	1,355	250
Net disbursements for redemption of common stock	(100)	(984)	—
Repayment of debt	(586)	(2,320)	—
Proceeds from issuance of subordinated debentures	—	—	1,956
Dividends paid	—	(600)	(1,057)
Payments on affiliated loans	—	—	(341)

Net cash provided by financing activities	4,979	6,103	808

Increase (decrease) in cash and cash equivalents	(12,898)	(2,579)	16,455

Cash and cash equivalents, beginning of period	17,841	20,420	3,965

Cash and cash equivalents, end of period	$4,943	$17,841	$20,420

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	$1,188	$1,538	$924
Income taxes	850	400	—

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
(1)	Nature of Operations and Significant Accounting Policies
     The accompanying consolidated financial statements of Patriot Risk Management, Inc. and its wholly-owned subsidiaries (Company) include the accounts of Patriot Risk Management, Inc., a holding company, and its wholly owned subsidiaries, which include (i) Guarantee Insurance Group, Inc. and its wholly owned subsidiary, Guarantee Insurance Company (Guarantee Insurance), a property/casualty insurance company and (ii) PRS Group, Inc. and its wholly owned subsidiaries, Patriot Risk Services, Inc., Patriot Re International, Inc., Patriot Risk Management of Florida, Inc. and Patriot Insurance Management Company, Inc.
     On April 1, 2007 the Company’s majority stockholder contributed all the outstanding capital stock of The Tarheel Group, Inc., or Tarheel, to PRS Group, Inc. with the result that Tarheel and its subsidiary, Tarheel Insurance Management Company, or TIMCO, became wholly-owned indirect subsidiaries of Patriot Risk Management, Inc. As the companies were under common control, the contribution of Tarheel to PRS Group, Inc. was accounted for similar to a pooling of interests pursuant to the Financial Accounting Standards Board Statement of Financial Standards No. 141 — Business Combinations. Consequently, the accompanying consolidated financial statements have been retroactively restated, as if the combining companies had been consolidated for all periods.
     At the time that Guarantee Insurance was purchased in 2003, it had not written business since 1987 and held legacy net loss and loss adjustment expense reserves of approximately $3.2 million. Guarantee Insurance is domiciled in Florida and is currently licensed to write workers’ compensation insurance in 25 states and the District of Columbia and also holds four inactive licenses. Guarantee Insurance began writing both traditional and alternative market workers’ compensation business in 2004. Through traditional business, the Company bears the underwriting risk, ceding a portion, during certain periods, to third-party reinsurers pursuant to a quota share reinsurance agreement. Through alternative market business, the policyholder or another party bears a substantial portion of the underwriting risk through the reinsurance of the risk by a captive insurance company, a high deductible policy, a retrospectively rated policy or other risk sharing arrangement. For the year ended December 31, 2007, the Company’s traditional and alternative market business was written in 19 states and the District of Columbia, with approximately 59% concentrated in Florida.
     Through PRS Group, Inc. and its subsidiaries, collectively referred to as PRS, the Company provides a range of insurance services, currently almost entirely to Guarantee Insurance, the segregated portfolio captives organized by Guarantee Insurance’s alternative market customers and its quota share reinsurer. The fees earned by PRS from Guarantee Insurance, attributable to the portion of the insurance risk it retains, are eliminated upon consolidation. The fees earned by PRS associated with the portion of the insurance risk assumed by the segregated portfolio captives and Guarantee Insurance’s quota share reinsurer are reimbursed through a ceding commission. For financial reporting purposes, ceding commissions are treated as a reduction in net policy acquisition and underwriting expenses. The principal services provided by PRS include nurse case management services, cost containment services for workers’ compensation claims and captive management services. Patriot Risk Services, Inc. is currently licensed as an insurance agent or producer in 18 jurisdictions. Patriot Insurance Management Company is currently licensed as an insurance agent or producer in 23 jurisdictions, and Patriot Re International, Inc. is licensed as a reinsurance intermediary broker in 2 jurisdictions.
     On November 26, 2007, the directors of the Company deemed it advisable and in the Company’s best interests to proceed with the steps necessary to effectuate an initial public offering and take such actions necessary to file a Registration Statement on Form S-1 relating to the issuance and sale by the Company of its Series A common stock, including the prospectus contained therein and all required exhibits thereto with the United States Securities and Exchange Commission.

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
     Basis of Presentation
     The accompanying consolidated financial statements include the accounts of Patriot Risk Management, Inc. and its wholly owned subsidiaries. All significant intercompany balances have been eliminated in consolidation. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). GAAP differs in certain respects from Statutory Accounting Principles (SAP) prescribed or permitted by insurance regulatory authorities.
     The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known and such changes could impact the amounts reported and disclosed herein.
     Significant Accounting Policies
     Investments
     Debt securities at December 31, 2007 are classified as available for sale and stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income, net of deferred income taxes. Debt securities at December 31, 2006 were classified as held to maturity and stated at amortized cost.
     Equity securities available for sale are stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income, net of deferred income taxes. Short-term investments are carried at cost, which approximates fair value, and represent investments with initial maturities of one year or less. Real estate held for the production of income is stated at cost net of accumulated depreciation of $16,000 and $7,000 at December 31, 2007 and 2006, respectively.
     Dividend and interest income are recognized when earned. Amortization of premiums and accrual of discounts on investments in debt securities are reflected in earnings over the contractual terms of the investments in a manner that produces a constant effective yield. Investment securities are regularly reviewed for impairment based on criteria that include the extent to which cost exceeds market value, the duration of the market decline, and the financial health of and specific prospects for the issuer. Unrealized losses that are considered to be other-than-temporary are recognized in net investment gains/losses in the consolidated statements of income. Realized gains and losses on dispositions of securities are determined by the specific-identification method.
     The Company evaluates all investments for other-than-temporary impairments. Securities deemed to have other-than-temporary impairments would be written down to fair value in the period the securities are deemed to be other-than-temporarily impaired, based on management’s case-by-case evaluation of the decline in fair value and prospects for recovery. The write-down would be recognized as a realized investment loss. In 2005, the Company determined that its investment in Foundation Insurance Company, or Foundation, a limited purpose captive insurance subsidiary of Tarheel that reinsured workers’ compensation program business, was other-than-temporarily impaired and, accordingly, recognized a realized loss of approximately $1.7 million. Additionally, in 2005, the Company determined that certain equity securities available for sale were other-than-temporarily impaired and, accordingly, recognized a realized loss of approximately $1.6 million. In 2006, Tarheel invested approximately $950,000 in Foundation in order to permit Foundation to settle certain obligations relating to its business. The Company wrote down this investment in 2006. In 2007, the Company did not recognize any other than temporary impairments.

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
     At December 31, 2007, cash and invested assets with a fair value of $4.6 million were on deposit with state departments of insurance to satisfy regulatory requirements.
     Cash and Cash Equivalents
     The Company considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents.
     Premiums Receivable
     Premiums receivable are uncollateralized policyholder obligations due under normal policy terms requiring payment within a specified period from the invoice date. Premium receivable balances are reviewed by management for collectibility and management provides an allowance for doubtful accounts, as deemed necessary, which reduces premiums receivable.
     Deferred Policy Acquisition Costs
     To the extent recoverable from future policy revenues, costs that vary with and are primarily related to the production of new and renewal business have been deferred and amortized over the effective period of the related insurance policies. The Company does not include investment income in its determination of future policy revenues.
     Fixed Assets
     Fixed assets consist primarily of software, personal computers and computer-related equipment. Fixed assets are stated at cost, less accumulated depreciation. Expenditures for acquisitions are capitalized, and depreciation is computed on the straight-line method over the estimated useful lives of the assets, ranging from three to five years.
     Intangible Assets
     Intangible assets represent the value of the Company’s insurance licenses. The carrying value of intangible assets is reviewed annually for indications of value impairment. There was no impairment at December 31, 2007 or 2006.
     Loan Costs
     Fees paid in connection with the issuance of the notes payable, which are capitalized and amortized over the term of the notes, total $1.6 million and $1.1 million at December 31, 2007 and 2006, respectively, are included in other assets.
     Loss and Loss Adjustment Expense Reserves
     Loss and loss adjustment expense reserves represent the estimated ultimate cost of all reported and unreported losses incurred through December 31. The reserves for unpaid losses and loss adjustment expenses are estimated using individual case-basis valuations and statistical analyses. Management believes that the reserves for losses and loss adjustment expenses are adequate to cover the ultimate cost of losses and loss adjustment expenses thereon. However, because of the uncertainty from various sources, including changes in reporting patterns, claims settlement patterns, judicial decisions, legislation and economic condition, actual loss experience may not conform to the assumptions used in determining the estimated amounts for such liability at the balance sheet date. Loss and loss adjustment expense reserve estimates are

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
periodically reviewed and adjusted as necessary as experience develops or new information becomes known. As adjustments to these estimates become necessary, such adjustments are reflected in current operations.
     Estimating liabilities for unpaid claims and reinsurance recoveries for asbestos and environmental claims is subject to significant uncertainties that are generally not present for other types of claims. The ultimate cost of these claims cannot be reasonably estimated using traditional loss estimating techniques. The Company establishes liabilities for reported asbestos and environmental claims, including cost of litigation, as information permits. This information includes the status of current law and coverage litigation, whether an insurable event has occurred, which policies and policy years might be applicable and which insurers may be liable, if any. In addition, incurred but not reported liabilities have been established by management to cover potential additional exposure on both known and unasserted claims. Given the expansion of coverage and liability by the courts and legislatures in the past and the possibilities of similar interpretation in the future, there is significant uncertainty regarding the extent of the insurers’ liability.
     In management’s judgment, information currently available has been adequately considered in estimating the Company’s ultimate cost of insured events. However, future changes in these estimates could have a material adverse effect on the Company’s financial condition.
     Reinsurance
     Reinsurance premiums, losses, and loss adjustment expenses are accounted for on bases consistent with those used in accounting for the underlying policies issued and the terms of the reinsurance contracts.
     Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Reinsurance contracts do not relieve the Company from its primary obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk with respect to the individual reinsurer that participates in its ceded programs to minimize its exposure to significant losses from reinsurer insolvencies. The Company holds collateral as deemed appropriate to secure amounts recoverable from reinsurers.
     The reinsurance recoverable on paid losses is carried net of an allowance for doubtful accounts of $300,000 at December 31, 2007 and 2006.
     Revenue Recognition
     Premiums are earned pro rata over the terms of the policies which are typically annual. The portion of premiums that will be earned in the future are deferred and reported as unearned premiums.
     Through PRS Group, Inc., the Company earns insurance services income by providing a range of insurance services almost exclusively to Guarantee Insurance, for its benefit and for the benefit of the segregated portfolio captives and its quota share reinsurer. Insurance services income is earned in the period that the services are provided. Insurance services include nurse case management, cost containment and captive management services. Insurance service income for nurse case management services is based on a monthly charge per claimant. Insurance service income for cost containment services is based on a percent of claim savings. Insurance services income for captive management services is based on a percentage of earned premium ceded to captive reinsurers in the alternative market. Unconsolidated insurance services segment income includes all insurance services income earned by PRS Group, Inc. However, the insurance services income earned by PRS Group, Inc. from Guarantee Insurance that is attributable to the portion of the insurance risk that Guarantee Insurance retains is eliminated upon consolidation. Therefore, the Company’s consolidated insurance services income consists of the fees earned by PRS Group, Inc. that are attributable to the portion of the insurance risk assumed by the segregated portfolio captives and Guarantee

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
Insurance’s quota share reinsurer, which represent the fees paid by the segregated portfolio captives and Guarantee Insurance’s quota share reinsurer for services performed on their behalf and for which Guarantee Insurance is reimbursed through a ceding commission. For financial reporting purposes, the Company treats ceding commissions as a reduction in net policy acquisition and underwriting expenses.
     State Guaranty Fund and Other Assessments
     The Company is subject to state guaranty funds and other assessments. Such assessments are accrued when they are reasonably estimable. Premium-based assessments are accrued at the time the premiums are written and loss-based assessments are accrued at the time the losses are incurred. Other assessments are accrued upon notification of the assessment.
     Income Taxes
     The Company files a consolidated federal income tax return. The tax liability of the group is apportioned among the members of the group in accordance with the portion of the consolidated taxable income attributable to each member of the group, as if computed on a separate return. To the extent that the losses of any member of the group are utilized to offset taxable income of another member of the group, the Company takes the appropriate corporate action to “purchase” such losses. To the extent that a member of the group generates any tax credits, such tax credits are allocated to the member generating such tax credits. Deferred income taxes are recorded on the differences between the tax bases of assets and liabilities and the amounts at which they are reported in the financial statements. Deferred income taxes are also recorded for operating loss and tax credit carryforwards. Recorded amounts are adjusted to reflect changes in income tax rates and other tax law provisions as they become enacted and represent management’s best estimate of future income tax expenses or benefits that will ultimately be incurred or recovered. The Company maintains a valuation allowance for any portion of deferred tax assets which management believes it is more likely than not that the Company will be unable to utilize to offset future taxes.
     Earnings Per Share
     Basic earnings per share is based on weighted average ordinary shares outstanding and excludes dilutive effects of stock options and stock awards. Diluted earnings per share assumes the exercise of all dilutive stock options and stock awards using the treasury method.
     Segment Information
     The Company operates two segments: Insurance and Insurance Services. These segments have been established in a manner that is consistent with the way results are regularly evaluated by management in deciding how to allocate resources and in assessing performance.
(2)	Debt Securities
     At December 31, 2006, the Company did not anticipate that its debt securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments and, accordingly, these securities were classified as held to maturity. In accordance with Statement of Financial Accounting Standards No. 115 (As Amended) - Accounting for Certain Investments in Debt and Equity Securities (SFAS 115), debt securities at December 31, 2006 were stated at amortized cost.
     In 2007, the Company purchased state and political subdivision debt securities with the intent that such securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments. Accordingly, the Company classified these state and

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
political subdivision debt securities as available for sale. In accordance with SFAS 115, these state and political subdivision debt securities were stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes.
     At December 31, 2007, the increased volatility in the debt securities market substantially increased the likelihood that the Company would, on a routine basis, desire to sell its debt securities and redeploy the proceeds into alternative asset classes or into alternative securities with better yields or lower exposure to decreases in fair value. The Company anticipated that all of its debt securities would be available to be sold in response to changes in interest rates or changes in the availability of and yields on alternative investments. Accordingly, the Company transferred all of its debt securities that were not already classified as available for sale from held to maturity to available for sale. In accordance with SFAS 115, all of the Company’s debt securities at December 31, 2007 were stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes. In connection with the transfer of debt securities from held to maturity to available for sale, the Company recognized a net unrealized gain of approximately $215,000, which is included in other comprehensive income for the year ended December 31, 2007.
     The amortized cost, gross unrealized gains, gross unrealized losses and fair values of debt securities at December 31, 2007 and 2006 are as follows:
2007

		Gross	Gross
	Amortized	Unrealized	Unrealized
Available for sale	Cost	Gains	Losses	Fair Value
	(in thousands)
U.S. government securities	$3,997	$36	$—	$4,033
U.S. government agencies	2,742	8	1	2,749
Asset-backed and mortgage-backed securities	15,994	130	11	16,113
State and political subdivisions	22,212	303	—	22,515
Corporate securities	10,225	87	34	10,278

	$55,170	$564	$46	$55,688

2006

		Gross	Gross
	Amortized	Unrealized	Unrealized
Held to maturity	Cost	Gains	Losses	Fair Value
	(in thousands)
U.S. government securities	$5,287	$—	$42	$5,245
U.S. government agencies	8,921	44	—	8,965
Corporate securities	16,489	19	93	16,415

	$30,697	$63	$135	$30,625

     The estimated fair value and gross unrealized losses on debt securities, aggregated by investment category and length of time that individual investment securities have been in a continuous unrealized loss position, as of December 31, 2007 and 2006 are as follows:

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
2007

	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Available for sale	Value	Losses	Value	Losses	Value	Losses

	(in thousands, except numbers of securities data)
U.S. government securities	$651	$1	$—	$—	$651	$1
U.S. government agencies	—	—	1,059	1	1,059	1
Asset-backed and mortgage-backed securities	882	3	1,454	8	2,336	11
Corporate securities	2,427	30	2,742	3	5,169	33

Total	$3,960	$34	$5,255	$12	$9,215	$46

Total Number of Securities in an Unrealized Loss Position		12		18		30

2006

	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Held to maturity	Value	Losses	Value	Losses	Value	Losses

	(in thousands, except numbers of securities data)
U.S. government securities	$3,013	$14	$2,132	$28	$5,145	$42
U.S. government agencies	1,510	—	—	—	1,510	—
Corporate securities	4,902	13	6,749	80	11,651	93

Total	$9,425	$27	$8,881	$108	$18,306	$135

Total Number of Securities in an Unrealized Loss Position		34		27		61

     In reaching the conclusion that the investments in an unrealized loss position are not other than temporarily impaired, the Company considered the fact that there were no specific events which caused concerns, there were no past due interest payments, the Company has the ability and intent to retain the investment for a sufficient amount of time to allow an anticipated recovery in value and the changes in market value were considered normal in relation to overall fluctuations in interest rates.
     Amortized cost and estimated fair value of the Company’s debt securities available for sale at December 31, 2007, by contractual maturity, are as follows:

	Amortized	Fair
	Cost	Value

	(in thousands)
Due in one year or less	$7,323	$7,343
Due after one year through five years	18,218	18,398
Due after five years	13,635	13,834

	39,176	39,575
Asset-backed and mortgage-backed securities	15,994	16,113

	$55,170	$55,688

     The actual maturities in the foregoing table may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Expected maturities of asset-backed and mortgage-backed securities may differ from contractual maturities because

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
borrowers may have the right to call or prepay the obligations and are, therefore, classified separately with no specific contractual maturity dates.
(3) Equity Securities Available for Sale
     The cost, gross unrealized gains, gross unrealized losses and fair values of equity securities available for sale as of December 31, 2007 and 2006 are as follows:
2007

		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

(in thousands)
Common stock	$1,341	$—	$707	$634

2006

		Gross	Gross
		Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

(in thousands)
Common stock	$1,622	$216	$257	$1,581

     At December 31, 2007, the Company held a total of eight industrial and miscellaneous equity securities, all of which were in a gross unrealized loss position.
     The estimated fair value and gross unrealized losses on equity securities available for sale, aggregated by investment category and length of time that individual investment securities have been in a continuous unrealized loss position, as of December 31, 2007 and 2006 are as follows:
2007

	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

	(in thousands, except numbers of securities data)
Stocks — common stocks	$407	$286	$227	$421	$634	$707

Total Number of Securities in an Unrealized Loss Position		2		6		8

2006

	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

	(in thousands, except numbers of securities data)
Stocks — common stocks	$—	$—	$413	$257	$413	$257

Total Number of Securities in an Unrealized Loss Position		—		6		6

(4) Net Investment Income
     The details of investment income, net of investment expenses which are primarily attributable to interest credited to funds held balances, are as follows:

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)

	2007	2006	2005

	(in thousands)
Debt securities	$2,088	$764	$413
Equity securities	8	15	38
Cash, cash equivalents, short-term and other investment income	412	1,264	755
Rent income	10	10	—

Gross investment income	2,518	2,053	1,206
Investment expenses	(1,192)	(732)	(129)

Net investment income	$1,326	$1,321	$1,077

(5) Net Realized Losses on Investments
     Proceeds from the sale, maturity or repayment of debt securities were $20.8 million, $6.9 million and $3.9 million for the years ended December 31, 2007, 2006 and 2005, respectively. Proceeds from the sales of equity securities available for sale were $280,000, $1.8 million and $1.7 million for the years ended December 31, 2007, 2006 and 2005, respectively. Net realized losses on investments were comprised of the following:

	2007	2006	2005

	(in thousands)
Debt securities:
Gross realized gains on sales	$3	$—	$—
Gross realized losses on sales	—	—	—

Net realized gains on debt securities	3	—	—

Equity securities:
Gross realized gains on sales	—	587	265
Gross realized losses:
On sales	(8)	(194)	—
On securities deemed other-than-temporarily impaired	—	(1,739)	(2,563)

Net realized losses on equity securities	(8)	(1,346)	(2,298)

Net realized losses on investments	$(5)	$(1,346)	$(2,298)

(6) Premiums Receivable
     Premiums receivable, which are net of an allowance for uncollectible accounts of $700,000 as of December 31, 2007 and 2006, are comprised of uncollected premium balances which have been billed and are in the course of collection and installments booked but deferred and not yet due. Installments booked but deferred and not yet due represent estimated future premium amounts to be paid ratably over the terms of inforce policies based upon established payment arrangements. Premiums receivable as of December 31, 2007 and 2006 are as follows:

	2007	2006

	(in thousands)
Uncollected premium balances in the course of collection	$4,718	$11,273
Installments booked but deferred and not yet due	32,030	8,177

Premiums receivable	$36,748	$19,450

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
(7) Deferred Policy Acquisition Costs
     The policy acquisition costs that the Company has capitalized and amortized over the effective period of the related policies are as follows:

	2007	2006	2005

	(in thousands)
Balance, beginning of period	$774	$1,410	$(66)
Amounts capitalized:
Direct and assumed	19,852	14,582	11,138
Ceding commissions	(18,492)	(15,253)	(7.806)

Amounts capitalized, net of ceding commissions	1,360	(671)	3,332

Amounts amortized, net of ceding commissions	(657)	35	(1,856)

Balance, end of period	$1,477	$774	$1,410

(8) Fixed Assets
     Fixed assets as of December 31, 2007 and 2006 are summarized as follows:

	2007	2006

	(in thousands)
Software	$1,857	$1,653
Furniture, equipment and leasehold improvements	706	350

	2,563	2,003
Accumulated depreciation and amortization	(1,398)	(592)

Fixed assets, net of accumulated depreciation	$1,165	$1,411

     The Company recorded depreciation and amortization expense of $884,000, $364,000 and $134,000 for the years ended December 31, 2007, 2006 and 2005, respectively.
(9) Reinsurance
     To reduce the Company’s exposure to losses from events that cause unfavorable underwriting results, the Company has reinsured certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers under excess of loss agreements and quota share agreements. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies.
     The Company generally cedes 90% of premiums and loss exposure on the alternative market to segregated portfolios within a captive reinsurer.
     During 2006, the Company entered into a quota share agreement with National Indemnity Company, a Berkshire Hathaway subsidiary. Under the terms of this agreement, the Company cedes 50% of all net retained liabilities arising from all insurance and reinsurance business undertaken, excluding business written in South Carolina, Georgia, and Indiana. This quota share agreement covers all losses less than $500,000. This contract was renewed during 2007 with the same terms as the 2006 contract.

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
     For traditional workers’ compensation claims, Guarantee Insurance retains $1.0 million per occurrence and cedes losses greater than this $1.0 million retention. The amount of the excess of loss reinsurance that applies to such claims totals $19.0 million per occurrence, provided in three layers, including a so-called “clash cover” treaty in the highest layer, which only covers occurrences resulting in losses involving more than one injured worker. Our first, second and third layers of excess of loss reinsurance provide $4.0 million of coverage per occurrence in excess of our $1.0 million retention, $5.0 million of coverage per occurrence in excess of $5.0 million and $10.0 million of coverage per occurrence in excess of $10.0 million, respectively.
     For alternative market workers’ compensation claims, Guarantee Insurance also retains $1.0 million per occurrence. Guarantee Insurance generally cedes 90% of the losses falling within this $1.0 million retention under the segregated cell captive quota share reinsurance agreements described above.
     Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. Charges for uncollectible reinsurance are included in net losses and loss adjustment expenses in the consolidated statements of income. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risks arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.
     The effects of reinsurance on premiums written and earned are as follows:

	2007		2006		2005
	Written	Earned	Written	Earned	Written	Earned

	(in thousands)
Direct and assumed premiums	$85,810	$73,714	$62,372	$60,672	$47,576	$55,781
Ceded premiums	54,849	49,101	42,986	39,619	23,617	34,445

Net premiums	$30,961	$24,613	$19,386	$21,053	$23,959	$21,336

     The amount of recoveries pertaining to reinsurance contracts that were deducted from losses incurred for the years ended December 31, 2007, 2006 and 2005 was approximately $17.5 million, $26.1 million and $19.0 million, respectively.
     The Company provided letters of credit for $612,000 and $720,000 as of December 31, 2007 and 2006, respectively, in connection with certain business assumed. The Company pledged assets of $658,000 as collateral for these letters of credit as of December 31, 2006. No assets were pledged as collateral as of December 31, 2007.
(10) Federal Income Taxes
     In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting and reporting for uncertain tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition, measurement and presentation of uncertain tax positions taken or expected to be taken in an income tax return. The Company adopted the provisions of FIN 48 effective January 1, 2007. The total amount of unrecognized tax benefits as of December 31, 2007 associated with FIN 48 was approximately $711,000. The Company had no accrued interest or penalties related to unrecognized tax benefits as of December 31, 2007.
     The provision for income taxes consists of the following:

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)

	2007	2006	2005

	(in thousands)
Current income tax expense	$899	$1,419	$1,260
Deferred income tax expense (benefit):
Tax expense (benefit) on temporary differences	581	(387)	(709)
Increase (decrease) in valuation allowance	(1,912)	457	136

Deferred income tax expense (benefit)	(1,331)	70	(573)

Income tax expense (benefit)	$(432)	$1,489	$687

     The Company maintains a valuation allowance for any portion of deferred tax assets which management believes it is more likely than not that the Company will be unable to utilize to offset future taxes. At December 31, 2005 and 2006, the Company provided a full valuation allowance on the deferred tax asset attributable to net operating loss carryforwards generated by Tarheel. On April 1, 2007, when the Company’s majority stockholder contributed all the outstanding capital stock of Tarheel to Patriot Risk Management, Inc., management determined that its operating performance, coupled with its expectations to generate future taxable income, indicated that it was more likely than not that the Company will be able to utilize this asset to offset future taxes and, accordingly, the Company recognized the reversal of this valuation allowance. The utilization of net operating loss carryforwards generated by Tarheel is subject to annual limitations. Management believes that a substantial portion of these net operating loss carryforwards will be utilized in 2008. However, because these net operating loss carryforwards originated as a result of a business combination between two entities under common control, management believes that the balance, if any, upon the consummation of the Company’s planned initial public offering as discussed in Note 1 will be subject to additional limitations and, accordingly, may not be available for utilization.
     The Company’s actual income tax rates, expressed as a percent of net income before income tax expense, vary from statutory federal income tax rates due to the following:

	2007		2006		2005
	Amount	Rate	Amount	Rate	Amount	Rate

	(in thousands)
Income before income tax expense	$1,947		$3,099		$1,787

Income tax at statutory rate	$662	34.0)%	$1,054	34.0%	608	34.0%
Tax effect of:
Tax exempt investment income	(85)	(4.3)	—	—	—	—
Other items, net	127	6.5	(22)	(0.7)	(57)	(3.2)
Unrecognized tax benefits	711	36.5	—	—	—	—
True up related to prior years	65	3.3)	—	—	—	—

	1,480	76.0	1,032	33.3	551	30.8
Increase (decrease) in valuation allowance	(1,912)	(98.2)	457	14.7	136	7.6)

Actual income tax rate	$(432)	(22.2)%	$1,489	48.0%	$687	38.4%

     If the total amount of unrecognized tax benefits associated with FIN 48 had been recognized, the Company’s actual income tax rate for 2007 would have been 14.3%.
     The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 2007 and 2006 are as follows:

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)

	2007	2006

Deferred Tax Assets	(in thousands)
Loss reserve adjustments	$1,174	$980
Unearned premium adjustments	965	777
Net operating loss carryforward	1,318	1,912
Unrealized capital losses	64	14
Other than temporary impairment on investments	431	447
Stock option compensation	111	65
Bad debt allowance	340	340
Other	125	—

	4,528	4,535
Less valuation allowance	—	(1,912)

Total deferred tax assets	4,528	2,623

Deferred Tax Liabilities
Deferred acquisition costs	502	655
Unrecognized tax benefits	711	—
Purchase price adjustment	293	293
Other	—	36

Total deferred tax liabilities	1,506	984

Net deferred tax assets	$3,022	$1,639

     The Company and its subsidiaries file a consolidated federal income tax return. The Company’s evaluation of uncertain tax positions was performed for all tax years which remained subject to U.S. federal income tax examinations as of December 31, 2007, which included all years since it commenced business in 2003. When applicable, the Company accounts for interest and penalties generated by tax contingencies as interest and other expenses included in other operating expenses in the income statement.
     At December 31, 2007, the Company had $3.8 million of net operating loss carryforwards, which expire as follows: approximately $600,000 in 2023, $1.8 million in 2024, $400,000 in 2025 and $1.0 million in 2026.
(11) Losses and Loss Adjustment Expenses
     The following table provides a reconciliation of the Company’s aggregate beginning and ending reserves for losses and loss adjustment expenses, net of reinsurance recoverables:

	2007	2006	2005

	(in thousands)
Balances, January 1	$65,953	$39,084	$19,989
Less reinsurance recoverable	(41,103)	(21,699)	(8,189)

Net balances, January 1	24,850	17,385	11,800

Incurred related to
Current years	18,642	15,328	11,439
Prior years	(3,460)	2,511	583

Total incurred	15,182	17,839	12,022

Paid related to
Current years	4,668	3,290	4,674
Prior years	8,800	7,084	1,763

Total paid	13,468	10,374	6,437

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)

	2007	2006	2005

	(in thousands)
Net balances, December 31	26,564	24,850	17,385
Plus reinsurance recoverable	43,317	41,103	21,699

Balances, December 31	$69,881	$65,953	$39,084

     There were no significant changes in the key assumptions utilized in the analysis and calculations of the Company’s reserves during the years ended December 31, 2007, 2006 or 2005.
     As a result of favorable development on prior accident year reserves, incurred losses and loss adjustment expenses decreased by approximately $3.5 million for the year ended December 31, 2007. Of this $3.5 million, approximately $2.2 million relates to favorable development on workers’ compensation reserves attributable to the fact that 165 claims incurred in 2004 and 2005 were ultimately settled in 2007 for approximately $600,000 less than the specific case reserves that had been established for these exposures at December 31, 2006. In addition, as a result of this favorable case reserve development during 2007, the Company reduced its loss development factors utilized in estimating claims incurred but not yet reported resulting in a reduction of estimated incurred but not reported reserves as of December 31, 2007. The $3.5 million of favorable development in 2007 also reflects approximately $1.3 million of favorable development on legacy asbestos and environmental exposures and commercial general liability exposures as a result of the further run-off of this business and additional information received from pool administrators on pooled business that we participate in.
     As a result of adverse development on prior accident year reserves, incurred losses and loss adjustment expenses increased by approximately $2.5 million for the year ended December 31, 2006. Of the $2.5 million, approximately $2.0 million relates to workers’ compensation claims and approximately $500,000 to legacy asbestos and environmental exposures and commercial general liability exposures. The adverse development on workers’ compensation claims primarily resulted from approximately $1.5 million of unallocated loss adjustment expenses paid in 2006 related to the 2004 and 2005 accident years in excess of amounts reserved for these expenses as of December 31, 2005. In addition, based upon additional information that became available on known claims during 2006, the Company strengthened our reserves by approximately $500,000 for the 2004 and 2005 accident years. The reserves for legacy claims were increased due to information received from pool administrators as well as additional consideration of specific outstanding claims.
     As a result of adverse development on prior accident year reserves, incurred losses and loss adjustment expenses increased by $583,000 for the year ended December 31, 2005. The $583,000 of adverse development reflects approximately $162,000 of adverse development in 2005 on workers’ compensation reserves for prior accident years and approximately $421,000 of adverse development in 2005 on legacy asbestos and environmental exposures and commercial general liability exposures, the latter as discussed more fully below.
     The Company has exposure to these legacy claims incurred prior to 1984 arising from the sale of general liability insurance and participation in reinsurance pools administered by certain underwriting management organizations. As industry experience in dealing with these exposures has accumulated, various industry-related parties have evaluated newly emerging methods for estimating asbestos-related and environmental pollution liabilities, and these methods have attained growing credibility. In addition, outside actuarial firms and others have developed databases to supplement the information that can be derived from a company’s claim files. The Company estimates the full impact of these legacy claims by establishing full cost basis reserves for all known losses and computing incurred but not reported losses based on previous experience and available industry data. These liabilities are subject to greater than normal variation and uncertainty, and an indeterminable amount of additional liability may develop over time.
     The following table provides a reconciliation between the beginning and ending reserves for losses and loss adjustment expenses, net of reinsurance recoverables, for legacy asbestos and environmental

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
exposures which are included in the reconciliation of the Company’s aggregate beginning and ending reserves for losses and loss adjustment expenses above:

	2007	2006	2005

	(in thousands)
Balances, January 1	$6,999	$7,302	$7,433
Less reinsurance recoverable	(3,402)	(3,780)	(3,735)

Net balances, January 1	3,597	3,522	3,698
Incurred related to claims in prior years	(169)	363	119
Paid related to prior years	(397)	(288)	(295)

Net balances, December 31	3,031	3,597	3,522
Plus reinsurance recoverable	3,758	3,402	3,780

Balances, December 31	$6,789	$6,999	$7,302

     The following table provides a reconciliation between the beginning and ending reserves for losses and loss adjustment expenses, net of reinsurance recoverables, for legacy commercial general liability exposures which are included in the reconciliation of the Company’s aggregate beginning and ending reserves for losses and loss adjustment expenses above:

	2007	2006	2005

	(in thousands)
Balances, January 1	$6,050	$6,006	$5,864
Less reinsurance recoverable	(2,974)	(2,949)	(2,773)

Net balances, January 1	3,076	3,057	3,091
Incurred related to claims in prior years	(1,154)	153	302
Paid related to prior years	(176)	(134)	(336)

Net balances, December 31	1,746	3,076	3,057
Plus reinsurance recoverable	1,996	2,974	2,949

Balances, December 31	$3,742	$6,050	$6,006

(12) Notes Payable
     The Company had a note payable to the former owner of Guarantee Insurance, with a principal balance of $8.8 million as of March 30, 2006. On that date, the Company entered into a settlement and termination agreement with the former owner of Guarantee Insurance that allowed for the early extinguishment of the $8.8 million note payable for $2.2 million in cash and release of the indemnification agreement previously entered into by the parties. The Company recognized a gain on the early extinguishment of debt of $6.6 million.
     Effective March 30, 2006, the Company entered into a loan agreement for $8.7 million with an interest rate of prime plus 4.5% (effectively 11.75% at December 31, 2007). Principal and interest payments of $125,000 are made monthly beginning May 15, 2006. Due to the variable rate, the payment amount may change. The proceeds of the loan, net of loan and guaranty fee costs, totaled approximately $7.2 million and were used to provide $3.0 million of additional surplus to Guarantee Insurance, pay the $2.2 million early extinguishment of debt noted above, loan $750,000 to Tarheel which was invested in Foundation to enable it to settle certain obligations, redeem common stock for approximately $1.0 million and for general corporate

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
purposes. In September 2007, the Company borrowed an additional $5.7 million from the same lender under the same interest rate terms as the loan taken in 2006. The proceeds of the additional loan, net of loan and guaranty fee costs, totaled approximately $4.9 million and were used to provide $3.0 million of additional surplus to Guarantee Insurance and to pay federal income taxes of approximately $1.9 million on the 2006 gain on early extinguishment of debt.
     The aggregate principal balance and accrued interest associated with this loan at December 31, 2007 were approximately $13.5 million and $65,000, respectively. The loan is secured by a first lien on all the assets of Patriot Risk Management, Inc., PRS Group, Inc., Guarantee Insurance Group, Inc., Patriot Risk Services, Inc., SunCoast Capital, Inc. and Patriot Risk Management of Florida, Inc. The loan has a financial covenant requiring that Guarantee Insurance maintain equity pursuant to generally accepted accounting principles exceeding $14.5 million. The Company was in compliance with this covenant at December 31, 2007. The loan also has a financial covenant requiring that the Company maintain consolidated stockholders’ equity pursuant to generally accepted accounting principles exceeding $5.5 million. The Company was not in compliance with this financial covenant, and certain other non-financial covenants, at December 31, 2007. However, pursuant to the loan agreement, these failed covenants were not deemed to constitute an event of default. The Company complied with the consolidated stockholders’ equity financial covenant subsequent to December 31, 2007.
     As of December 31, 2007, the Company’s obligation for future payments on notes payable, based on the rates in effect at December 31, 2007, are as follows:

			Guaranty
	Principal	Interest	Fees	Total

	(in thousands)
2008	$1,041	$1,526	$428	$2,995
2009	1,161	1,406	496	3,063
2010	1,305	1,262	449	3,016
2011	1,466	1,101	397	2,964
Thereafter	8,563	2,356	933	11,852

	$13,536	$7,651	$2,703	$23,890

     The Company has outstanding surplus notes with aggregate principal and accrued interest of approximately $1.3 million and $115,000, respectively. The notes call for the Company to pay, on or before sixty months from the issue date, the principal amount of the notes and interest quarterly at the rate of 3%, compounded annually. Any payments of principal and interest are subject to the written authorization of the Florida Office of Insurance Regulations (Florida OIR). The principal balance of the surplus notes and accrued interest thereon are due in 2009. Repayment is subject to Florida OIR authorization.
(13) Subordinated Debentures
     During 2005, the Company issued subordinated debentures totaling $2.0 million. The debentures have a 3-year term and bear interest at the rate of 3% compounded annually. The debentures are subject to renewal on the same terms and conditions at the end of the term. The aggregate principal balance and accrued interest on these debentures were approximately $1.8 million and $138,000 at December 31, 2007.
(14) Common and Preferred Stock
     The Company’s authorized common stock consists of 3,000,000 shares of common stock — Series A, par value $0.001 per share, and 800,000 shares of common stock — Series B, par value $0.001 per share. Common stock — Series A shares have the right to one vote per share and common stock — Series B shares have the right to four votes per share.

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
     As of December 31, 2007, the Company had 561,289 shares of common stock — Series A and 800,000 shares of common stock — Series B issued and outstanding. As of December 31, 2006, the Company had 520,789 shares of common stock — Series A and 800,000 shares of common stock — Series B issued and outstanding.
     The Company issued common stock and paid in capital, granted unrestricted common stock and redeemed common stock based on the estimated fair values per share, which have ranged from $8.01 to $10.44. Fair values per share are established by the board of directors based on an evaluation of the Company’s financial condition and results of operations.
     The Company’s authorized preferred stock consists of 800,000 shares of preferred stock — Series A. As of December 31, 2007 and 2006, no preferred stock was issued or outstanding.
     The Company plans to reclassify all outstanding shares of common stock — Series A and common stock — Series B into shares of common stock on a one-for-one basis upon consummation of the planned initial public offering as discussed in Note 1.
(15) Share-Based Compensation Plan
     In 2005, the Company approved a share-based compensation plan pursuant to which it granted options during 2005 (2005 Plan). In 2006, the Company approved another share-based compensation plan pursuant to which it has granted options since 2006 (2006 Plan, and together with the 2005 Plan, the Plans). Under the Plans, each option granted must bear an exercise price that is not less than the fair market value of the underlying common stock on the date of grant.
     On February 11, 2005, the Company granted 10-year stock options to members of its board of directors to purchase a total of 90,000 shares. These options, which have an exercise price of $5.00 per share, vested ratably over two years from the grant date. 35,000 of these options remain outstanding at December 31, 2007. On December 30, 2005, the Company granted 10-year stock options to certain directors and officers to purchase a total of 57,500 shares at an exercise price of $8.02 per share. Options granted to directors vested ratably over two years, and options granted to officers vested ratably over three years. 27,500 of these options remain outstanding at December 31, 2007. The pro forma disclosures as required by Financial Accounting Standards Board Statement of Financial Standards No. 123, Share-Based Payment are not material.
     Between February 23 and December 18, 2006, the Company granted 10-year stock options to certain directors and officers to purchase a total of 82,500 shares at an exercise price of $8.02 per share, with the same vesting schedules as described above. 52,500 of these options remain outstanding at December 31, 2007.
     Between March 5 and July 10, 2007, the Company granted 10-year stock options to certain directors and officers to purchase a total of 58,500 shares at an exercise price of $8.02 per share, with the same vesting schedules as described above. All of these options to purchase common stock of the Company remain outstanding at December 31, 2007. No further options have been granted since July 10, 2007.
     In accordance with the Plans, each of the options was granted at an exercise price equal to the fair value per share of the common stock as established by the board of directors. With respect to the February 11 and December 30, 2005 grants, the exercise price for these options was initially set at $10.00 and $14.78, respectively. Between 2003 and 2005, investors purchased shares of common stock at $10.00 per share, and the $10.00 exercise price was based on the price paid by investors for the common stock. Later in 2005, as the Company was working with an investment bank in contemplation of a capital raising transaction, the board, based on its understanding and evaluation of the Company’s financial condition and results of

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
operations at that time, determined that the fair value of the common stock was $14.78 per share, and set the exercise price of the December 30, 2005 options at that price. Subsequently, in early 2006, the board evaluated the actual results of 2005, which were less favorable than expected. During this period, the proposed capital raising transaction was withdrawn. Based on its evaluation of the Company’s actual 2005 financial performance and diminished prospects for raising additional capital, the board determined that the fair value of the common stock in 2005 was significantly less than it had previously estimated, and accordingly reduced the exercise prices of the February 11 and December 30, 2005 options to $5.00 and $8.02, respectively, which prices represented the board’s revised estimation of the per share fair value of the underlying shares as of the date of the relevant option grant. This action was not deemed to have a material impact on the Company’s financial condition or results of operations for any of the periods presented. For all option grants subsequent to December 30, 2005, the board determined the fair value of the underlying common stock to be $8.02 per share. The board did not secure an independent appraisal to verify that valuation because it concluded that an independent valuation would not result in a more meaningful or accurate determination of fair value under the circumstances. The Company’s financial condition, as measured by its internal financial statements and Guarantee Insurance’s statutory surplus levels and uncertainties related to its abilities to increase premium writings due to surplus constraints, did not change appreciatively between December 30, 2005 and the dates of the subsequent option grants.
     In December 2004, the Financial Accounting Standards Board issued Statement of Financial Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R). SFAS 123R requires the compensation cost relating to stock options granted or modified after December 31, 2005 to be recognized in financial statements using the fair value of the equity instruments issued on the grant date of such instruments, and will be recognized as compensation expense over the period during which an individual is required to provide service in exchange for the award (typically the vesting period). The Company adopted SFAS 123R effective January 1, 2006, and the impact of the adoption was not significant to the Company’s financial statements.
     The fair value of each stock option grant is established on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2007 and 2006. The expected volatility is 32% for options granted in 2007 and 2006, based on historical volatility of similar entities that are publicly traded. The estimated term of the options, all of which expire ten years after the grant date, is six years based on expected behavior of the group of option holders. The assumed risk-free interest rate is 4-5% for options granted in 2007 and 2006, based on yields on five to seven year U.S. Treasury Bills, which term approximates the estimated term of the options. The expected forfeiture rate is 18% on options granted in 2007 and 11% on options granted in 2006. There was no expected dividend yield for the options granted in 2006 or 2007.
     The following table summarizes stock options granted, exercised and canceled.

		Weighted
	Number of	Average
	Options	Exercise
	(in thousands)	Price

Options Outstanding, January 1, 2005	—	$—
Options granted	148	6.18
Options exercised	—	—
Options canceled	—	—

Options Outstanding, December 31, 2005	148	6.18
Options granted	72	8.02
Options exercised	—	—
Options canceled	(55)	5.00

Options Outstanding, December 31, 2006	165	7.38
Options granted	58	8.02
Options exercised	—	—

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)

		Weighted
	Number of	Average
	Options	Exercise
	(in thousands)	Price

Options canceled	(50)	8.02

Options Outstanding, December 31, 2007	173	$7.41

Options Exercisable, December 31, 2007	75	$6.58

     The total intrinsic value of options outstanding and options exercisable at December 31, 2007 was approximately $106,000. Unvested options have no total intrinsic value at December 31, 2007.
     The weighted-average grant-date fair value of options granted during the years ended December 31, 2007, 2006 and 2005 was $2.24, $3.27 and $2.44, respectively. No options were exercised during the year ended December 31, 2007, 2006 or 2005. The range of exercise prices for options outstanding at December 31, 2007 was $5.00 to $8.02.
     A summary of the status of the Company’s unvested options is as follows:

		Weighted
	Number of	Average
	Options	Grant Date
	(in thousands)	Fair Value

Unvested options, January 1, 2005	—	$—
Options granted	148	2.44
Options vested	—	—
Options canceled	—	—

Unvested options, December 31, 2005	148	2.44
Options granted	72	3.27
Options vested	(38)	2.62
Options canceled	(55)	1.94

Unvested options, December 31, 2006	127	3.07
Options granted	58	2.24
Options vested	(47)	2.77
Options canceled	(40)	3.25

Unvested options, December 31, 2007	98	$2.65

     As of December 31, 2007, there was approximately $94,000 of total unrecognized compensation cost related to unvested stock-based compensation awards granted under the Plan. That cost is expected to be recognized over a weighted average period of 1.7 years.
     The Company has also granted stock awards to members of the board of directors. During 2006, 62,500 of stock awards were granted to members of the board of directors with a per-share value of $8.02 and a total value of $501,000. During 2007, 53,000 of stock awards were granted to members of the board of directors with a per-share value of $8.02 and a total value of $425,060.
(16) Capital, Surplus and Dividend Restrictions
     At the time the Company acquired Guarantee Insurance, it had a large statutory accumulated deficit. At December 31, 2007, the statutory accumulated deficit was approximately $93 million. Under Florida law, insurance companies may only pay dividends out of available and accumulated surplus funds derived from realized net operating profits on their business and net realized capital gains, except under limited circumstances with the prior approval of the Florida OIR. Moreover, pursuant to a consent order issued by Florida OIR on December 29, 2006 in connection with the redomestication of Guarantee Insurance from South Carolina to Florida, the Company is prohibited from paying dividends, without Florida OIR approval, until December 29, 2009. Therefore, it is unlikely that Guarantee Insurance will be able to pay dividends for

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
the foreseeable future without the prior approval of the Florida OIR. No dividends were paid in 2007, 2006 or 2005.
     The Company is required to periodically submit financial statements prepared in accordance with prescribed or permitted statutory accounting practices (SAP) to the Florida OIR. Prescribed SAP includes state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted SAP encompasses all accounting practices that are not prescribed; such practices may differ from company to company and may not necessarily be permitted in subsequent reporting periods. The Company has no permitted accounting practices. SAP varies from GAAP. Guarantee Insurance Company reported a SAP net loss of approximately $802,000, for the year ended December 31, 2007 and SAP net income of approximately $457,000 and $1.2 million for the years ended December 31, 2006 and 2005, respectively. SAP surplus as regards policyholders was $14.4 million and $9.8 million at December 31, 2007 and 2006, respectively. Pursuant to the Florida OIR December 29, 2006 consent order, Guarantee Insurance is required to maintain a minimum statutory policyholders surplus of the greater of $9.0 million or 10% of its total liabilities excluding taxes, expenses and other obligations due or accrued. At December 31, 2007, 10% of Guarantee Insurance’s total liabilities excluding taxes, expenses and other obligations due or accrued was approximately $8.8 million.
     The Company’s business is regulated at federal, state and local levels. The laws and rules governing the Company’s business are subject to broad interpretations and frequent change. Regulators have significant discretion as to how these laws and rules are administered. Workers’ compensation insurance is subject to significant regulation. Changes to existing laws and the introduction of future laws may change the Company’s concentration of premiums as well as liabilities associated with claims, administrative expenses, taxes, benefit interpretations and other actions.
     The Company strives to conduct its operations in accordance with standards, rules and guidelines established by the NAIC. These standards, rules and guidelines are interpreted by the insurance department of each state against the background of state-specific legislation.
     Insurance companies are subject to certain Risk-Based Capital (RBC) requirements as specified by the Florida insurance laws. Under RBC requirements, the amount of capital and surplus maintained by a property/casualty insurance company is determined based on the various risk factors related to it. At December 31, 2007 the Company’s adjusted statutory capital and surplus exceeded the minimum RBC requirements.
     The Company is subject to various regulatory examinations, investigations, audits and reviews that are required by statute. Such actions can result in assessment of damages, civil or criminal fines or penalties or other sanctions, including restrictions or changes in the way the Company conducts business. The Company records liabilities to estimate the costs resulting from these matters. Although the results of these matters are always uncertain, the Company’s management does not believe the results of any of the current examinations will have a material impact on its financial statements.
(17) Other Contingencies and Commitments
     In the normal course of business, the Company may be party to various legal actions which the Company believes will not result in any material effect on the Company’s financial position or results of operations. The Company is named as a defendant in various legal actions arising principally from claims made under insurance policies and contracts. Those actions are considered by the Company in estimating the losses and loss adjustment expense reserves. Management believes that the resolution of those actions will not have a material effect on the Company’s financial position or results of operations.
     As of December 31, 2007, the Company’s commitment for future rent payments is as follows:

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)

(in thousands)
2008	$997
2009	847
2010	717

$2,561

     Rental expense was $840,000, $591,000 and $255,000 for the years ended December 31, 2007, 2006 and 2005, respectively.
(18) Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk
     The Company is exposed to credit-related losses in the event that a bond issuer defaults on its obligation. The Company mitigates its exposure to these credit-related losses by maintaining bonds with high credit ratings.
     Reinsurance does not discharge the Company’s obligations under its insurance policies. The Company remains liable to its policyholders even if it is unable to make recoveries that it believes it is entitled to receive under reinsurance contracts. As a result, the Company is subject to credit risk with respect to its reinsurers. As of December 31, 2007, the Company had $62.8 million of gross exposures to reinsurers, comprised of reinsurance recoverables on paid and unpaid losses and loss adjustment expenses and prepaid reinsurance premiums. Furthermore, the Company had $22.6 million of net unsecured reinsurance exposures consisting of $20.0 million from admitted reinsurers rated “A-” (Excellent) or better by A.M. Best Company and $2.6 million from nonadmitted reinsurers and admitted reinsurers not rated “A-” (Excellent) or better by A.M. Best Company. The Company reviews the financial strength of all of its admitted and nonadmitted reinsurers, monitors the aging of reinsurance recoverables on paid losses and assesses the adequacy of collateral underlying reinsurance recoverable balances on a regular basis. At December 31, 2007, the Company maintained an allowance for doubtful accounts on reinsurance recoverable balances of $300,000.
(19) Retirement Plan
     The Company has a defined contribution plan. Employees are allowed to contribute up to a maximum of 15% of their salary. Discretionary employer matching contributions may be contributed at the option of the Company’s Board of Directors. Contributions are subject to certain limitations. No Company contributions have been made to the plan during the years ended December 31, 2007, 2006 or 2005.
(20) Segment Reporting
     The Company operates two business segments — insurance and insurance services. Intersegment revenue is eliminated upon consolidation. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.
     In the insurance segment, the Company provides workers’ compensation policies to businesses. These products include guaranteed cost policies, policyholder dividend plans, retrospective rated policies, and alternative market products.
     In the insurance services segment, the Company provides nurse case management, cost containment and captive management services, currently to Guarantee Insurance, the segregated portfolio captives and its quota share reinsurer. The fees earned in the insurance services segment from Guarantee Insurance,

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
attributable to the portion of the insurance risk it retains, are eliminated upon consolidation. It would be impracticable for the Company to determine the allocation of assets between the two segments. Business segment results are as follows:

	2007	2006	2005

	(in thousands)
Revenues
Premiums earned	$24,613	$21,053	$21,336
Investment income, net	1,326	1,321	1,077
Net realized gains (losses) on investments	(5)	393	(1,348)

Insurance segment revenues	25,934	22,767	21,065
Insurance services income	11,325	10,208	6,552
Intersegment revenues	(4,298)	(3,033)	(2,183)
Non-allocated items	—	(1,739)	(950)

Consolidated revenues	$32,961	$28,203	$24,484

Net Income (Loss)
Insurance segment	$191	$(1,250)	$2,494
Insurance services segment	3,971	2,020	1,420
Non-allocated items	(1,783)	840	(2,814)

Consolidated net income	$2,379	$1,610	$1,100

     Items not allocated to segments’ net income (loss) include the following:

	2007	2006	2005

	(in thousands)
Gain on early extinguishment of debt	$—	$6,586	$—
Other income — forgiveness of interest due on extinguished debt	—	796	—
Holding company expenses	(1,395)	(3,260)	(2,184)
Interest expense	(1,290)	(1,109)	(1,129)
Other than temporary impairment of Tarheel investment in Foundation	—	(1,739)	(950)

Total unallocated items before income tax expense (benefit)	(2,685)	1,274	(4,263)
Income tax expense (benefit) on unallocated items	(902)	434	(1,449)

Total unallocated items	$(1,783)	$840	$(2,814)

(21) Related Party Transactions
     The Company’s Chairman, President and Chief Executive Officer provided a personal guarantee to Aleritas Capital Corporation in connection with the notes payable described in Note 12. The Company pays the Chairman, President and Chief Executive Officer a guaranty fee equal to 4% of the outstanding balance on the loan each year for providing this service. The fee was set by the independent members of Patriot Risk Management, Inc.’s board of directors on terms that they believe are comparable to those that could be obtained from unaffiliated third parties. In 2007 and 2006, the Company paid its Chairman, President and Chief Executive Officer $444,252 and $350,000, respectively, in guaranty fees.
(22) Business Combination
     On April 1, 2007 the Company’s majority stockholder contributed all of the outstanding capital stock of Tarheel to Patriot Risk Management, Inc. with the result that Tarheel and its subsidiary, TIMCO, became wholly-owned indirect subsidiaries of Patriot Risk Management, Inc. The Company subsequently changed the name of Tarheel to Patriot Risk Management of Florida, Inc. and changed the name of TIMCO to Patriot Insurance Management Company, Inc. As the companies were under common control, the contribution of

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
Tarheel to PRS Group, Inc. was accounted for similar to a pooling of interests pursuant to the Financial Accounting Standards Board Statement of Financial Standards No. 141 — Business Combinations. Consequently, the accompanying consolidated financial statements have been retroactively restated, as if the combining companies had been consolidated for all periods. Foundation, a limited purpose captive insurance subsidiary of Tarheel, reinsured workers’ compensation program business. Foundation was declared insolvent and management control of Foundation was assumed by the South Carolina Department of Insurance in 2004. Accordingly, the retroactively- restated consolidated financial statements do not include the accounts of Foundation. On March 24, 2006, Foundation was placed into receivership and was ultimately dissolved.
     The revenues and pre-tax net income (loss) attributable to Tarheel that are included in the accompanying consolidated financial statements are as follows:

	2007	2006	2005

	(in thousands)
Revenues	$—	$283	$3,647
Pre-tax net income (loss)	(343)	(326)	69
(23) Subsequent Events
     In the first quarter of 2008, the Company paid its Chairman, President and Chief Executive Officer guaranty fees of $428,000 associated with the personal guaranty in connection with the Company’s notes payable as described in Note 21.
     On March 4, 2008, the Company entered into a stock purchase agreement to acquire Madison Insurance Company (Madison), a shell property and casualty insurance company domiciled in Georgia that was not writing new business. Madison is licensed to write workers’ compensation insurance in Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia. As consideration for the purchase price of $9.5 million plus $50,000 for each calendar month beyond April 30, 2008 until the completion of the acquisition, the Company will receive cash and invested assets with a fair value of $9.0 million. The Company plans to complete the acquisition of Madison upon consummation of the planned initial public offering as discussed in Note 1. Upon completion of the acquisition, the Company plans to rename Madison as Guarantee Fire & Casualty Insurance Company.
     In February 2008, the Company entered into an employment agreement with an executive officer. The agreement has an initial three-year term, at which time the agreement will automatically renew for successive one year terms, unless the executive officer or the Company provides 90 days written notice of non-renewal. The agreement terminates in the event of death, absence over a period of time due to incapacity, a material breach of duties and obligations under the agreement or other serious misconduct. The agreement may also be terminated by the Company without cause; provided however, that in such event, the executive officer is entitled to a cash severance amount equal to one year’s salary, or $350,000, at the time of termination. The employment agreement also provides that in the event of a change of control of Patriot (as defined in the agreement) and the termination of the executive officer’s employment by the Company without cause or by the executive officer for good reason (as defined in the agreement) within twelve months of such change in control, the executive officer is entitled to a cash severance amount equal to two year’s salary at the time of termination. The Company expects to enter into employment agreements with other executive officers prior to the consummation of the planned initial public offering as discussed in Note 1.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Consolidated Balance Sheets (in thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)

Assets

Investments
Debt securities, available for sale, at fair value	$53,076	$55,688
Equity securities, available for sale, at fair value	488	634
Short-term investments	382	238
Real estate held for the production of income	253	256

Total investments	54,199	56,816

Cash and cash equivalents	4,538	4,943
Premiums receivable	60,594	36,748
Deferred policy acquisition costs	1,398	1,477
Prepaid reinsurance premiums	31,341	14,963
Reinsurance recoverable
Unpaid losses and loss adjustment expenses	42,182	43,317
Paid losses and loss adjustment expenses	1,488	4,202
Funds held by ceding companies and other amounts due from reinsurers	3,070	2,550
Net deferred tax assets	3,409	3,022
Fixed assets	969	1,165
Federal income taxes recoverable	282	391
Intangible assets	1,287	1,287
Other assets	7,128	4,356

Total Assets	$211,885	$175,237

Liabilities and Stockholders’ Equity

Liabilities
Reserves for losses and loss adjustment expenses	$72,687	$69,881
Reinsurance payable on paid losses and loss adjustment expenses	783	404
Unearned and advanced premium reserves	54,624	29,160
Reinsurance funds withheld and balances payable	45,559	44,073
Notes payable and accrued interest, including $1.5 million of related party notes payable	15,878	14,969
Subordinated debentures and accrued interest	1,811	1,938
Accounts payable and accrued expenses	13,718	9,376

Total liabilities	205,060	169,801

Stockholders’ Equity
Common stock — Series A	1	1
Common stock — Series B	1	1
Paid-in capital	5,509	5,363
Accumulated earnings	1,904	196
Accumulated other comprehensive loss, net of deferred income tax benefit	(590)	(125)

Total stockholders’ equity	6,825	5,436

Total Liabilities and Stockholders’ Equity	$211,885	$175,237

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Consolidated Statements of Income (in thousands, except per share data)

	Six Months Ended June 30,
	2008	2007
	(Unaudited)

Revenues
Premiums earned	$20,104	$9,988
Insurance services income	3,008	3,058
Investment income, net	980	537
Net realized gains (losses) on investments	56	(8)

Total revenues	24,148	13,575

Expenses
Net losses and loss adjustment expenses	11,956	5,991
Net policy acquisition and underwriting expenses	5,495	2,392
Other operating expenses	4,233	4,062
Interest expense	725	568

Total expenses	22,409	13,013

Other income	219	—

Income before income tax expense	1,958	562

Income Tax Expense (Benefit)	250	(899)

Net Income	$1,708	$1,461

Earnings Per Share
Basic	$1.25	$1.12
Diluted	1.25	1.11

Weighted Average Number of Shares Used in the Determination of:
Basic	1,361	1,310
Diluted	1,370	1,319

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Consolidated Statements of Stockholders’ Equity (in thousands)

							Accumulated
							Other
		Common		Common		Accumulated	Comprehensive	Total
		Stock		Stock	Paid-in	Earnings	Income	Stockholders’
	Shares	Series A	Shares	Series B	Capital	(Deficit)	(Loss)	Equity

Balance, December 31, 2007	561	$1	800	$1	$5,363	$196	$(125)	$5,436

Stock-based compensation expense	—	—		—	146	—	—	146

Balance before comprehensive income	561	1	800	1	5,509	196	(125)	5,582

Comprehensive income
Net income	—	—		—	—	1,708	—	1,708
Net unrealized depreciation in available for sale securities, net of deferred tax benefit of $239,000	—	—		—	—	—	(465)	(465)

Total comprehensive income	—	—	—	—	—	1,708	(465)	1,243

Balance, June 30, 2008	561	$1	800	$1	$5,509	$1,904	$(590)	$6,825

Balance, December 31, 2006	521	1	800	1	4,901	(2,183)	(26)	2,694

Unrestricted common stock grants	50	—	—	—	401	—	—	401
Stock-based compensation expense	—	—		—	59	—	—	59

Balance before comprehensive income	571	1	800	1	5,361	(2,183)	(26)	3,154

Comprehensive income
Net income	—	—		—	—	1,461	—	1,461
Net unrealized depreciation in available for sale securities, net of deferred tax benefit of $96,000	—	—		—	—	—	(184)	(184)

Total comprehensive income	—	—	—	—	—	1,461	(184)	1,277

Balance, June 30, 2007	571	$1	800	$1	$5,361	$(722)	$(210)	$4,431

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Consolidated Statements of Cash Flows (in thousands)

	Six Months Ended June 30,
	2008	2007
	(Unaudited)

Operating Activities
Net income	$1,708	$1,461
Adjustments to reconcile net income to net cash from operating activities:
Net realized (gains) losses on investments	(56)	8
Other income	(219)	—
Depreciation and amortization	358	439
Stock compensation expense	146	460
Amortization (accretion) of debt securities	124	(68)
Deferred income tax expense (benefit)	(148)	(2,524)
Changes in certain assets and liabilities:
Decrease (increase) in:
Premiums receivable	(23,846)	(22,918)
Deferred policy acquisition costs	79	(876)
Prepaid reinsurance premiums	(16,378)	(14,831)
Reinsurance recoverable on:
Unpaid losses and loss adjustment expenses	1,135	(457)
Paid losses and loss adjustment expenses	2,714	(816)
Funds held by ceding companies and other amounts due from reinsurers	(520)	(2,214)
Federal income tax recoverable	109	—
Other assets	(2,772)	646
Increase (decrease) in:
Reserves for losses and loss adjustment expenses	2,806	554
Reinsurance payable on paid loss and loss adjustment expenses	379	(420)
Unearned and advanced premium reserves	25,464	22,178
Reinsurance funds withheld and balances payable	1,486	15,743
Income taxes payable	—	735
Accounts payable and accrued expenses	4,375	2,364

Net Cash Used in Operating Activities	(3,056)	(536)

Investment Activities
Proceeds from sales and maturities of debt securities	9,938	8,346
Purchases of debt securities	(7,952)	(17,948)
Proceeds from sales of equity securities	—	281
Net sales (purchases) of short-term investments	(144)	—
Purchases of fixed assets	(159)	(216)

Net Cash Provided by (Used In) Investment Activities	1,683	(9,537)

Financing Activities
Proceeds from notes payable	1,500	—
Repayment of debt	(532)	(197)

Net Cash Provided By (Used In) Financing Activities	968	(197)

Decrease in Cash and Cash Equivalents	(405)	(10,270)

Cash and Cash Equivalents, beginning of period	4,943	17,841

Cash and Cash Equivalents, end of period	$4,538	$7,571

See accompanying notes to consolidated financial statements.

Patriot Risk Management, Inc. and its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements
(1)	Summary of Significant Accounting Policies
     Basis of Presentation and Management Representation
     The accompanying consolidated financial statements of Patriot Risk Management, Inc. and its wholly-owned subsidiaries (Company) include the accounts of Patriot Risk Management, Inc., a holding company, and its wholly owned subsidiaries, which include (i) Guarantee Insurance Group, Inc. and its wholly owned subsidiary, Guarantee Insurance Company (Guarantee Insurance), a property/casualty insurance company and (ii) PRS Group, Inc. and its wholly owned subsidiaries, Patriot Risk Services, Inc., Patriot Re International, Inc., Patriot Risk Management of Florida, Inc. and Patriot Insurance Management Company, Inc. Such statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information and pursuant to the instructions to Article 10 of Regulation S-X of the Securities Act of 1933, as amended. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements.
     In the opinion of management, the consolidated financial statements reflect all normal recurring adjustments necessary to present a fair statement of the Company’s results for the interim period in accordance with GAAP. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known and such changes could impact the amounts reported and disclosed herein. The results of operations for the six months ended June 30, 2008 are not necessarily indicative of the results expected for the full year.
     On November 26, 2007, the directors of the Company deemed it advisable and in the Company’s best interests to proceed with the steps necessary to effectuate an initial public offering and take such actions necessary to file a Registration Statement on Form S-1 relating to the issuance and sale by the Company of its Series A common stock, including the prospectus contained therein and all required exhibits thereto with the United States Securities and Exchange Commission.
     These financial statements and the notes thereto should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2007 and accompanying notes included herein.
     Use of Estimates
     The preparation of the unaudited consolidated financial statements in conformity with GAAP requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the unaudited consolidated financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ materially from those estimates. The Company has used significant estimates in determining the fair value of investment securities, reserves for losses and loss adjustment expenses, intangible assets, earned but unbilled premiums, deferred policy acquisition costs, federal income taxes and certain amounts related to reinsurance.
     Revenue Recognition
     Premiums are earned pro rata over the terms of the policies which are typically annual. The portion of premiums that will be earned in the future are deferred and reported as unearned premiums. The Company estimates earned but unbilled premiums at the end of the period by analyzing historical earned premium adjustments made and applying an adjustment percentage to premiums earned for the period.

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
     Through PRS Group, Inc. and its subsidiaries, collectively referred to as PRS, the Company earns insurance services income by providing a range of insurance services almost exclusively to Guarantee Insurance, for its benefit and for the benefit of the segregated portfolio captives and its quota share reinsurer. Insurance services income is earned in the period that the services are provided. Insurance services include nurse case management, cost containment and captive management services. Insurance service income for nurse case management services is based on a monthly charge per claimant. Insurance service income for cost containment services is based on a percent of claim savings. Insurance services income for captive management services is based on a percentage of earned premium ceded to captive reinsurers in the alternative market. Unconsolidated insurance services segment income includes all insurance services income earned by PRS. However, the insurance services income earned by PRS from Guarantee Insurance that is attributable to the portion of the insurance risk that Guarantee Insurance retains is eliminated upon consolidation. Therefore, the Company’s consolidated insurance services income consists of the fees earned by PRS that are attributable to the portion of the insurance risk assumed by the segregated portfolio captives and Guarantee Insurance’s quota share reinsurer, which represent the fees paid by the segregated portfolio captives and Guarantee Insurance’s quota share reinsurer for services performed on their behalf and for which Guarantee Insurance is reimbursed through a ceding commission. For financial reporting purposes, the Company treats ceding commissions as a reduction in net policy acquisition and underwriting expenses.
     Dividend and interest income are recognized when earned. Amortization of premiums and accrual of discounts on investments in debt securities are reflected in earnings over the contractual terms of the investments in a manner that produces a constant effective yield. Investment securities are regularly reviewed for impairment based on criteria that include the extent to which cost exceeds market value, the duration of the market decline, and the financial health of and specific prospects for the issuer. Unrealized losses that are considered to be other-than-temporary are recognized as net realized gains (losses) on investments in the consolidated statements of income. The Company evaluates all investments for other-than-temporary impairments. Securities deemed to have other-than-temporary impairments would be written down to fair value in the period the securities are deemed to be other-than-temporarily impaired, based on management’s case-by-case evaluation of the decline in fair value and prospects for recovery. Realized gains and losses on dispositions of securities are determined by the specific-identification method.
     Reserves for Losses and Loss Adjustment Expenses
     Reserves for losses and loss adjustment expenses represent the estimated ultimate cost of all reported and unreported losses incurred through the end of the period. The reserves for unpaid losses and loss adjustment expenses are estimated using individual case-basis valuations and statistical analyses. Management believes that the reserves for losses and loss adjustment expenses are adequate to cover the ultimate cost of losses and loss adjustment expenses thereon. However, because of the uncertainty from various sources, including changes in reporting patterns, claims settlement patterns, judicial decisions, legislation and economic condition, actual loss experience may not conform to the assumptions used in determining the estimated amounts for such liability at the balance sheet date. Loss and loss adjustment expense reserve estimates are periodically reviewed and adjusted as necessary as experience develops or new information becomes known. As adjustments to these estimates become necessary, such adjustments are reflected in current operations.
     Estimating liabilities for unpaid claims and reinsurance recoveries for asbestos and environmental claims is subject to significant uncertainties that are generally not present for other types of claims. The ultimate cost of these claims cannot be reasonably estimated using traditional loss estimating techniques. The Company establishes liabilities for reported asbestos and environmental claims, including cost of litigation, as information permits. This information includes the status of current law and coverage litigation, whether an

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
insurable event has occurred, which policies and policy years might be applicable and which insurers may be liable, if any. In addition, incurred but not reported liabilities have been established by management to cover potential additional exposure on both known and unasserted claims. Given the expansion of coverage and liability by the courts and legislatures in the past and the possibilities of similar interpretation in the future, there is significant uncertainty regarding the extent of the insurers’ liability.
     In management’s judgment, information currently available has been adequately considered in estimating the Company’s ultimate cost of insured events. However, future changes in these estimates could have a material adverse effect on the Company’s financial condition.
     Reinsurance
     Reinsurance premiums, losses, and loss adjustment expenses are accounted for on bases consistent with those used in accounting for the underlying policies issued and the terms of the reinsurance contracts.
     Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. Charges for uncollectible reinsurance are included in net losses and loss adjustment expenses in the consolidated statements of income. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risks arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.
     Income Taxes
     The Company files a consolidated federal income tax return. The tax liability of the group is apportioned among the members of the group in accordance with the portion of the consolidated taxable income attributable to each member of the group, as if computed on a separate return. To the extent that the losses of any member of the group are utilized to offset taxable income of another member of the group, the Company takes the appropriate corporate action to “purchase” such losses. To the extent that a member of the group generates any tax credits, such tax credits are allocated to the member generating such tax credits. Deferred income taxes are recorded on the differences between the tax bases of assets and liabilities and the amounts at which they are reported in the financial statements. Deferred income taxes are also recorded for operating loss carryforwards. Recorded amounts are adjusted to reflect changes in income tax rates and other tax law provisions as they become enacted and represent management’s best estimate of future income tax expenses or benefits that will ultimately be incurred or recovered. The Company maintains a valuation allowance for any portion of deferred tax assets which management believes it is more likely than not that the Company will be unable to utilize to offset future taxes.
     Earnings Per Share
     Basic earnings per share is based on weighted average ordinary shares outstanding and excludes dilutive effects of stock options and stock awards. Diluted earnings per share assumes the exercise of all dilutive stock options and stock awards using the treasury method.
     Recent Accounting Pronouncements
     In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value,

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
establishes a framework for measuring fair value and expands disclosures about fair value measurements. It does not require any new fair value measurements but applies whenever other standards require or permit assets or liabilities to be measured at fair value. SFAS No. 157 was effective for the Company beginning January 1, 2008. In February 2008, the FASB approved the issuance of FASB Staff Position FAS 157-2, which defers the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or more frequently recurring basis. The Company adopted SFAS No. 157 in the first quarter of 2008 and appropriate disclosures are provided in Note 3.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” SFAS No. 159 grants entities the option to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis as of specified election dates. This election is irrevocable. The objective of SFAS No. 159 is to improve financial reporting and reduce the volatility in reported earnings caused by measuring related assets and liabilities differently. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company did not elect the fair value option for existing eligible items under SFAS No. 159 and, accordingly, the provisions of SFAS No. 159 had no effect on our consolidated financial condition or results of operations for the six months ended June 30, 2008.
     In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” SFAS No. 141(R) provides revised guidance on how an acquirer recognizes and measures in its financial statements, the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. In addition, it provides revised guidance on the recognition and measurement of goodwill acquired in the business combination. SFAS No. 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141(R) is effective for business combinations completed on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, or January 1, 2009. Unless the Company makes a material acquisition, it does not expect the provisions of SFAS No. 141(R) to have a material effect on its consolidated financial condition or results of operations.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51.” SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Company does not expect the provisions of SFAS No. 160 to have a material effect on its consolidated financial condition or results of operations.
     In April 2008, the FASB issued FASB Staff Position (FSP) FAS 142-3, “Determination of the Useful Life of Intangible Assets.” FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. The Company does not believe FSP FAS 142-3 will have a material effect on its consolidated financial condition or results of operations.
(2)	Debt Securities
     The Company classifies its debt securities as available for sale. In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, debt securities at June 30, 2008 and December 31,

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
2007 were stated at fair value, with net unrealized gains and losses included in accumulated other comprehensive income net of deferred income taxes.
     The amortized cost, gross unrealized gains, gross unrealized losses and fair values of debt securities available for sale at June 30, 2008 and December 31, 2007 are as follows:

		Gross
	Amortized	Unrealized	Gross
June 30, 2008	Cost	Gains	Unrealized Losses	Fair Value

	(in thousands)
U.S. government securities	$4,682	$44	$—	$4,726
U.S. government agencies	974	3	—	977
Asset-backed and mortgage-backed securities	15,534	22	198	15,358
State and political subdivisions	21,988	205	60	22,133
Corporate securities	9,938	76	132	9,882

	$53,116	$350	$390	$53,076

		Gross	Gross
	Amortized	Unrealized	Unrealized
December 31, 2007	Cost	Gains	Losses	Fair Value

	(in thousands)
U.S. government securities	$3,997	$36	$—	$4,033
U.S. government agencies	2,742	8	1	2,749
Asset-backed and mortgage-backed securities	15,994	130	11	16,113
State and political subdivisions	22,212	303	—	22,515
Corporate securities	10,225	87	34	10,278

	$55,170	$564	$46	$55,688

     The estimated fair value and gross unrealized losses on debt securities available for sale, aggregated by investment category and length of time that individual investment securities have been in a continuous unrealized loss position, as of June 30, 2008 and December 31, 2007 are as follows:

	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
June 30, 2008	Value	Losses	Value	Losses	Value	Losses

	(in thousands, except numbers of securities data)
U.S. government securities	$—	$—	$—	$—	$—	$—
U.S. government agencies	—	—	—	—	—	—
Asset-backed and mortgage-backed securities	11,396	143	927	55	12,323	198
State and political subdivisions	4,693	60	—	—	4,693	60
Corporate securities	5,191	114	732	18	5,924	132

Total	$21,280	$317	$1,659	$73	$22,940	$390

Total Number of Securities in an Unrealized Loss Position		74		8		82

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)

December 31, 2007	Less than 12 Months		12 Months or Longer		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Available for sale	Value	Losses	Value	Losses	Value	Losses

	(in thousands, except numbers of securities data)
U.S. government securities	$651	$1	$—	$—	$651	$1
U.S. government agencies	—	—	1,059	1	1,059	1
Asset-backed and mortgage-backed securities	882	3	1,454	8	2,336	11
State and political subdivisions	—	—	—	—	—	—
Corporate securities	2,427	30	2,742	3	5,169	33

Total	$3,960	$34	$5,255	$12	$9,215	$46

Total Number of Securities in an Unrealized Loss Position		12		18		30

     In reaching the conclusion that the investments in an unrealized loss position are not other than temporarily impaired, the Company considered the fact that there were no specific events which caused concerns, there were no past due interest payments, the Company has the ability and intent to retain the investment for a sufficient amount of time to allow an anticipated recovery in value and the changes in market value were considered normal in relation to overall fluctuations in interest rates.
(3)	Fair Value Measurements
     The Company adopted SFAS No. 157, “Fair Value Measurements”, effective January 1, 2008. The adoption of SFAS No. 157 did not have any impact on the Company’s consolidated financial condition or results of operations, but resulted in expanded disclosures about securities measured at fair value, as discussed below.
     The Company adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115”, effective January 1, 2008. The Company did not elect the fair value option for existing eligible items under SFAS No. 159 and, accordingly, the provisions of SFAS No. 159 had no effect on our consolidated financial condition or results of operations for the six months ended June 30, 2008.
     SFAS No. 157 establishes a three-level hierarchy for fair value measurements that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (Observable Units) and the reporting entity’s own assumptions about market participants’ assumptions (Unobservable Units). The hierarchy level assigned to each security in the Company’s available-for-sale debt and equity securities portfolio is based upon its assessment of the transparency and reliability of the inputs used in the valuation as of the measurement date. The three hierarchy levels are as follows:

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)

Definition
Level 1	Observable unadjusted quoted prices in active markets for identical securities

Level 2	Observable inputs other than quoted prices in active markets for identical securities, including:

	(i)	quoted prices in active markets for similar securities,

	(ii)	quoted prices for identical or similar securities in markets that are not active,

	(iii)	inputs other than quoted prices that are observable for the security (e.g. interest rates, yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, credit risks and default rates, and

	(iv)	inputs derived from or corroborated by observable market data by correlation or other means

Level 3	Unobservable inputs, including the reporting entity’s own data, as long as there is no contrary data indicating market participants would use different assumptions
     All of the Company’s debt and equity securities are classified as Level 1 or Level 2 under SFAS No. 157. If securities are traded in active markets, quoted prices are used to measure fair value (Level 1). All of the Company’s Level 2 securities are priced based on observable inputs, including (i) quoted prices in active markets for similar securities, (ii) quoted prices for identical or similar securities in markets that are not active or (iii) other observable inputs, including interest rates, volatilities, prepayment speeds, credit risks and default rates for the security. The Company’s management is responsible for the valuation process and uses data from outside sources to assist with establishing fair value. As part of the Company’s process of reviewing the reasonableness of data obtained from outside sources, management reviews, in consultation with its investment portfolio manager, pricing changes that differ from those expected in relation to overall market conditions.
     The following table presents the Company’s debt and equity securities available for sale, classified by the SFAS No. 157 valuation hierarchy, as of June 30, 2008:

	Fair Value Measurement, Using
	Quoted
	Prices
	In Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Securities	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

	(in thousands)
Debt securities	$4,726	$48,350	$—	$53,076
Equity securities	488	—	—	488

	$5,214	$48,350	$—	$53,564

(4)	Notes Payable and Subordinated Debentures
     Effective March 30, 2006, the Company entered into a loan agreement for $8.7 million with an interest rate of prime plus 4.5% (effectively 9.5% at June 30, 2008). Principal and interest payments of $125,000 are made monthly. Due to the variable rate, the payment amount may change in conjunction with changes in the prime interest rate. The proceeds of the loan, net of loan and guaranty fee costs, totaled approximately $7.2 million and were used to provide $3.0 million of additional surplus to Guarantee Insurance, pay $2.2 million for the early extinguishment of debt, make an additional $750,000 investment in

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
Foundation to enable it to settle certain obligations, redeem common stock for approximately $1.0 million and for general corporate purposes. In September 2007, the Company borrowed an additional $5.7 million from the same lender under the same interest rate terms as the loan taken in 2006. The proceeds of the additional loan, net of loan and guaranty fee costs, totaled approximately $4.9 million and were used to provide $3.0 million of additional capital to Guarantee Insurance and to pay federal income taxes of approximately $1.9 million on the 2006 gain on early extinguishment of debt.
     The aggregate principal balance and accrued interest associated with this loan at June 30, 2008 were approximately $13.0 million and $51,000, respectively. The loan is secured by a first lien on all the assets of Patriot Risk Management, Inc., PRS Group, Inc., Guarantee Insurance Group, Inc., Patriot Risk Services, Inc., SunCoast Capital, Inc. and Patriot Risk Management of Florida, Inc. The loan has financial covenants requiring that Guarantee Insurance maintain equity pursuant to generally accepted accounting principles exceeding $14.5 million and the Company maintain consolidated stockholders’ equity pursuant to generally accepted accounting principles exceeding $5.5 million. The Company was in compliance with these financial covenants as of June 30, 2008.
     On June 26, 2008, the Company borrowed $1.5 million from its Chairman, President, Chief Executive Officer and the beneficial owner of a majority of the Company’s outstanding shares, pursuant to a promissory note that bears interest at the rate of prime plus 3% (8% at June 30, 2008). The net proceeds of the loan totaled approximately $1.3 million and were contributed to the surplus of Guarantee Insurance to support its premium writings. Interest on this loan is payable monthly and the principal is due December 26, 2008. The Company may prepay the loan, in whole or in part, at any time, without penalty. Concurrently with the loan, Mr. Mariano personally borrowed $1.5 million to fund his loan to the Company. The loan to Mr. Mariano contains terms similar to the terms contained in the note between the Company and Mr. Mariano. Because Mr. Mariano personally obtained this loan for the benefit of Patriot, the Company paid him a loan origination and personal guarantee fee of 4% of the loan, totaling $60,000.
     The Company has outstanding surplus notes payable with aggregate principal and accrued interest at June 30, 2008 of approximately $1.2 million and $136,000, respectively. The notes call for the Company to pay, on or before sixty months from the issue date, the principal amount of the notes and interest quarterly at the rate of 3%, compounded annually. Any payments of principal and interest are subject to the written authorization of the Florida Office of Insurance Regulations (Florida OIR). The principal balance of the surplus notes and accrued interest thereon are due in 2009. Repayment is subject to Florida OIR authorization.
     During 2005, the Company issued subordinated debentures totaling $2.0 million. The debentures have a 3-year term and bear interest at the rate of 3% compounded annually. The debentures are subject to renewal on the same terms and conditions at the end of the terms. The aggregate principal balance and accrued interest on these debentures at June 30, 2008 were approximately $1.7 million and $153,000, respectively.
(5)	Reinsurance
     To reduce the Company’s exposure to losses from events that cause unfavorable underwriting results, Guarantee Insurance has reinsured certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers under excess of loss agreements and quota share agreements.
     Guarantee Insurance generally cedes 90% of premiums and loss exposure on the alternative market to segregated portfolios within a captive reinsurer on a quota share basis. For certain alternative market business, principally large deductible policies, premiums and loss exposure are not ceded on a quota share basis.

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
     For the six months ended June 30, 2008 and 2007, Guarantee Insurance had a quota share agreement with National Indemnity Company, a Berkshire Hathaway subsidiary. Under the terms of this agreement, the Company cedes 50% of all net retained liabilities arising from all insurance and reinsurance business undertaken, excluding business written in South Carolina, Georgia, and Indiana. This quota share agreement covers all losses less than $500,000.
     For traditional workers’ compensation claims, Guarantee Insurance retains $1.0 million per occurrence and cedes losses greater than this $1.0 million retention. The amount of the excess of loss reinsurance that applies to such claims totals $19.0 million per occurrence, provided in three layers, including a clash cover treaty in the highest layer.
     For alternative market workers’ compensation claims, Guarantee Insurance also retains $1.0 million per occurrence. Guarantee Insurance generally cedes 90% of the losses falling within this $1.0 million retention under the segregated cell captive quota share reinsurance agreements described above.
     Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. Charges for uncollectible reinsurance are included in net losses and loss adjustment expenses in the consolidated statements of income. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risks arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.
     The effects of reinsurance on premiums written and earned are as follows:

	Six Months Ended June 30,
	2008		2007
	Written	Earned	Written	Earned

Gross premiums	$69,732	$43,039	$54,029	$32,486
Ceded premiums	40,438	22,935	37,331	22,498

Net premiums	$29,294	$20,104	$16,698	$9,988

(6)	Net Losses and Loss Adjustment Expenses
     For the six months ended June 30, 2008, the Company recorded unfavorable development of approximately $175,000 on its workers’ compensation business and unfavorable development of approximately $700,000 on its legacy asbestos and environmental exposures and commercial general liability exposures from prior accident years. For the six months ended June 30, 2007, the Company recorded unfavorable development of approximately $145,000 on its workers’ compensation business and favorable development of approximately $660,000 on its legacy asbestos and environmental exposures and commercial general liability exposures from prior accident years, the latter the result of further information received from pool administrators on pooled business in which the Company participates.
(7)	Share-Based Compensation Plan

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
     In 2005, the Company approved a share-based compensation plan (Plan). The Plan authorized a company stock option plan, pursuant to which stock options may be granted to executive management to purchase up to 240,000 shares of Series A common stock and to the board of directors to purchase up to 75,000 shares of Series A common stock.
     The following is a summary of the Company’s stock option activity and related information for the six months ended June 30, 2008:

		Weighted
	Number of	Average
	Options	Exercise
	(in thousands)	Price

Options outstanding, December 31, 2007	173	$7.41
Options canceled	(4)	8.02

Options outstanding, June 30, 2008	169	$7.39

Options exercisable, June 30, 2008	119	$7.13

     In connection with the Company’s share-based compensation plan, compensation expense of $146,000 and $59,000 was recognized for the six months ended June 30, 2008 and 2007, respectively, pursuant to FASB SFAS No. 123(R).
(8)	Income Taxes
     The Company’s actual income tax rates, expressed as a percent of net income before income tax expense, vary from statutory federal income tax rates due to the following:

	Six Months Ended June 30,
	2008		2007
	Amount	Rate	Amount	Rate

Income before income tax expense	$1,958		$562

Income tax at statutory rate	$666	34.0%	$191	34.0%
Tax effect of:
Tax exempt investment income	(169)	(8.6)	(17)	(3.0)
Increase (decrease) in unrecognized tax benefits	(290)	(14.8)	711	126.4
Other items, net	43	2.2	128	22.8

	250	12.8	1,013	180.2
Decrease in valuation allowance	—		(1,912)	(340.2)

Actual income tax rate	$250	12.8%	$(899)	(160.0)%

     In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting and reporting for uncertain tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition, measurement and presentation of uncertain tax positions taken or expected to be taken in an income tax return. The Company adopted the provisions of FIN 48 effective January 1, 2007. Pursuant to FIN 48, the Company has identified, evaluated and measured the amount of income tax benefits to be

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
recognized for all income tax positions. As a result of the re-evaluation of the Company’s uncertain tax positions as of June 30, 2008, the net tax liabilities recognized under FIN 48 as of June 30, 2008 decreased by $290,000 from the net tax liabilities recognized under FIN 48 as of December 31, 2007.
     Interest costs and penalties related to income taxes are classified as interest expense and other operating expenses, respectively. The Company had no accrued interest or penalties related to uncertain tax positions at June 30, 2008 or December 31, 2007.
     The Company and its subsidiaries are subject to U.S. federal income tax as well as to income tax of multiple state jurisdictions. Tax returns for all years after 2003 are subject to further examination by tax authorities.
(9)	Capital, Surplus and Dividend Restrictions
     At the time the Company acquired Guarantee Insurance, it had a large statutory accumulated deficit. At June 30, 2008, the statutory accumulated deficit was approximately $95.5 million. Under Florida law, insurance companies may only pay dividends out of available and accumulated surplus funds derived from realized net operating profits on their business and net realized capital gains, except under limited circumstances with the prior approval of the Florida OIR. Moreover, pursuant to a consent order issued by Florida OIR on December 29, 2006 in connection with the redomestication of Guarantee Insurance from South Carolina to Florida, the Company is prohibited from paying dividends, without Florida OIR approval, until December 29, 2009. Therefore, it is unlikely that Guarantee Insurance will be able to pay dividends for the foreseeable future without the prior approval of the Florida OIR. No dividends were paid for the six months ended June 30, 2008 or 2007.
     The Company is required to periodically submit financial statements prepared in accordance with prescribed or permitted statutory accounting practices (SAP) to the Florida OIR. Prescribed SAP includes state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted SAP encompasses all accounting practices that are not prescribed; such practices may differ from company to company and may not necessarily be permitted in subsequent reporting periods. The Company has no permitted accounting practices. SAP varies from GAAP. SAP surplus as regards policyholders was $12.3 million at June 30, 2008. Pursuant to the Florida OIR December 29, 2006 consent order, Guarantee Insurance is required to maintain a minimum capital and surplus of $9.0 million.
     Insurance companies are subject to certain Risk-Based Capital (RBC) requirements as specified by the Florida insurance laws. Under RBC requirements, the amount of capital and surplus maintained by a property/casualty insurance company is determined based on the various risk factors related to it. At December 31, 2007 the Company’s adjusted statutory capital and surplus was 272% of authorized control level risk based capital.
(10)	Segment Reporting
     The Company operates two business segments — insurance and insurance services. Intersegment revenue is eliminated upon consolidation. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.
     In the insurance segment, the Company provides workers’ compensation policies to businesses. These products include guaranteed cost policies, policyholder dividend plans, retrospective rated policies, and

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
alternative market products. In the insurance services segment, the Company provides nurse case management, cost containment and captive management services, currently to Guarantee Insurance, the segregated portfolio captives and its quota share reinsurer. The fees earned in the insurance services segment from Guarantee Insurance, attributable to the portion of the insurance risk it retains, are eliminated upon consolidation. It would be impracticable for the Company to determine the allocation of assets between the two segments.
Business segment results are as follows:

	Six Months Ended June 30,
	2008	2007

	(in thousands)
Revenues
Premiums earned	$20,104	$9,988
Net investment income	980	537
Net realized gains (losses) on investments	56	(8)

Insurance segment revenues	21,140	10,517
Insurance services income	5,833	4,760
Intersegment revenues	(2,825)	(1,702)

Consolidated revenues	$24,148	$13,575

Pre-tax net income (loss)
Insurance segment	$1,083	$432
Insurance services segment	2,078	1,274
Non-allocated items	(1,203)	(1,144)

Consolidated pre-tax net income	$1,958	$562

Net income (loss)
Insurance segment	$1,134	$(526)
Insurance services segment	1,368	2,752
Non-allocated items	(794)	(765)

Consolidated net income	$1,708	$1,461

     Items not allocated to segments’ pre-tax net income and net income (loss) include the following:

	Six Months Ended June 30,
	2008	2007

	(in thousands)
Holding company expenses	$(478)	$(576)
Interest expense	(725)	(568)

Total unallocated items before income tax benefit	(1,203)	(1,144)
Income tax benefit on unallocated items	(409)	(379)

Total unallocated items	$(794)	$(765)

(11)	Commitments and Contingencies
     In the normal course of business, the Company may be party to various legal actions which the Company believes will not result in any material effect on the Company’s financial position or results of operations. The Company is named as a defendant in various legal actions arising principally from claims

Patriot Risk Management, Inc. and Its Wholly-Owned Subsidiaries
Notes to Consolidated Financial Statements — (Continued)
made under insurance policies and contracts. Those actions are considered by the Company in estimating the losses and loss adjustment expense reserves. Management believes that the resolution of those actions will not have a material effect on the Company’s financial position or results of operations.

     Until      , 2008 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.
     You may rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, these securities in any circumstances in which such offer or solicitation is unlawful. The information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date, and neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that the information contained in this prospectus is correct as of any time after its date.
Shares
Common Stock

PROSPECTUS

Friedman Billings Ramsey
, 2008.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
     The table below sets forth the costs and expenses payable by Patriot in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions). All amounts are estimated except the SEC registration fee. All costs and expenses are payable by Patriot.

SEC Registration Fee		$4,519.50
FINRA Filing Fees		12,000.00
Nasdaq Listing Fee		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Underwriters’ Expense Reimbursement		*
Printing and Engraving Expenses		*
Blue Sky Fees and Expenses		*
Miscellaneous Expenses		*

Total	$	*

*	To be provided by amendment.
Item 14. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.
     The registrant’s certificate of incorporation and bylaws provide that the registrant shall indemnify its directors and officers, and may indemnify its employees and agents, to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.
     In addition, the registrant has entered into separate indemnification agreements with its directors and executive officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors or officers. The registrant also maintains director and officer liability insurance.
     These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
     The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities, including certain liabilities under the Securities Act.
Item 15. Recent Sales of Unregistered Securities.
     The following sets forth information regarding securities sold by the registrant during the past three years:

1.	Between May and August, 2005, the registrant issued 23 subordinated debentures to 20 investors for a total cash consideration of $1,955,600.

2.	In January 2006, the registrant issued 169,000 shares of Class A common stock to Tarheel Group, Inc. with an aggregate value of $1,355,380.

3.	Since February 2005, the registrant has issued to directors, officers, employees and consultants options to purchase 288,500 of shares of common stock with per share exercise prices ranging from $5.00 to $8.02, and has issued 115,500 shares of common stock in stock grants to directors with an aggregate value of $926,000.
     The issuance of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or, in the case of the options referenced in Paragraph 3 above, Rule 701 under the Securities Act. The recipients of securities in each transaction exempt under Section 4(2) of the Securities Act represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in each such transaction. The sales of these securities were made without general solicitation or advertising and without the involvement of any underwriter.
Item 16. Exhibits and Financial Statement Schedules.
(a) Exhibits.

Exhibit
No.	Description of Exhibit

1.1	Form of Underwriting Agreement*

2.1	Stock Purchase Agreement dated March 4, 2008 between SunTrust Bank Holding Company and Guarantee Insurance Group, Inc.**

3.1	Amended and Restated Certificate of Incorporation of the Registrant

3.2	Amended and Restated Bylaws of the Registrant

4.1	Investor Rights Agreement, dated November 2, 2004, among the Registrant, Steven M. Mariano and Westwind Holding Company, LLC**

4.2	Waiver, dated March 5, 2008, relating to Investor Rights Agreement, dated November 2, 2004, among the Registrant, Steven M. Mariano and Westwind Holding Company, LLC**

4.3	Form of Guarantee Insurance Company’s Surplus Notes**

4.4	Form of Registrant’s Subordinated Debentures**

5.1	Opinion of Locke Lord Bissell & Liddell LLP*

10.1	Employment Agreement between the Registrant and Steven M. Mariano**

10.2	Offer Letter to Theodore G. Bryant dated November 17, 2006**

10.3	Employment Agreement between the Registrant and Theodore G. Bryant*

Exhibit
No.	Description of Exhibit

10.4	Offer Letter to Timothy J. Ermatinger dated August 1, 2007**

10.5	Employment Agreement between the Registrant and Timothy J. Ermatinger*

10.6	Employment Agreement, dated as of February 11, 2008, between the Registrant and Michael W. Grandstaff**

10.7	2005 Stock Option Plan**

10.8	Form of Option Award Agreement for 2005 Stock Option Plan**

10.9	2006 Stock Option Plan**

10.10	Form of Option Award Agreement for 2006 Stock Option Plan**

10.11	2008 Stock Incentive Plan

10.12	Form of Option Award Agreement for 2008 Stock Incentive Plan

10.13	Commercial Loan Agreement, Addendum to Commercial Loan Agreement and Consent in relation to Addendum to Commercial Loan Agreement dated March 30, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc. and Patriot Risk Services, Inc.**

10.14	Commercial Promissory Note and Addendum A to Promissory Note dated March 30, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc. and Patriot Risk Services, Inc.**

10.15	Commercial Security Agreement and Addendum A to Commercial Security Agreement dated March 30, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc. and Patriot Risk Services, Inc.**

10.16	Extension of Security Agreement dated March 30, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc. and Patriot Risk Services, Inc.**

10.17	Stock Pledge Agreement dated March 30, 2006 between Brooke Credit Corporation and Brandywine Insurance Holdings, Inc.**

10.18	Irrevocable Proxy undated by Brandywine Insurance Holdings, Inc. appointing Brooke Credit Corporation**

10.19	Irrevocable Proxy undated by Registrant appointing Brooke Credit Corporation**

10.20	Guaranty and Addendum A to Guaranty dated March 30, 2006 between Brooke Credit Corporation and Steven M. Mariano**

10.21	Amendment to Commercial Loan Agreement (Including Joinder of Additional Borrowers) dated September 27, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc., Patriot Risk Services, SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**

10.22	Commercial Promissory Note dated September 27, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc., Patriot Risk Services, SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**

Exhibit
No.	Description of Exhibit

10.23	Form of Commercial Security Agreement dated September 27, 2006 between Brooke Credit Corporation and SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**

10.24	Form of Extension of Security Agreement dated September 27, 2006 between Brooke Credit Corporation and SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**

10.25	Second Amendment to Commercial Loan Agreement dated November 16, 2006, among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc., Patriot Risk Services, SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**

10.26	Third Amendment to Commercial Loan Agreement dated February 19, 2008, among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc., Patriot Risk Services, SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**

10.27	Fourth Amendment to Commercial Loan Agreement*

10.28	Workers’ Compensation Excess of Loss Reinsurance Agreement GIC-001/2007 between Guarantee Insurance Company and National Indemnity Insurance Company**

10.29	Workers’ Compensation Excess of Loss Reinsurance Agreement GIC-002/2007 between Guarantee Insurance Company and Midwest Employers Casualty Company**

10.30	Workers’ Compensation Excess of Loss Reinsurance Agreement GIC-003/2007 between Guarantee Insurance Company, as Cedent, and Max Re, Ltd., Aspen Insurance UK Limited and Various Underwriters at Lloyds, as Reinsurers**

10.31	Workers’ Compensation Excess of Loss Reinsurance Agreement between Guarantee Insurance Company, as Cedent, and Aspen Insurance UK Limited and Various Underwriters at Lloyds, as Reinsurers**

10.32	Quota Share Reinsurance Agreement GIC-005/2007 between Guarantee Insurance Company and National Indemnity Insurance Company**

10.33	Collateral Carry Forward Agreement for Owner of Segregated Portfolio in Caledonian Reinsurance SPC, dated August 16, 2005, among Westwind Holding Company, LLC, Progressive Employer Services III, LLC and Guarantee Insurance Company**

10.34	Form of Subordinated Debenture between the Registrant and Westwind Holding Company, LLC**

10.35	Non-Negotiable Fully Subordinated Surplus Note, dated August 13, 2004, between Guarantee Insurance Company and Westwind Holding Company, LLC**

10.36	Workers Compensation Reinsurance Agreement Quota Share Agreement and Aggregate Excess of Loss, dated August, 2005, between Guarantee Insurance Company and Segregated Portfolio 110, a segregated portfolio of Caledonian Reinsurance SPC**

10.37	Note Offset and Call Option Agreement dated July 29, 2004 and Amendment dated November 2, 2004 between Guarantee Insurance Company and Westwind Holding Company, LLC**

10.38	Participation Agreement dated August 16, 2004 between Westwind Holding Company, LLC and Caledonian Reinsurance SPC**

Exhibit
No.	Description of Exhibit

10.39	Renewal Participation Agreement dated August 16, 2005 between Westwind Holding Company, LLC and Caledonian Reinsurance SPC**

10.40	Third Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2008, between Guarantee Insurance Company as Cedent and Max Bermuda, Ltd., Tokio Millennium Reinsurance Limited, Aspen Insurance UK Limited and Various Underwriters at Lloyd’s London as Reinsurers

10.41	Purchase and Sale Agreement dated January 1, 2006 between The Tarheel Group, Inc., Tarheel Insurance Management Company and the Registrant**

10.42	Promissory Note dated June 13, 2006 between The Tarheel Group, Inc. and the Registrant**

10.43	Personal Guaranty of Promissory Note dated June 13, 2006 between the Registrant and Steven M. Mariano**

10.44	Contribution Agreement dated April 20, 2007 between Steven M. Mariano and the Registrant**

10.45	Form of Director Indemnification Agreement**

10.46	Settlement Stipulation and Release dated June 28, 2007 among Foundation Insurance Company, Steven M. Mariano, New Pacific International, Inc. and Peterson, Goldman & Villani, Inc.**

10.47	Stock Pledge Agreement between Brooke Credit Corporation and the Registrant**

10.48	Promissory Note dated June 26, 2008 between the Registrant and Steven M. Mariano**

10.49	Workers’ Compensation Quota Share Reinsurance Contract, effective July 1, 2008, between Guarantee Insurance Company as Cedent and National Indemnity Company and Swiss Reinsurance America Corporation as Reinsurers*

10.50	Traditional Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2008, between Guarantee Insurance Company as Cedent and Midwest Employers Casualty Company as Reinsurer

10.51	Alternative Market Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2008, between Guarantee Insurance Company as Cedent and National Indemnity Company as Reinsurer*

10.52	Second Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2008, between Guarantee Insurance Company as Cedent and Max Bermuda, Ltd., Aspen Insurance UK Limited and Various Underwriters at Lloyd’s London as Reinsurers

21.1	Subsidiaries of the Registrant**

23.1	Consent of Locke Lord Bissell & Liddell LLP (included as part of its opinion to be filed as Exhibit 5.1 hereto)

23.2	Consent of BDO Seidman, LLP

24.1	Power of Attorney**

*	To be filed by amendment

**	Previously filed

(b) Financial Statement Schedules.

Index to Financial Statement Schedules	Schedule
Report of BDO Seidman, LLP	—

Summary of Investments — Other Than Investments in Related Parties	I

Condensed Financial Information of Registrant Parent Company Only	II

Supplemental Insurance Information	III

Property and Liability Reinsurance	IV

Valuation and Qualifying Accounts	V

Supplemental Information Concerning Property and Casualty Insurance Operations	VI
Item 17. Undertakings.
     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     The undersigned registrant hereby undertakes that:
     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
     (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Lauderdale, State of Florida, on August 29, 2008.

Patriot Risk Management, Inc.
By:	/s/ Steven M. Mariano
Steven M. Mariano
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven M. Mariano	Principal Executive Officer and Director	August 29, 2008

Steven M. Mariano

/s/ Michael W. Grandstaff	Principal Financial Officer	August 29, 2008

Michael W. Grandstaff

/s/ Michael J. Sluka	Principal Accounting Officer	August 29, 2008

Michael J. Sluka

*	Director	August 29, 2008

Richard F. Allen

*	Director	August 29, 2008

John R. Del Pizzo

*	Director	August 29, 2008

Timothy J. Tompkins

*	Director	August 29, 2008
Ronald P. Formento Sr.

*	Director	August 29, 2008
C. Timothy Morris

*/s/ Steven M. Mariano		August 29, 2008
Steven M. Mariano, *Attorney in Fact

Report of Independent Registered Public Accounting Firm
Patriot Risk Management, Inc.
Fort Lauderdale, Florida
The audits referred to in our report to Patriot Risk Management, Inc., dated May 8, 2008 which is contained in the Prospectus constituting part of this Registration Statement also included the audit of the financial statement schedules listed under Item 16(b) for each of the three years in the period ended December 31, 2007. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.
In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
/s/ BDO Seidman, LLP
Grand Rapids, Michigan
May 8, 2008

PATRIOT RISK MANAGEMENT, INC.
SCHEDULE I
SUMMARY OF INVESTMENTS — OTHER THAN INVESTMENTS IN RELATED PARTIES
As of December 31, 2007

			Amount
			Shown on
	Amortized		Balance
In thousands	Cost	Value	Sheet

Debt securities available for sale:
U.S. government securities	$3,997	$4,033	$4,033
U.S. government agencies	2,742	2,749	2,749
Asset-backed and mortgage-backed securities	15,994	16,113	16,113
State and political subdivisions	22,212	22,515	22,515
Corporate securities	10,225	10,278	10,278

Total debt securities available for sale	55,170	55,688	55,688

Equity securities available for sale	1,341	634	634
Short-term investments	238	238	238
Real estate held for the production of income	256	256	256

Total investments	$57,005	$56,816	$56,816

PATRIOT RISK MANAGEMENT, INC.
SCHEDULE II
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
PARENT COMPANY ONLY
BALANCE SHEETS

	December 31,
In thousands	2007	2006

Assets

Cash and cash equivalents	$10	$290
Investments in subsidiaries	17,478	10,378
Receivable from subsidiaries	—	349
Other assets	4,099	2,627

Total Assets	$21,587	$13,644

Liabilities and Stockholders’ Equity

Liabilities

Notes payable and accrued interest	$13,601	$8,532
Subordinated debentures and accrued interest	1,938	1,956
Other liabilities	612	462

Total liabilities	16,151	10,950

Stockholders’ Equity

Common stock — Series A	1	1
Common stock — Series B	1	1
Paid-in capital	5,363	4,901
Accumulated earnings (deficit)	196	(2,183)
Accumulated other comprehensive loss, net of deferred income taxes	(125)	(26)

Total stockholders’ equity	5,436	2,694

Total liabilities and stockholders’ equity	$21,587	$13,644

PATRIOT RISK MANAGEMENT, INC.
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
PARENT COMPANY ONLY
INCOME STATEMENTS

In thousands	2007	2006	2005

Revenue	$69	$57	$3

Expenses:
Other operating expenses	1,394	1,187	562
Interest expense	1,262	878	44

Total expenses	2,656	2,065	606

Loss before income taxes and subsidiary equity earnings	(2,587)	(2,008)	(603)
Income tax benefit	(805)	(1,157)	(205)

Loss before subsidiary equity earnings	(1,782)	(851)	(398)
Subsidiary equity earnings	4,161	2,461	1,498

Net income	$2,379	$1,610	$1,100

PATRIOT RISK MANAGEMENT, INC.
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
PARENT COMPANY ONLY
STATEMENTS OF COMPREHENSIVE INCOME

In thousands	2007	2006	2005

Net income	$2,379	$1,610	$1,100

Other comprehensive income (loss), net of tax:
Net unrealized appreciation (depreciation) in available for sale securities, net of deferred taxes of ($51,000), $255,000 and $467,000	(99)	579	(1,002)
Reclassification adjustment for net gains (losses) realized in net income during the year, net of tax effect of $0, ($143,000) and $505,000	—	(277)	981

Other comprehensive income (loss)	(99)	302	(21)

Comprehensive income	$2,280	$1,912	$1,079

PATRIOT RISK MANAGEMENT, INC.
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
PARENT COMPANY ONLY
STATEMENTS OF CASH FLOWS

In thousands	2007	2006	2005

Net cash used in operating activities	$(2,130)	$(3,013)	$(531)

Investing Activities:
Investments in subsidiaries	(3,000)	(3,000)	—
Other	(129)	(392)	—

Net cash used in investing activities	(3,129)	(3,392)	—

Financing Activities:
Proceeds from notes payable	5,665	8,652	—
Net proceeds from issuance of common stock	—	1,355	250
Net disbursements for redemption of common stock	(100)	(984)	—
Repayment of debt	(586)	(2,320)	—
Proceeds from issuance of subordinated debentures	—	—	1,956
Dividends paid	—	(600)	(1,057)
Payments on affiliated loans	—	—	(341)

Net cash used in financing activities	4,979	6,103	808

Increase (decrease) in cash and cash equivalents	(280)	(302)	277

Cash and cash equivalents, beginning of period	290	592	315

Cash and cash equivalents, end of period	$10	$290	$592

PATRIOT RISK MANAGEMENT, INC.
SCHEDULE III
SUPPLEMENTAL INSURANCE INFORMATION
As of and for the Year Ended December 31, 2007

Future
		Policy		Other
		Benefits,		Policy
	Deferred	Losses,		Claims
	Policy	Claims		and
	Acquisition	and Loss	Unearned	Benefits	Premium
In thousands	Costs	Expenses	Premium	Payable	Revenue

Insurance	$1,477	$69,881	$29,160	$—	$24,613
Insurance services	—	—	—	—	—
Unallocated	—	—	—	—	—

	$1,477	$69,881	$29,160	$—	$24,613

		Benefits,
		Claims,	Amortization
		Losses	of Deferred	Other
	Net	and	Policy	Operating
	Investment	Settlement	Acquisition	Expenses	Premiums
	Income	Expenses	Costs	(1)	Written

Insurance	$1,326	$15,182	$(657)	$6,680	$30,961
Insurance services	—	—	—	8,519	—
Unallocated	—	—	—	—	—

	$1,326	$15,182	$(657)	$15,199	$30,961

(1)	Other operating expenses are identified by segment based on the direct identification method.

PATRIOT RISK MANAGEMENT, INC.
SUPPLEMENTAL INSURANCE INFORMATION
As of and for the Year Ended December 31, 2006

Future
		Policy		Other
		Benefits,		Policy
	Deferred	Losses,		Claims
	Policy	Claims		and
	Acquisition	and Loss	Unearned	Benefits	Premium
In thousands	Costs	Expenses	Premium	Payable	Revenue

Insurance	$774	$65,953	$15,643	$—	$21,053
Insurance services	—	—	—	—	—
Unallocated	—	—	—	—	—

	$774	$65,953	$15,643	$—	$21,053

		Benefits,
		Claims,	Amortization
		Losses	of Deferred
	Net	and	Policy	Other
	Investment	Settlement	Acquisition	Operating	Premiums
	Income	Expenses	Costs	Expenses	Written

Insurance	$1,321	$17,839	$35	$3,799	$19,386
Insurance services	—	—	—	9,704	—
Unallocated	—	—	—	—	—

	$1,321	$17,839	$35	$13,503	$19,386

(1)	Other operating expenses are identified by segment based on the direct identification method.

PATRIOT RISK MANAGEMENT, INC.
SUPPLEMENTAL INSURANCE INFORMATION
As of and for the Year Ended December 31, 2005

Future
		Policy		Other
		Benefits,		Policy
	Deferred	Losses,		Claims
	Policy	Claims		and
	Acquisition	and Loss	Unearned	Benefits	Premium
In thousands	Costs	Expenses	Premium	Payable	Revenue

Insurance	$1,410	$39,084	$13,214	$—	$21,336
Insurance services	—	—	—	—	—
Unallocated	—	—	—	—	—

	$1,410	$39,084	$13,214	$—	$21,336

		Benefits,
		Claims,	Amortization
		Losses	of Deferred
	Net	and	Policy	Other
	Investment	Settlement	Acquisition	Operating	Premiums
	Income	Expenses	Costs	Expenses	Written

Insurance	$1,077	$12,022	$(1,856)	$5,024	$23,959
Insurance services	—	—	—	6,378	—
Unallocated	—	—	—	—	—

	$1,077	$12,022	$(1,856)	$11,402	$23,959

(1)	Other operating expenses are identified by segment based on the direct identification method.

PATRIOT RISK MANAGEMENT, INC.
SCHEDULE IV
PROPERTY AND LIABILITY REINSURANCE
For the Years Ended December 31,

					Percentage
			Assumed		of
		Ceded to	from		Amount
	Gross	Other	Other	Net	Assumed
In thousands	Amount	Companies	Companies	Amount	to Net

2007	$72,645	$49,101	$1,069	$24,613	4.3%
2006	58,659	39,619	2,013	21,053	9.6%
2005	54,271	34,445	1,510	21,336	7.1%

PATRIOT RISK MANAGEMENT, INC.
SCHEDULE V
VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31,

		Additions	Additions	Deductions
	Balance,	Charged to	Charged to	from	Balance,
	Beginning	Costs and	Other	Allowance	End of
In thousands	of Period	Expense	Accounts	Account	Period

Allowance for doubtful accounts

2007	$1,000	$—	$—	$—	$1,000
2006	—	1,000	—	—	1,000
2005	—	—	—	—	—

PATRIOT RISK MANAGEMENT, INC.
SCHEDULE VI
SUPPLEMENTAL INFORMATION CONCERNING PROPERTY AND CASUALTY
INSURANCE OPERATIONS
As of and For the Years Ended December 31, 2007, 2006 and 2005

		Reserves
		for Losses
	Deferred	and Loss
	Policy	Adjustment	Unearned	Net	Net
	Acquisition	Expenses	Premiums	Premiums	Investment
In thousands	Costs	(1) (2)	(2)	Earned	Income

(a) Property and casualty subsidiary

2007	$1,477	$69,881	$29,160	$24,613	$1,326
2006	774	65,953	15,643	21,053	1,321
2005	1,410	39,084	13,214	21,336	1,077

	Loss and
	Loss	Loss and	Amortization
	Adjustment	Loss	of Deferred	Paid Losses
	Expenses –	Adjustment	Policy	and Loss	Net
	Current	Expenses –	Acquisition	Adjustment	Premiums
	Year	Prior Years	Expenses	Expenses	Written

2007	$18,642	$(3,460)	$657)	$13,648	$30,961
2006	15,328	2,511	(35)	10,374	19,386
2005	11,439	583	1,856	6,437	23,959

(1)	The Company does not apply discounting factors to reserves for losses and loss adjustment expenses.

(2)	Reserves for losses and loss adjustment expenses are shown gross of reinsurance recoverables on unpaid losses and loss adjustment expenses of $43.3 million, $41.1 million and $28.5 million as of December 31, 2007, 2006 and 2005, respectively. Unearned premiums are shown gross of ceded unearned premiums of $15.0 million, $8.3 million and $4.2 million as of December 31, 2007, 2006 and 2005, respectively.

Exhibit List

Exhibit
No.	Description of Exhibit

1.1	Form of Underwriting Agreement*

2.1	Stock Purchase Agreement dated March 4, 2008 between SunTrust Bank Holding Company and Guarantee Insurance Group, Inc.**

3.1	Amended and Restated Certificate of Incorporation of the Registrant

3.2	Amended and Restated Bylaws of the Registrant

4.1	Investor Rights Agreement, dated November 2, 2004, among the Registrant, Steven M. Mariano and Westwind Holding Company, LLC**

4.2	Waiver, dated March 5, 2008, relating to Investor Rights Agreement, dated November 2, 2004, among the Registrant, Steven M. Mariano and Westwind Holding Company, LLC**

4.3	Form of Guarantee Insurance Company’s Surplus Notes**

4.4	Form of Registrant’s Subordinated Debentures**

5.1	Opinion of Locke Lord Bissell & Liddell LLP*

10.1	Employment Agreement between the Registrant and Steven M. Mariano**

10.2	Offer Letter to Theodore G. Bryant dated November 17, 2006**

10.3	Employment Agreement between the Registrant and Theodore G. Bryant*

10.4	Offer Letter to Timothy J. Ermatinger dated August 1, 2007**

10.5	Employment Agreement between the Registrant and Timothy J. Ermatinger*

10.6	Employment Agreement, dated as of February 11, 2008, between the Registrant and Michael W. Grandstaff**

10.7	2005 Stock Option Plan**

10.8	Form of Option Award Agreement for 2005 Stock Option Plan**

10.9	2006 Stock Option Plan**

10.10	Form of Option Award Agreement for 2006 Stock Option Plan**

10.11	2008 Stock Incentive Plan

10.12	Form of Option Award Agreement for 2008 Stock Incentive Plan

Exhibit
No.	Description of Exhibit

10.13	Commercial Loan Agreement, Addendum to Commercial Loan Agreement and Consent in relation to Addendum to Commercial Loan Agreement dated March 30, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc. and Patriot Risk Services, Inc.**

10.14	Commercial Promissory Note and Addendum A to Promissory Note dated March 30, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc. and Patriot Risk Services, Inc.**

10.15	Commercial Security Agreement and Addendum A to Commercial Security Agreement dated March 30, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc. and Patriot Risk Services, Inc.**

10.16	Extension of Security Agreement dated March 30, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc. and Patriot Risk Services, Inc.**

10.17	Stock Pledge Agreement dated March 30, 2006 between Brooke Credit Corporation and Brandywine Insurance Holdings, Inc.**

10.18	Irrevocable Proxy undated by Brandywine Insurance Holdings, Inc. appointing Brooke Credit Corporation**

10.19	Irrevocable Proxy undated by Registrant appointing Brooke Credit Corporation**

10.20	Guaranty and Addendum A to Guaranty dated March 30, 2006 between Brooke Credit Corporation and Steven M. Mariano**

10.21	Amendment to Commercial Loan Agreement (Including Joinder of Additional Borrowers) dated September 27, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc., Patriot Risk Services, SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**

10.22	Commercial Promissory Note dated September 27, 2006 among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc., Patriot Risk Services, SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**

10.23	Form of Commercial Security Agreement dated September 27, 2006 between Brooke Credit Corporation and SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**

10.24	Form of Extension of Security Agreement dated September 27, 2006 between Brooke Credit Corporation and SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**

10.25	Second Amendment to Commercial Loan Agreement dated November 16, 2006, among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc., Patriot Risk Services, SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**

10.26	Third Amendment to Commercial Loan Agreement dated February 19, 2008, among Brooke Credit Corporation, the Registrant, Brandywine Insurance Holdings, Inc., Patriot Risk Services, SunCoast Capital, Inc., Patriot Risk Management, Inc. and Patriot Risk Management of Florida, Inc.**

10.27	Fourth Amendment to Commercial Loan Agreement*

10.28	Workers’ Compensation Excess of Loss Reinsurance Agreement GIC-001/2007 between Guarantee Insurance Company and National Indemnity Insurance Company**

Exhibit
No.	Description of Exhibit

10.29	Workers’ Compensation Excess of Loss Reinsurance Agreement GIC-002/2007 between Guarantee Insurance Company and Midwest Employers Casualty Company**

10.30	Workers’ Compensation Excess of Loss Reinsurance Agreement GIC-003/2007 between Guarantee Insurance Company, as Cedent, and Max Re, Ltd., Aspen Insurance UK Limited and Various Underwriters at Lloyds, as Reinsurers**

10.31	Workers’ Compensation Excess of Loss Reinsurance Agreement between Guarantee Insurance Company, as Cedent, and Aspen Insurance UK Limited and Various Underwriters at Lloyds, as Reinsurers**

10.32	Quota Share Reinsurance Agreement GIC-005/2007 between Guarantee Insurance Company and National Indemnity Insurance Company**

10.33	Collateral Carry Forward Agreement for Owner of Segregated Portfolio in Caledonian Reinsurance SPC, dated August 16, 2005, among Westwind Holding Company, LLC, Progressive Employer Services III, LLC and Guarantee Insurance Company**

10.34	Form of Subordinated Debenture between the Registrant and Westwind Holding Company, LLC**

10.35	Non-Negotiable Fully Subordinated Surplus Note, dated August 13, 2004, between Guarantee Insurance Company and Westwind Holding Company, LLC**

10.36	Workers Compensation Reinsurance Agreement Quota Share Agreement and Aggregate Excess of Loss, dated August, 2005, between Guarantee Insurance Company and Segregated Portfolio 110, a segregated portfolio of Caledonian Reinsurance SPC**

10.37	Note Offset and Call Option Agreement dated July 29, 2004 and Amendment dated November 2, 2004 between Guarantee Insurance Company and Westwind Holding Company, LLC**

10.38	Participation Agreement dated August 16, 2004 between Westwind Holding Company, LLC and Caledonian Reinsurance SPC**

10.39	Renewal Participation Agreement dated August 16, 2005 between Westwind Holding Company, LLC and Caledonian Reinsurance SPC**

10.40	Third Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2008, between Guarantee Insurance Company as Cedent and Max Bermuda, Ltd., Tokio Millennium Reinsurance Limited, Aspen Insurance UK Limited and Various Underwriters at Lloyd’s London as Reinsurers

10.41	Purchase and Sale Agreement dated January 1, 2006 between The Tarheel Group, Inc., Tarheel Insurance Management Company and the Registrant**

10.42	Promissory Note dated June 13, 2006 between The Tarheel Group, Inc. and the Registrant**

10.43	Personal Guaranty of Promissory Note dated June 13, 2006 between the Registrant and Steven M. Mariano**

10.44	Contribution Agreement dated April 20, 2007 between Steven M. Mariano and the Registrant**

10.45	Form of Director Indemnification Agreement**

Exhibit
No.	Description of Exhibit

10.46	Settlement Stipulation and Release dated June 28, 2007 among Foundation Insurance Company, Steven M. Mariano, New Pacific International, Inc. and Peterson, Goldman & Villani, Inc.**

10.47	Stock Pledge Agreement between Brooke Credit Corporation and the Registrant**

10.48	Promissory Note dated June 26, 2008 between the Registrant and Steven M. Mariano**

10.49	Workers’ Compensation Quota Share Reinsurance Contract, effective July 1, 2008, between Guarantee Insurance Company as Cedent and National Indemnity Company and Swiss Reinsurance America Corporation as Reinsurers*

10.50	Traditional Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2008, between Guarantee Insurance Company as Cedent and Midwest Employers Casualty Company as Reinsurer

10.51	Alternative Market Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2008, between Guarantee Insurance Company as Cedent and National Indemnity Company as Reinsurer*

10.52	Second Workers’ Compensation Excess of Loss Reinsurance Contract, effective July 1, 2008, between Guarantee Insurance Company as Cedent and Max Bermuda, Ltd., Aspen Insurance UK Limited and Various Underwriters at Lloyd’s London as Reinsurers

21.1	Subsidiaries of the Registrant**

23.1	Consent of Locke Lord Bissell & Liddell LLP (included as part of its opinion to be filed as Exhibit 5.1 hereto)

23.2	Consent of BDO Seidman, LLP

24.1	Power of Attorney**

*	To be filed by amendment

**	Previously filed